 As filed with the Securities and Exchange Commission on January 12, 2000

                                                 Registration No. 333-93649

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              Amendment No. 1

                                    to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                        Group Maintenance America Corp.
             (Exact name of registrant as specified in its charter)

           Texas                       1711                  76-0535259
      (State or other            (Primary Standard        (I.R.S. Employer
      jurisdiction                 Industrial              Identification
    of incorporation or         Classification Code            No.)
     organization)                  Number)

    8 Greenway Plaza, Suite 1500                 Randolph W. Bryant
        Houston, Texas 77046               Senior Vice President, General
           (713) 860-0100                      Counsel and Secretary
  (Address, including zip code and          8 Greenway Plaza, Suite 1500
    telephone number, including                 Houston, Texas 77046
     area code, of registrant's                    (713) 860-0100
    principal executive offices)         (Name, address, including zip code
                                               and telephone number,
                                         including area code, of agent for
                                                      service)

                               ----------------
                                   Copies to:

           Gary W. Orloff                           Linda Griggs
   Bracewell & Patterson, L.L.P.            Morgan, Lewis & Bockius LLP
  711 Louisiana Street, Suite 2900                1800 M St., N.W.
     Houston, Texas 77002-2781                 Washington, D.C. 20036
       Phone: (713) 221-1306                   Phone: (202) 467-7000
     Telecopier: (713) 221-2166              Telecopier: (202) 467-7176

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon the consummation of the merger (the "Merger") contemplated by the Agreement and Plan of Merger, as amended, attached as Annex A to the joint proxy statement/prospectus included in this Registration Statement.

   If the securities being registered on this Form are to be offered in connection with the formation of a holding company or there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                [GroupMAC logo]
                              [Building One logo]
                                       , 2000

Dear Shareholder:

   We are very pleased to offer this joint proxy statement/prospectus to you. As you may know from our press releases, both of our boards have unanimously approved a merger of our companies. We believe this merger will benefit the shareholders of both companies and we ask for your support in voting for the proposals at our respective special meetings. This merger of equals will create a market leader in the forefront of consolidation in the facilities services
industry. The combined company, which will be named     , will be the largest
company in the industry, with an experienced management team and a premier financial investor in Apollo Management, L.P. The merger will allow us to grow more quickly and achieve greater success than either company could do on its own.

   Each board of directors unanimously recommends that its company's shareholders vote in favor of the merger. In the merger, Building One stockholders will be given the right to receive 1.25 shares of GroupMAC common stock in exchange for each share of Building One common stock that they own. GroupMAC shareholders may elect to receive in the merger cash for up to 50% of their shares at $13.50 per share, up to approximately 11 million shares in the aggregate. If this cash election is fully subscribed, approximately 29% of the shares of GroupMAC common stock currently outstanding will be canceled in the merger. If the cash election is oversubscribed, each shareholder's cash election will be reduced on a pro rata basis.

   This is an exciting and important event in each of our companies' histories. It is also an important decision for you as a shareholder. Therefore, we urge you to read the attached materials thoroughly. Once you have read these materials, please take the time to vote on the proposals submitted to shareholders at your meeting by completing and mailing the appropriate enclosed proxy card.

   You should not send us your stock certificates at this time. You will receive instructions from an exchange agent regarding the exchange of your shares or the cash election.

Sincerely,                               Sincerely,
/s/ J. Patrick Miller, Jr.               /s/ Joseph M. Ivey

   Consider carefully the Risk Factors beginning on page 16 for a discussion of potential risks involved in the merger and the combined company.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        GROUP MAINTENANCE AMERICA CORP.

                           NOTICE OF SPECIAL MEETING

January   , 2000

Dear Shareholder:

   On February   , 2000, Group Maintenance America Corp. will hold a special
meeting of shareholders at             ,              , Houston, Texas 77    .
The meeting will begin at 9:30 a.m., local time.

   Only shareholders who owned stock at the close of business on January 18, 2000 may vote at this meeting or any adjournments or postponements that may take place. At the meeting we propose to:

  . consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, as amended, between Group Maintenance America Corp. and Building One Services Corporation. Pursuant to the merger agreement, among other things:

    (a) Building One will be merged with and into GroupMAC, with GroupMAC as the surviving legal entity;

    (b) GroupMAC shareholders will be given the right to elect to receive in the merger cash for up to 50% of their shares of GroupMAC common stock at $13.50 per share, subject to proration;

    (c) each share of outstanding Building One common stock will be converted into and become the right to receive 1.25 shares of GroupMAC common stock, with cash being paid in lieu of issuing fractional shares of GroupMAC common stock; and

    (d) the articles of incorporation of GroupMAC will be amended to:

     (1) change the name of GroupMAC to             ;

     (2) increase the authorized number of shares of capital stock of GroupMAC from 150,000,000 to 250,000,000, which shall be divided into 200,000,000 shares of common stock and 50,000,000 shares of preferred stock;

     (3) phase out its staggered board of directors;

     (4) exclude from the term "business combinations" any business combinations allowed, permitted or required under the terms of any statement of designation governing any preferred stock of GroupMAC or pursuant to the Investor's Rights Agreement between GroupMAC and BOSS II, LLC; and

     (5) exclude from the restrictions on the acquisition of certain voting stock acquisitions of voting stock pursuant to the terms of the statement of designation for any series of preferred stock or pursuant to the Investor's Rights Agreement.

  . approve the issuance of up to 275,000 shares of GroupMAC's 7.25% convertible preferred stock to BOSS II, LLC, an affiliate of Apollo Management, L.P., in connection with the merger;

  . approve and adopt the Group Maintenance America Corp. 2000 Stock
    Performance Incentive Plan;

  . approve and adopt the Group Maintenance America Corp. 2000 Stock Awards
    Plan; and

  . transact such other business as may properly come before the GroupMAC special meeting or any adjournment or postponement of the GroupMAC special meeting.

   Your board has unanimously approved and recommends that you vote FOR each of these proposals which are discussed in more detail in the attached joint proxy statement/prospectus.

   The approximate date of mailing this joint proxy statement/prospectus and the proxy card is January 18, 2000. I hope you will be able to attend the meeting, but even if you cannot, please vote your shares by returning the proxy card as soon as possible. You should not send in your GroupMAC common stock certificates until you receive instructions to do so.

                                        By order of the Board of Directors,

                                          /s/ Randolph W. Bryant
                                        Randolph W. Bryant
                                        Senior Vice President, General Counsel
                                         and Secretary

                       BUILDING ONE SERVICES CORPORATION

                           NOTICE OF SPECIAL MEETING

      , 2000

Dear Stockholder:

   On             , 2000, Building One Services Corporation will hold a special
meeting of stockholders at                  ,                . The meeting will
begin at 9:30 a.m., local time.

   Only holders of shares of common stock and convertible junior subordinated debentures at the close of business on January 12, 2000 may vote at this meeting or any adjournments that may take place. At the meeting we propose to:

  . consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, as amended, between Group Maintenance America Corp. and Building One Services Corporation. Pursuant to the merger agreement, among other things:

    (a) Building One will be merged with and into GroupMAC, with GroupMAC the surviving legal entity;

    (b) each outstanding share of Building One common stock will be converted into the right to receive 1.25 shares of GroupMAC common stock, with cash being paid in lieu of issuing fractional shares of GroupMAC common stock; and

    (c) GroupMAC shareholders will be given the right to elect to receive in the merger cash for up to 50% of their shares of GroupMAC common stock at $13.50 per share, subject to proration; and

  . transact such other business as may properly come before the Building One special meeting or any adjournment or postponement of the Building One special meeting.

   Your board of directors has unanimously approved and recommends that you vote FOR this proposal, which is discussed in more detail in the attached joint proxy statement/prospectus.

   The approximate date of mailing this joint proxy statement/prospectus and
proxy card is           , 2000. I hope you will be able to attend the meeting,
but even if you cannot, please vote your shares by returning the proxy card as soon as possible. You should not send in your certificates for shares of Building One common stock until you receive instructions to do so.

                                          By order of the Board of Directors,
                                          /s/ F. Traynor Beck
                                          F. Traynor Beck
                                          Executive Vice President, General
                                           Counsel and Secretary

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1
SUMMARY...................................................................   3
  Summary of Risk Factors.................................................   9
  Comparative Market Price Information....................................  10
  Comparative Market Data.................................................  11
  Selected Historical and Unaudited Pro Forma Financial Data..............  12
RISK FACTORS..............................................................  16
  Risks Relating to the Transaction.......................................  16
  Risks Relating to the Combined Company..................................  17
THE GROUPMAC SPECIAL MEETING..............................................  22
  Date, Time and Place....................................................  22
  Purpose.................................................................  22
  GroupMAC Board Recommendation...........................................  22
  Record Date, Outstanding Shares and Voting Rights.......................  22
  Vote Required; Quorum...................................................  22
  Voting of Proxies.......................................................  23
  Revocation of Proxies...................................................  23
  Solicitation of Proxies; Expenses.......................................  24
THE BUILDING ONE SPECIAL MEETING..........................................  25
  Date, Time and Place....................................................  25
  Purpose.................................................................  25
  Building One Board Recommendation.......................................  25
  Record Date, Outstanding Shares and Voting Rights.......................  25
  Vote Required; Quorum...................................................  25
  Voting of Proxies.......................................................  26
  Revocation of Proxies...................................................  26
  Solicitation of Proxies; Expenses.......................................  26
PROPOSAL 1--THE MERGER....................................................  28
  Background of the Merger................................................  28
  Recommendation of the GroupMAC Board; GroupMAC's Reasons for the
   Transaction............................................................  32
  Recommendation of the Building One Board; Building One's Reasons for the
   Merger.................................................................  35
  Opinion of Financial Advisor to GroupMAC................................  37
  Opinion of Financial Advisor to Building One............................  47
  Interests of GroupMAC Executive Officers and Directors..................  51
  Interests of Building One Executive Officers and Directors..............  52
  Interests of Apollo.....................................................  54
  Accounting Treatment of the Merger......................................  54
  Material United States Federal Income Tax Considerations of the Merger..  54
  Listing of GroupMAC Common Stock Issued in Connection with the Merger;
   Delisting and Deregistration of Building One Common Stock..............  59
  Resales of GroupMAC Common Stock Issued in Connection with the Merger ..  59
THE MERGER AGREEMENT......................................................  60
  The Merger..............................................................  60
  Conversion of Building One Securities...................................  60
  GroupMAC Common Shareholders' Cash Election.............................  61
  Representations and Warranties..........................................  62
  Conduct of Business Pending the Merger..................................  63
  Additional Agreements...................................................  64
  Conditions to the Merger................................................  65
  Termination, Amendment and Waiver.......................................  67
  Amendment to the Articles of Incorporation..............................  68

                                                                          Page
                                                                          ----
PROPOSAL 2--ISSUANCE OF CONVERTIBLE PREFERRED STOCK......................  70
  Approval of Issuance of Convertible Preferred Stock....................  70
  Description of Convertible Preferred Stock.............................  70
  Investor's Rights Agreement............................................  74
PROPOSAL 3--GROUP MAINTENANCE AMERICA CORP. 2000 STOCK PERFORMANCE
 INCENTIVE PLAN..........................................................  78
  1999 Stock Performance Incentive Plan..................................  78
  Vote Required for Approval.............................................  79
PROPOSAL 4--GROUP MAINTENANCE AMERICA CORP. 2000 STOCK AWARDS PLAN.......  80
  1999 Stock Awards Plan.................................................  80
  Vote Required for Approval.............................................  82
BOARD OF DIRECTORS AND MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE
 MERGER..................................................................  83
COMBINED COMPANY UNAUDITED PRO FORMA FINANCIAL STATEMENTS................  86
GROUP MAINTENANCE AMERICA CORP. UNAUDITED PRO FORMA FINANCIAL
 STATEMENTS.............................................................. 101
BUILDING ONE SERVICES CORPORATION UNAUDITED PRO FORMA FINANCIAL
 STATEMENTS.............................................................. 108
SECURITY OWNERSHIP OF GROUPMAC........................................... 116
SECURITY OWNERSHIP OF BUILDING ONE....................................... 117
DESCRIPTION OF GROUPMAC CAPITAL STOCK.................................... 119
  General................................................................ 119
  Preferred Stock........................................................ 119
  Common Stock........................................................... 119
  Statutory Business Combination Provision............................... 120
  Some Important Provisions of the Articles of Incorporation and Bylaws.. 120
CERTAIN DIFFERENCES IN RIGHTS OF HOLDERS OF GROUPMAC COMMON STOCK AND
 BUILDING ONE COMMON STOCK............................................... 122
  Mergers and Other Fundamental Transactions............................. 122
  Mergers Without Stockholder Approval................................... 122
  Appraisal Rights....................................................... 123
  Amendments to Articles of Incorporation................................ 123
  Special Meetings of Stockholders....................................... 124
  Cumulative Voting...................................................... 124
  No Preemptive Rights................................................... 124
  Stockholder Action by Written Consent.................................. 124
  Election of Directors.................................................. 124
  Newly-Created Directorships............................................ 125
  Removal of Directors................................................... 125
  Inspection of Books and Records........................................ 125
FORWARD-LOOKING STATEMENTS............................................... 126
RESALES.................................................................. 126
WHERE YOU CAN FIND MORE INFORMATION...................................... 127
LEGAL MATTERS............................................................ 128
EXPERTS.................................................................. 129

ANNEXES

   A.  FORM OF AGREEMENT AND PLAN OF MERGER, AS AMENDED..................  A-1
   B.  FORM OF ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION....  B-1
   C.  OPINION OF CHASE SECURITIES INC...................................  C-1
   D.  OPINION OF BEAR STEARNS & CO. INC.................................  D-1
   E.  FORM OF STATEMENT OF DESIGNATIONS RELATING TO THE PREFERRED
        STOCK............................................................  E-1
   F.  FORM OF INVESTOR'S RIGHTS AGREEMENT...............................  F-1
   G.  GROUP MAINTENANCE AMERICA CORP. 2000 STOCK PERFORMANCE INCENTIVE
        PLAN.............................................................  G-1
   H.  GROUP MAINTENANCE AMERICA CORP. 2000 STOCK AWARDS PLAN............  H-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q. Why are the two companies proposing to merge?

A. GroupMAC and Building One are proposing to merge because we believe that the resulting combination will create a more competitive company with greater growth potential than either company would have on its own. When the merger is completed, you will have a stake in a company that will be the premier provider of facilities services. We believe that the merger will position us to take advantage of future growth opportunities in the facilities services industry through a nationwide presence. We expect that the combination will enhance our service capabilities and expertise and expand our client base as well as provide us with the ability to pursue national accounts and cross-sell our services more effectively. The combined company will also have significantly increased market capitalization and public float.

Q. What will a Building One stockholder receive when the merger occurs?

A. For every share of Building One common stock that they own, Building One stockholders will be given the right to receive 1.25 shares of GroupMAC common stock.

Q. What will a GroupMAC shareholder receive when the merger occurs?

A. Each GroupMAC shareholder will be given the opportunity in the merger to elect to receive cash for up to 50% of the shareholder's shares at $13.50 per share, subject to proration, so that no more than approximately 11 million shares are converted into cash. If no election is made by a GroupMAC shareholder, that shareholder will retain the shareholder's shares.

Q. Will a vote for the merger by shareholders of both companies be sufficient to approve the transaction?

A. No. Stockholders and debentureholders of Building One must approve the merger while shareholders of GroupMAC must approve the merger as well as the issuance of the convertible preferred stock to BOSS II, LLC, an affiliate of Apollo Management, L.P. If the issuance of the convertible preferred stock is not approved, the merger will not occur, even if the shareholders of both companies have approved the merger. Likewise, the issuance of the convertible preferred stock and the adoption of the two proposed stock plans, even if approved by GroupMAC shareholders, will not occur unless the merger agreement is also approved by the securityholders of both Building One and GroupMAC and the merger is completed.

Q. When do you expect the merger to be completed?

A. We are working toward completing the merger as quickly as possible. We expect the merger to occur no later than two business days after all of the conditions to the merger have been satisfied. If necessary or desirable, GroupMAC and Building One may agree to a later date. We currently expect to complete the merger by February 28, 2000.

Q. What do I need to do now?

A. Please vote as soon as possible. We urge you to read this joint proxy statement/prospectus carefully, including its annexes, and to consider how the transaction affects you as a shareholder. You also may want to review the documents referenced under "Where You Can Find More Information" on
   page      .

Q. How do I vote?

A. You should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote for the proposals before your special meeting. If you fail to vote your shares or do not instruct your broker how to vote any shares held for you in a brokerage account, the effect will be a vote against the merger.

Q. If my shares are held in a brokerage account, will my broker vote my shares for me?

A. No. Your broker will not vote your shares for you unless you provide instructions on how to vote. Therefore, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q. May I change my vote?

A. Yes. You may change your vote at any time before your proxy is voted at your special meeting. You may do this in a number of ways. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the secretary of GroupMAC, at the address on page 3, if you are a GroupMAC shareholder, or to the secretary of Building One, at the address on page 3, if you are a Building One stockholder. Third, you may attend your special meeting and vote in person. Simply attending your special meeting, without voting in person, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at your special meeting.

Q. Should I send in my stock certificates now?

A. No. If you are a Building One stockholder, we will send you written instructions for exchanging your stock certificates. Likewise, GroupMAC shareholders will receive written instructions regarding the cash election and the exchange of their stock certificates.

Q. What are the tax consequences of the transaction to shareholders of each company?

A. Neither GroupMAC shareholders nor Building One stockholders will recognize a gain or a loss upon their receipt or retention of shares of GroupMAC common stock in the transaction. In general, however, GroupMAC shareholders will recognize taxable gain or loss to the extent they elect and receive cash in the merger. Building One stockholders will recognize a gain or a loss to the extent they receive cash in lieu of a fractional share interest in GroupMAC common stock.

Q. Do shareholders of either company have appraisal rights?

A. No.

Q. Who can help answer my questions?

A. If you are a GroupMAC shareholder and would like additional copies of this joint proxy statement/prospectus or if you have questions about the transaction, including how to complete and return your proxy card, you should contact:

                   ChaseMellon Shareholder Services, L.L.C.
                         2323 Bryan Street, Suite 2300
                              Dallas, Texas 75201
                           Telephone: (800) 952-6798

                                      or

                        Group Maintenance America Corp.
                         8 Greenway Plaza, Suite 1500
                             Houston, Texas 77046
                         Attention: Investor Relations
                           Telephone: (713) 860-0100

  If you are a Building One stockholder and would like additional copies of this joint proxy statement/prospectus or if you have questions about the transaction, including the procedures for voting your shares, you should contact:

                           MacKenzie Partners, Inc.
                               156 Fifth Avenue
                           New York, New York 10010
                           Telephone: (800) 322-2885

                                      or

                       Building One Services Corporation
                         110 Cheshire Lane, Suite 210
                          Minnetonka, Minnesota 55305
                         Attention: Investor Relations
                           Telephone: (612) 249-4900

                                    SUMMARY

   This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. To better understand the merger of Building One into GroupMAC and the related transactions and the other proposals, we urge you to read carefully this entire document and the documents to which we have referred you. Where appropriate, we have set forth a page reference directing you to a more complete description of the topic.

Group Maintenance America Corp.
8 Greenway Plaza, Suite 1500
Houston, Texas 77046
(713) 860-0100

   GroupMAC is a leading nationwide provider of mechanical and electrical services to commercial/ industrial and residential customers. GroupMAC provides its commercial/industrial customers with maintenance, repair and replacement and new installation services for products such as boilers, chillers and central plants, process piping and control systems, and data cabling. It provides its residential customers with maintenance, repair and replacement and new installation services for products such as central air conditioning systems and furnaces, plumbing fixtures and pipes and water heaters.

   Since its formation in 1996, GroupMAC has grown primarily through a disciplined acquisition process, having acquired 72 companies currently providing services in 64 cities across 28 states. Pro forma revenues for the year ended December 31, 1998 were $1,441.5 million. Additionally, GroupMAC has experienced pro forma growth in revenues for the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998 of 15%.

Building One Services Corporation
110 Cheshire Lane, Suite 210
Minnetonka, Minnesota 55305
(612) 249-4900

   Building One is a leading provider of integrated facilities services in the United States. Its mechanical and electrical systems installation and maintenance services and janitorial and maintenance management services are necessary for the routine maintenance and operation of commercial and industrial buildings.

   Since Building One's initial public offering in November 1997, it has grown primarily through acquisitions, having acquired 52 businesses. Building One currently has more than 130 locations that provide facilities services to over 8,800 commercial, industrial and institutional customers in 48 states. Pro forma revenues for the year ended December 31, 1998 were $1,604.3 million. Additionally, Building One has experienced pro forma growth in revenues for the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998 of 15%.

Matters to be Considered at the Meetings (pages     and    )

   GroupMAC shareholders are being asked to vote on the following matters:

   . Proposal 1: to approve and adopt the merger agreement, as amended, which provides that Building One will be merged with and into GroupMAC, Building One stockholders will have the right to receive 1.25 shares of GroupMAC common stock in exchange for each share of Building One common stock that they own, GroupMAC shareholders will be given the right to elect to receive in the merger cash for up to 50% of their shares of GroupMAC common stock at $13.50 per share, subject to proration, and the articles of incorporation will be amended;

   . Proposal 2: to approve the issuance of GroupMAC's convertible preferred stock to Apollo or its affiliates in connection with the merger;

   . Proposal 3: to approve and adopt the Group Maintenance America Corp.
     2000 Stock Performance Incentive Plan; and

   . Proposal 4: to approve and adopt the Group Maintenance America Corp.
     2000 Stock Awards Plan.

   Building One holders of shares of common stock and convertible junior subordinated debentures are being asked to vote only on the following matter:

   . Proposal 1: to approve and adopt the merger agreement, as amended, which provides that Building One will be merged with and into GroupMAC and that each issued and outstanding share of Building One common stock will be exchanged for the right to receive 1.25 shares of GroupMAC common stock.

Votes Required (pages    and   )

   GroupMAC. The holders of two-thirds of the outstanding shares of GroupMAC common stock must vote in favor of the merger agreement, which includes the related amendment to the articles of incorporation that changes the corporate
name to     , increases the number of shares of authorized capital stock, phases out the staggered board of directors, excludes from the term "business combinations" any business combinations allowed, permitted or required under the terms of any statement of designation governing any preferred stock of GroupMAC or pursuant to the investor's rights agreement by and between GroupMAC and BOSS II, LLC, and excludes from the restrictions on the acquisition of certain voting stock acquisitions of voting stock pursuant to the terms of the statement of designation for any series of preferred stock or pursuant to the investor's rights agreement. Pursuant to requirements of the New York Stock Exchange, so long as a majority of the outstanding shares of GroupMAC common stock are present in person or by proxy, holders of a majority of the shares of GroupMAC common stock present at the meeting must vote in favor of the issuance of the convertible preferred stock. The holders of a majority of the shares of GroupMAC common stock present at the meeting must vote in favor of the two proposed stock plans. If, for any reason whatsoever, the merger is not completed, the amendment to the articles of incorporation, the issuance of the convertible preferred stock and the adoption of the stock plans will not occur even if holders of two-thirds of the outstanding shares of GroupMAC common stock have approved the merger agreement and the requisite majority have approved the issuance of the convertible preferred stock and the adoption of the two proposed stock plans.

   Building One. Holders of a majority of the outstanding shares of Building One common stock and of the outstanding convertible junior subordinated debentures, voting together as a single class, must vote in favor of the merger agreement. In addition, holders of a majority of the outstanding convertible junior subordinated debentures, voting separately as a class, must vote in favor of the merger agreement.

   The merger will occur only if the merger is approved by the Building One stockholders and holders of the convertible junior subordinated debentures and the GroupMAC shareholders approve the merger and the issuance of the convertible preferred stock.

What You Will Receive in the Merger (pages    and   )

   GroupMAC. GroupMAC shareholders will be given the right to elect to receive in the merger cash for up to 50% of their shares at $13.50 per share, subject to proration if shareholders elect to convert more than approximately 11 million shares in the aggregate.

   Building One. Each issued and outstanding share of Building One common stock will automatically be converted into the right to receive 1.25 shares of GroupMAC common stock. Building One stockholders will receive cash in lieu of fractional shares of GroupMAC common stock.

Ownership After the Merger

   As a result of the transaction and assuming the maximum number of shares of GroupMAC common stock are converted into cash in the merger, GroupMAC shareholders will own approximately 34% of the combined company's voting power, Building One stockholders will own approximately 43% of the combined company's voting power, and Apollo will beneficially own 23%, on an as converted basis, of the combined company's voting power.

Material U.S. Federal Income Tax Consequences (page   )

   Neither GroupMAC shareholders nor Building One stockholders will recognize a gain or a loss upon their receipt or retention of shares of GroupMAC common stock in the transaction. In general, however, GroupMAC shareholders and Building One stockholders will recognize taxable gain or loss to the extent they elect and receive cash in the merger. Building One stockholders may receive cash only in lieu of fractional shares, while GroupMAC shareholders may elect and receive cash pursuant to the cash election as well as in lieu of fractional shares. The tax consequences of the transaction to you will depend on your situation. You should consult your tax advisor for a full understanding of these tax consequences.

The Board of Directors and Executive Officers
 of the Combined Company Following the Merger (page   )

   Following the completion of the merger, the combined company's board of directors will be composed of: Andrew Africk, William P. Love, Jr. and Donald
L. Luke (Class I), Vincent Eades, Michael Gross, Joseph M. Ivey, J. Patrick Millinor, Jr. and Lucian L. Morrison (Class II), and Brooks Newmark, M. Jude Reyes and John M. Sullivan (Class III). Messrs. Luke, Millinor, Morrison and Sullivan are designees of GroupMAC, Messrs. Eades, Ivey, Love and Reyes are designees of Building One, and Messrs. Africk, Gross, and Newmark are designees of Apollo. Apollo will have the right to designate one additional director, and Apollo, Building One and GroupMAC have agreed to jointly designate an independent director. The terms of the Class I directors will expire in 2001. The terms of the Class II directors will expire in 2002. The terms of the Class III directors will expire in 2000.

   Upon completion of the merger, J. Patrick Millinor, Jr., chief executive officer of GroupMAC, will become the chairman of the board of the combined company and Joseph M. Ivey, chief executive officer of Building One, will become the president and chief executive officer of the combined company. The
remaining executive officers of the combined company are listed on page   .

Apollo Investment

   GroupMAC has agreed to issue up to 275,000 shares of its convertible preferred stock having an aggregate share value of approximately $255 million to Apollo Investment, L.P. or its affiliates in exchange for $150 million in cash and the Building One convertible junior subordinated debentures. The cash will be used to fund the cash election right of the GroupMAC shareholders. The convertible preferred stock will bear a coupon rate of 7.25%, will be payable on a quarterly basis and will mature in 2012. The convertible preferred stock will be convertible into GroupMAC common stock at a conversion price of $14.00 per share, subject to adjustment under certain circumstances.

Reasons for the Merger (page   )

   We believe that combining our businesses will help position us to become one of the premier facilities services companies in the United States. The combined organization will have operations in each of the 100 largest United States markets and provide strategic growth opportunities that will benefit shareholders, customers and employees more rapidly than either company could achieve on its own. Some of the reasons why we endorsed the merger include the following:

   . to create a $3 billion market leader in the facilities services industry;

   . to accelerate the expansion of the companies' geographic coverage to better service national accounts;

   . to provide critical mass in core businesses and in specialized services;

   . to broaden the client base; and

   . to provide the ability to pursue national accounts and cross-sell our services more effectively.

Recommendations of the Boards of Directors (page    )

   GroupMAC. The GroupMAC board of directors, by unanimous vote, approved the merger, including the related articles of amendment to the articles of incorporation, the issuance of the convertible preferred stock and the adoption of the stock plans. GroupMAC's board of directors has determined that these matters are in the best interests of GroupMAC and its shareholders. The GroupMAC board of directors unanimously recommends that GroupMAC shareholders vote FOR the adoption of the merger agreement, thereby also approving and adopting the articles of amendment, FOR the issuance of the convertible preferred stock and FOR the adoption of the two proposed stock plans.

   Building One. The Building One board of directors, by unanimous vote, approved the merger, believes the merger is fair and in the best interests of Building One and Building One stockholders and recommends that Building One holders of shares of common stock and of convertible junior subordinated debentures vote FOR the adoption of the merger agreement.

Opinions of Financial Advisors (pages    and   )

   In deciding to approve the transaction, our boards received opinions from our respective financial advisors. GroupMAC's financial advisor addressed the fairness of the exchange ratio, the exchange of Building One indebtedness held by Apollo for GroupMAC convertible preferred stock and the issuance of additional convertible preferred stock for cash, taken as a whole and considered collectively, and Building One's financial advisor addressed the fairness of the merger consideration to Building One stockholders, in each case from a financial point of view. GroupMAC received an opinion from Chase Securities Inc., and Building One received an opinion from Bear Stearns & Co., Inc. The full texts of these opinions are attached as Annexes C and D to this document and should be read carefully in their entirety. The opinions of Chase and Bear Stearns are directed to the boards of GroupMAC and Building One, respectively, and do not constitute a recommendation to any shareholder with respect to matters relating to the merger or the related transactions.

Conditions to the Merger (page   )

   The completion of the merger is subject to a number of conditions that must be completed or waived before the closing, including:

   . approval by the GroupMAC shareholders of the merger, including the amendment to the articles of incorporation, and the issuance of the convertible preferred stock;

   . approval of the merger by the holders of shares of Building One common stock and of convertible junior subordinated debentures;

   . approval of the listing on the NYSE, subject to official notice of issuance, of the shares of GroupMAC common stock to be issued in the merger and upon conversion of the convertible preferred stock;

   . the receipt by each company of an opinion from its counsel to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

   . immediately prior to the effective time of the merger, the receipt of funding from affiliates of Apollo of cash in the amount of $150 million and the delivery by those affiliates of the Building One convertible junior subordinated debentures to GroupMAC as consideration for GroupMAC's issuance of the convertible preferred stock of GroupMAC;

   . the receipt of all material consents, approvals and authorizations from government entities and other third parties required to effect the transactions contemplated by the merger;

   . the existence of no material breach of the representations, warranties or covenants under the merger agreement and no default under any material indebtedness of GroupMAC or Building One; and

   . the receipt of financing sufficient to complete the transactions contemplated by the merger.

   The financing is to be provided by an $800 million credit facility. We have an underwritten commitment from Bank of America and Chase Bank of Texas to provide the necessary financing. The credit facility will include a number of covenants that impose restrictions on the combined company. These covenants will include, among others, limitations on the combined company's ability to incur additional indebtedness and restrictions on mergers, acquisitions and the disposition of assets, sale and leaseback transactions, dividends and other distributions. In addition, the combined company will be required to comply with financial covenants with respect to minimum fixed charge coverage and maximum leverage ratios.

Alternative Transactions

   The merger agreement generally limits the ability of each of our boards of directors to solicit or participate in discussions with any third party about transactions alternative to the merger.

Termination (page   )

   The merger agreement provides that, prior to the effective time of the merger, the merger agreement may be terminated by:

   . the mutual consent of GroupMAC and Building One by action of their respective boards of directors;

   . GroupMAC or Building One if the merger is not completed before March 31, 2000;

   . GroupMAC or Building One if the other party is in material breach of the merger agreement; or

   . the board of directors of GroupMAC or Building One, as the case may be, if the board of directors of the other company withdraws or adversely changes its approval or recommendation in favor of the merger, or if that board of directors recommends an alternative transaction with a third party.

Termination Fees (page   )

   If either GroupMAC or Building One terminates the merger agreement as a result of its respective board of directors determining in good faith, after receiving a third-party proposal to enter into an alternative transaction, that the board of directors must terminate the merger agreement in order to avoid breaching its fiduciary duties to the company's shareholders, then the company terminating the merger agreement must pay a termination fee of $15 million to the other company.

   GroupMAC or Building One, as the case may be, shall also pay to the other party the $15 million termination fee as a result of termination of the merger agreement under the following circumstances:

   . either company's board of directors modifies in any adverse manner its approval or recommendation of the merger agreement;

   . either company's board of directors recommends the merger agreement to its securityholders but the respective company's securityholders fail to approve the merger agreement and there was an offer, proposal, announcement or any agreement relating to an alternative transaction prior to the meeting of the company's securityholders to approve the merger agreement, and within 12 months after the termination of the merger agreement that company enters into a definitive agreement with any third party relating to an alternative transaction; or

   . either party fails to make reasonable efforts to comply with regulatory, judicial or contractual obligations to complete the transactions contemplated by the merger agreement, or fails to comply with its agreement in the merger agreement not to solicit alternative transactions, or fails to recommend to its securityholders the approval of the merger agreement, and the issuance of the preferred stock, in the case of GroupMAC, which failure renders the other party's conditions to completing the merger unsatisfied and which failure is incapable of being cured prior to March 31, 2000 or, in the case of a regulatory, judicial or contractual failure, within 30 days.

   In the event that GroupMAC or Building One attempts to terminate the merger agreement in a manner that is not specifically provided for in the merger agreement, the terminating party must pay a termination fee of $30 million to the other party.

Interest of Certain Persons in the Transaction (pages    and   )

   Some directors and officers of GroupMAC and Building One have employment agreements, stock options and/or other agreements that provide them with interests in the merger that may be different from, or in addition to, the interests of shareholders of GroupMAC or Building One. In addition, Apollo or its affiliates are entitled to receive a fee of $2.5 million if the merger is completed or a fee of $3.75 million if the subscription and exchange agreement, relating to the exchange of its Building One convertible junior subordinated debentures for, and cash purchase of, shares of the convertible preferred stock, is terminated under certain circumstances. These interests of directors, officers and Apollo or its affiliates may conflict with your interests.

Accounting Treatment (page   )

   GroupMAC will be the surviving legal entity in the merger. However, for accounting purposes, Building One is deemed to be the acquiror and, accordingly, the merger will be accounted for as a "reverse acquisition" by Building One of GroupMAC under the purchase method of accounting.

Absence of Appraisal Rights (page   )

   Because GroupMAC common stock is listed on the New York Stock Exchange and Building One common stock is traded on the Nasdaq, neither holders of GroupMAC common stock nor holders of Building One common stock have the right to seek appraisal of, and to be paid, the value of their shares.

                            SUMMARY OF RISK FACTORS

Risks Relating to the Transaction

   . Building One stockholders will not know the market price of the shares of GroupMAC common stock they will receive in the merger when they vote on the merger.

   . None of the stockholders will know their percentage ownership or Apollo's percentage ownership in the combined company prior to the completion of the merger.

   . The termination fees required by the merger agreement could make an alternative transaction more difficult or expensive.

   . Upon completion of the merger, Apollo and its affiliates will be able to exert substantial influence over the election of directors and other matters submitted to the combined company's shareholders, as well as over our business operations.

   . Apollo's voting rights upon the completion of the merger may discourage others from seeking to acquire the combined company.

Risks Relating to the Combined Company

   . We may not be able to finance future needs or adapt our business plans to changes because of restrictions placed on us by the terms of our outstanding indebtedness, the convertible preferred stock and the investor's rights agreement.

   . Any delay or inability to achieve revenue enhancements or to integrate our businesses or the businesses we acquire in the future could adversely affect our financial health.

   . Our substantial indebtedness could adversely affect our financial health and make us more vulnerable to adverse economic conditions.

   . Downturns in the construction industry could cause our revenues from installing equipment to decrease.

   . Shortages of a skilled labor force may adversely affect our profitability and our planned internal growth.

   . Our profitability may be affected by prolonged bad weather or seasonal variations.

   . We face competition from owner-operated companies, large public companies and utilities for the services we provide and for the businesses we may want to acquire.

   . Our business may suffer if we do not retain our management and the management of the businesses we acquire.

   . If we cannot use our common stock or raise capital for consideration in acquisitions, we may not be able to grow our business by acquisitions.

   . If our acquisition strategy is not achieved, our growth may be diminished.

   . Many of the shares of our outstanding common stock will become freely-tradeable in the future, which could cause our stock price to decrease.

   . We may experience significant fluctuations in the price per share of our common stock for a variety of reasons, some of which are outside of our control.

   . If our computer systems or the systems of those with whom we do business are not year 2000 compliant, our ability to manage our business and our financial results could be harmed.

                      COMPARATIVE MARKET PRICE INFORMATION

   GroupMAC common stock is listed for trading on the New York Stock Exchange under the symbol "MAK". Building One common stock is traded on the Nasdaq under the symbol "BOSS". The following table sets forth the high and low sales prices per share of GroupMAC common stock and Building One common stock for the quarterly periods indicated, which correspond to the companies' quarterly periods for financial reporting purposes.

                                                                Building
                                              GroupMAC             One
                                               Common            Common
                                                Stock             Stock
                                            ------------     --------------
                                            High     Low     High      Low
                                            ----     ---     ----      ----
      1998:
        First quarter...................... $17 1/8  $14     $25 7/8   $18 3/8
        Second quarter.....................  19 5/8   15 1/2  25 15/16  19 3/4
        Third quarter......................  20 5/8   11 1/4  24 1/2    11 1/2
        Fourth quarter.....................  14 3/16  10 5/16 22 1/2     7 7/8
      1999:
        First quarter......................  15 7/16   9 7/8  21        15 1/2
        Second quarter.....................  14 7/16  10 3/4  20 3/8    12 3/8
        Third quarter......................  14 7/16   9 3/4  16 1/8    12 3/16
        Fourth quarter.....................  12 1/4    7      12 13/16   7 5/8
      2000:
        First quarter (through January   ,
         2000).............................

                            COMPARATIVE MARKET DATA

   The following table presents trading information for shares of GroupMAC common stock and Building One common stock for the week of October 25, 1999
through November 2, 1999, for November 2, 1999 and for January   , 2000.
November 2, 1999 was the last trading day prior to the public announcement of
the proposed merger, and January   , 2000 was the last practicable trading day
for which information was available prior to the date of mailing this joint proxy statement/prospectus.

                                GroupMAC             Building One            Building One
                              Common Stock           Common Stock        Equivalent Per Share
                         ---------------------- ----------------------- -----------------------
                          High    Low    Close   High     Low    Close   High     Low    Close
                         ------- ------ ------- ------- ------- ------- ------- ------- -------
Average for the week of
 October 25 through
 November 2, 1999....... $10.062 $9.750 $ 9.875 $11.562 $11.062 $11.188 $12.578 $12.188 $12.344
November 2, 1999........  10.125  9.875  10.000  11.375  11.125  11.188  12.656  12.344  12.500
January   , 2000........

   We urge you to obtain a current market quotation of GroupMAC common stock and Building One common stock. Because the exchange ratio is fixed in the merger agreement, the market value of the shares of GroupMAC common stock that holders of Building One common stock will have the right to acquire on the date the merger becomes effective may vary significantly from the market value of the shares of GroupMAC common stock that holders of Building One common stock would receive if the merger were completed on the date of this joint proxy statement/prospectus. Therefore, you should obtain recent market prices of the GroupMAC and Building One shares prior to voting.

                       SELECTED HISTORICAL AND UNAUDITED

                            PRO FORMA FINANCIAL DATA

   We are providing the following information to aid you in your analysis of the financial aspects of the merger and the related transactions. This information is only a summary, and you should read it in conjunction with our historical and unaudited pro forma financial statements and related notes that are incorporated by reference or included in this joint proxy statement/prospectus. See "Unaudited Pro Forma Financial Statements" and "Where You Can Find More Information."

                 Selected Historical Financial Data of GroupMAC

   The following table sets forth selected financial data for GroupMAC for the ten months ended December 31, 1997, the fiscal year ended December 31, 1998, and the nine-month periods ended September 30, 1998 and 1999:

                                    As of and
                                     for the     As of and    As of and for the
                                    Ten Months    for the     Nine Months Ended
                                      Ended      Year Ended     September 30,
                                   December 31, December 31, -------------------
                                       1997         1998       1998      1999
                                   ------------ ------------ -------- ----------
                                     (In thousands, except per share amounts)
Income Statement Data:
  Revenues........................   $138,479     $761,541   $477,944 $1,121,471
  Operating income................        222       52,066     32,319     79,121
  Net income......................     (3,642)      25,929     16,737     33,420
Balance Sheet Data:
  Total assets....................    192,687      701,081    514,167  1,001,919
  Short-term debt.................      2,769       12,959      7,745      1,408
  Long-term debt..................        169      211,000    108,620    352,650
  Shareholders' equity............    136,653      315,929    259,077    409,825
Per Share Data:
  Basic net income................      (0.34)        0.94       0.66       0.91
  Diluted net income..............      (0.34)        0.93       0.65       0.90
  Book value......................       6.62         9.53       9.00      10.69

               Selected Historical Financial Data of Building One

   The following table sets forth selected financial data for Building One for each of the fiscal years ended December 31, 1997 and 1998 and for the nine-month periods ended September 30, 1998 and 1999.

                                   As of and for the     As of and for the
                                      Year Ended         Nine Months Ended
                                     December 31,          September 30,
                                  -------------------- ---------------------
                                    1997       1998       1998       1999
                                  --------  ---------- ---------- ----------
                                  (In thousands, except per share amounts)
Income Statement Data:
  Revenues....................... $ 70,101  $  809,601 $  478,595 $1,265,521
  Operating income...............     (532)     65,184     37,139     88,822
  Net income.....................    1,443      47,463     30,291     40,084
Balance Sheet Data:
  Total assets...................  539,159   1,043,922  1,002,112  1,212,211
  Short-term debt................    1,553       2,167      3,864      3,106
  Long-term debt, excluding
   convertible junior
   subordinated debentures.......    1,679       3,287      3,094    438,887
  Convertible junior subordinated
   debentures....................       --          --         --    103,190
  Stockholders' equity...........  529,480     837,537    817,247    397,016
Per Share Data:
  Basic net income...............     0.25        1.19       0.79       1.14(1)
  Diluted net income.............     0.25        1.16       0.77       1.08(1)
  Book value.....................    16.84       18.51      18.51      15.22

--------
(1) Building One recorded a pre-tax restructuring and recapitalization charge of $8,020 during the nine months ended September 30, 1999. This charge reduced the Building One net income per common share--basic and diluted by $0.14 and $0.13, respectively.

       Summary Combined Company Unaudited Pro Forma Financial Information

   The following table sets forth certain unaudited pro forma financial information giving effect to the merger, accounted for as a reverse acquisition and a purchase in accordance with generally accepted accounting principles, and the related transactions, including the refinancing of the companies' revolving and term loan credit facilities. The information below may not be indicative of the results that actually would have occurred or that will be obtained in the future. The summary pro forma financial data have been derived from the separate company and combined company unaudited pro forma financial statements and related notes appearing elsewhere in this joint proxy statement/prospectus. The pro forma combined company financial information has been prepared under the assumption that the GroupMAC shareholders will elect to receive the maximum amount of cash in exchange for their shares under the cash election right. See "Combined Company Unaudited Pro Forma Financial Statements" and the notes thereto.

                                      Year Ended December 31, 1998
                              -----------------------------------------------
                                Separate Company          Combined Company
                                    Pro Forma                Pro Forma
                              ---------------------    ----------------------
                                          Building                  Combined
                               GroupMAC     One        Adjustments  Company
                              ---------- ----------    ----------- ----------
                                (In thousands, except per share amounts)
Revenues..................... $1,441,473 $1,604,336     $     --   $3,045,809
Net income...................     45,418     41,483        4,811       91,712
Net income available to
 common shareholders.........     45,418     41,483      (13,837)      73,064
Net income per common share:
  Basic......................       1.18       1.57                      1.21
  Diluted....................       1.17       1.47                      1.15
                                  Nine Months Ended September 30, 1999
                              -----------------------------------------------
                                Separate Company          Combined Company
                                    Pro Forma                Pro Forma
                              ---------------------    ----------------------
                                          Building                  Combined
                               GroupMAC     One        Adjustments  Company
                              ---------- ----------    ----------- ----------
                                (In thousands, except per share amounts)
Revenues..................... $1,214,543 $1,363,487     $     --   $2,578,030
Net income...................     35,080     33,140        3,654       71,874
Net income available to
 common shareholders.........     35,080     33,140      (10,332)      57,888
Net income per common share:
  Basic......................       0.91       1.26(1)                 0.96(1)
  Diluted....................       0.91       1.17(1)                 0.91(1)

                                             As of September 30, 1999
                                    ------------------------------------------
                                     Separate Company      Combined Company
                                         Pro Forma            Pro Forma
                                    ------------------- ----------------------
                                              Building               Combined
                                    GroupMAC    One     Adjustments  Company
                                    -------- ---------- ----------- ----------
                                                  (In thousands)
Goodwill and other intangibles,
 net............................... $518,003 $  673,238  $  40,442  $1,231,683
Total assets.......................  995,423  1,197,689     29,756   2,222,868
Long-term debt.....................  352,994    534,744    (63,390)    824,348
Convertible preferred stock........       --         --    249,690     249,690
Shareholders' equity...............  409,825    397,016   (147,700)    659,141

--------
(1) Building One recorded a pre-tax restructuring and recapitalization charge of $8,020 during the nine months ended September 30, 1999. This charge reduced the Building One pro forma net income per common share--basic and diluted by $0.18 and $0.15, respectively, and the combined company pro forma net income per common share--basic and diluted by $0.08 and $0.06, respectively.

            Comparative Per Share Data of GroupMAC and Building One

   The following table presents comparative per share information for GroupMAC and Building One on a historical basis and on a pro forma basis assuming that the merger and related transactions had occurred at January 1, 1998 for earnings per common share purposes and as of September 30, 1999 for book value per common share purposes. The table should be read in conjunction with the financial statements and related notes incorporated by reference and the separate company and combined company unaudited pro forma financial statements and related notes included elsewhere in this joint proxy statement/prospectus. The combined company unaudited pro forma financial information has been prepared under the assumption that the GroupMAC shareholders will elect to receive the maximum amount of cash in exchange for their shares under the cash election right. See "Combined Company Unaudited Pro Forma Financial Statements" and the notes thereto.

                                                        As of and for the Nine
                               As of and for the Year        Months Ended
                              Ended December 31, 1998     September 30, 1999
                              ------------------------ ------------------------
                              Historical  Pro Forma(1) Historical  Pro Forma(1)
                              ----------- ------------ ----------- ------------
GroupMAC (per common share):
  Book value.................   $ 9.53          --       $10.69       $10.67
  Net income--diluted........     0.93       $1.17         0.90         0.91
Building One (per common
 share):
  Book value.................    18.51          --        15.22        15.06
  Net income--diluted........     1.16        1.47         1.08         1.17

                                                        As of and for the Nine
                               As of and for the Year        Months Ended
                              Ended December 31, 1998     September 30, 1999
                              ------------------------ ------------------------
                                           Equivalent               Equivalent
                               Pro Forma   Pro Forma    Pro Forma   Pro Forma
                              Combined(2) Combined(3)  Combined(2) Combined(3)
                              ----------- ------------ ----------- ------------
Pro Forma Combined Company
 (per common share):
  Net income available to
   common shareholders--
   diluted...................   $ 1.15       $1.44       $ 0.91       $ 1.14
  Book value.................       --          --        10.94        13.68

   The above data do not include the effects of dividends on shares of common stock because the companies have not paid any dividends on their shares since their incorporation. The combined company does not anticipate paying any dividends on shares of common stock in the foreseeable future because it intends to retain any earnings to finance the expansion of its business, to repay indebtedness and for general corporate purposes. Any payment of future dividends will be at the discretion of the board of directors of the combined company and will depend upon, among other things, the combined company's earnings, financial condition, capital requirements, level of indebtedness and other relevant factors.
--------
(1) Pro forma amounts give effect to the acquisitions made by each company during 1998 and through September 30, 1999 as if the transactions had occurred as of September 30, 1999 for book value per common share purposes and on January 1, 1998 for net income per common share purposes.
(2) Combined company pro forma amounts give effect to the merger and related transactions including the cancellation of shares of GroupMAC common stock under the cash election right and the refinancing of the companies' revolving and term loan credit facilities as of September 30, 1999 for book value per common share purposes and on January 1, 1998 for net income per common share purposes.
(3) The equivalent pro forma Building One combined per share amounts have been calculated by multiplying the pro forma combined per share amounts by 1.25. The 1.25 represents the number of shares of GroupMAC common stock that a holder of shares of Building One common stock will be entitled to receive for each share of their Building One common stock.

                                 RISK FACTORS

   In evaluating GroupMAC, Building One, their respective businesses, the merger and the related transactions, you should carefully consider the following risk factors, as well as the other information included in or incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to the Transaction

 Building One stockholders will not know the market price of the shares of GroupMAC common stock they will receive in the merger when they vote on the merger.

   As a result of the merger, each share of Building One stock will be converted into the right to receive 1.25 shares of GroupMAC common stock. The exchange ratio of 1.25 is fixed. The number of shares of GroupMAC common stock that Building One stockholders will receive in the merger will not change, even if the market price of shares of GroupMAC common stock changes. Building One does not have the right to terminate the merger agreement based upon a significant decline in the price of GroupMAC common stock. From November 3,
1999 to January   , 2000, the New York Stock Exchange market price per share
of GroupMAC common stock ranged from $    to $    and closed at $     on
January   , 2000. The merger will not be completed until after the shareholder meetings. Accordingly, when you vote on the merger, you will not know what the market price of the shares of GroupMAC common stock will be when the merger is completed.

 None of the stockholders will know their percentage ownership or Apollo's percentage ownership in the combined company prior to the completion of the merger.

   Under the terms of the merger agreement, holders of GroupMAC common stock have the right to elect to convert each of their shares of GroupMAC common stock into $13.50 in cash, subject to proration if the holders of shares of GroupMAC common stock elect to exchange more than approximately 11 million shares of GroupMAC common stock in the aggregate. Therefore, until GroupMAC determines how many shares of GroupMAC common stock will be converted into cash, none of the holders of GroupMAC common stock or Building One common stock will be able to determine how many shares of GroupMAC common stock will be outstanding upon the effectiveness of the merger. Until GroupMAC determines how many shares of GroupMAC common stock will be converted, the holders of shares of GroupMAC common stock and Building One common stock will be unable to determine precisely the percentage of shares of GroupMAC common stock they will own after the merger or the voting power of Apollo after the merger. As a result of the transaction and assuming the maximum number of shares of GroupMAC common stock are converted into cash in the merger, GroupMAC shareholders will own approximately 34% of the combined company's voting power, Building One stockholders will own approximately 43% of the combined company's voting power, and Apollo will beneficially own 23%, on an as converted basis, of the combined company's voting power.

 The termination fees required by the merger agreement could make an alternative transaction more difficult or expensive.

   GroupMAC or Building One must pay to the other termination fees ranging from $15 million to $30 million if the merger agreement terminates under specified circumstances. For example, GroupMAC or Building One must pay the termination fee if its board of directors withdraws, or adversely modifies, its approval of the merger, or approves an alternative transaction with another company. In addition, GroupMAC or Building One must pay the termination fee if an offer, proposal, announcement or any agreement relating to an alternative transaction occurs, shareholders do not approve the merger and within 12 months that company enters into an alternative transaction. The termination fee could deter either company from entering into an alternative transaction by making it more difficult or expensive.

 Upon completion of the merger, Apollo and its affiliates will be able to exert substantial influence over the election of directors and matters submitted to the combined company's shareholders, as well as over our business operations.

   As the holder of the convertible preferred stock, Apollo will have the right to vote together with the holders of our common stock on all matters submitted to our shareholders for a vote. The holders of the convertible preferred stock will be entitled to cast the number of votes that they would have been entitled to cast if they converted the convertible preferred stock into shares of the combined company's common stock. Based upon a conversion price of $14.00 per share and assuming the maximum number of shares of GroupMAC common stock are exchanged for cash in the merger, the holders of the convertible preferred stock will have the right to cast approximately 18.3 million votes, or votes equivalent to approximately 23% of the total votes of the combined company immediately after the merger. In addition, Apollo will have the right to elect four of our thirteen directors, or if the board has more than 13 directors, 30% of the board. Apollo and its affiliates may have economic and business objectives that make their interests different from what might be in the best interests of our other shareholders.

   Under the investor's rights agreement that GroupMAC will enter into at the time the merger is completed, Apollo will have various rights. So long as Apollo beneficially owns at least 25% of the shares of the combined company's common stock underlying the convertible preferred stock that Apollo acquires upon the completion of the merger, Apollo will have the right to purchase for cash any shares of common stock or any security that converts into common stock that the combined company offers in a private placement and the right to preclude the combined company and its subsidiaries from entering into various types of transactions or make certain changes in its capital structure or management without the consent of Apollo. For example, the combined company may not, without Apollo's consent, acquire a business or assets with an aggregate value in excess of 2.0% of its total assets, dispose of a business or assets with an aggregate value in excess of 2.5% of its total assets or create or acquire an interest in a subsidiary other than a wholly owned subsidiary, subject to certain exceptions. Apollo will also have the right to approve the incurrence or refinancing of indebtedness that does not meet a 4 to 1 consolidated leverage ratio and to approve capital expenditures exceeding $10 million individually or 1.75% of budgeted annual revenues in the aggregate. Apollo has the right to take control of the combined company's board of directors if there is a material and intentional breach of the terms of the convertible preferred stock or the investor's rights or subscription and exchange agreements, there is a payment default under outstanding indebtedness, or there are certain bankruptcy events, until the noncompliance is cured. Some events of noncompliance may not be curable.

 Apollo's voting rights upon the completion of the merger may discourage others from seeking to acquire the combined company.

   Assuming the maximum number of shares of GroupMAC common stock are converted into cash in the merger, Apollo and its affiliates will beneficially own approximately 23% of the voting power of the combined company. As a result of this voting power, others may be discouraged from seeking to acquire the combined company.

Risks Relating to the Combined Company

 We may not be able to finance future needs or adapt our business plans to changes because of restrictions placed on us by the terms of our indebtedness, the convertible preferred stock and the investor's rights agreement.

   The operating and financial restrictions and covenants in our credit agreement, the indentures governing our notes and the convertible preferred stock and the related investor's rights agreement limit or prohibit our ability to:

    . finance future operations or capital needs, including acquisitions;

    . respond to changes in our business or competitive activities;

    . make acquisitions;

    . pay dividends on or repurchase our common stock; or

    . engage in other business activities.

   Any future financing arrangements may have the same effect. A breach of any of these restrictions or covenants in the debt instruments could cause a default under the credit agreement or any of our notes and, in some cases, acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions. A significant portion of our indebtedness may then become immediately due and payable. We are not certain whether we would have, or would be able to obtain, sufficient funds to make these accelerated payments, which could cause a decrease in the market value of our common stock. A breach of certain restrictions or covenants in the convertible preferred stock or the related investor's rights agreement allows Apollo to assume a majority of our company's board of directors until the breach is cured. Some events of noncompliance may not be curable.

 Any delay or inability to achieve revenue enhancements or to integrate our businesses or the businesses we acquire in the future could adversely affect our financial health.

   We have entered into the merger agreement with the expectation that the proposed merger will result in long-term strategic benefits, including increasing our business with national accounts and enhancing service capabilities and expertise. These anticipated benefits will depend in part on whether the companies' operations and cultures can be integrated in an efficient and effective manner. There can be no assurance that this will occur. The success of the integration process will be significantly influenced by our ability to attract and retain key management and personnel. There is no assurance that the foregoing will be accomplished smoothly or successfully. The integration of our operations following the merger will require the dedication of management resources, which may distract attention from the day-to-day operations of the combined company. The inability of management to successfully integrate the operations of the companies could have a material adverse effect upon the business, operating results or financial condition of our combined company.

   We have grown, and plan to continue to grow, by acquiring other businesses in our industry. Our future success is dependent upon our ability to integrate our past and future acquisitions into one enterprise with a common operating plan. We must also monitor the performance of our acquired businesses. Many of these acquired businesses must change their past operating systems such as accounting, purchasing and marketing. We may not be successful in our efforts to integrate acquired businesses or monitor their performance. If we are unable to do so, or if we experience delays or unusual expenses in doing so, it could have a material adverse effect on our business, financial condition or results of operations.

 Our substantial indebtedness could adversely affect our financial health and make us more vulnerable to adverse economic conditions.

   As of September 30, 1999, assuming we had completed the merger and related transactions, we had outstanding $824.3 million of consolidated indebtedness, of which approximately $624.5 million would have been senior indebtedness. We will require substantial capital to finance our anticipated growth, so we expect to incur additional debt in the future. However, we will be limited in the amount we may incur by the terms of the convertible preferred stock and by our existing and future debt agreements.

   Our high level of indebtedness could have important consequences, such as:

  . limiting our ability to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service requirements or other purposes;

  . limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt service;

  . placing us at a competitive disadvantage compared to our competitors with less debt;

  . increasing our vulnerability to adverse economic and industry conditions;
    and

  . increasing our vulnerability to interest rate increases because borrowings under our credit agreement are at variable interest rates.

   Each of these factors is to a large extent dependent on economic, financial, competitive and other factors beyond our control. If we cannot generate sufficient cash from operations to make scheduled payments on our debt or to meet our other obligations, we will need to refinance, obtain additional financing or sell assets. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding sufficient to satisfy our debt service requirements.

 Downturns in the construction industry could cause our revenues from installing equipment to decrease.

   Approximately 48% of our pro forma 1998 revenues involved the installation of mechanical and electrical systems in newly-constructed residences and commercial/industrial facilities. The level of new commercial/ industrial installation services is affected by changes in economic conditions and interest rates. General downturns in housing starts or new commercial/industrial construction in the areas in which we operate could have a material adverse effect on our business, including its financial condition and results of operations. Our revenues from new installation services in the residential market are dependent upon the level of housing starts in the areas in which we operate. The housing industry is cyclical, and our revenues from new residential installation may be affected by the factors that affect the housing industry. These factors include changes in employment and income levels, the availability and cost of financing for new home buyers and general economic conditions.

 Shortages of a skilled labor force may adversely affect our profitability and our planned internal growth.

   Our ability to provide high-quality mechanical and electrical services on a timely basis requires an adequate supply of skilled technicians. Many companies in our industry are currently experiencing shortages of qualified technicians. We cannot assure you that we will be able to maintain an adequate skilled labor force or that our labor expenses will not increase. A shortage of skilled labor would require us to curtail our planned internal growth or may require us to use less-skilled labor which could adversely affect our ability to perform work.

   Although fewer than 15% of our employees are members of unions, many sectors of the facilities services industry involve unionized employees. Union activity at our company may be disruptive to our business and may increase our costs. To the extent any of our union contracts expire or we acquire businesses that are unionized, we may be required to renegotiate union contracts in an environment of increasing wage rates. We may not be able to renegotiate union contracts on terms favorable to us or without experiencing a work stoppage.

 Our profitability may be affected by prolonged bad weather or seasonal variations.

   Our business tends to be affected adversely by moderate weather patterns. Comparatively warm winters and cool summers reduce the demand for our maintenance, repair and replacement services. Additionally, our new installation business is affected adversely by extremely cold weather and large amounts of rain. As a result, we expect our revenues and operating results to be lower in our first and, to a lesser degree, fourth calendar quarters. Prolonged weather conditions or seasonal variations may cause unpredictable fluctuations in operating results.

 We face competition from owner-operated companies and large public companies and utilities for the services we provide and for the businesses we may want to acquire.

   The facilities services industry is very competitive with few barriers to entry. It is served by small, owner-operated private companies and by larger companies operating nationwide, including unregulated affiliates of electric and gas public utilities and heating, ventilating and air conditioning equipment manufacturers, and by property management companies and real estate investment trusts which offer facilities services for the properties they own or manage. Some of the smaller competitors have lower overhead cost structures and may be able to provide their services at lower rates than we can. Some of the larger competitors have greater financial resources, name recognition or other competitive advantages and may be willing to pay higher prices than we are willing to pay for the same opportunities. Consequently, we may encounter significant competition in our efforts to achieve our growth objectives.

 Our business may suffer if we do not retain our management and the management of the businesses we acquire.

   We depend on our executive officers and senior management and on the senior management of significant businesses we acquire. Our business could be adversely affected if these persons do not continue in their roles and we are unable to attract and retain qualified replacements. We do not maintain key-man insurance on our executive officers and senior management.

 If we cannot use our common stock or raise capital for consideration in acquisitions, we may not be able to grow our business by acquisitions.

   We have financed capital expenditures and acquisitions primarily through the issuance of equity securities, secured bank borrowings and internally generated cash flow. We currently intend to finance future acquisitions by using shares of our common stock for a significant portion of the consideration to be paid. If our common stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept our common stock as part of the consideration for the sale of their businesses, we may be required to utilize more of our cash resources, if available, in order to continue our acquisition program. We cannot assure you that we will be able to raise the additional capital required. If we cannot do so, our growth through acquisitions may be limited.

 If our acquisition strategy is not achieved, our growth may be diminished.

   We plan to continue to grow through acquisitions. This strategy requires that we identify acquisition targets and negotiate and complete acquisitions without disrupting our existing operations. The strategy may result in the diversion of our time from operating matters, which may cause the loss of business and personnel. In addition, certain acquisitions require the approval of Apollo. We may also experience adverse effects on our earnings resulting from the possible loss of acquired customer bases, amortization of goodwill created in purchase transactions and the contingent and latent risks associated with the past operations and other unanticipated problems arising in the acquired business. We compete for potential acquisitions based on a number of factors, including price, terms and conditions, size and ability to offer cash, stock or other forms of consideration. Our success is dependent upon our ability to identify, acquire, integrate and manage profitably acquired businesses. If we cannot do this, our business and growth may be harmed.

 Many of the shares of our outstanding common stock will become freely-tradeable in the future, which could cause our stock price to decrease.

   We issued many of the shares of our outstanding common stock as part of our acquisition of other businesses. These shares are currently restricted from resale by contractual lock-up agreements between us and the shareholders and, in some cases, by federal and state securities laws. The lock-up agreements controlling these shares generally allow the holder to make limited sales one year after the acquisition and unlimited sales after two or three years. Should those shareholders all choose to sell their shares over a short period of time or should the capital markets perceive that the sale of those shares is probable, the aggregate effect could cause our stock price to decrease.

   As of the date of this joint proxy statement/prospectus, and assuming completion of the merger, the transactions contemplated in the merger agreement and that the maximum number of shares of GroupMAC common stock are converted into cash in the merger, we would have approximately 62.5 million shares of common stock outstanding immediately after the merger. Approximately 41 million of these shares will be freely-tradeable immediately after the merger. The restricted shares may only be sold upon their registration under the Securities Act of 1933, pursuant to an available exemption under the securities laws or in accordance with any lock-up agreement. The contractual lock-up agreements generally have a complete prohibition on the resale of common stock for a term of one year from the date of original issuance of the common stock and, during the second, and in some cases third, year from the date of issuance, resales are limited to a specified percentage of the person's holdings.

   The price of our shares may also be adversely affected by certain registration rights that we will provide to Apollo. Under the investor's rights agreement, Apollo has the right to require us to register under the Securities Act the resale of all shares of common stock acquired by Apollo and all shares of common stock that they acquire upon conversion of the convertible preferred stock. Shares of the convertible preferred stock are convertible into shares of our common stock at an initial conversion price of $14.00 per share plus all accrued and unpaid dividends. Assuming all of the convertible preferred stock is converted to common stock and that the maximum number of shares of GroupMAC common stock is converted to cash in the merger, Apollo and its affiliates will have the right to acquire upon conversion approximately 18.3 million shares of our common stock, or approximately 23% of the common stock outstanding immediately after the merger. We will adjust the conversion price if, among other things, we issue shares of our common stock at a price per share below $14.00 per share within two and one-half years after the date of issuance of the convertible preferred stock or if, at any time, we issue shares of common stock at a price per share below the then fair market value of the common stock. We will not be required to make such an adjustment if the issuance of shares of our common stock is in connection with existing and certain future employee benefit plans or acquisitions that are below certain size thresholds and accretive to earnings, among other circumstances.

   Apollo Investment Fund IV, L.P. currently holds a warrant for 977,593 shares of Building One common stock and Apollo Overseas Partners IV, L.P. holds a warrant for 52,427 shares of Building One common stock. Jonathan J. Ledecky, the current chairman of the Building One board of directors, holds a warrant for 1,950,000 shares of Building One common stock, which he acquired at the time of the Building One initial public offering. The combined company will assume these warrants at the effective time of the merger. The Apollo funds and Mr. Ledecky each have the right to require us to register for sale the shares they acquire upon the exercise of those warrants. If the Apollo funds and Mr. Ledecky determine to sell their shares at the same time, that could adversely affect the price of our shares.

 We may experience significant fluctuations in the price per share of our common stock for a variety of reasons, some of which are outside of our control.

   The market price of our common stock may fluctuate significantly from time to time in response to many factors, some of which are:

  . variations in our reported financial results;

  . changing conditions in the general economy;

  . changing conditions in our industry; and

  . sales of substantial amounts of our common stock or the perception that such sales could occur.

   Stock markets generally experience price and volume volatility from time to time and this may affect the price of our common stock for reasons unrelated to our business performance.

 If our computer systems or the systems of those with whom we do business are not year 2000 compliant, our ability to manage our business and our financial results could be harmed.

   Many computer systems, including some of those we use, identify dates using only the last two digits of the year. These systems are unable to distinguish between dates in the year 2000 and dates in the year 1900. That inability, referred to as the year 2000 issue, if not addressed, could cause these systems to fail or provide incorrect information after December 31, 1999 or when using dates after December 31, 1999. This in turn could have a material adverse effect on our ability to manage our business. We conducted an assessment of the magnitude of our year 2000 issue as it relates to computer systems and determined that we were required to upgrade or replace significant portions of our software so that our computer systems would be able to function properly beyond December 31, 1999. However, we cannot assure you that such systems upgrades and replacements will be completed on time, which could adversely affect our business, financial condition, results of operations or prospects. Our year 2000 issue relates not only to our own systems but also to those of our customers and suppliers. We are communicating with our suppliers, customers and others with whom we do business to determine the extent of our vulnerability to the failure of third parties to remediate their own year 2000 issues. Because of the complexity of the year 2000 issue, it is possible that the efforts of suppliers, customers and others with whom we do business may not be satisfactorily completed in a timely fashion. The failure of suppliers, customers or other entities to address the year 2000 issue could adversely affect our business, financial condition, results of operations or prospects.

                          THE GROUPMAC SPECIAL MEETING

Date, Time and Place

   The special meeting of GroupMAC shareholders will be held at 9:30 a.m.,
local time, on February   , 2000, at               ,                , Houston,
Texas 77 . We are sending this joint proxy statement/prospectus to you in connection with the solicitation of proxies by the GroupMAC board for use at the GroupMAC special meeting and any adjournments or postponements of the GroupMAC special meeting.

Purpose

   The purpose of the GroupMAC special meeting is to consider and vote on the proposals to approve the merger, including the articles of amendment to the articles of incorporation, the issuance of up to 275,000 shares of convertible preferred stock in connection with the merger and the adoption of two new stock plans. Pursuant to the merger, among other things, (1) Building One would be merged with and into GroupMAC, with GroupMAC as the surviving corporation, (2) each GroupMAC shareholder will be given the election to receive in the merger cash for up to 50% of such holder's shares of GroupMAC common stock at $13.50 per share, subject to proration if shareholders elect to exchange more than approximately 11 million shares in the aggregate, and (3) Building One stockholders will receive 1.25 shares of GroupMAC common stock for each share of Building One common stock that they own. Cash will be paid in lieu of issuing fractional shares of GroupMAC common stock. GroupMAC shareholders will also be asked to approve the issuance of up to 275,000 shares of convertible preferred stock to Apollo's affiliate and the two new stock plans. GroupMAC shareholders also may be asked to transact other business that may properly come before the GroupMAC special meeting or any adjournments or postponements of the GroupMAC special meeting.

GroupMAC Board Recommendation

   The GroupMAC board has concluded that the proposals are advisable and in the best interests of GroupMAC and its shareholders and has unanimously approved and adopted the proposals. Accordingly, the GroupMAC board unanimously recommends that all GroupMAC shareholders vote FOR approval of each of the proposals.

Record Date, Outstanding Shares and Voting Rights

   The GroupMAC board has fixed the close of business on January 18, 2000 as the record date for the GroupMAC special meeting. Only holders of record of shares of GroupMAC common stock on the record date are entitled to notice of and to vote at the GroupMAC special meeting. As of the record date, there were 38,620,504 outstanding shares of GroupMAC common stock held by approximately 650 holders of record. At the GroupMAC special meeting, each share of GroupMAC common stock will be entitled to one vote on all matters. Votes may be cast at the GroupMAC special meeting in person or by proxy.

Vote Required; Quorum

   Texas law requires that two-thirds of the outstanding shares of GroupMAC common stock approve the merger, which includes the related amendment to the articles of incorporation. In addition, NYSE listing policies require prior shareholder approval of issuances of securities convertible into common stock that would constitute more than 20% of the outstanding shares of common stock after the merger. GroupMAC expects to issue to Apollo's affiliates shares of convertible preferred stock, convertible into approximately 23%, on an as converted basis, of the combined company's voting power, assuming the maximum number of shares of GroupMAC common stock are converted into cash in the merger. Under NYSE rules, issuance of the convertible preferred stock requires the holders of a majority of the shares of GroupMAC common stock outstanding to cast votes on the share issuance proposal and that a majority of the votes cast be in favor of the proposal. The holders of a majority of the shares of GroupMAC common stock present at the meeting must vote in favor of the two new stock plans.

   The presence, in person or by proxy, of the holders of a majority of the shares of GroupMAC common stock entitled to vote at the GroupMAC special meeting is necessary to constitute a quorum at the GroupMAC special meeting. Shares of GroupMAC common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the GroupMAC special meeting. Shares that abstain from voting on the proposals will be treated as shares that are present and entitled to vote at the GroupMAC special meeting for purposes of determining whether a quorum exists, but will have the same effect as a vote against approval of the proposals.

   If a broker or nominee holding shares of record for a customer indicates that it does not have discretionary authority to vote as to a particular matter, those shares, which are referred to as broker non-votes, will be treated as present and entitled to vote at the GroupMAC special meeting for purposes of determining whether a quorum exists. Brokers or nominees holding shares of record for customers who do not have discretionary authority to vote on a particular proposal will not be entitled to vote on a proposal unless they receive voting instructions from their customers. Accordingly, broker non-votes will not be voted in favor of approval of the proposals, meaning that shares constituting broker non-votes will have the same effect as shares voted against approval of the proposals.

   GroupMAC believes that each of its directors and executive officers intends to vote his or her shares in favor of approval of the proposals. As of the record date, GroupMAC's directors and executive officers beneficially owned approximately 2.1 million of the outstanding shares, representing approximately 5.3% of the total outstanding shares, of GroupMAC common stock.

Voting of Proxies

   All shares of GroupMAC common stock that are entitled to vote and are represented at the GroupMAC special meeting by properly-executed proxies received prior to or at the meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated on your properly-executed and returned proxy, such proxy will be voted FOR approval of the proposals.

   If you participate in the GroupMAC Employee Stock Purchase Plan or the GroupMAC 401(k) Savings Plan, your proxy card represents shares that you hold in the plan as well as any other shares that are registered in the same name.

   The GroupMAC board does not know of any matters other than those described in the notice of the GroupMAC special meeting that are to come before the meeting. If any other matters are properly presented at the GroupMAC special meeting for consideration, including, among other things, consideration of a motion to adjourn or postpone the meeting to another time and/or place for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the persons named in the proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment.

Revocation of Proxies

   You may revoke any proxy given pursuant to this solicitation at any time before it is voted. Proxies may be revoked by:

  . filing with the secretary of GroupMAC, at or before the taking of the vote at the GroupMAC special meeting, a written notice of revocation bearing a later date than the revoked proxy;

  . duly executing a later-dated proxy relating to the same shares and delivering it to the secretary of GroupMAC before the taking of the vote at the GroupMAC special meeting; or

  . attending the GroupMAC special meeting and voting in person, although attendance at the GroupMAC special meeting will not by itself constitute a revocation of a proxy.

   You should send any written notice of revocation or subsequent proxy to Group Maintenance America Corp., 8 Greenway Plaza, Suite 1500, Houston, Texas 77046, Attention: Secretary, or hand deliver it to the secretary of GroupMAC at or before the taking of the vote at the GroupMAC special meeting. If you have instructed a broker to vote your shares, you must follow directions received from the broker in order to change your vote or to vote at the GroupMAC special meeting.

Solicitation of Proxies; Expenses

   In connection with the GroupMAC special meeting, proxies are being solicited by, and on behalf of, the GroupMAC board. GroupMAC will bear the cost of soliciting proxies from its shareholders. In addition to solicitation by mail, proxies may be solicited from GroupMAC shareholders by directors, officers and employees of GroupMAC in person or by telephone, facsimile or other means of communication. These directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. In addition, GroupMAC has retained ChaseMellon Shareholder Services to assist GroupMAC in the solicitation of proxies from shareholders for the GroupMAC special meeting for a customary fee plus reimbursement of reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares, and GroupMAC will reimburse them for their reasonable expenses incurred in forwarding the materials.

                        THE BUILDING ONE SPECIAL MEETING

Date, Time and Place

   The special meeting of Building One stockholders will be held at 9:30 a.m.,
local time, on            , 2000, at              ,                 ,        .
We are sending this joint proxy statement/prospectus to you in connection with the solicitation of proxies by the Building One board for use at the Building One special meeting and any adjournments or postponements of the Building One special meeting.

Purpose

   The purpose of the Building One special meeting is to consider and vote on the proposal to approve and adopt the merger agreement, as amended, between Building One and GroupMAC. Pursuant to the merger agreement, among other things, Building One will be merged with and into GroupMAC, with GroupMAC as the surviving legal entity. Each share of Building One common stock will be converted into the right to receive 1.25 shares of GroupMAC common stock. Cash will be paid in lieu of issuing fractional shares of GroupMAC common stock. Holders of shares of Building One common stock and convertible junior subordinated debentures also may be asked to transact other business that may properly come before the Building One special meeting or any adjournments or postponements of the Building One special meeting.

Building One Board Recommendation

   The Building One board has concluded that the merger is advisable and in the best interests of Building One and its holders of shares of Building One common stock and convertible junior subordinated debentures and has unanimously approved and adopted the merger agreement. Accordingly, the Building One board unanimously recommends that all Building One stockholders and debentureholders vote FOR approval and adoption of the merger agreement.

Record Date, Outstanding Shares and Voting Rights

   The Building One board has fixed the close of business on January 12, 2000 as the record date for the Building One special meeting. Only holders of record of shares of Building One common stock and convertible junior subordinated debentures on the record date are entitled to notice of and to vote at the Building One special meeting. As of the record date, there were 28,050,875 outstanding shares of Building One common stock held by approximately 1,984 holders of record. As of the record date, the convertible junior subordinated debentures were held by affiliates of Apollo. At the Building One special meeting, each share of Building One common stock will be entitled to one vote on all matters. In addition, each holder of convertible junior subordinated debentures will be entitled to cast one vote for each share of common stock into which the debentures are convertible. Votes may be cast at the Building One special meeting in person or by proxy.

Vote Required; Quorum

   Under Delaware law and Building One's restated certificate of incorporation, the approval and adoption of the merger agreement will require the affirmative vote of the holders of a majority of the shares of Building One common stock and the convertible junior subordinated debentures, voting together as a single class, outstanding on the record date. In addition, the affirmative vote of the holders of a majority of the outstanding convertible junior subordinated debentures, voting separately as a class, is required. Therefore, a failure to vote will result in a vote against the merger.

   The presence, in person or by proxy, of the holders of a majority of the shares of Building One common stock and convertible junior subordinated debentures entitled to vote at the Building One special meeting is necessary to constitute a quorum at the Building One special meeting. Shares of Building One common stock and convertible junior subordinated debentures represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the Building One special meeting. Shares of common stock and convertible junior subordinated debentures that abstain from voting on the proposals will be treated as present and entitled to vote at the Building One special meeting for purposes of determining whether a quorum exists, but will have the same effect as a vote against approval of the merger agreement.

   If a broker or nominee holding shares of record for a customer does not have discretionary authority to vote as to a particular matter, those shares, which are referred to as broker non-votes, are treated as present and entitled to vote at a special meeting for purposes of determining whether a quorum exists. Brokers or nominees holding shares of Building One common stock of record for customers will not be entitled to vote on the proposal unless they receive voting instructions from their customers. Accordingly, broker non-votes will not be voted in favor of approval of the merger agreement. Shares constituting broker non-votes will have the same effect as shares voted against approval of the merger agreement.

   Building One believes that each of its directors and executive officers intends to vote his or her shares in favor of approval of the merger agreement. As of the record date, Building One's directors and executive officers beneficially owned approximately 4,715,112 shares of Building One common stock, which represents approximately 15.4% of the current voting power. The convertible junior subordinated debentures owned by Apollo's affiliates vote on an as converted basis as a single class with the Building One common stock and represent the right to vote 14.1% of the current voting power of Building One common stock. In addition, holders of a majority of the outstanding convertible junior subordinated debentures, voting separately as a class, must vote in favor of the merger.

Voting of Proxies

   All shares of Building One common stock and convertible junior subordinated debentures that are entitled to vote and are represented at the Building One special meeting by properly-executed proxies received prior to or at the meeting and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated on your properly-executed and returned proxy, the proxy will be voted FOR approval and adoption of the merger agreement.

   The Building One board does not know of any matter other than that described in the notice of the Building One special meeting that is to come before the meeting. If any other matters are properly presented at the Building One special meeting for consideration, including, among other things, consideration of a motion to adjourn or postpone the meeting to another time and/or place for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the persons named in the proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment.

Revocation of Proxies

   You may revoke any proxy given pursuant to this solicitation at any time before it is voted. Proxies may be revoked by:

  . filing with the secretary of Building One, at or before the taking of the vote at the Building One special meeting, a written notice of revocation bearing a later date than the revoked proxy;

  . duly executing a later-dated proxy relating to the same shares and delivering it to the secretary of Building One before the taking of the vote at the Building One special meeting; or

  . attending the Building One special meeting and voting in person, although attendance at the Building One special meeting will not by itself constitute a revocation of a proxy.

   You should send any written notice of revocation or subsequent proxy to Building One Services Corporation, 110 Cheshire Lane, Suite 210, Minnetonka, Minnesota 55305, Attention: Secretary, or hand deliver it to the secretary of Building One at or before the taking of the vote at the Building One special meeting. If you have instructed a broker to vote your shares, you must follow directions received from the broker in order to change your vote or to vote at the Building One special meeting.

Solicitation of Proxies; Expenses

   In connection with the Building One special meeting, proxies are being solicited by, and on behalf of, the Building One board. Building One will bear the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, proxies may be solicited from Building One stockholders by directors, officers and employees of Building One in person or by telephone, facsimile or other means of communication. These directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. In addition, Building One has retained MacKenzie Partners, a proxy solicitation firm, to assist Building One in the solicitation of proxies from stockholders for the Building One special meeting for a customary fee plus reimbursement of reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares, and Building One will reimburse them for their reasonable expenses incurred in forwarding the materials.

                                   PROPOSAL 1

                                   THE MERGER

Background of the Merger

 Building One

   When Building One was founded in February 1997, its goal was to identify one or more fragmented industries that were attractive consolidation opportunities. In January 1998, Building One decided to focus its consolidation efforts on the facilities services industry, with a goal of becoming the preeminent single-source provider of facilities services in the United States. To achieve this goal, Building One embarked on a focused acquisition strategy. Since January 1998, Building One has acquired 52 businesses in the mechanical, electrical and janitorial sectors of the facilities services industry. On a pro forma basis for the year ended December 31, 1998, Building One's revenues were $1,604.3 million, assuming all of the acquisitions completed through September 30, 1999 had been completed as of the beginning of that fiscal year.

   To accomplish its goal of becoming the preeminent single-source provider of facilities services, Building One recognized that it needed to rapidly establish a significant presence in the 100 largest cities across the United States. While Building One had established itself as the second largest electrical contractor in the United States and the largest janitorial services company in the United States serving the retail sector, its mechanical business had not yet achieved a similar size. In view of the rapid consolidation of many segments of the facilities services industry, including the mechanical services sector, Building One considered from time to time additional strategies to achieve its objectives, including merger transactions with other large companies operating in the facilities services industry. Building One had identified GroupMAC as one of a few industry participants that fit its objectives, particularly in light of its significant presence in the mechanical services sector.

 GroupMAC

   Since its organization in October 1996, GroupMAC has pursued a goal of creating the leading provider of essential building services to commercial, industrial and residential customers. It has focused on acquiring firms specializing in mechanical services (including HVAC, plumbing, process piping, controls and related systems) and electrical services (electrical, voice and data and related systems) in the 100 largest U.S. markets, with a view to developing national delivery capability for these services. GroupMAC has
succeeded in acquiring      companies with pro forma revenues for the 12 months
ended December 31, 1998 of $1,441.5 million, 80% of which are revenues from mechanical services and 20% of which are revenues from electrical services. GroupMAC has not attempted to acquire any firms in the janitorial segment of the facilities services industry.

   Similar to Building One, GroupMAC has expanded its business primarily through acquisitions. GroupMAC has used a combination of cash and its common stock as the consideration for these acquisitions, with the cash being provided by borrowings under GroupMAC's credit agreement. Beginning in early 1999, GroupMAC began seeking a strategic relationship that would allow it to diversify its reliance on the credit markets while at the same time providing funds that could be used to provide additional liquidity to its shareholders. In May 1999, GroupMAC retained Chase Securities Inc. as its financial advisor to assist it in identifying and negotiating with potential investors who could make a substantial investment in GroupMAC. Management believed that such an investor could enhance credibility with investors and acquisition targets, enhance its access to capital for expansion and provide liquidity to existing shareholders. Building One had previously consummated a recapitalization of its ownership structure that addressed many of these same issues.

 The Transaction

   GroupMAC directed Chase to identify potential investors and to assist GroupMAC in the preparation of a confidential memorandum describing GroupMAC to distribute to such investors. Following review and discussions with GroupMAC, a list of potential investors was developed, including Apollo, and GroupMAC asked Chase to contact these persons to determine their interest in making an investment in GroupMAC.

   Separately, Bear Stearns, on behalf of Apollo, arranged a meeting with Mr. Millinor and other members of GroupMAC senior management to discuss investment opportunities. On May 4, 1999, a meeting occurred at which the possibility of both an investment by Apollo and a merger with Building One was proposed.

   At the regular meeting of the GroupMAC board of directors on May 12, 1999, Mr. Millinor reported that a number of private capital firms had contacted GroupMAC to inquire about possible investment opportunities, and that GroupMAC had retained Chase to assist it in evaluating its options. He also described to the board the possible benefits of issuing additional equity to a carefully selected investor and the desired timing of the selection process.

   On May 18, 1999 Mr. Millinor and Mr. Ivey met for the first time at GroupMAC's headquarters in Houston, Texas preliminarily to explore the possibility of a business combination between GroupMAC and Building One.

   On May 27, 1999, GroupMAC and Apollo executed agreements providing for the confidential treatment of information exchanged between them for the purpose of evaluating a possible investment by Apollo.

   On June 1, 1999, GroupMAC and Building One executed confidentiality agreements and began to exchange financial and other information relating to their respective businesses.

   Between June 2, 1999 and June 4, 1999, representatives of Chase introduced Mr. Millinor to representatives of various private equity investment firms that had expressed an interest in learning more about GroupMAC for the purpose of making an investment in it. Between June 16, 1999 and June 21, 1999, GroupMAC made presentations concerning its business to representatives of three of these firms.

   On June 25, 1999, at GroupMAC's headquarters in Houston, Texas, representatives of both companies and their financial advisors, including Apollo, made presentations to each other regarding their businesses and financial performance.

   On June 30, 1999, Mr. Millinor and Mr. Ivey and representatives of Apollo and Chase met in New York to discuss the rationale for, and benefits of, a combination of Building One and GroupMAC, the difficulties that could be encountered in effecting such a combination and to establish a framework for continuing the discussions between the two companies. On the following day, Building One and Apollo provided Mr. Millinor with a proposal for the combination of the two companies. The proposal also contemplated a retirement by GroupMAC of a portion of its shares that would be funded with a cash investment in GroupMAC by Apollo and additional debt financing.

   On July 1, 1999, Chase, at the direction of GroupMAC, responded to Building One and Apollo about their proposal. Between July 5, 1999 and July 13, 1999, after consultation with and at the instruction of GroupMAC, negotiations ensued between Chase and Bear Stearns concerning the terms of the proposal.

   On July 8, 1999, the Building One board held a regularly scheduled meeting at which Mr. Ivey reviewed for the board the preliminary conversations and contacts that he had had with various industry participants, including GroupMAC, about possible strategic transactions. At the meeting, the board discussed the benefits and risks of a business combination with GroupMAC, including a possible incremental investment by Apollo in GroupMAC. Mr. Ivey noted that the discussions were very preliminary and that several strategic issues had not yet been discussed. The Building One board authorized Mr. Ivey to continue his discussions with GroupMAC.

   At the regular meeting of the GroupMAC board of directors on July 14, 1999, Mr. Millinor updated the board on the progress made by Chase in identifying potential equity investors in GroupMAC. At this meeting, representatives of Chase reviewed the private equity market, the process being followed in obtaining private equity, the criteria established by GroupMAC to be used in selecting an investor, and the results to date. The Chase representatives discussed in particular the terms of the initial proposal from Building One and Apollo and the terms of their revised proposal and also outlined the steps that Chase suggested GroupMAC take going forward.

   In mid-July 1999, at GroupMAC's direction, Chase delivered to Bear Stearns and Apollo a counterproposal. In a conference call later that afternoon, Mr. Ivey and representatives of Bear Stearns and Apollo discussed GroupMAC's counterproposal. Building One and its advisors determined that the counterproposal was reasonable enough to begin preliminary operational due diligence, including visits by senior management of Building One to GroupMAC operating companies.

   On July 21, 1999, Mr. Ivey and Mr. Millinor spoke by telephone and discussed some of the strategic issues and corporate governance matters that needed to be clarified prior to further discussions of financial terms and proceeding with more detailed due diligence.

   On July 29, 1999, a due diligence meeting was held in Houston at which representatives of both GroupMAC and Building One made more detailed presentations to the other concerning various business and financial due diligence matters, focusing on the business and financial aspects of each company, including, among other things, acquisition strategy, operating philosophies and processes, employee training and second quarter results. After the meeting, senior management of Building One met with representatives of Apollo and Bear Stearns to discuss issues that arose at the presentations.

   On August 2, 1999 and August 3, 1999, Messrs. Millinor and Ivey and representatives of Apollo, Chase and Bear Stearns met in New York to discuss management and board personnel and other business and strategic issues that would be critical to the successful integration of the two companies if a business combination were to occur. At this meeting, the financial aspects of a potential transaction were discussed. Building One and Apollo responded to GroupMAC's proposal of mid-July 1999.

   On August 6, 1999, the Building One board held a special meeting at which Mr. Ivey made a presentation to the Building One board relating to the current status of the discussions with GroupMAC. Mr. Ivey noted that he and other members of senior management had met several times with the senior management of GroupMAC. Mr. Ivey presented to the board the strategic merits of a merger of equals transaction with GroupMAC and outlined the broad terms of a possible merger transaction. There was extensive discussion concerning various matters, including management succession, operational issues, labor union issues, accounting treatment and overlaps between the two companies' businesses. The board then authorized management to conduct legal and financial due diligence. After this meeting, Building One's independent accountants, PricewaterhouseCoopers LLP, were directed to begin financial due diligence on GroupMAC.

   On August 13, 1999, Messrs. Millinor and Ivey discussed a combination of the companies with a possible conversion ratio where each share of Building One common stock would be converted into 1.25 shares of GroupMAC common stock, subject to the results of continuing due diligence by each party, finalizing the economic and financial terms, obtaining financing and board approvals.

   On August 17, 1999, the confidentiality agreement previously executed by GroupMAC and Building One was amended to provide that until October 1, 1999, they would negotiate only with each other concerning a possible transaction. Shortly thereafter, GroupMAC and Building One assembled internal and external due diligence teams and conducted mutual due diligence and began fuller conversations concerning the terms of a possible merger. GroupMAC also discussed with Apollo the terms of its proposed investment in the proposed combined company.

   From August 18, 1999 through September 1, 1999, representatives of GroupMAC and its counsel conducted detailed due diligence reviews of Building One at its offices in Minnesota. During that same period, representatives of Building One and its counsel conducted due diligence reviews of GroupMAC at its offices in Houston. In addition, representatives of Building One conducted operational due diligence at various GroupMAC subsidiaries.

   On September 1, 1999, the initial draft of the merger agreement was distributed to representatives of Building One and Apollo and their respective counsel.

   On September 2, 1999, representatives of GroupMAC and Building One met in Houston to discuss various issues relating to the proposed transaction, including the status of due diligence, timing of certain events, communications, finance and legal matters, and a review of pending acquisitions.

   On September 10, 1999, Messrs. Millinor and Ivey reconfirmed by telephone their views that any eventual agreement for the combination of the companies would include each share of Building One common stock being converted into the right to receive 1.25 shares of GroupMAC common stock. They acknowledged, however, that any transaction and its exchange ratio would still be subject to the results of continuing due diligence by each party, finalizing the economic and financial terms, obtaining financing and board approvals.

   On September 13, 1999, Mr. Millinor and Mr. Ivey and representatives of Apollo met at Apollo's offices in New York to discuss various issues relating to the potential combination, including the existing contractual restrictions on resale of both companies' stock, legal and financial structural issues, compensation and other diligence matters.

   From September 15, 1999 through September 17, 1999, representatives of GroupMAC and its counsel conducted additional due diligence reviews of Building One at its offices in Minnesota. GroupMAC also conducted visits to eight Building One operating company sites through October 6, 1999.

   On September 16, 1999 and September 20, 1999 preliminary drafts of the documents relating to Apollo's investment in GroupMAC were exchanged among Building One and GroupMAC and their respective counsel.

   On September 24, 1999, Bank of America delivered its proposal with respect to a credit facility for the combined company to representatives of Building One, GroupMAC and Apollo.

   On September 30, 1999, representatives of Apollo, Building One and GroupMAC held a conference call during which structuring and other terms of the transaction were discussed.

   On October 1, 1999, the Building One board held a special meeting at which Mr. Ivey again updated the board on the discussions with GroupMAC. Management reviewed with the board a detailed due diligence presentation prepared by PricewaterhouseCoopers LLC and discussions ensued. In addition, management described for the board their due diligence visits to various operating companies of GroupMAC. Representatives of Bear Stearns discussed with the Building One board their views and preliminary analyses of the financial aspects of the proposed transaction. The Building One board reviewed and considered, among other things, the results of the due diligence investigation conducted to date, the proposed terms of the transaction, the proposed terms relating to management of the combined company, board representation and governance of the combined company. Following extensive discussion among the members of the Building One board, Mr. Ivey, other members of Building One's senior management and representatives of Bear Stearns, the Building One board authorized management to negotiate and execute an engagement letter with Bear Stearns and directed management to negotiate agreements and related documentation consistent with the proposed terms outlined by Mr. Ivey during the meeting and authorized continuing due diligence.

   At a regular meeting of GroupMAC's board of directors on October 4, 1999, Mr. Millinor made a presentation discussing the project to find an equity investor. Representatives of Chase then reviewed their activities since Chase's engagement, which included helping GroupMAC screen potential investors, conducting preliminary due diligence, assisting GroupMAC in its review of the proposals received and its negotiations with Building One and Apollo. Chase also gave an overview of the proposed transaction and their preliminary financial analysis of the contemplated transaction. Management then described for the board the scope of its due diligence investigations and the results of those investigations to date.

   On October 7, 1999, the parties selected Bank of America and Chase to co-lead a bank syndicate for a proposed $800 million credit facility.

   On October 18 and 19, 1999, Mr. Millinor and Mr. Ivey met in New York with representatives of Apollo to discuss preliminary terms of the convertible preferred stock to be issued to Apollo. Later that week, counsel for GroupMAC, Building One and Apollo engaged in negotiations over the proposed terms of the agreements pertaining to the merger and Apollo's investment in GroupMAC.

   During October, the merger agreement and the documents relating to Apollo's investment in GroupMAC were negotiated. The agreements were substantially finalized at the end of the month.

   On November 2, 1999, the GroupMAC board held a special meeting to continue the board's discussions with respect to the proposed merger and Apollo investment and to consider the merger agreement and the transactions contemplated thereby, including the proposed terms of the investment by the Apollo affiliate and the proposed governance of the combined company. Mr. Millinor and other members of senior management, representatives of Bracewell & Patterson L.L.P., counsel to GroupMAC, and representatives of Chase made presentations to the GroupMAC board and discussed with the GroupMAC board their views and analyses of various aspects of the proposed transaction. Chase delivered its written opinion that, based upon the matters presented to the GroupMAC board and as set forth in its opinion, as of such date, the exchange ratio, the exchange of Building One indebtedness for GroupMAC convertible preferred stock and the issuance of the convertible preferred stock for cash, taken as a whole and considered collectively, were fair from a financial point of view to the shareholders of GroupMAC. After further deliberation, the GroupMAC board unanimously approved the merger, the merger agreement and the proposed investment by Apollo and authorized, among other things, the execution of the merger agreement, the subscription and exchange agreement and related documentation and the issuance of the convertible preferred stock and unanimously recommended that GroupMAC shareholders vote to approve the merger agreement, including the articles of amendment to the articles of incorporation, and the issuance of convertible preferred stock to Apollo.

   On November 2, 1999, the Building One board held a special meeting to continue the board's discussions with respect to the proposed merger and to consider the merger agreement and the transactions contemplated thereby, including the proposed consideration to be issued to Building One stockholders, the proposed terms of the investment by the Apollo affiliate and the proposed governance of the combined company. Mr. Ivey and other members of senior management, representatives of Morgan, Lewis & Bockius LLP, counsel to Building One, and representatives of Bear Stearns made presentations to the Building One board and discussed with the Building One board their views and analyses of various aspects of the proposed transaction. Bear Stearns delivered its oral opinion (subsequently confirmed in writing) that, based upon the matters presented to the Building One board and as set forth in its opinion, as of such date, the exchange ratio was fair from a financial point of view to the stockholders of Building One. After further deliberation, the Building One board unanimously approved the merger and the merger agreement and authorized, among other things, the execution of the merger agreement and related documentation and unanimously recommended that Building One stockholders vote to adopt the merger agreement.

   Following the approval of both companies' boards of directors, GroupMAC and Building One entered into the merger agreement on November 2, 1999 and released a public announcement of the proposed transaction on November 3, 1999.

Recommendation of the GroupMAC Board; GroupMAC's Reasons for the Transaction

   For the reasons discussed below and other factors it considered appropriate, the GroupMAC board concluded that the transaction is advisable and in the best interests of GroupMAC and its shareholders, unanimously approved and adopted the merger agreement and unanimously recommends that the GroupMAC shareholders vote FOR the merger agreement, including the articles of amendment to the articles of incorporation.

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

   GroupMAC believes that the merger will:

 Create the market leader in the facilities services industry:

   The combination of GroupMAC and Building One will result in a company with approximately $3.4 billion of pro forma revenues for the twelve months ended September 30, 1999 and pro forma assets of $2.2 billion as of September 30, 1999, making it one of the largest providers of mechanical, electrical and janitorial services in the industry in terms of revenues.

 Build a significantly larger company:

   The combined company, with over 27,000 employees, will have operations in over 250 locations nationwide, providing mechanical, electrical and/or janitorial services in all of the 100 largest U.S. markets. In addition, the combined company will be able to provide all three of its services in 43 of the 100 largest markets. The combined company will benefit from enhanced financial and operational resources, enabling it to compete more effectively within the major U.S. markets.

 Enhance ability to develop national accounts business:

   The combined strengths in heating, ventilation and air conditioning, electrical, process piping, controls, voice and data and other high-tech applications mean the combined company will be a major participant in the accelerating trend in upgrading America's buildings and infrastructure and in the ongoing servicing of these essential systems. This merger multiplies the range of value-added services the operating companies provide to their customers, especially regional and national accounts.

 Result in complementary mix of mechanical, electrical and janitorial business:

   GroupMAC's business mix is 80% mechanical and 20% electrical, while Building One's mix is 24% mechanical, 62% electrical and 14% janitorial. The mix of the combined company will be 49% mechanical, 43% electrical and 8% janitorial. The dependence of each company on a particular segment will therefore be lessened by the merger. More importantly, the ability to cross-sell these services will be greatly enhanced.

 Enhance service capabilities and expertise:

   There is little geographical overlap in the service offerings of the two companies. Once the merger has closed, many locations that previously offered one service will have available complementary services to offer in that location, which will create cross-selling opportunities that did not previously exist.

 Enhance market following:

   The combination will result in a company with significantly increased market capitalization, increased liquidity through an estimated public float of at least 18 million shares and the ability to attract new sources of debt and equity investors. The combined company should have cash flows of more than $310 million, based upon pro forma 12 months ended September 30, 1999 earnings before interest, taxes, depreciation and amortization, or "EBITDA", before restructuring and recapitalization charges. The combined company will have a debt to total capitalization ratio on a pro forma basis as of September 30, 1999, with the convertible preferred stock excluded from total debt, of less than 50 percent, which will translate into greater financial flexibility.

 Provide partial liquidity for GroupMAC's shareholder base:

   The cash election right offered to GroupMAC's shareholders in the merger will afford those shareholders an opportunity to realize cash for their shares at a price substantially in excess of the market value on the date that the merger was announced.

 Provide a means of reducing overhang from shares becoming unrestricted:

   By November 1999, contractual restrictions on the disposition of approximately 8.2 million shares of GroupMAC stock had lapsed. By January 2000, restrictions on another 8.6 million shares will have lapsed.

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

GroupMAC's management believes that, if these shares were to be sold in the open market, there could be an adverse effect on the quoted prices for GroupMAC stock. As a result of the cash election right, shares that may otherwise have been sold in the open market will be removed from the marketplace. With the supply of shares available for sale reduced, there should be more support for the price of GroupMAC shares.

 Create a relationship with a well-capitalized investor and establish a potential funding source for future capital requirements:

   Apollo Management IV, L.P. is a private investment firm based in New York and Los Angeles. Since its inception in 1990, Apollo and its affiliated funds have invested over $10 billion of capital in response to the needs of its strategic partners in a broad range of businesses. With a solid financial investor like Apollo, the strategic possibilities for the combined company are broadened, and its dependence on the vagaries of the equity and debt markets may be reduced.

 Factors considered by the GroupMAC board of directors in recommending the merger:

   In determining that the merger agreement, the merger, including the articles of amendment to the articles of incorporation, and the issuance of shares of convertible preferred stock are in the best interests of GroupMAC and its shareholders, the GroupMAC board considered a number of factors, including the following:

  . the combined company would generate earnings from a greater geographical diversity than GroupMAC alone;

  . the merger would create one of America's largest provider of facilities services with over 250 operating locations in major cities nationwide, and with one or more services offered in each of the 100 largest U.S. markets;

  . the combination of the companies will enhance their service capabilities and expertise and expand their client base;

  . the combination of the companies will provide GroupMAC with the ability to pursue national accounts and to cross-sell its services more effectively;

  . the increasing importance in the consolidating facilities services industry of financial and operational scale, which the merger will enhance since the pro forma effect to the merger and related transactions will be to increase the combined company's equity market capitalization as of September 30, 1999 from $480 million to approximately $750 million;

  . management's belief that the merger will be moderately accretive to the combined company's earnings per share for 2000;

  . the risks associated with integrating the combined companies' operations and financial reporting and other systems;

  . the terms of the merger agreement, including the parties' representations, warranties and covenants, the conditions to their respective obligations and the provisions regarding termination fees and expense reimbursement;

  . the tax and accounting treatment of the transaction;

  . the likelihood of obtaining regulatory approvals, the possibility that regulatory authorities may impose conditions to the granting of such approvals and the time period necessary to obtain required regulatory approvals for the merger;

  . the risks associated with not completing the transaction;

  . the impact on employees, employee benefits and employee retention;

  . the terms of the convertible preferred stock and the related investor's rights agreement, including the effect of defaults thereunder;

  . the corporate governance aspects of the convertible preferred stock and the related investor's rights agreement and the merger agreement, including the composition of the board of directors, committees and senior management;

  . the opportunity for GroupMAC shareholders to receive cash for a portion of their shares in the merger, as well as the opportunity to participate in future value creation potential of the combined company; and

  . the oral opinion of Chase delivered and confirmed in writing on November
    2, 1999 that the exchange ratio, the exchange of Building One indebtedness for GroupMAC convertible preferred stock and the issuance of the convertible preferred stock for cash taken as a whole and considered collectively were fair from a financial point of view to GroupMAC and its shareholders. The opinion of Chase and the analyses underlying its opinion are summarized below and a copy of the written opinion, dated as of November 2, 1999, setting forth the procedures followed by Chase, is attached hereto as Annex C. See "--Opinion of Financial Advisor to GroupMAC."

   In the course of its deliberations, the GroupMAC board considered and reviewed with management and GroupMAC's financial advisors a number of other factors relevant to the merger, including, but not limited to:

  . the current financial market conditions and historical market prices and trading information with respect to GroupMAC's common stock, Building One's common stock and the common stock of comparable companies;

  . the likelihood of continuing consolidation in the facilities services industry and increased competition from non-traditional market entrants;

  . the availability and feasibility of strategic alternatives, including the availability and feasibility of alternatives to the merger and the investment represented by the convertible preferred stock; and

  . the reports from GroupMAC's management and senior staff as to the results of its due diligence investigation of Building One and its business.

   The foregoing discussion of the information and factors considered by the GroupMAC board is not intended to be exhaustive, but is believed to include all of the material factors considered by the GroupMAC board. In reaching its decision to approve the merger agreement and to recommend that GroupMAC shareholders approve the merger agreement, including the amendment to the articles of incorporation, and the issuance of shares of convertible preferred stock in connection with the merger, the GroupMAC board did not view any single factor as determinative and did not find it necessary or practicable to, and did not, quantify or otherwise attempt to assign specific or relative weights to the various factors considered in making its determination. In addition, individual members of the GroupMAC board may have given different weights to different factors. The GroupMAC board did not attempt to analyze the fairness of the merger consideration or the issuance of the convertible preferred stock in isolation from one another or from the considerations as to GroupMAC's businesses, the strategic merits of the merger or the other considerations referred to above.

Recommendation of the Building One Board; Building One's Reasons for the Merger

   The Building One board carefully considered the terms of the merger and believes that the merger serves the best interests of Building One and its stockholders. As a result, the Building One board declared that the merger agreement was advisable, unanimously approved the merger agreement and unanimously recommends that the Building One stockholders vote FOR the proposal to adopt the merger agreement.

   The Building One board considered a number of factors, including those listed below. The Building One board did not consider it practical, and did not try, to rank or weigh the importance of each factor, and different members of the Building One board may have given different weights to different factors. The Building One board also considered presentations by, and consulted with, members of Building One's management as well as its financial advisors and outside and inside legal counsel. The list of factors set forth below is not exhaustive but is believed to include all of the material factors considered by Building One's board.

 Strategic Factors:

  . The combined company would create one of the largest facilities services businesses in the country, with over $3.4 billion of pro forma revenues for the 12 months ended September 30, 1999, pro forma EBITDA, before restructuring and recapitalization charges, of over $310 million for the 12 months ended September 30, 1999, pro forma assets of approximately $2.2 billion as of September 30, 1999 and 27,000 employees at over 250 locations;

  . The companies provide complementary services with relatively little service overlap. The Building One board took into account that the combined company would have significantly more companies to integrate, but concluded that the risks relating to such integration were outweighed by the strategic benefits of the merger;

  . The merger would accelerate geographic coverage, creating service capabilities in all 50 states and, most notably, expand Building One's capabilities to provide all three services from five of the 100 largest United States cities to 43 of the 100 largest cities. The increased geographic coverage resulting from the merger should better attract and serve national accounts and immediately increase cross-selling and service bundling opportunities; and

  . The merger would provide expanded growth opportunities for specialized businesses, such as direct current power, total site solutions, data cabling, building automation, energy services, aftermarket services, preventative maintenance and equipment financing.

 Financial Factors:

  . The financial structure of the merger would create a company with considerable financial resources. The Building One board considered the historical ranges of trading prices in shares of Building One common stock and GroupMAC common stock as compared to the proposed exchange ratio, and noted that Building One stockholders would be receiving a premium for their shares of Building One stock. The Building One board also considered the fact that the merger would be generally tax-free to Building One's stockholders. In addition, the Building One board considered the pro forma effect of the merger on the financial condition and results of the combined company and the value of GroupMAC as compared with other comparable companies using various methods of valuation;

  . The significant increase in market capitalization and public float that would result from the merger could result in more liquidity of the combined company's common stock;

  . Apollo Management, L.P., the largest single investor in the company with various governance rights over Building One, has committed to exchange its affiliate's Building One convertible junior subordinated debentures for GroupMAC convertible preferred stock and to invest, through its affiliates, an additional $150 million upon consummation of the merger; and

  . At its meeting on November 2, 1999, the Building One board considered the financial presentation made to the Building One board and the oral opinion rendered by Bear Stearns, subsequently confirmed in writing, that, as of that date, the proposed exchange ratio was fair to Building One's stockholders from a financial point of view. The opinion of Bear Stearns and the analyses underlying its opinion are summarized below and a copy of the written opinion, dated as of November 2, 1999, setting forth the procedures followed by Bear Stearns, is attached hereto as Annex D. See "--Opinion of Financial Advisor to Building One."

 General Factors:

  . The Building One board reviewed the representations, warranties, covenants and conditions to consummation of the proposed transaction and the circumstances under which GroupMAC would have the right to terminate the merger agreement. The Building One board considered the fact that both Building One and GroupMAC would have the right to terminate the merger agreement under certain specified circumstances if there was a superior proposal. The Building One board considered the circumstances in which a termination fee would be payable in the event that the merger agreement was terminated. The Building One board also considered the fact that the merger would be conditioned on the completion of the additional investment made by affiliates of Apollo.

Opinion of Financial Advisor to GroupMAC

   GroupMAC engaged Chase Securities Inc. to render an opinion as to the fairness, from a financial point of view, of the exchange ratio applicable to the exchange of shares of Building One common stock for shares of GroupMAC common stock, referred to hereafter as the "exchange ratio," the Building One convertible junior subordinated debentures held by Apollo or its affiliates to be exchanged by GroupMAC for shares of GroupMAC convertible preferred stock, referred to hereafter as the "debt exchange consideration," and the consideration to be paid by Apollo or its affiliates for the shares of convertible preferred stock to be issued by GroupMAC, referred to hereafter as the "preferred stock purchase consideration," taken as a whole and considered collectively, to GroupMAC and its shareholders.

   On November 2, 1999, in connection with the evaluation of the transactions by the GroupMAC board of directors, Chase presented and delivered its opinion to the effect that, as of such date, and subject to the assumptions, qualifications and limitations set forth in the opinion, the exchange ratio, the debt exchange consideration and the preferred stock purchase consideration, taken as a whole and considered collectively, are fair, from a financial point of view, to GroupMAC and its shareholders.

   The full text of Chase's written opinion, which sets forth the assumptions, matters considered and qualifications and limitations on the review undertaken by Chase, is attached as Annex C to this joint proxy statement/prospectus and is incorporated into this document by reference. This summary of Chase's opinion is qualified in its entirety by reference to the full text of Chase's opinion. The shareholders of GroupMAC are urged to read carefully Chase's opinion in its entirety.

   Chase's opinion was provided to the GroupMAC board for its information and is directed only to the fairness, from a financial point of view, of the exchange ratio, the debt exchange consideration and the preferred stock purchase consideration, taken as a whole and considered collectively, to GroupMAC and its shareholders as of such date and no other date. The Chase opinion:

  . does not constitute a recommendation to the GroupMAC board in connection with the merger;

  . does not address the merits of the underlying decision by GroupMAC to engage in the merger or the price or range of prices at which shares of GroupMAC common stock or Building One common stock, as the case may be, may trade subsequent to the announcement or completion of the merger;

  . does not express an opinion as to the fairness of the cash consideration to the holders of GroupMAC common stock who elect to receive such consideration;

  . does not express an opinion about any of the exchange ratio, the debt exchange consideration or the preferred stock purchase consideration, considered individually; and

  . does not constitute a recommendation to any holder of shares of GroupMAC common stock as to how that shareholder should vote at the special meeting.

   Although Chase evaluated the fairness, from a financial point of view, of the exchange ratio, the debt exchange consideration and the preferred stock purchase consideration, taken as a whole and considered collectively, to GroupMAC and its shareholders, each of the exchange ratio, the debt exchange consideration and the preferred stock purchase consideration was determined by GroupMAC and Building One or BOSS II through arm's-length negotiations. GroupMAC did not provide specific instructions to, or place any limitation on, Chase with respect to the procedures to be followed or factors to be considered by Chase in performing its analyses or providing Chase's opinion.

   In connection with Chase's opinion, Chase, among other things:

  . reviewed the merger agreement;

  . reviewed the subscription and exchange agreement;

  . reviewed the investor's rights agreement;

  . reviewed the terms of the convertible preferred stock;

  . reviewed certain publicly available business and financial information that Chase deemed relevant relating to GroupMAC and Building One and the respective industries in which they operate;

  . reviewed certain internal non-public financial and operating data provided to Chase by or on behalf of the managements of GroupMAC and Building One relating to such businesses, respectively, before and after giving effect to the transactions, including information provided by such managements relating to the capitalization of GroupMAC and certain forecast information as to the future financial results of such businesses and information concerning the expected operational and strategic benefits of the merger;

  . discussed with members of GroupMAC's and Building One's senior managements the foregoing, including GroupMAC's and Building One's operations, historical financial statements and future prospects, before and after giving effect to the transactions, and their views of the operational and strategic benefits and other implications of the merger, and such other matters as Chase deemed necessary or appropriate;

  . compared the financial and operating performance of GroupMAC and Building
    One with publicly-available information concerning other companies Chase deemed to be comparable and reviewed the relevant historical stock prices and trading volumes of the shares of GroupMAC common stock and the Building One common stock and certain publicly-traded securities of such other companies;

  . reviewed the financial terms of recent transactions Chase deemed relevant to Chase's inquiry; and

  . performed such other analyses and examinations as Chase deemed necessary or appropriate.

   Chase relied upon and did not assume any responsibility for the verification of the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for Chase, or publicly available, for purposes of Chase's opinion. Chase relied upon the assurances of management of GroupMAC and Building One that they were not aware of any facts that would make such information inaccurate or misleading in any respect material to Chase's analyses. Chase neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of GroupMAC or Building One, nor did Chase conduct a physical inspection of all of the properties and facilities of GroupMAC or Building One. Chase assumed that the financial forecast and projection information provided to or discussed with Chase, as well as the information concerning the expected operational and strategic benefits of the merger were reasonably determined on bases reflecting the best currently available estimates and judgments of the managements of GroupMAC and Building One as to the future financial performance of GroupMAC and Building One, as the case may be. Chase further assumed that, in all material respects, these forecasts and projections will be realized in the amounts and at the times indicated in such data. Chase expressed no view as to the information or the assumptions on which they were based. Chase also assumed, and GroupMAC informed Chase, that the transactions will be accounted for on a purchase basis and the merger will be tax-free to each of GroupMAC and Building One and their respective shareholders, except to the extent cash is received in the merger. Chase relied as to all legal, accounting and tax matters with respect to the transactions on legal counsel and accountants to GroupMAC. Chase was not asked to and did not solicit third-party offers to acquire all or part of the GroupMAC preferred stock to be issued in the transactions.

   For purposes of rendering Chase's opinion, Chase assumed, in all respects material to Chase's analysis, that the representations and warranties of each party contained in the merger agreement and the subscription and exchange agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and the subscription and exchange agreement and that all of the conditions to the consummation of the transactions would be satisfied without waiver. Chase also assumed that all material governmental, regulatory or other consents and approvals would be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents or approvals, or any amendments, modifications or waivers to any documents to which either of GroupMAC or Building One is a party, as contemplated by the merger agreement or the subscription and exchange agreement, no restrictions would be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to the holders of common stock of the transactions.

   Chase based its opinion on market, economic and other conditions as they existed on the date of its opinion. The following summarizes the material analyses performed by Chase and reviewed with the GroupMAC board at its meeting on November 2, 1999 in connection with Chase's presentation and opinion to the GroupMAC board on that date.

 Transaction Analyses

 Historical Exchange Ratio Analysis

   Chase reviewed the historical exchange ratios of GroupMAC common stock and Building One common stock relative to the 1.25x exchange ratio based on closing prices during the period from November 28, 1997 to October 28, 1999. This analysis indicated a 30 day average ratio of 1.13, an average ratio of 1.08 since the Building One recapitalization (which was completed on April 30, 1999), a low ratio of 0.62, a high ratio of 1.97 and a ratio as of November 1, 1999 of 1.12.

 Pro Forma Contribution Analysis

   Chase analyzed the relative contributions of GroupMAC and Building One to the diluted net income, basic net income and EBITDA of the pro forma combined entity, assuming that $150 million in GroupMAC common shares were redeemed for cash, on the one hand, and no GroupMAC common shares were redeemed for cash, on the other. Chase reviewed the ownership percentages of the GroupMAC and Building One shareholders, as of November 1, 1999, calculated on a diluted basis, assuming conversion of convertible preferred stock and excluding the effects of options and warrants. The ownership percentages include shares attributable to Apollo from the convertible preferred stock.

   Chase also reviewed the common equity and implied enterprise value of the pro forma combined entity. "Common equity" was calculated using basic shares outstanding multiplied by the closing price of GroupMAC's common stock on November 1, 1999. "Implied enterprise value" was calculated as common equity plus total debt and preferred stock, calculated at face value, less cash. These analyses indicated the following about the contributions of the two companies to the pro forma combined entity:

                                        $150 million
                                         Redemption           $0 Redemption
                                    --------------------- ---------------------
                                    GroupMAC Building One GroupMAC Building One
                                    -------- ------------ -------- ------------
Ownership..........................    48%        52%        54%        46%
  1999 Diluted Net Income
   Contribution....................    46%        54%        49%        51%
  2000 Diluted Net Income
   Contribution....................    47%        53%        50%        50%

Common Equity......................    45%        55%        53%        47%
  1999 Basic Net Income
   Contribution....................    43%        57%        47%        53%
  2000 Basic Net Income
   Contribution....................    45%        55%        48%        52%

Implied Enterprise Value...........    47%        53%        46%        54%
  1999 EBITDA Contribution.........    45%        55%        45%        55%
  2000 EBITDA Contribution.........    45%        55%        45%        55%

   Estimates for 1999 are based on the estimates of GroupMAC and Building One and assume that all acquisitions consummated during 1999 had occurred on January 1, 1999. Projections for 2000 assume no acquisitions in 2000.

 Implied Discounted Cash Flow Contribution Analysis

   Chase reviewed the discounted cash flow contributions of GroupMAC and Building One assuming that $150 million in GroupMAC common shares were redeemed for cash, on the one hand, and no GroupMAC common shares were redeemed for cash on the other. For purposes of this analysis, Chase assumed a 5.5x EBITDA exit multiple and a 13% discount rate. The analysis indicated the following about the discounted cash flow contributions of the two companies to the pro forma combined entity:

                                        $150 million
                                         Redemption           $0 Redemption
                                    --------------------- ---------------------
                                    GroupMAC Building One GroupMAC Building One
                                    -------- ------------ -------- ------------
Ownership..........................    48%        52%        54%        46%
 Implied DCF Equity Value
  Contribution.....................    44%        56%        50%        50%

Implied Enterprise Value...........    47%        53%        46%        54%
 Implied DCF Enterprise Value
  Contribution.....................    44%        56%        44%        56%

 Accretion/Dilution Analysis

   Chase analyzed the expected pro forma impact of the merger on projected EPS for GroupMAC for 2000. The analysis was made for various levels of cash utilized from proceeds of convertible preferred stock to redeem GroupMAC shares, ranging from zero to $150 million. The pro forma earnings per share were calculated using information provided by the managements of GroupMAC and Building One. Chase analyzed the accretion to GroupMAC as a stand alone entity both including and excluding projected future acquisitions in 2000. Chase utilized the Institutional Brokerage Estimate System consensus analyst estimate, which assumes future acquisitions, as well as GroupMAC management's estimate, which did not assume future acquisitions. The post-transaction diluted EPS assumes all $150 million of the proceeds from the convertible preferred stock are used to redeem GroupMAC shares. This analysis indicated that the current transactions would be moderately accretive to 2000 estimated EPS based on the Institutional Brokerage Estimate System figures and GroupMAC management's figures.

 Precedent Transactions Premiums Paid Analysis

   Chase reviewed seventy-one transactions that did not involve mergers of equals in which the consideration paid was 100% stock and noted the following transaction premiums to closing share prices at one day, one week and one month prior to the transaction date:

                         Premium to Closing Share Price

                                                     One Day  One Week  One Month
                                                     -------  --------  ---------
      High..........................................  114.3%   139.2%     185.9%
      Median........................................   21.8%    25.1%      29.0%
      Mean..........................................   25.8%    31.3%      35.2%
      Low...........................................  (11.2%)  (14.4%)    (15.6%)

   Chase also reviewed nine transactions involving mergers of equals and noted the following transaction premiums for the same periods:

                         Premium to Closing Share Price

                                                     One Day  One Week One Month
                                                     -------  -------- ---------
      High..........................................   24.4%    26.0%     27.6%
      Median........................................    2.0%     0.3%     12.2%
      Mean..........................................    3.5%     5.0%      7.6%
      Low...........................................  (13.9%)   (9.8%)   (10.6%)

   Chase analyzed the implied transaction value of Building One based upon the closing price of shares of GroupMAC common stock on November 1, 1999 of $10.00 per share and the exchange ratio. This analysis implied a Building One per share price of $12.50. The implied share price represented a premium of 11.7% to Building One's November 1, 1999 closing share price of $11.19, a 10.5% premium to Building One's 30-day average closing share price and a 0.5% premium to Building One's 60-day average closing share price.

   Chase then compared this to the total consideration to be received by each GroupMAC shareholder based on such shareholder's election to receive 0% of the consideration in cash, 29% in cash (the maximum amount of cash received by each shareholder if all shareholders tender at least 29% of their shares) and 50% in cash (the maximum amount of shares each shareholder is able to tender). Based upon this analysis, the implied total value per share of GroupMAC common stock and the premium to the closing price of shares of GroupMAC common stock on November 1, 1999, the average closing price for the 30 days from October 4, 1999 to November 1, 1999 and the 60 days from September 2, 1999 to November 1, 1999 are set forth in the table below. Chase calculated the implied total value per GroupMAC share as the sum of the cash consideration to be received by each GroupMAC shareholder, if any, and the implied value of each GroupMAC common share calculated by multiplying the closing price of a share of Building One common stock on November 1, 1999 by the inverse of the exchange ratio.

                                 Implied Total
                                   Value Per      Premium to GroupMAC Closing Share Price
                                   GroupMAC    ----------------------------------------------
      Cash Election Percentage   Common Share  November 1, 1999 30 Day Average 60 Day Average
      ------------------------   ------------- ---------------- -------------- --------------
        0%....................      $ 8.95          (10.5%)         (10.7%)        (17.9%)
        29%...................      $10.26            2.6%            2.3%          (5.9%)
        50%...................      $11.23           12.3%           12.0%           2.9%

 Analysis of Preferred Stock

 Conversion Premium Analysis

   Chase compared the terms of the convertible preferred stock to be issued by GroupMAC to Apollo or its affiliates pursuant to the subscription and exchange agreement to recent convertible preferred stock or convertible debt issued by the following companies: Allied Waste, Building One, Metris Company, NationsRent, Rare Medium, RCN Corporation, Renters Choice, Stericycle and United Rentals. For purposes of this comparison, Chase compared the conversion premium to the average closing price of such companies' shares of common stock for the one day, one week and one month prior to the announcement of the issuance of such preferred shares or convertible debt. Chase calculated the ratio of the conversion premium to averages as follows:

                  Conversion Premium to Average Closing Price

                                                      One Day One Week One Month
                                                       Price   Price     Price
                                                      ------- -------- ---------
      High...........................................  37.3%    43.3%    50.6%
      Median.........................................  19.0%    15.4%    10.0%
      Mean...........................................  19.3%    19.3%    16.9%
      Low............................................   6.4%    (1.4%)   (2.8%)

   By comparison, Chase noted that the conversion premium to the average closing price of GroupMAC's shares of common stock one day, one week and one month prior to the announcement of the issuance of the convertible preferred stock was 40.0%, 42.9% and 39.3%.

 Theoretical Valuation of Preferred Stock

   Chase performed an analysis of a possible theoretical value of the convertible preferred stock. Possible theoretical value represents a quantitative analysis of the security being offered, independent of any qualitative characteristics. The convertible preferred stock was analyzed using a binomial model, which separates the debt component value and the equity component value.

   Assuming a 40% volatility for shares of GroupMAC common stock, Chase analyzed the possible theoretical value of the convertible preferred stock with a conversion premium of 30%, 35% and 40% and a spread to U.S. government treasury securities with 10 year maturities of 450 and 550 basis points. Volatility was derived by calculating the standard deviation of shares of GroupMAC common stock's daily returns over a given period and then annualizing such return based on a year with 250 trading days. The results of Chase's analysis, expressed as a percentage of the convertible preferred stock's face value, are set forth in the table below.

      Conversion Premium              450 bps Spread                       550 bps Spread
      ------------------              --------------                       --------------
             30%                           110%                                 107%
             35%                           108%                                 104%
             40%                           106%                                 102%

   Chase then assumed a 50% volatility for shares of GroupMAC common stock and analyzed the possible theoretical value of the convertible preferred stock. The results of this analysis, expressed as a percentage of the convertible preferred stock's face value, are set forth in the table below.

      Conversion Premium              450 bps Spread                       550 bps Spread
      ------------------              --------------                       --------------
             30%                           115%                                 111%
             35%                           113%                                 109%
             40%                           111%                                 107%

   Chase further analyzed the theoretical investment value of the convertible preferred stock. Investment value is the theoretical value of the convertible preferred stock without the conversion feature. Chase determined a theoretical investment value of the convertible preferred stock, expressed as a percentage of its face value, of 73% and 67% for a 450 and 550 basis point spread over U.S. treasury securities with 10-year maturities, respectively.

 Analysis of GroupMAC

 Analysis of GroupMAC Historical Share Prices

   Chase analyzed the historical trading performance of shares of GroupMAC common stock. The following table sets forth the high, mean and low closing prices of shares of GroupMAC common stock for the period indicated.

                    Closing Prices of GroupMAC Common Stock

                                                              High   Mean   Low
                                                             ------ ------ -----
      Since IPO............................................. $20.38 $14.21 $9.50
      Last 12 months........................................  15.44  12.68  9.50
      Last 6 months.........................................  14.44  12.54  9.50
      Last 3 months.........................................  14.00  11.64  9.50
      Last 1 month..........................................  12.50  10.08  9.50

By comparison, Chase noted that the closing share price for GroupMAC common stock was $10.00 on November 1, 1999.

 GroupMAC Comparable Company Analysis

   Chase calculated the following two financial ratios for a selected group of companies that it deemed to be similar to GroupMAC. The companies reviewed by Chase for the GroupMAC comparable companies analysis included ABM Industries; Integrated Electrical Services; Comfort Systems; Building One; and EMCOR Group.

  . Enterprise Value to EBITDA ratio, which is based upon the Enterprise
    Value as of November 1, 1999 and EBITDA for the last twelve months ended June 30, 1999 for Integrated Electrical Services, Comfort Systems, Building One and EMCOR Group and July 31, 1999 for ABM Industries, based upon each companies' public filings and estimates for the 1999 fiscal year based on equity analyst research reports.

  . Share price to EPS, or "P/E," ratio, which is based upon the closing share prices as of November 1, 1999 and the EPS estimates from the Institutional Brokers Estimate System consensus.

   For purposes of Chase's analysis, "Enterprise Value" is the fully diluted equity value of a company plus its net outstanding debt and preferred stock.

   Chase's analysis of these companies determined the relevant ranges for the comparable companies' multiples as indicated in the following table.

                                     1999E P/E 2000E P/E LTM EBITDA 1999E EBITDA
                                     --------- --------- ---------- ------------
      Median........................   7.8x      6.4x       5.9x        4.8x
      Mean..........................   8.9x      7.8x       6.0x        5.0x

   Based on its analysis and using estimates of GroupMAC's net income in 1999 and 2000 using the Institutional Brokerage Estimate System consensus analyst estimate and EBITDA in 1999 based on equity analyst research reports and for the last twelve months ended June 30, 1999 based on GroupMAC's public filings, Chase determined an implied equity value of $7.00 to $12.00 per share of GroupMAC common stock. By comparison, Chase noted the November 1, 1999 closing share price of GroupMAC common stock of $10.00.

   None of the selected companies reviewed for the comparable public companies analysis was identical to GroupMAC and, accordingly, an analysis of the foregoing necessarily involved complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and the other factors that could affect the companies compared to GroupMAC.

 Comparable Transaction Analysis

   Chase compared the following two financial ratios for GroupMAC to those for a selected group of transactions that it deemed to be similar to the current transaction. The transactions reviewed by Chase included the Service Master/American Residential Services transaction announced on March 23, 1999 and the Lennox/Service Experts transaction announced on October 27, 1999. Chase reviewed the Lennox/Service Experts transaction based on a closing Lennox common stock price of $13.25 per share on the day prior to the announcement of the transaction and a closing common stock price of $10.00 per share on the announcement date.

  . Transaction Value to EBITDA ratio, which is based upon the Transaction
    Value when the transaction was announced and EBITDA for the last twelve months ended December 31, 1998 for American Residential Services and June 30, 1999 for Service Experts, based upon each company's public filings and forward EBITDA based on equity analyst research reports.

  . Equity Value to Net Income, which is based upon the closing share price of the acquiror when the transaction was announced and Net Income for the last twelve months ended December 31, 1998 for American Residential Services and June 30, 1999 for Service Experts, based upon each company's public filings and estimated earnings per share equity based on analyst research reports.

   Chase's analysis of these comparable transactions determined the relevant ranges for the comparable transaction multiples as indicated in the following table.

                                          LTM    Forward     LTM      Forward
                                         EBITDA   EBITDA  Net Income Net Income
                                        Multiple Multiple  Multiple   Multiple
                                        -------- -------- ---------- ----------
Lennox/Service Experts
 (based on Lennox per share price day
 of announcement)......................   4.8x     4.6x      5.6x       6.3x
Lennox/Service Experts
 (based on Lennox per share price day
 prior to announcement)................   5.5x     5.2x      7.4x       8.3x
Service Master/American Residential
 Services .............................     --     6.2x        --      15.3x

   Based on its analysis and using estimates of EBITDA and net income for the last twelve months ended June 30, 1999 based on GroupMAC's public filings and projected 1999 EBITDA based on equity research reports and projected 1999 net income based on the Institutional Brokerage Estimate System consensus estimate, Chase determined an implied equity value of $7.00 to $14.00. By comparison, Chase noted the November 1, 1999 closing share price of GroupMAC common stock of $10.00.

   None of the selected transactions reviewed in the comparable transaction analysis was identical to the current transaction and, accordingly, an analysis of the foregoing necessarily involved complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions compared to the current transaction.

 GroupMAC Discounted Cash Flow Analysis

   Chase performed a discounted cash flow analysis of GroupMAC based upon forecast and projection information provided to Chase by the management of GroupMAC for the years 2000 through 2004 assuming no acquisitions. Utilizing this information, Chase calculated a range of values based upon the discounted present value of the sum of the projected stream of unlevered free cash flows to GroupMAC through the year 2004 and the projected terminal value of GroupMAC at the year 2004 based upon a range of EBITDA multiples applied to projected EBITDA in 2004. Chase applied (1) discount rates of 12.0%, 13.0%, 14.0% and

15.0% and (2) 2004 EBITDA exit multiples of 4.5x, 5.5x and 6.5x. Using this analysis Chase determined an implied per share equity value for GroupMAC ranging approximately from $9.50 to $18.50, as compared to GroupMAC's November 1, 1999 closing share price of $10.00.

 Analysis of Building One

 Analysis of Building One Historical Share Prices

   Chase analyzed the historical trading performance of shares of Building One's common stock. The following table sets forth the high, mean and low closing prices of shares of Building One's common stock for the period indicated.

                  Closing Prices of Building One Common Stock

                                                             High   Mean   Low
                                                            ------ ------ ------
      Since IPO............................................ $25.38 $17.74 $10.00
      Last 12 months.......................................  22.50  15.56  10.00
      Last 6 months........................................  15.88  13.37  10.00
      Last 3 months........................................  15.00  12.79  10.00
      Last 1 month.........................................  12.63  11.41  10.00

By comparison, Chase noted that the closing share price of Building One common stock was $11.19 on November 1, 1999.

 Building One Comparable Company Analysis

   As with GroupMAC, Chase calculated the following two financial ratios for Building One to those for a selected group of companies that it deemed to be similar to Building One. The companies reviewed by Chase for the Building One comparable companies analysis included ABM Industries; Integrated Electrical Services; Comfort Systems; GroupMAC; and EMCOR Group.

  . Enterprise Value to EBITDA ratio, which is based upon the Enterprise
    Value as of November 1, 1999 and EBITDA estimates for the twelve months ended June 30, 1999 for Integrated Electrical Services, Comfort Systems, GroupMAC and EMCOR Group and July 31, 1999 for ABM Industries based upon each companies' public filings and for the 1999 fiscal year based upon equity analyst research reports.

  . Share price to EPS, or "P/E," ratio, which is based upon the closing share prices as of November 1, 1999 and the EPS estimates from the Institutional Brokers Estimate System consensus.

   For purposes of Chase's analysis, "Enterprise Value" is the fully diluted equity value of a company plus its net outstanding debt and preferred stock.

   Chase's analysis of these companies determined the relevant ranges for the comparable companies' multiples as indicated in the following table.

                                     1999E P/E 2000E P/E LTM EBITDA 1999E EBITDA
                                     --------- --------- ---------- ------------
      Median........................   8.2x      6.9x       6.6x        5.3x
      Mean..........................   9.3x      8.1x       6.2x        5.1x

Based on its analysis and using estimates of Building One's net income in 1999 and 2000 using the Institutional Brokerage Estimate System consensus estimate and EBITDA in 1999 based on equity analyst research reports and for the last twelve months ended June 30, 1999 based on Building One's public filings, Chase determined an implied equity value of $8.00 to $18.00 per share of Building One common stock. By comparison, Chase noted the November 1, 1999 closing share price of Building One common stock of $11.19.

   None of the selected companies reviewed for the comparable public companies analysis was identical to Building One and, accordingly, an analysis of the foregoing necessarily involved complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and the other factors that could affect the companies compared to Building One.

 Comparable Transaction Analysis

   Similar to its analysis for GroupMAC, Chase compared the following two financial ratios for Building One to those for a selected group of transactions that it deemed to be similar to the current transaction. The transactions reviewed by Chase included the Service Master/American Residential Services transaction announced on March 23, 1999 and the Lennox/Service Experts transaction announced on October 27, 1999. Chase reviewed the Lennox/Service Experts transaction based on a closing Lennox common stock price of $13.25 per share on the day prior to the announcement of the transaction and a closing common stock price of $10.00 per share on the announcement date.

  . Transaction Value to EBITDA ratio, which is based upon the Transaction
    Value when the transaction was announced and EBITDA for the twelve months ended December 31, 1998 for American Residential Services and June 30, 1999 for Service Experts based upon each company's public filings and estimated EBITDA based on equity analyst research reports.

  . Equity Value to Net Income, which is based upon the closing share price of the acquiror when the transaction was announced and Net Income for the twelve months ended December 31, 1998 for American Residential Services and June 30, 1999 for Service Experts based upon each company's public filings and estimated earnings per share based on equity analyst research reports.

   Chase's analysis of these comparable transactions determined the relevant ranges for the comparable transaction multiples as indicated in the following table.

                                          LTM    Forward     LTM      Forward
                                         EBITDA   EBITDA  Net Income Net Income
                                        Multiple Multiple  Multiple   Multiple
                                        -------- -------- ---------- ----------
Lennox/Service Experts
 (based on Lennox per share price day
 of announcement)......................   4.8x     4.6x      5.6x       6.3x
Lennox/Service Experts
 (based on Lennox per share price day
 prior to announcement)................   5.5x     5.2x      7.4x       8.3x
Service Master/American Residential
 Services .............................     --     6.2x        --      15.3x

   Based on its analysis and using estimates of EBITDA and net income for the last twelve months ended June 30, 1999 based on Building One's public filings and projected 1999 EBITDA based on equity analyst research reports and projected 1999 net income based on the Institutional Brokerage Estimate System consensus estimate, Chase determined an implied equity value of $8.00 to $19.00. By comparison, Chase noted the November 1, 1999 closing share price of Building One common stock of $11.19.

   None of the selected transactions reviewed in the comparable transaction analysis was identical to the current transaction and, accordingly, an analysis of the foregoing necessarily involved complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions compared to the current transaction.

 Building One Discounted Cash Flow Analysis

   Similar to its analysis for GroupMAC, Chase performed a discounted cash flow analysis of Building One based upon forecast and projection information provided to Chase by the management of Building One for the years 2000 through 2004, assuming no acquisitions. Utilizing this information, Chase calculated a range of values based upon the discounted present value of the sum of the projected stream of unlevered free cash flows to Building One through the year 2004 and the projected terminal value of Building One at the year 2004 based upon a range of forward EBITDA multiples applied to projected EBITDA in 2004. Chase applied (1) discount rates of 12.0%, 13.0%, 14.0% and 15.0% and (2) 2004 EBITDA exit multiples of 4.5x, 5.5x and 6.5x. Using this analysis Chase determined an implied per share equity value for Building One ranging from $15.50 to $28.50, as compared to Building One's November 1, 1999 closing price of $11.19 per share.

   The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is, therefore, not readily susceptible to partial analysis or summary description and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the opinion of Chase, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Chase opinion. Chase did not form an opinion as to whether any individual analysis, considered in isolation, supported or failed to support the Chase opinion. In arriving at its opinion, Chase considered the results of all of such analyses and did not attribute particular weight to any one analysis or factor considered by it. The analyses performed by Chase, particularly those based on forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Chase's analysis of the fairness, from a financial point of view, to GroupMAC and its shareholders of the exchange ratio, the debt exchange and the convertible preferred stock purchase consideration, taken as a whole and considered collectively.

   Chase, as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Chase and its affiliates, in the ordinary course of business, have, from time to time, provided, and in the future may continue to provide, commercial and investment banking services to GroupMAC and/or Building One. An affiliate of Chase is a lender and serves as agent bank under GroupMAC's senior credit facilities. In the ordinary course of business, Chase or its affiliates may trade in the debt and equity securities of GroupMAC and/or Building One for its own accounts and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

   The terms of the engagement of Chase by GroupMAC are set forth in a letter agreement, dated May 7, 1999, as amended, between Chase and GroupMAC. Pursuant to the terms of the engagement letter agreement, a fee of $6 million is payable to Chase upon the consummation of the merger between GroupMAC and Building One. In addition, GroupMAC has agreed to reimburse Chase for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of its counsel and reasonable travel and other out-of-pocket expenses, and to indemnify Chase against certain liabilities relating to or arising out of its engagement. To the extent that such indemnification includes liabilities arising under the federal securities laws, it may not be enforceable as it may be determined to be against public policy.

Opinion of Financial Advisor to Building One

   On November 2, 1999, Bear Stearns delivered to the board of directors of Building One Bear Stearns' opinion that, as of the date thereof, and subject to the assumptions and qualifications set forth therein, the exchange ratio, as defined in the merger agreement, was fair, from a financial point of view, to the holders of Building One common stock.

   The full text of Bear Stearns' opinion is set forth as Annex D to this joint proxy statement/prospectus and describes the assumptions made, matters considered and limits on the review undertaken. Building One stockholders are urged to read the opinion in its entirety. The summary of Bear Stearns' opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

   Bear Stearns' opinion is intended for the benefit and use of the board of directors of Building One, and does not constitute a recommendation of the merger or a recommendation to any stockholder of Building One as to how any such stockholder should vote on the merger or any issue relating thereto. Bear Stearns' opinion does not address Building One's underlying business decision to effect the merger. It should be understood that, although subsequent developments may affect the conclusions reached in the opinion, Bear Stearns has not been requested to and does not have any obligation to, nor does it intend to, update, revise or reaffirm its opinion.

   The exchange ratio pursuant to the merger agreement was determined by arm's-length negotiations between Building One and GroupMAC and was not based on any recommendation by Bear Stearns, although Bear Stearns provided advice to Building One and the board of directors of Building One from time to time with respect thereto. Except as otherwise noted herein, no limitations were imposed by Building One or the board of directors of Building One on Bear Stearns with respect to the investigations made or the procedures followed by Bear Stearns in rendering its opinion.

   As more fully described in its opinion, in the course of Bear Stearns' analyses for rendering the opinion, among other things, it reviewed various public filings and other documents, met with certain members of the senior management of Building One and GroupMAC to discuss each company's respective businesses, operations and historical and future prospects and conducted such studies, analyses, inquiries and investigations as it deemed appropriate. As more fully described in its opinion, in the course of its review Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including, without limitation, the forecasted financial results and synergy estimates provided to Bear Stearns. Also as more fully described in its opinion with respect to forecasted financial results, Bear Stearns assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of senior management as to the expected future performance of Building One and GroupMAC, respectively. Also as more fully described in its opinion, Bear Stearns did not assume any responsibility for the independent verification of any information provided to it, and Bear Stearns further relied upon the assurances of the senior management of each of Building One and GroupMAC that they are unaware of any facts that would make any such information provided to Bear Stearns incomplete or misleading. In arriving at its opinion, Bear Stearns did not perform any independent appraisal of the assets and liabilities of Building One and GroupMAC, nor was Bear Stearns provided with any appraisals. Bear Stearns also assumed that the merger will constitute a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Bear Stearns' opinion is necessarily based on economic, market and other conditions, and the information made available to Bear Stearns.

   In connection with preparing and rendering its opinion, Bear Stearns performed a variety of valuation, financial and comparative analyses. The summary of such analyses, as set forth below, does not purport to be a complete description of the analyses underlying Bear Stearns' opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Bear Stearns believes that its analyses must be considered as a whole, and that selecting portions of its analyses and the factors considered by it, without considering all such factors and analyses, could create an incomplete view of the processes underlying Bear Stearns' opinion. Moreover, the estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Accordingly, such estimates are inherently subject to substantial uncertainties.

   In connection with its engagement, Bear Stearns was not authorized to solicit, and did not solicit, third-party indications of interest with respect to the acquisition of all or a part of Building One, nor did Bear Stearns review with Building One or the board of directors of Building One any potential transactions in lieu of the merger.

   Bear Stearns did not express any opinion as to the price or range of prices at which the shares of common stock of Building One and GroupMAC may trade subsequent to the announcement of the merger or as to the price or range of prices at which the shares of common stock of GroupMAC may trade subsequent to the consummation of the merger.

   The following is a summary of the material valuation, financial and comparative analyses presented by Bear Stearns to the board of directors of Building One on November 2, 1999 in connection with the Bear Stearns' opinion, which was rendered on such date. In all cases below, with respect to the Discounted Cash Flow Analysis, the Relative Contribution Analysis and the Accretion/Dilution Analysis, Bear Stearns utilized the financial information referred to above and provided to it by Building One and GroupMAC management.

   Implied Transaction Price. Bear Stearns analyzed the transaction price per share to Building One implied in the merger. Bear Stearns noted that the current GroupMAC stock price of $10.06 and an exchange ratio of 1.25x implied a transaction price per share to Building One of $12.58, which was a premium of 12.4% to the Building One stock price of $11.19 per share on November 1, 1999.

   Historical Exchange Ratio Analysis. Bear Stearns reviewed the historical stock prices of Building One and GroupMAC over various time periods. Bear Stearns divided the stock price of Building One by the stock price of GroupMAC for the various time periods and compared the resulting ratios with the exchange ratio. Bear Stearns noted that the 1.25 exchange ratio exceeded the current trading ratio of 1.11 and the average historical trading ratios for the last 10 trading days (1.12), the last 30 trading days (1.16), the last 60 trading days (1.11), the last 90 trading days (1.10) and since April 30, 1999, the day Building One completed its tender offer and recapitalization (1.07).

   Discounted Cash Flow Analysis. Bear Stearns performed a discounted cash flow
(DCF) analysis of the combined company and of Building One on a stand-alone basis for fiscal 2000E through fiscal 2004E. Bear Stearns used discount rates of 10% to 15%, based on a weighted average cost of capital for other companies involved in the facilities services industry. In performing its analysis for Building One on a stand-alone basis, Bear Stearns used terminal value EBITDA multiples of 4.0x to 6.5x. In performing its analysis for the combined company, Bear Stearns noted that it used slightly higher terminal value EBITDA multiples of 4.5x to 7.0x to reflect the potential benefits of an expanded multiple being accorded to the combined company. Bear Stearns added the present values of the discounted free cash flows to the present values of the terminal values to arrive at a range of enterprise values for the combined company and Building One. Bear Stearns then deducted long-term debt and added cash to the enterprise values for the combined company and Building One to arrive at a range of equity values for the combined company and Building One, and then divided such equity values by the relevant number of outstanding shares to calculate a range of equity values per share for the combined company and Building One. Based on such equity values per share, Bear Stearns noted that the combined company values per share exceeded the Building One stand-alone values per share for the entire range presented.

   Relative Contribution Analysis. Bear Stearns reviewed with the board the relative contribution of each of Building One and GroupMAC to certain estimated income statement categories of the combined company including revenue, EBITDA, EBIT and net income for 1999E (pro forma, as if all acquisitions completed to date in 1999 occurred on January 1, 1999), 2000E and 2001E. Bear Stearns reviewed these income statement categories with and without the inclusion of estimated synergies. These relative contributions are summarized in the following table. The relative contributions of these income statement categories were then compared, in the case of revenue, EBITDA and EBIT, to the relative enterprise value (market equity value plus debt less cash) percentages implied by the exchange ratio. The relative contribution of net income was compared to the relative equity value percentages implied by the exchange ratio. Bear Stearns observed that Building One's share of the combined enterprise value would be 52.9% at the exchange ratio. Bear Stearns also observed that Building One's share of the combined equity value would be 51.8% at the exchange ratio. For purposes of this calculation, Bear Stearns assumed that the new BOSS II investment would be treated as an equity investment directly in GroupMAC.

                                                           Building One GroupMAC
                                                           ------------ --------
      Revenues
        1999PF............................................     52.7%      47.3%
        2000E.............................................     52.7%      47.3%
      EBITDA--without synergies
        1999PF............................................     55.3%      44.7%
        2000E.............................................     55.3%      44.7%
      EBITDA--with synergies
        1999PF............................................     54.2%      43.8%
        2000E.............................................     54.2%      43.9%
      EBIT--without synergies
        1999PF............................................     55.9%      44.1%
        2000E.............................................     55.6%      44.4%
      EBIT--with synergies
        1999PF............................................     54.3%      43.4%
        2000E.............................................     54.3%      43.4%
      Net Income--without synergies
        1999PF............................................     54.8%      45.2%
        2000E.............................................     54.7%      45.3%
      Net Income--with synergies
        1999PF............................................     52.8%      43.8%
        2000E.............................................     53.1%      43.9%

   Accretion/Dilution Analysis. Bear Stearns performed a per share earnings accretion/dilution analysis for 2000E and 2001E. Bear Stearns combined the projected operating results of Building One with the corresponding projected operating results of GroupMAC and factored in projected cost savings and operating synergies to arrive at the combined company projected net income. Bear Stearns divided the combined company net income by the pro forma fully diluted shares outstanding to arrive at a combined company earnings per share. Bear Stearns compared the combined company earnings per share for 2000E and 2001E and noted that in both years the merger was accretive to GroupMAC's earnings per share. Bear Stearns also multiplied the combined company earnings per share in 2000E and 2001E by the 1.25 exchange ratio and compared this pro forma adjusted combined company earnings per share for Building One to projected stand-alone earnings per share for Building One for 2000E and 2001E. Bear Stearns noted that, in both years, the merger was slightly dilutive to Building One's earnings per share.

   Other Analyses. Bear Stearns conducted such other analyses as it deemed necessary, including reviewing historical and updated projected financial and operating data for both Building One and GroupMAC and selected investment research reports on Building One and GroupMAC and the facilities services industry, including reviewing available information regarding the individual and institutional holders of Building One and GroupMAC common shares.

   Pursuant to the terms of its engagement letter, Building One has paid Bear Stearns a fee of $600,000 with respect to services rendered under its engagement letter, including the rendering of the opinion, and has agreed to pay Bear Stearns an additional fee of $4.525 million upon consummation of the merger. Building One also has agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses, and to indemnify Bear Stearns and certain related persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

   Bear Stearns may actively trade the equity securities of Building One and GroupMAC for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

   Bear Stearns is an internationally recognized investment banking firm and was selected as financial advisor to the board of directors of Building One in connection with the merger and asked to provide advice to the board of directors of Building One in the merger negotiations and render its opinion in connection with the merger based on Bear Stearns' qualifications, expertise and reputation in providing advice to companies in merger transactions. As part of its investment banking business, Bear Stearns is engaged regularly in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Interests of GroupMAC Executive Officers and Directors

   Members of GroupMAC's management and the GroupMAC board may be deemed to have interests in the merger that are different from, or in addition to, the interests of the GroupMAC shareholders generally. The GroupMAC board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

   Combined Company Board. As of the closing, the board of directors of the combined company will be composed of four designees of GroupMAC, four designees of Building One, four designees of Apollo and one independent person jointly designated by GroupMAC, Building One and Apollo. Messrs. Luke, Millinor, Morrison and Sullivan are designees of GroupMAC. See "Board of Directors and Management of the Combined Company Following the Merger."

   Combined Company Management. J. Patrick Millinor, Jr. will become chairman of the board of the combined company. Messrs. Norris, Callahan and Rouse are expected to leave GroupMAC. GroupMAC expects to enter into severance agreements with these individuals, but no agreement has been reached with any of them regarding the severance benefits to be received by them.

   Change of Control. Under employment agreements in effect between GroupMAC and its senior executive officers, the merger will result in a change of control of GroupMAC. The employment agreements generally provide that, if the executive's employment is terminated within two years following a change of control, he will be entitled to the following:

  . a lump sum cash payment equal to two times the sum of his base salary and bonus amount;

  . an amount equal to the insurance premiums needed to provide for continued medical benefits for a period of 18 months; and

  .  immediate vesting of all stock options held by him.

   Terminations entitling an executive officer to the foregoing severance payments and benefits consist of any termination by GroupMAC other than for cause and termination by the executive officer for good reason. For purposes of these agreements, good reason consists of a reduction in compensation or benefits, forced relocation, or a change in title, duties, responsibilities or status.

   If any payment made to an executive officer is subject to any excise tax under Section 4999 of the Internal Revenue Code, a gross-up payment will be made to place that person in the same net after-tax position as would have been the case if no excise tax were imposed.

   New Employment Agreements. Messrs. Millinor, Luke, Jachimiec, Miller, Roach and Kipp have entered into agreements with GroupMAC under which they agreed to waive the rights arising under their existing employment agreements upon the occurrence of a change of control as a result of the merger with Building One. These agreements also set forth the parties' understanding of the principal terms of their employment with the combined company after the merger. Under these agreements, the base annual salaries of Messrs. Millinor, Luke, Jachimiec, Miller, Roach and Kipp will be $425,000, $300,000, $240,000, $240,000, $240,000 and $175,000, respectively, and they will have bonus opportunities equal to 120%, 90%, 80%, 80%, 80% and 75% of their base salary, respectively. Messrs. Millinor, Jachimiec, Miller, Roach and Kipp will be granted options to purchase 112,000, 81,000, 81,000, 81,000 and 48,000 shares of GroupMAC stock, which will vest over a four year term and will be exercisable for 10 years and will also be eligible to participate in the stock performance plan, if approved by GroupMAC shareholders. Mr. Millinor's terms of employment would be extended until December 31, 2002, Mr. Luke's term would extend until July 31, 2000, and the terms of the remaining individuals would extend until December 31, 2001. The agreements also contain change of control benefits substantially similar to those contained in their existing agreements. The agreements also provide that if the employee is terminated without cause or terminates his employment for good reason, in each case as defined in the agreements, before the consummation of the merger or within 12 months thereafter, then the employee will receive an amount equal to the greater of his severance benefits under the agreement or the amounts owed to him on a change of control.

   Purchase of Options. GroupMAC intends to offer to purchase from certain individuals, including its executive officers and directors, up to 176,500 stock options issued by it for a purchase price equal to $10.4225 per option. These options have an exercise price of $3.0775 per share and were issued to some of the first employees of GroupMAC. The offer is being made as an alternative to requiring each option holder to exercise the option and then elect to receive cash pursuant to the cash election feature of the merger. The funds available for the cash election feature of the merger will be reduced by the amount of funds used to purchase options. If the cash election feature is oversubscribed, the number of options tendered for purchase will be reduced in the same manner as the shares are reduced for the cash election.

   Future Grants of Options and Restricted Stock. After completion of the merger, the combined company expects to grant, in the ordinary course as a component of its incentive compensation program and subject to the approval of its compensation committee, stock options and/or restricted stock to directors, officers and employees of the combined company. Except as described above with respect to the new employment agreements, the amounts of future grants are not known at this time.

   Lockups. Like all those whose businesses were acquired by GroupMAC, some of GroupMAC's officers and directors are subject to contractual restrictions on transfer of their shares of GroupMAC common stock. Despite these restrictions, these officers and directors, like all other shareholders whose shares of GroupMAC common stock are subject to lockups, will be able to elect to receive cash for up to 50 percent of their GroupMAC common stock under the same terms as all other GroupMAC common shareholders. Approximately 1.5 million shares held by officers and directors of GroupMAC are subject to these contractual restrictions.

Interests of Building One Executive Officers and Directors

   When considering the recommendation of the Building One board of directors that holders of Building One shares of common stock and convertible junior subordinated debentures vote in favor of the merger, you

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should be aware that certain employees, including certain executive officers and certain members of the Building One board of directors, have interests in the merger that are different from, and may conflict with, the interests of Building One stockholders generally. The Building One board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

   Combined Company Board. As of the closing, the board of directors of the combined company will be composed of four designees of GroupMAC, four designees of Building One, four designees of Apollo and one independent person jointly designated by GroupMAC, Building One and Apollo. Messrs. Eades, Ivey, Love and Reyes are designees of Building One. See "Board of Directors and Management of the Combined Company Following the Merger."

   Management of the Combined Company. Joseph Ivey will become the president and chief executive officer of the combined company. William P. Love, Jr. will become the president of the electrical group of the combined company, Michael Sullivan will become the president of the service solutions group and Pat McMahon will become the president of the industrial group. We expect to enter into agreements with Messrs. Beck and Clayton relating to their termination of employment as officers of Building One. Pursuant to those agreements, upon completion of the merger, Messrs. Beck and Clayton would be entitled to receive $2,250,000 and $2,565,000, respectively, which amounts reflect the amounts due to them under their current employment agreements with Building One, as well as additional amounts agreed to be paid in exchange for their waiver of certain contractual rights, their agreement to accept certain continuing obligations and the forfeiture and cancellation of their remaining stock-based awards.

   New Employment Agreements. Certain of our executive officers will enter into employment agreements with the combined company upon the completion of the merger. Mr. Ivey has agreed that upon the completion of the merger he will enter into an employment agreement under which he agrees to serve as the president and chief executive officer of the combined company, with an annual base salary of $425,000 and a bonus opportunity of up to 120% of his base salary. The term of the employment agreement will be three years and will generally contain the same benefits, terms and conditions that are in his existing employment agreement with Building One.

   Mr. Love has agreed that upon completion of the merger, he will enter into an employment agreement under which he agrees to serve as the president of the electrical group of the combined company, with an annual base salary of $240,000 and a bonus opportunity of up to 80% of his base salary. The term of the employment agreement will be two years and will generally contain the same terms and conditions that are in his existing employment agreement with Building One. In addition, in consideration for a reduction in his base salary and target bonus, the combined company will make an interest free loan to Mr. Love in the amount of $650,000. The loan will be forgiven over a four-year period, provided that Mr. Love remains as an employee with the combined company during that period. If Mr. Love's employment is terminated by the combined company with cause or by Mr. Love without good reason prior to the expiration of the four-year term, the entire principal amount of the loan that has not already been forgiven will become immediately due and payable.

   Mr. Sullivan has agreed that upon completion of the merger, he will enter into an employment agreement under which he agrees to serve as the president of the service solutions group of the combined company, with an annual base salary of $200,000 and a bonus opportunity of up to 75% of his base salary. The term of the employment agreement will be two years and will generally contain the same benefits, terms and conditions that are in his existing employment agreement with Building One. In addition, in consideration for a reduction in his base salary and target bonus, the combined company will make an interest free loan to Mr. Sullivan in the amount of $300,000. The loan will be forgiven over a four-year period, provided that Mr. Sullivan remains as an employee with the combined company during that period. If Mr. Sullivan's employment is terminated by the combined company with cause or by Mr. Sullivan without good reason prior to the expiration of the four-year term, the entire principal amount of the loan that has not already been forgiven will become immediately due and payable.

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   Future Grants of Options and Other Stock Based Awards. After completion of the merger, the combined company expects to grant, in the ordinary course as a component of its incentive compensation program and subject to the approval of its compensation committee, stock options and/or restricted stock to directors, officers and employees of the combined company. The amounts of the grants are not known at this time.

   Options. Messrs. Ivey, Beck, Clayton and Love each have employment agreements that provide for the acceleration of the vesting of their options upon a change of control. The merger is a change of control under the terms of those employment agreements. However, Messrs. Ivey and Love have waived their contractual rights to the acceleration of the vesting of their options. Pursuant to the severance agreements described above, the options held by Messrs. Beck and Clayton would terminate upon completion of the merger.

   Officer and Director Indemnity and Insurance. Subject to applicable law and a cap on the costs of premiums, for six years after the merger the combined company will maintain officer and director liability insurance for the officers and directors of Building One providing the same coverage and amounts maintained by Building One prior to the merger and will indemnify those individuals to the fullest extent permitted.

Interests of Apollo

   Andrew Africk, Michael Gross and Brooks Newmark, directors on the Building One board of directors, are affiliated with Apollo Management, L.P. Messrs. Africk, Gross, Newmark and one other designee of Apollo are to be directors of the combined company. Affiliates of Apollo will exchange their Building One convertible junior subordinated debentures and will invest $150 million in the combined company in exchange for an aggregate of up to 275,000 shares of convertible preferred stock. See "Proposal 2--Issuance of Convertible Preferred Stock." In addition, affiliates of Apollo are entitled to receive a fee of $2.5 million if the merger is completed or a fee of $3.75 million if the subscription and exchange agreement, under which affiliates of Apollo are exchanging the Building One convertible junior subordinated debentures for GroupMAC convertible preferred stock, is terminated under certain circumstances.

Accounting Treatment of the Merger

   The merger will be accounted for as a reverse acquisition using the purchase method of accounting in accordance with generally accepted accounting principles. As a reverse acquisition, Building One will be deemed to be the acquiring company for financial reporting purposes. Under this method of accounting, the purchase price will be allocated to assets and liabilities of GroupMAC based on their estimated fair values. The income or loss of the combined company will not include the income or loss of GroupMAC prior to completion of the merger. See "Combined Company Unaudited Pro Forma Financial Statements."

Material United States Federal Income Tax Considerations of the Merger

   The following discussion discloses the material U.S. federal income tax consequences of the merger. The discussion does not purport to deal with all aspects of U.S. federal income taxation that may affect particular shareholders in light of their individual circumstances or to shareholders who are subject to special rules under the Internal Revenue Code, including: insurance companies; dealers in securities or currencies; financial institutions; tax-exempt organizations; foreign holders; persons whose functional currency is not the U.S. dollar; persons who hold their shares as part of a hedge, straddle, synthetic security, conversion transaction or other integrated investment; and persons who acquired their shares pursuant to the exercise of employee stock options or rights or otherwise as compensation. The discussion is limited to shareholders who have held their shares as "capital assets," which generally include property held for investment, within the meaning of Section 1221 of the Internal Revenue Code. The discussion does not address state, local or foreign taxes that might apply to GroupMAC or Building One shareholders.

   GroupMAC has received an opinion of Bracewell & Patterson, L.L.P. and Building One has received an opinion of Morgan, Lewis & Bockius LLP, each to the effect that the merger will qualify for U.S. federal

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income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The discussion below is, and the opinions of Bracewell & Patterson and Morgan, Lewis & Bockius are, based upon current provisions of the Internal Revenue Code, currently applicable U.S. Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings, all of which are subject to change. The opinions of Bracewell & Patterson and Morgan, Lewis & Bockius are based on the facts, representations and assumptions set forth or referred to in the opinions, including representations contained in certificates executed by our officers. The opinions are not binding on the IRS or the courts, and there can be no assurance that the IRS or the courts will not take a contrary view. No ruling from the IRS has been or will be requested as to the tax-free treatment of the transaction. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth below, and any changes or interpretations could be retroactive and consequently affect the tax consequences to our shareholders. It is a condition to the consummation of the merger that Bracewell & Patterson and Morgan, Lewis & Bockius deliver tax opinions as of the effective date of the merger confirming the conclusions reached in their prior opinions and they will do so assuming
(1) there has been no change in applicable law between the date of this joint proxy statement/prospectus and the effective date of the merger, (2) confirmation is received of the assumptions and factual representations relied upon in rendering the opinions, including confirmation that the representations contained in the certificates provided by officers of GroupMac and Building One remain true as of the effective date of the merger, and (3) the merger and related transactions are completed in the manner contemplated by the merger agreement and as described in the joint proxy statement/prospectus.

   Holders of our common stock are urged to consult their tax advisors to determine the particular tax consequences of the merger, including the applicability and effect of any state, local or foreign tax laws, to their particular situation and circumstances.

  Consequences of the Merger to Holders of Building One Common Stock

   Based on the above assumptions, in the opinions of Bracewell & Patterson and Morgan, Lewis & Bockius, the material tax consequences to a holder of Building One common stock who receives GroupMAC common stock in exchange for all of the stockholder's shares of Building One common stock pursuant to the merger are as follows:

  . no gain or loss will be recognized by the stockholder, except to the extent the stockholder receives cash in lieu of a fractional share interest in GroupMAC common stock;

  . the stockholder's aggregate tax basis in the GroupMAC common stock received will equal the stockholder's aggregate tax basis in the shares of Building One common stock exchanged therefor, reduced by any amount allocable to a fractional share interest of GroupMAC common stock for which cash is received; and

  . the holding period of GroupMAC common stock received will include the holding period of the shares of Building One common stock exchanged therefor.

   Fractional Shares of GroupMAC Common Stock. No fractional shares of GroupMAC common stock will be issued in the merger. Based upon the current ruling position of the IRS, a holder of Building One common stock who receives cash in lieu of a fractional share will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by GroupMAC subject to Section 302 of the Internal Revenue Code. The deemed redemption will be treated as a sale of the fractional share, provided that the deemed redemption is not "essentially equivalent to a dividend" or the deemed redemption is "substantially disproportionate" with respect to such stockholder.

   Whether the deemed redemption by GroupMAC of the fractional shares for cash is "essentially equivalent to a dividend" with respect to a holder of Building One common stock will depend upon the stockholder's particular circumstances. However, the deemed redemption must, under any circumstance, result in a "meaningful reduction" in such holder's percentage ownership of GroupMAC common stock. In determining whether the deemed redemption by GroupMAC results in a meaningful reduction in a Building One stockholder's percentage ownership of GroupMAC common stock, and therefore, does not have the effect of a

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

distribution of a dividend, a Building One stockholder should compare his or her share interest in GroupMAC, including interests owned actually, hypothetically and constructively, immediately before the deemed redemption, to his or her share interest after the deemed redemption. The IRS has ruled that a minority stockholder in a publicly-held corporation whose relative stock interest in the corporation is minimal and who exercises no "control" over corporate affairs will generally be treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the stockholder's actual and constructive ownership before and after the redemption.

   The deemed redemption by GroupMAC will be "substantially disproportionate" and, therefore, will not have the effect of a distribution of a dividend with respect to a Building One stockholder who owns less than 50% of the voting power of the outstanding GroupMAC common stock if the percentage of GroupMAC common stock owned actually and constructively by such stockholder immediately after the deemed redemption by GroupMAC is less than 80% of the percentage of the outstanding stock of GroupMAC that such Building One stockholder owned actually and constructively immediately before the deemed redemption by GroupMAC.

   If the deemed redemption by GroupMAC of a fractional share for cash is not "essentially equivalent to a dividend" or is "substantially disproportionate," a holder of Building One common stock generally will recognize capital gain or loss in an amount equal to the excess of the amount of cash received for the fractional share over the stockholder's adjusted tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the Building One common stock exchanged was held for more than 12 months. Holders of Building One common stock should consult their tax advisors for a full understanding of the tax consequences to them in their particular situation and circumstances of the receipt of cash in lieu of a fractional share of GroupMAC common stock.

  Consequences of the Merger to GroupMAC Shareholders

   Based on the above assumptions, in the opinion of Bracewell & Patterson and Morgan, Lewis & Bockius, no gain or loss will be recognized by GroupMAC shareholders who do not elect to receive cash in the merger in exchange for their shares. Further, an exchange of GroupMAC common stock for cash by a GroupMAC shareholder who elects to receive cash will be a taxable transaction for U.S. federal income tax purposes.

   Exchange of Shares for Cash. The U.S. federal income tax consequences of such exchange to a GroupMAC shareholder may vary depending upon the shareholder's particular facts and circumstances. Under Section 302 of the Internal Revenue Code, an exchange of shares by a GroupMAC shareholder for cash will be treated as a "sale or exchange" of such shares for federal income tax purposes (rather than as a deemed distribution by GroupMAC with respect to shares continued to be held (or deemed to be held) by the GroupMAC shareholder who elects to exchange shares for cash) if the receipt of cash upon such exchange is "substantially disproportionate" with respect to the GroupMAC shareholder or is "not essentially equivalent to a dividend" with respect to the GroupMAC shareholder. These tests are explained more fully below.

   If either the "substantially disproportionate" or "not essentially equivalent to a dividend" test is satisfied, and the exchange of shares for cash is therefore treated as a "sale or exchange" of such shares for federal income tax purposes, the GroupMAC shareholder will recognize capital gain or loss equal to the difference between the amount of cash received by the GroupMAC shareholder and the GroupMAC shareholder's adjusted tax basis in the shares sold. Such capital gain or loss will generally be long-term capital gain or loss if the GroupMAC shareholder held the shares converted to cash for more than 12 months. Under current law, any such gain or loss recognized by individuals, trusts or estates will be subject to a maximum 20% tax rate.

   If neither the "substantially disproportionate" nor "not essentially equivalent to a dividend" test is satisfied, then, to the extent of GroupMAC's current and accumulated earnings and profits, the GroupMAC shareholder who elects to exchange shares for cash will be treated as having received a dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the GroupMAC shareholder

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(without reduction for the adjusted tax basis of the shares sold), no loss will be recognized, and (subject to reduction as described below for corporate GroupMAC shareholders eligible for the dividends received deduction) the GroupMAC shareholder's adjusted tax basis in the shares exchanged for cash will be added to such GroupMAC shareholder's adjusted tax basis in its remaining shares, if any. No assurance can be given that either the "substantially disproportionate" or "not essentially equivalent to a dividend" test will be satisfied as to any particular GroupMAC shareholder, and thus no assurance can be given that any particular GroupMAC shareholder will not be treated as having received a dividend taxable as ordinary income. If the exchange of shares by a GroupMAC shareholder is not treated as a sale or exchange for federal income tax purposes, any cash received for shares in excess of the current and accumulated earnings and profits of GroupMAC will be treated, first, as a nontaxable return of capital to the extent of the GroupMAC shareholder's adjusted tax basis in its shares, and thereafter, as taxable capital gain, to the extent the cash received exceeds such basis. It is possible that the cash received for shares will be treated as "boot" received in the merger. If so, the "substantially disproportionate" test would be applied using the percentage of shares on a post-merger basis and dividend treatment would be applied to the extent of gain realized on the receipt of cash, to the extent of a GroupMAC shareholder's ratable share of undistributed earnings and profits, which may include Building One's earnings and profits as well as those of GroupMAC.

   Constructive Ownership of Stock. In determining whether either the "substantially disproportionate" or "not essentially equivalent to a dividend" test is satisfied, a GroupMAC shareholder must take into account not only the shares that the GroupMAC shareholder actually owns, but also shares that the GroupMAC shareholder constructively owns by reason of the attribution rules in
Section 318 of the Internal Revenue Code. Under Section 318 of the Internal Revenue Code, a GroupMAC shareholder may be treated as owning (i) shares that are actually owned, and in some cases constructively owned, by certain related individuals or entities in which the GroupMAC shareholder owns an interest, or, in the case of GroupMAC shareholders that are entities, by certain individuals or entities that own an interest in the GroupMAC shareholder; and (ii) shares which the GroupMAC shareholder has the right to acquire by exercise of an option or a conversion right contained in another instrument held by the GroupMAC shareholder. Each GroupMAC shareholder should be aware that, because proration may occur, even if 50% of the shares actually and constructively owned by a GroupMAC shareholder are tendered for cash, fewer than 50% of all such shares may be purchased by GroupMAC. Thus, proration may affect whether a sale by a GroupMAC shareholder will meet either the "substantially disproportionate" or "not essentially equivalent to a dividend" test.

   The "Substantially Disproportionate" and "Not Essentially Equivalent to a Dividend" Tests. One of the following tests must be satisfied in order for the exchange of shares for cash to be treated as a sale or exchange for federal income tax purposes.

   Substantially Disproportionate Test. The receipt of cash by a GroupMAC shareholder will be "substantially disproportionate" if the percentage of the outstanding shares owned by the GroupMAC shareholder actually and constructively immediately following the exchange of shares for cash (treating all of the shares exchanged for cash in the merger as not being outstanding) is less than 80% of the percentage of the outstanding shares owned by such GroupMAC shareholder actually and constructively immediately before the exchange of shares pursuant to the merger (treating all of the shares exchanged for cash pursuant to the merger as outstanding). GroupMAC shareholders should consult their own tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation and circumstances.

   Not Essentially Equivalent to a Dividend Test. Even if the receipt of cash by a GroupMAC shareholder fails to satisfy the "substantially disproportionate" test, a GroupMAC shareholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the GroupMAC shareholder's exchange of shares pursuant to the merger results in a "meaningful reduction" in the GroupMAC shareholder's proportionate interest in GroupMAC. Whether the receipt of cash by a GroupMAC shareholder who exchanges shares pursuant to the merger will be "not essentially equivalent to a dividend" depends upon the GroupMAC shareholder's particular facts and circumstances. The IRS has indicated in published Revenue Rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly-held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." The IRS held, for example, in Rev. Rul. 76-385, 1976-2 C.B. 92, that a reduction in the percentage ownership interest of a shareholder in a publicly-held corporation who held a minimal interest and who exercised no control over the affairs of the corporation from .0001118% to .0001081% (a reduction of only 3.3% in the shareholder's prior percentage ownership interest) would constitute a "meaningful reduction." GroupMAC shareholders expecting to rely on the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application to their particular situation and circumstances.

   GroupMAC cannot predict whether or to what extent the cash election right will be over-subscribed. If the cash election right is over-subscribed, proration of the exchanges pursuant to the merger will cause GroupMAC to accept fewer shares than are offered for exchange. Therefore, a GroupMAC shareholder can be given no assurance that a sufficient number of such GroupMAC shareholder's shares will be exchanged for cash pursuant to the merger to ensure that such exchange will be treated as a sale, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above.

   Corporate GroupMAC Shareholder Dividend Treatment. If an exchange of shares for cash pursuant to the merger by a corporate GroupMAC shareholder is treated as a dividend, the corporate GroupMAC shareholder may be entitled to claim a deduction in an amount equal to 70% of the gross dividend under Section 243 of the Internal Revenue Code, subject to applicable limitations. Corporate GroupMAC shareholders should consider the effect of Section 246(c) of the Internal Revenue Code, which disallows the 70% dividends-received deduction with respect to any dividend on any share of stock that is held for 45 days or less during the 90-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other hedging transactions. Moreover, under Section 246A of the Internal Revenue Code, if a corporate GroupMAC shareholder has incurred indebtedness directly attributable to an investment in shares, the 70% dividends-received deduction may be reduced by a percentage generally computed based on the amount of such indebtedness and the GroupMAC shareholder's total adjusted tax basis in the shares.

   In addition, any amount received by a corporate GroupMAC shareholder pursuant to the merger that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Internal Revenue Code. In such case, a corporate GroupMAC shareholder would be required under Section 1059(a) of the Code to reduce its adjusted tax basis (but not below zero) in its shares by the non-taxed portion of the extraordinary dividend (i.e., the portion of the dividend for which a deduction is allowed), and, if such portion exceeds the GroupMAC shareholder's adjusted tax basis in its shares, to treat the excess as gain from the sale of such shares in the year in which the dividend is received. These basis reduction and gain recognition rules would be applied by taking account only the GroupMAC shareholder's adjusted tax basis in the shares that were sold, without regard to other shares that the GroupMAC shareholder may continue to own. Corporate GroupMAC shareholders should consult their own tax advisors as to the application of Section 1059 of the Internal Revenue Code to the merger, and to any dividends which may be treated as paid with respect to shares sold pursuant to the merger.

  Consequences of the Merger to Building One

   The merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, Building One will not recognize gain or loss as a result of the merger. It is possible, however, that Building One could be treated as having discharge of indebtedness income if and to the extent that the amount of Building One's indebtedness to Apollo's affiliates exceeds the fair market value of the GroupMAC shares of convertible preferred stock issued in exchange for the indebtedness.

  Consequences of the Merger to GroupMAC

   The merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, GroupMAC will not recognize gain or loss as a result of the merger.


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

  Backup Withholding

   In order to avoid "backup withholding" of federal income tax on payments of cash (i) to a holder of Building One common stock who exchanges his or her Building One common stock in the merger and (ii) to a holder of GroupMAC common stock who elects to receive cash in the merger, a Building One stockholder and a GroupMAC shareholder must, unless an exception applies under the applicable law and regulations, provide GroupMAC with the stockholder's correct taxpayer identification number on a Substitute Form W-9 and certify under penalties of perjury that the number is correct and that the stockholder is not subject to backup withholding. If the correct taxpayer identification number and signed certifications are not provided, a penalty may be imposed on a holder of Building One common stock or a holder of GroupMAC common stock by the IRS, and the cash payments received by the holder of Building One common stock in consideration for shares of Building One common stock in the merger and the holder of GroupMAC common stock in consideration for shares of GroupMAC common stock in the merger, may be subject to backup withholding tax at a rate of 31%.

Listing of GroupMAC Common Stock Issued in Connection with the Merger; Delisting and Deregistration of Building One Common Stock

   GroupMAC will apply to list on the NYSE the shares of GroupMAC common stock to be issued pursuant to the merger and the shares of GroupMAC common stock issuable upon conversion of the convertible preferred stock. The listing of such shares on the NYSE is a condition to the completion of the merger. See "The Merger Agreement--Conditions to the Merger." Upon completion of the merger, Building One common stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934. Following the merger, former Building One stockholders will be instructed to exchange their outstanding stock certificates for stock certificates representing shares of GroupMAC common stock. See "The Merger Agreement--Conversion of Building One Securities."

Resales of GroupMAC Common Stock Issued in Connection with the Merger

   GroupMAC common stock issued in connection with the merger will be freely transferable, except that shares of GroupMAC common stock received by persons who are deemed to be "affiliates," as such term is defined by Rule 144 under the Securities Act, of Building One at the effective time of the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. This joint proxy statement/prospectus may be used by affiliates in connection with resales of GroupMAC common stock issued in connection with the merger. See "Resales."

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                              THE MERGER AGREEMENT

   The following is a brief summary of the material provisions of the merger agreement. A copy of the merger agreement, as amended, is attached as Annex A and forms a part of this joint proxy statement/prospectus. The summary is qualified in its entirety by reference to the merger agreement. We urge all of our shareholders to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

The Merger

   The merger agreement, as amended, provides that Building One will be merged with and into GroupMAC. Upon completion of the merger, GroupMAC will continue
as the surviving legal entity but will change its name to       . The merger
will become effective after all of the conditions in the merger agreement are met, including receipt of shareholder approvals, and after the companies file a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Secretary of State of the State of Texas.

Conversion of Building One Securities

   At the effective time of the merger, each share of Building One common stock will automatically be converted into the right to receive 1.25 shares of GroupMAC common stock, with cash being paid in lieu of issuing fractional shares of GroupMAC common stock.

   On the date the merger becomes effective, each outstanding and unexercised option and warrant to purchase shares of Building One common stock will be assumed by the combined company and converted, as the case may be, into an option or warrant to purchase shares of combined company common stock. The number of shares of combined company common stock that a holder will be entitled to purchase upon exercise of such new option or warrant will be determined by multiplying the number of shares of Building One common stock subject to the original option or warrant by the exchange ratio. The exercise price for such option or warrant will equal the exercise price under the original option or warrant divided by the exchange ratio. The new option or warrant will otherwise have the same terms and conditions in effect immediately prior to the date the merger becomes effective, except to the extent that such terms or conditions change in accordance with their terms as a result of the transactions relating to the merger.

   Surrender of Shares of Building One Common Stock. GroupMAC and Building One have designated ChaseMellon Shareholder Services, L.L.C. to serve as exchange agent for the exchange of certificates representing Building One common stock for certificates representing GroupMAC common stock and for the payment of cash for fractional shares of GroupMAC common stock, if applicable. Promptly after the effective time of the merger, the exchange agent will mail to each record holder of Building One common stock, as of the effective time, a letter of transmittal, instructions for surrendering the certificates formerly representing shares of Building One common stock for exchange for certificates representing shares of GroupMAC common stock and payment for fractional shares. Former stockholders of Building One who surrender their certificates representing Building One common stock to the exchange agent together with a duly executed letter of transmittal will receive certificates representing the number of whole shares of GroupMAC common stock, and cash in lieu of any fractional shares, and any dividends or distributions to which they are entitled. The surrendered certificates will be canceled.

   Holders of Building One common stock should not send any certificates representing Building One common stock with the enclosed proxy card. If the merger is consummated, a letter of transmittal will be mailed after the effective time of the merger to each person who was a holder of outstanding Building One common stock immediately prior to the effective time. Building One stockholders should send certificates representing Building One common stock to the exchange agent only after they receive, and they comply with, the instructions contained in the letter of transmittal.

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   Fractional Shares. No fractional shares of GroupMAC common stock will be issued in the merger. In lieu of the issuance of fractional shares of GroupMAC common stock, as soon as practicable after the effective time of the merger, the exchange agent shall determine the excess of the number of whole shares of GroupMAC common stock delivered to the exchange agent by the surviving corporation over the aggregate number of whole shares of GroupMAC common stock to be distributed to the holders of Building One common stock. As soon after the effective time of the merger as practicable, the exchange agent, as agent for the holders of Building One common stock, will sell the excess shares at the then prevailing prices on the NYSE. Until the net proceeds of the sale of the excess shares have been distributed to the holders of Building One common stock, the exchange agent will hold the proceeds in trust for the holders of Building One common stock entitled to the proceeds. GroupMAC, as the surviving corporation, will pay all costs in connection with the sale of the excess shares. The exchange agent shall determine the portion of the proceeds in trust to which each holder of Building One common stock is entitled to receive by multiplying the amount of the aggregate proceeds in trust by a fraction, the numerator of which is the amount of the fractional share interest to which the respective holder of Building One common stock is entitled, and the denominator of which is the aggregate amount of fractional share interests to which all holders of Building One common stock are entitled. However, if the parties to the merger agreement so agree in writing prior to the effective time of the merger, then in lieu of the sale of excess shares and the making of the payments described above, each holder of Building One common stock shall be paid an amount in cash equal to the product obtained by multiplying the fractional share interest to which the Building One common stockholder would otherwise be entitled by the closing price for a share of GroupMAC common stock on the NYSE on the first business date immediately preceding the effective time of the merger.

   As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Building One common stock in lieu of any fractional share interest, the exchange agent shall make available such amounts to the respective holders of Building One common stock.

   Failure to Exchange. One year after the effective time of the merger, GroupMAC can require the exchange agent to deliver to GroupMAC all unclaimed cash and shares of GroupMAC common stock. Thereafter, Building One stockholders must look only to GroupMAC for payment of the merger consideration for their Building One shares. Neither GroupMAC, Building One nor the exchange agent will be liable to any holder of a Building One stock certificate for shares of GroupMAC common stock or any cash delivered to a public official under any applicable abandoned property, escheat or similar law.

   No Further Registration of Transfer of Building One Common Stock. After the effective time of the merger, there will be no further registration of transfers of shares of Building One common stock on the stock transfer books of Building One.

   Dividends and Distributions. No dividends or other distributions declared or made after the effective time of the merger on shares of GroupMAC common stock will be paid to the holder of any unsurrendered certificate formerly representing shares of Building One common stock until the holder surrenders such certificate as provided above. Upon surrender of the certificate, GroupMAC will pay to the holder, without interest, any dividends or distributions with respect to such shares of GroupMAC common stock that have become payable between the effective time of the merger and the time of such surrender.

GroupMAC Common Shareholders' Cash Election

   In connection with the merger, each GroupMAC shareholder may elect to receive in the merger cash in exchange for up to 50% of their shares at $13.50 per share, up to approximately 11 million shares in the aggregate, subject to proration.

   Surrender of Shares of GroupMAC Common Stock. GroupMAC and Building One have designated ChaseMellon Shareholder Services, L.L.C. to serve as exchange agent for the exchange of certificates representing GroupMAC common stock for cash, at the election of a GroupMAC shareholder to surrender up to

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50% of the shareholder's shares. An election form and other transmittal materials shall be mailed at least 30 days prior to the anticipated effective time of the merger, or on such other date as GroupMAC shall determine, to each holder of record of shares of GroupMAC common stock on the business day which is not more than five days prior to the mailing date of the election form. Each election form shall permit a holder of shares of GroupMAC common stock to make an unconditional election with respect to such holder's shares to have up to 50% of such shares exchanged for cash in the amount of $13.50 per share. Any such election shall have been properly made only if the exchange agent shall have actually received a properly completed election form on or prior to the third business day preceding the effective time of the merger. Cash elections will be satisfied up to an aggregate of $150 million. In the event that the cash election right is over-subscribed by GroupMAC shareholders, the elections will be satisfied on a pro rata basis. Fractional shares will be rounded to the nearest whole share.

   Upon the later to occur of the effective time of the merger and the final determination of the cash allocation to be made to GroupMAC shareholders who elected to receive cash, GroupMAC will deposit the aggregate amount of cash owed with the exchange agent to be paid to those shareholders whose shares will be cancelled as a result of their cash election. Upon surrender of a GroupMAC stock certificate for cancellation to the exchange agent together with a properly completed election form, the respective GroupMAC shareholder will be entitled after the effective time of the merger to receive any cash the shareholder is entitled to receive, as a result of the exercise of the shareholder's cash election, and a share certificate representing the number of shares of GroupMAC common stock which were not exchanged for cash and cancelled in connection with the shareholder's cash election.

   Holders of GroupMAC common stock should not send any certificates representing GroupMAC common stock with the enclosed proxy card. GroupMAC shareholders should send certificates representing GroupMAC common stock to the exchange agent only after they receive, and they comply with, the instructions contained in the letter of transmittal.

   No Further Registration of Transfer of Cancelled GroupMAC Common Stock. After the cancellation of any GroupMAC common stock, as a result of a GroupMAC shareholder's election to receive cash in exchange for the shareholder's shares of common stock, there will be no further registration of transfers of the cancelled shares of GroupMAC common stock on the stock transfer books of GroupMAC.

   Undistributed Cash. One month after the effective time of the merger, GroupMAC can require the exchange agent to deliver to GroupMAC all unclaimed cash held by the exchange agent to satisfy shareholder cash elections. Thereafter, GroupMAC shareholders whose common shares represent the right upon exercise of their cash election to receive cash and certificates representing their remaining GroupMAC shares will look only to GroupMAC as unsecured creditors, for the cash and certificates, if any, to which they are entitled.

Representations and Warranties

   GroupMAC and Building One have each made representations and warranties in the merger agreement relating to, among other things:

  . their organization and qualification to do business;

  . their subsidiaries, interests in other companies and their subsidiaries' organization and qualification to do business of subsidiaries;

  . their capital stock and agreements and obligations relating to their capital stock;

  . the execution, delivery and enforceability of the merger agreement and related matters, the absence of conflicts under the charter, bylaws and material contracts and obligations, required consents and approvals and compliance with laws;

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  . their documents and financial statements filed with the SEC and the accuracy of information contained therein;

  . the conduct of business in the ordinary course of business and absence of certain changes, obligations or undisclosed liabilities;

  . litigation and regulatory proceedings;

  . the accuracy of information contained in this joint proxy statement/prospectus;

  . tax matters;

  . change of control provisions;

  . employee matters and ERISA;

  . licenses and registrations;

  . environmental matters;

  . regulation;

  . their required securityholder vote to approve the merger;

  . the opinion of each financial advisor relating to the merger;

  . brokers' and finders' fees; and

  . labor matters.

Conduct of Business Pending the Merger

   We have agreed that, until the effective time of the merger, each of us and each of our subsidiaries will, subject to certain exceptions:

  . conduct its business only in the usual and ordinary course of business consistent with past practice; and

  . preserve intact its present business organization, keep available the services of its officers and employees and preserve its relationships with customers, suppliers, employees and others with which it has business dealings, in each case in all material respects.

   We have agreed that each of us and our subsidiaries, without the prior written consent of the other, will not, subject to certain exceptions:

  . amend its charter or bylaws;

  . except for issuances of capital stock of its subsidiaries to it or its subsidiaries, issue, sell or pledge additional shares of capital stock or securities convertible into capital stock;

  . declare or pay any dividend or other distribution except to or from one of its wholly owned subsidiaries;

  . adjust, split, redeem, purchase or otherwise reacquire any shares of its capital stock;

  . incur, assume or prepay any long-term debt or incur or assume any short-term debt or make any advances to or investments in any other person or entity, except in the ordinary course of business consistent with past practice and except for any loans, advances or investments between it and its wholly owned subsidiary;

  . settle or compromise any suit or claim or threatened suit or claim relating to the transactions contemplated by the merger agreement;

  . except for increases consistent with past practice, increase compensation or fringe benefits payable to its directors, officers or employees;

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  . acquire, sell, lease or dispose of any assets or securities which are material to it and its subsidiaries taken as a whole or enter into any material commitment or transaction outside of the ordinary course of business consistent with past practice other than transactions between it and its wholly owned subsidiary;

  . modify, amend or terminate any contract or waive or assign any contract or other material right or claim or cancel or forgive any material indebtedness owed to it or its subsidiaries other than in each case in the ordinary course of business consistent with past practice or which is not material to the business of it and its subsidiaries taken as a whole; or

  . change any material accounting principles or practices used by it except as required by the SEC or the Financial Accounting Standards Board.

   In addition, Building One has agreed not to make any tax election not required by law or settle or compromise any tax liability, in either case that is material to it and its subsidiaries taken as a whole.

Additional Agreements

   Shareholders' Meetings. We have agreed to hold meetings of our shareholders to vote on the merger proposals promptly after the SEC declares effective the registration statement containing this joint proxy statement/prospectus. The Building One board of directors has unanimously recommended approval of the merger agreement and the GroupMAC board of directors has unanimously recommended approval of the GroupMAC proposals. We have agreed that each of our boards of directors will not:

  . except as discussed below, withdraw or modify in a manner adverse to the other party, its recommendation of approval;

  . recommend any "alternative transaction" (as described below); or

  . cause either of us to enter into any agreement related to any alternative transaction.

   However, if a board of directors receives a "superior proposal" (as described below) and determines in good faith that doing so is required to prevent the board of directors from breaching its fiduciary duties to its shareholders, the board of directors may either terminate the merger agreement and pay the fee described below or inform shareholders that it no longer recommends approval (a "subsequent determination"). This subsequent determination may only occur at a time that is after (1) the fifth business day following notice to the other party, and (2) the other party has a reasonable opportunity to make adjustments in the terms and conditions of the merger agreement. Whether or not either of our boards of directors changes its recommendation subject to our respective termination rights, we have agreed to submit our respective merger related proposals to our respective shareholders.

   An "alternative transaction" means a proposal, intended proposal, signed agreement or completed action for any of:

  . a transaction or series of transactions pursuant to which any third party acquires or would acquire beneficial ownership of more than 20% of the outstanding shares of GroupMAC, Building One or any of their subsidiaries;

  . an acquisition or proposed acquisition of, or business combination with GroupMAC, Building One or any of their subsidiaries; or

  . a transaction pursuant to which any third party acquires or would acquire control of 20% or more of the consolidated assets of GroupMAC, Building One or any of their subsidiaries.

   A "superior proposal" means any proposal made by a third party to enter into an alternative transaction which the board of directors determines in its good faith judgment, based on, among other things, the advice of a financial advisor of nationally recognized reputation, to be more favorable to its shareholders, in the case of

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Building One, than the merger, and, in the case of GroupMAC, than the merger, the issuance of GroupMAC's convertible preferred stock, and the receipt of financing sufficient to complete the merger, taking into account all relevant factors.

   Other. The merger agreement contains other covenants relating to the preparation and distribution of this joint proxy statement/prospectus, public announcements, mutual notification of certain matters, access to information, and cooperation regarding certain filings with governmental and other agencies and organizations. In addition, the merger agreement contains a general covenant requiring each of us to use commercially reasonable efforts to close the merger, including obtaining required regulatory approvals.

   No Solicitation of Transactions. We have agreed that neither we nor our employees, subsidiaries or advisors will, directly or indirectly through another person:

  . solicit, initiate or encourage, or knowingly take any other action designed to facilitate, any alternative transaction; or

  . participate in any discussions regarding any alternative transaction.

   However, this prohibition will not apply if at any time prior to receiving the respective shareholder approval, the GroupMAC board of directors or the Building One board of directors determines in good faith, after consultation with outside counsel and financial advisors, that it is required to take such action to prevent a breach of its fiduciary duties to its shareholders. In that case, a party may, in response to a superior proposal, furnish information with respect to it and its subsidiaries to any person pursuant to a customary confidentiality agreement and participate in negotiations regarding the proposal. Each party will promptly notify the other party orally and in writing of any request for information or of any proposal in connection with an alternative transaction, its material terms and conditions and the identity of the person making the request or proposal and will keep the other party reasonably informed of the status and details of the request or proposal on a current basis.

   The merger agreement does not prohibit us from (1) taking and disclosing to our respective shareholders a position with respect to a tender offer required by law or (2) making any disclosure to our respective shareholders if, in the good faith judgment of the board of directors, after receipt of advice from outside counsel, failure to disclose would result in a reasonable possibility that the board of directors would breach its fiduciary duties to its shareholders under applicable law.

   Approvals. We have agreed to promptly prepare and file all necessary documentation to obtain as promptly as practicable all approvals, authorizations and consents of governmental entities which are necessary or advisable to consummate the merger including all filings required with the SEC.

   Stock Exchange Listing. GroupMAC has agreed to use its best efforts to have the GroupMAC common stock to be issued pursuant to the merger approved for listing on the NYSE not later than the effective time of the merger, subject to official notice of issuance.

Conditions to the Merger

   Conditions to Obligations of Each Party to Effect the Merger. Our respective obligations to effect the merger are subject to the satisfaction or waiver of certain conditions, including:

  . the merger agreement shall have been approved and adopted by the affirmative vote of the holders of Building One common stock and the holders of the convertible junior subordinated debentures entitled to cast at least a majority of the total number of votes entitled to be cast, voting as a class, and by the affirmative vote of the holders of the convertible junior subordinated debentures, voting as a single class;


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  . the merger agreement shall have been approved and adopted by the affirmative vote of the holders of GroupMAC common stock entitled to cast at least two-thirds of the total number of votes entitled to be cast by holders of GroupMAC common stock;

  . any waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated;

  . the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part shall have become effective and not be the subject of any stop order;

  . no order shall be in effect that prohibits the consummation of the merger;

  . the shares of GroupMAC common stock to be issued pursuant to the merger and upon conversion of the GroupMAC convertible preferred stock shall have been approved for listing on the NYSE, subject to official notice of issuance;

  . each company shall have received the opinion of their respective counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  . Affiliates of Apollo shall have funded, immediately prior to the effective time of the merger, the cash amount of $150 million to GroupMAC and shall have delivered to GroupMAC the Building One convertible junior subordinated debentures as consideration for the issuance of the convertible preferred stock of GroupMAC;

  . financing sufficient to complete the transactions contemplated by the merger must have been obtained; and

  . there shall be no material breach of representations, warranties or covenants under the merger agreement and there shall exist no default under any material indebtedness of GroupMAC or Building One.

   Conditions to Obligations of Building One to Effect the Merger. Except as may be waived by Building One, the obligations of Building One to effect the merger are also subject to the satisfaction of the following conditions:

  . GroupMAC shall not have failed to perform or comply in all material respects with any of the agreements under the merger agreement to be performed or complied with by it on or before the effective time; and

  . the representations and warranties of GroupMAC shall be true and correct as of the effective time of the merger unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a material adverse effect on GroupMAC.

   Conditions to Obligations of GroupMAC to Effect the Merger. Except as may be waived by GroupMAC, the obligations of GroupMAC to effect the merger are also subject to the satisfaction of the following conditions:

  . Building One shall not have failed to perform or comply in all material respects with any of the agreements under the merger agreement to be performed or complied with by it on or before the effective time; and

  . the representations and warranties of Building One shall be true and correct as of the effective time of the merger unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a material adverse effect on Building One.

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Termination, Amendment and Waiver

   Termination. The merger agreement provides that, prior to the effective time of the merger, the merger agreement may be terminated by:

  . the mutual consent of GroupMAC and Building One by action of their respective boards of directors;

  . either party if the merger is not consummated before March 31, 2000, except where the party seeking to terminate the merger agreement has failed to fulfill any obligation or condition under the merger agreement;

  . either party if the consummation of the merger is illegal or if any court has issued an injunction permanently restraining, enjoining or otherwise prohibiting the merger;

  . either party if the board of directors of the other party (1) withdraws, materially modifies or fails to recommend or reaffirm its approval or withdraws or adversely modifies its approval of the merger agreement and, in the case of GroupMAC, approval of the issuance of the GroupMAC common stock in the merger and the issuance of the convertible preferred shares,
    (2) recommends any "alternative transaction" with a third party or (3) resolves to take any such actions, any of which is referred to as a "withdrawal of approval";

  . either party if the merger shall fail to receive the requisite vote for approval and adoption by the securityholders of either Building One or GroupMAC; or

  . either party (1) if the other party breaches any of its representations, warranties, obligations or agreements contained in the merger agreement, and that breach is incapable of being cured and renders a condition incapable of being satisfied prior to March 31, 2000 or (2) if a condition to that party's obligations to consummate the merger cannot be satisfied.

   Additional Termination Rights; Termination Fee. If in the case of GroupMAC, prior to the later of the approval of the merger agreement by the shareholders of GroupMAC and the issuance of the shares of GroupMAC common stock and the convertible preferred stock in connection with the merger, or, in the case of Building One, prior to the approval of the merger agreement by Building One's stockholders and holders of convertible junior subordinated debentures, the board of directors of either GroupMAC or Building One, as the case may be, determines in good faith after it has received a superior proposal and after receiving the advice of outside counsel and financial advisors, that the board of directors must terminate the merger agreement in order to avoid breaching its fiduciary duties to its respective shareholders, the respective board of directors may terminate the merger agreement and pay a termination fee of $15 million to the other company. However, the company's board of directors that is seeking to terminate the merger agreement may only do so at a time that is after the fifth business day following the receipt by the other party to the merger agreement of written notice advising of receipt by the terminating party of a superior proposal.

   GroupMAC or Building One, as the case may be, shall also pay to the other party a $15 million termination fee if the merger agreement:

  . is terminated by the other party as a result of a withdrawal of approval of the merger by such party;

  . could have been, but was not, terminated by the other party as a result of a withdrawal of approval by such party and is subsequently terminated by such party because of the failure to obtain such party's necessary shareholder approvals;

  . (1) could not have been terminated by the other party as a result of a withdrawal of approval by the party but is subsequently terminated by either party because of the failure to obtain the necessary approval of the shareholders of the party, (2) prior to the party's shareholders' meeting, another party proposes an alternative transaction, except that for such purposes, the applicable percentage in the definition of "alternative transaction" is deemed fifty percent (50%), involving such party or any of its subsidiaries, and (3) within 12 months after the termination of the merger agreement, the party enters into a definitive agreement with any third party with respect to and consummates an alternative transaction; or

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

  . is terminated by the other party as a result of such party's material breach of its obligations not to solicit alternative transactions, to prepare and mail a joint proxy statement/prospectus relating to the merger, convene a meeting of its shareholders, or recommend the merger proposal to its shareholders.

   In the event that GroupMAC or Building One attempts to terminate the merger agreement in a manner that is not specifically provided for in the merger agreement, the terminating party shall pay a termination fee of $30 million to the other party.

   Amendment. The merger agreement may be amended by our respective boards of directors at any time before or after approval of the matters presented in connection with the merger by the stockholders of Building One or the shareholders of GroupMAC. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of us.

   Waiver. At any time prior to the effective time of the merger, we may:

  . extend the time for the performance of any of the obligations or other acts of the other party to the merger agreement;

  . waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

  . waive compliance with any of the agreements or conditions contained in the merger agreement.

   Extensions and waivers must be in writing and signed by the party granting the extension or waiver.

Amendment to the Articles of Incorporation

   The articles of amendment to the articles of incorporation change the name
of the combined company to       because          .

   GroupMAC also is amending its articles of incorporation to increase the authorized number of shares of capital stock of GroupMAC from 150,000,000 to 250,000,000, which shall be divided into 200,000,000 shares of common stock and 50,000,000 shares of preferred stock, in order to have enough shares of common stock to exchange GroupMAC common stock for Building One stockholders' Building One common stock in the merger, to ensure that there will be enough shares to issue upon the exercise of options in connection with GroupMAC's stock plans and to allow the combined company's acquisition program to continue for the foreseeable future.

   The articles of amendment also phase out the combined company's staggered board. Currently, GroupMAC's articles of incorporation provide for a classified board of directors; that is, one-third of the directors are elected annually, each for a three-year term. GroupMAC and many other corporations adopted a classified board structure in response to widespread concern over the use of abusive techniques by corporate "raiders" and others who engaged in hostile and non-negotiated attempts to acquire corporations to the disadvantage of shareholders. Because classified directors serve extended terms, a classified board can operate to prevent the acquisition of control of a company in a short period of time. This may have the effect of discouraging interested parties from pursuing control of a company, whether through a proxy contest for the election of directors or the acquisition of large blocks of stock. Additionally, some members of the investment community have begun to perceive classified boards as a mechanism to entrench directors improperly.

   Because of the significant investment by Apollo in GroupMAC and the large stock holdings of former owners of businesses acquired by GroupMAC, GroupMAC believes that the anti-takeover effects of a classified board do not provide a significant benefit and whatever benefit provided is outweighed by the negative perception of classified boards in the investment community. Accordingly, the GroupMAC board believes that all of the combined company's directors should be elected annually.

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   The board amendment would phase out the current division of GroupMAC's board of directors. The board currently is divided into three classes, with one class elected each year for a three-year term. The amendment would provide instead for the annual election of directors commencing with the class of directors standing for election at the annual meeting of shareholders scheduled to be held in 2000. To ensure the smooth transition to the new system, the board amendment would not shorten the terms of directors elected or appointed prior to the amendment becoming effective. The new procedure would apply, however, to each director as his term expires. As a result of the board amendment, the individuals who will be the combined company's Class III directors when the merger is completed (Brooks Newmark, M. Jude Reyes and John M. Sullivan) would stand for election at the next annual meeting of shareholders, scheduled for 2000, for a one-year term. At the following annual meeting of shareholders, scheduled for 2001, the Class III directors, together with the Class I directors when the merger is completed (Andrew Africk, William P. Love and Donald L. Luke) would stand for election for a one-year term. Beginning with the third succeeding annual meeting of shareholders, scheduled for 2002, the classification of the board would terminate and all directors would stand for election for a one-year term.

   The "business combinations" provision of the articles of incorporation and the provisions governing certain acquisitions of voting stock are being amended to allow the performance by the combined company of its future obligations under the terms of the convertible preferred stock and under the investor's rights agreement with BOSS II, LLC. The amendments ensure that any actions taken to fulfill the terms and conditions of the convertible preferred stock and the investor's rights agreement will not violate these provisions.

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                                   PROPOSAL 2

                                  ISSUANCE OF
                          CONVERTIBLE PREFERRED STOCK

Approval of Issuance of Convertible Preferred Stock

   For the reasons discussed under the caption "The Merger--Recommendation of the GroupMAC Board; GroupMAC's Reasons for the Transaction," the GroupMAC board concluded that the issuance of the convertible preferred stock as part of the overall transaction with Building One and Apollo is advisable and in the best interests of GroupMAC and its shareholders, unanimously approved and adopted the issuance of convertible preferred stock and unanimously recommends that the GroupMAC shareholders vote FOR the issuance of shares of GroupMAC convertible preferred stock in connection with the merger.

Description of Convertible Preferred Stock

   The following summary of the terms of the convertible preferred stock is qualified in its entirety by, and should be read in conjunction with, the statement of designations. A copy of the statement of designations establishing the terms of the convertible preferred stock to be filed with the Secretary of State of the State of Texas is included in this joint proxy statement/prospectus as Annex E. GroupMAC and BOSS II, LLC, an affiliate of Apollo Management IV, L.P., the initial holder of the convertible preferred stock, have also agreed to enter into an investor's rights agreement as of the date of the issuance of the convertible preferred stock that will further define the rights and obligations of GroupMAC and BOSS II, LLC and its affiliates, the terms of which are described below.

 Conversion Rights.

   Each share of convertible preferred stock is convertible into a number of shares of common stock determined by dividing:

   . the $1,000 liquidation preference of the convertible preferred stock, plus the amount of all accrued or accumulated and unpaid dividends as of the date the holder of the shares of convertible preferred stock elects to convert; by

   . the conversion price of $14.00, subject to adjustment.

If the full 275,000 shares of convertible preferred stock were issued, they initially would be convertible into approximately 19.6 million shares of common stock.

   The price per share of common stock into which the convertible preferred stock is convertible is generally subject to adjustment as follows:

   . during the first 2 1/2 years after issuance, any issuances of common stock, including any issuance of any option, warrant or security convertible into GroupMAC common stock, without consideration or for consideration that is less than the greater of the applicable conversion price and the per share fair market value of the common stock;

   . after the first 2 1/2 years, issuances of common stock, including any issuance of any option, warrant or security convertible into GroupMAC common stock, without consideration or for consideration that is less than the per share fair market value of the common stock;

   . repurchases of common stock by GroupMAC at prices exceeding the fair market value of the common stock;

   . the issuance of common stock as a dividend or distribution on the common stock;

   . a subdivision, split or combination of the common stock; or

   . a capital reorganization of GroupMAC, a reclassification of the capital stock of GroupMAC or a consolidation or merger of GroupMAC with or into another corporation.

The conversion price does not get adjusted under certain circumstances, however, including issuances of stock under existing and certain future employee benefits plans and in connection with acquisitions that are below a certain size and accretive to earnings.

 Dividends and Liquidation Preference.

   The convertible preferred stock bears a preferred cumulative dividend at the rate of 7.25% per year. For the first three years, dividends on the convertible preferred stock may be paid in cash or accumulated at the option of GroupMAC. Thereafter, dividends will be paid in cash. The dividends will be payable quarterly on March 31, June 30, September 30 and December 31 of each year commencing March 31, 2000.

   The convertible preferred stock is also entitled to share in any dividends GroupMAC may declare on its common stock. In the event GroupMAC declares a dividend on its common stock, the holders of the convertible preferred stock will have the option to:

   . receive an amount equal to the amount of the dividend the holder would have received had the convertible preferred stock been converted into common stock as of the date immediately prior to the record date of such common stock dividend; or

   . reduce the conversion price of the convertible preferred stock by the per share amount of such common stock dividend.

   In the event a change of control, as defined under "Redemption" below, occurs prior to the fifth anniversary of the original issuance date of the convertible preferred stock, the holders of the convertible preferred stock shall be entitled to receive, out of funds legally available, all accrued or accumulated and unpaid dividends as of the date of the occurrence of the change of control together with the lesser of:

   . all dividends that would accrue from the date of the change of control through the fifth anniversary of the original issuance date of the convertible preferred stock; and

   . all dividends that would accrue from the date of the change of control through the date that is 2 1/2 years from the date of the change of control.

   All such dividends will be paid in cash, provided that a holder who converts shares of convertible preferred stock into common stock may, in some circumstances, receive these accelerated dividends in the form of any combination of cash or shares of common stock, valued at the fair market value as of the date of the change of control.

   Each share of convertible preferred stock has a liquidation preference in an amount equal to the greater of:

   . $1,000 plus all accrued or accumulated and unpaid dividends; and

   . the amount the holder of such share would have received if such holder had converted such share into shares of common stock immediately prior to such liquidation.

In the event of a liquidation of GroupMAC, no distribution may be made to the holders of common stock and any other class or series of capital stock of GroupMAC ranking junior to the convertible preferred stock until the holders of the convertible preferred stock have received the liquidation preference.

 Redemption.

   The convertible preferred stock is subject to mandatory and optional redemption. On the twelfth anniversary of the date of the original issuance of the convertible preferred stock, GroupMAC will be required to redeem all shares of convertible preferred stock then outstanding, at a redemption price per share equal to the liquidation amount as of such date.

   At the option of GroupMAC, at any time after the fifth anniversary of the original issuance date of the convertible preferred stock, GroupMAC may redeem all, but not less than all, of the then outstanding shares of convertible preferred stock at a redemption price per share as set forth below:

   . 103% of the liquidation amount as of such date, if the redemption occurs on or after the fifth anniversary of the original issuance date of the convertible preferred stock and prior to the sixth anniversary of the original issuance date of the convertible preferred stock;

   . 102% of the liquidation amount as of such date, if the redemption occurs on or after the sixth anniversary of the original issuance date of the convertible preferred stock and prior to the eighth anniversary of the original issuance date of the convertible preferred stock; or

   . 101% of the liquidation amount as of such date, if the redemption occurs on or after the eighth anniversary of the original issuance date of the convertible preferred stock and prior to the twelfth anniversary of the original issuance date of the convertible preferred stock.

   The holders of a majority of the convertible preferred stock may notify GroupMAC if they expect that a change of control will occur. Within three business days following the receipt by GroupMAC of that notice, GroupMAC is obligated to notify each holder of convertible preferred stock and for a 15-day period following notice by GroupMAC, each holder of convertible preferred stock may elect to have any or all of such holder's shares redeemed by providing an irrevocable notice of such election to the combined company. Payment of the redemption price must occur on the later of 15 days following receipt by GroupMAC of notice from the holder and the date of the change of control. No redemption will be effected prior to the consummation of the change of control. If no change of control has been completed within 180 days following the date of notice from the holder, then the notice shall be deemed null and void. In addition, GroupMAC is obligated to notify holders promptly of the actual occurrence of the change of control, in which event each holder may elect to have any or all of such holder's shares redeemed, out of funds legally available therefor, by providing an irrevocable notice to GroupMAC of such election at any time prior to the 90th day following GroupMAC's notice of the occurrence of a change of control. The redemption price for convertible preferred stock redeemed in connection with a change of control is 101% of the liquidation amount.

   GroupMAC is prohibited from engaging in a sale of GroupMAC assets, a merger or a consolidation unless it has sufficient funds to perform its redemption obligations or, if GroupMAC is not the surviving entity, proper and adequate provision is made to ensure the surviving or continuing corporation expressly assumes GroupMAC's redemption obligations and has sufficient funds to do so.

   The occurrence of any of the following events, after the date of the merger, constitutes a change of control under the terms of the convertible preferred stock:

  . the sale of all or substantially all of the assets of GroupMAC or a merger in which GroupMAC shareholders wind up owning less than a majority of the voting securities of the surviving or resulting entity;

  . the adoption of a plan of liquidation by GroupMAC;

  . the acquisition by a person or group other than Apollo or certain of its affiliates of securities of GroupMAC entitled to cast a majority of the votes entitled to be cast by the holders of GroupMAC's outstanding voting securities;

  . the acquisition by any person or group of 30% or more of the voting securities of GroupMAC, and Apollo and its affiliates beneficially own a lesser percentage of GroupMAC's outstanding voting securities than such person or group; or

  . the individuals who are members of the board of directors as of the original issuance date of the convertible preferred stock, or directors elected with the approval of such individuals, not including directors elected by the holders of the convertible preferred stock, no longer constitute a majority of the board of directors.

 Voting Rights.

   The holders of the convertible preferred stock are entitled to vote on all matters presented to the holders of the common stock. Each share of convertible preferred stock entitles the holder thereof to cast the number of votes such holder would have been entitled to cast had such holder converted such share of convertible preferred stock into shares of common stock as of the record date for determining eligibility for such vote. As of the original issuance date of the convertible preferred stock, the holders of convertible preferred stock will be entitled to an aggregate of approximately 18.3 million votes associated with the issuance of shares of convertible preferred stock, representing approximately 23% of the voting power of the combined company's outstanding securities, assuming the cash election right of GroupMAC shareholders in the merger is exercised in full.

   In addition, so long as any shares of convertible preferred stock are outstanding, neither GroupMAC nor any of its subsidiaries may take any of the following actions without the consent of the holders of at least a majority of the then outstanding shares of convertible preferred stock:

  . authorize or issue any series of capital stock, or securities convertible into or exchangeable for capital stock, that is equal in priority with, senior to or is mandatorily redeemable prior to the convertible preferred stock or which in any manner materially adversely affects the rights, preferences or remedies of the holders of the convertible preferred stock or authorize or issue new shares of convertible preferred stock;

  . alter or change the terms of the convertible preferred stock or amend, alter or repeal the articles of incorporation or bylaws of GroupMAC in a manner that would adversely affect the rights, preferences and privileges of the holders of the convertible preferred stock;

  . declare or pay any dividend on or make any payment on account of the purchase, redemption, retirement or other acquisition of, any shares of any capital stock of GroupMAC ranking junior to the convertible preferred stock, or any warrants or options to purchase any capital stock of GroupMAC, except that GroupMAC may declare or pay any dividend on or repurchase its common stock if the amount, when combined with the sum of all other dividends declared or paid on, plus all amounts paid in the repurchase of, the common stock in the preceding 12-month period, does not exceed 5% of the aggregate fair market value of the common stock at the time of the declaration or payment of the dividend or commitment to repurchase;

  . agree, or permit any subsidiary to agree, to any provision in any agreement that would by its terms impose any restriction on the ability of GroupMAC to honor the exercise of any rights of the holders of the convertible preferred stock; or

  . enter into any transaction with certain of its affiliates unless such transaction is in the ordinary course of business and on fair and reasonable terms that are no less favorable to GroupMAC than it would obtain in a comparable arm's-length transaction.

 Representation on the Board of Directors.

   Pursuant to the statement of designations and the investor's rights agreement, Apollo and certain of its affiliates have the right to elect directors to the board as follows:

  . for so long as Apollo and certain of its affiliates hold in the aggregate convertible preferred stock, common stock or any security representing the right to receive common stock, collectively referred to as "common stock equivalents," equal to at least 50% of the common stock equivalents represented by its initial investment in convertible preferred stock, Apollo will be entitled to elect the greater of at least three directors or the number of directors that represents 30% of the board, rounded up to the nearest whole director;

  . for so long as Apollo and certain of its affiliates hold in the aggregate common stock equivalents equal to at least 25% of the common stock equivalents represented by its initial investment in convertible preferred stock, Apollo will be entitled to elect the number of directors that represents 22% of the board, rounded up to the nearest whole director; and

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

  . for so long as Apollo and certain of its affiliates hold in the aggregate common stock equivalents equal to at least 12.5% of the common stock equivalents represented by its initial investment in convertible preferred stock, Apollo shall be entitled to elect the number of directors that represents 15% of the board, rounded up to the nearest whole director.

   The holders of the convertible preferred stock are entitled to proportionate representation on every committee of the board, except the holders of the convertible preferred stock shall be entitled to designate two of the five members of the executive committee and one of the three members of the acquisitions committee.

   Additionally, holders of a majority of convertible preferred stock shall have the special right to elect a majority of the board of directors upon the occurrence of any of the following until the default is remedied:

  . GroupMAC fails to pay the dividends or distributions required to be paid on the convertible preferred stock within 10 days after notice of such failure has been delivered by any holder of the convertible preferred stock to GroupMAC;

  . GroupMAC fails to pay the full redemption price when due;

  . Any breach by GroupMAC of its obligations to obtain the approval of the holders of the convertible preferred stock as required by the statement of designations;

  . Any material and intentional breach by GroupMAC of any of the terms and conditions of the investor's rights agreement or the subscription and exchange agreement;

  . The occurrence of any payment default or any other default giving rise to a right of acceleration, under any indebtedness of GroupMAC that has an aggregate principal amount outstanding of greater than $10 million, after giving effect to any notice or cure period;

  . GroupMAC or any of its material subsidiaries voluntarily commences certain bankruptcy-related proceedings; or

  . Any involuntary proceeding is commenced with respect to GroupMAC or any of its material subsidiaries and such proceedings remain unstayed for a period of 60 consecutive days.

Investor's Rights Agreement

   GroupMAC and BOSS II, LLC have also agreed to enter into an investor's rights agreement upon the consummation of the merger that will further define the rights and obligations with respect to the convertible preferred stock of GroupMAC and the holders of the convertible preferred stock. A copy of the form of investor's rights agreement is included in this joint proxy statement/prospectus as Annex F.

 Preemptive Rights.

   For so long as Apollo and certain of its affiliates hold common stock equivalents representing at least 25% of the shares of common stock issuable upon conversion of the convertible preferred stock initially acquired by Apollo, Apollo or its affiliates will have the first right to purchase all of any future issuance by GroupMAC of common stock or any other equity security of GroupMAC, any debt security which by its terms is convertible into or exchangeable for any equity security or has any equity participation right, any security that is a combination of debt or equity or any option, warrant or other right to subscribe for or purchase, any such equity or debt security, in each case other than:

  . shares of common stock issuable upon exercise of any warrants or options of GroupMAC outstanding upon the consummation of the merger or issued under GroupMAC's incentive plans approved by the board;

  . shares of common stock issued pursuant to the conversion of the convertible preferred stock;

  . shares of common stock issued as consideration pursuant to any acquisition of any business;

  . shares of convertible preferred stock issued as dividends to BOSS II, LLC;

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

  . shares issued pursuant to earn-out arrangements in definitive, binding agreements in existence on the date of issuance of the convertible preferred stock relating to acquisitions by GroupMAC; and

  . securities issued in an underwritten public offering that is registered under the Securities Act.

   If Apollo chooses not to purchase the offered securities and GroupMAC sells all of the offered securities to a third party on the same terms, Apollo will have the right to purchase a proportionate amount of such offered securities. Further, any offered securities not purchased must again be re-offered to Apollo before being sold to a third party.

 Representation on the Board of Directors.

   The investor's rights agreement provides Apollo and its affiliates with the right to designate three members of the board of directors, but no less than 30%, for so long as it owns in the aggregate common stock equivalents representing 50% or more of the outstanding common stock. This right to designate directors decreases in number as Apollo's ownership of common stock equivalents decreases.

   The investor's rights agreement provides that, for so long as Apollo or its affiliates own in the aggregate common stock equivalents representing 5% or more of the outstanding common stock, Apollo will be entitled to designate one member to the board of directors; however, this provision does not entitle Apollo to designate another director in addition to the rights described in the statement of designations or the investor's rights agreement.

   From the date of the issuance of the preferred stock until the twelfth anniversary date thereafter, Apollo will have a special right, in addition to the rights described in the statement of designations, to designate a number of individuals that, when combined with the directors they are entitled to elect under other provisions of the investor's rights agreement, will constitute a majority of the board of directors of GroupMAC, but the special right exists only upon the occurrence of any of the following:

  . any material and intentional breach by GroupMAC of any of the terms and conditions of the investor's rights agreement or the subscription and exchange agreement;

  . any payment default or any other default giving rise to a right of acceleration, under any indebtedness of GroupMAC that has an aggregate principal amount outstanding of greater than $10 million, after giving effect to any notice or cure period;

  . GroupMAC or any of its material subsidiaries voluntarily commences certain bankruptcy-related proceedings; or

  . any involuntary proceeding is commenced with respect to GroupMAC or any of its material subsidiaries and such proceedings remain unstayed for a period of 60 consecutive days.

 Registration Rights.

   GroupMAC will agree to register for resale under the Securities Act the shares of common stock issuable upon the conversion of the convertible preferred stock with an aggregate fair market value of at least $25,000,000 upon the request of holders of at least 20% of the common stock issued upon conversion of the convertible preferred stock. In addition, if GroupMAC registers its own securities it will be required to use its best efforts to register the common stock issued upon conversion of the convertible preferred stock upon the request of any holders. These registration rights are transferrable.

 Certain Consent Rights of Apollo.

   Until the maturity date of the convertible preferred stock and for so long as Apollo and certain of its affiliates hold in the aggregate convertible preferred stock representing 25% of Apollo's original investment or if the convertible preferred stock has been converted into shares of common stock after the receipt by the holders of notice of GroupMAC's intention to redeem the convertible preferred stock pursuant to the statement of designations, then for two years from the date of conversion, as long as Apollo and its affiliates hold in the aggregate common stock equivalents equal to 25% of the common stock underlying Apollo's original investment, GroupMAC may not, and may not permit any subsidiary to, take, agree or commit to take any of the following actions without the prior written consent of Apollo:

  . except under limited circumstances described in the investor's rights agreement, merge, consolidate or amalgamate with any person or entity, or sell all or substantially all of the assets of GroupMAC or such subsidiary;

  . enter into any transaction with certain of its affiliates unless such transaction is in the ordinary course of business and on fair and reasonable terms that are no less favorable to GroupMAC and its subsidiaries than it would obtain in a comparable arm's-length transaction;

  . engage in any business other than the facilities services industry;

  . effect, approve or authorize any liquidation or any recapitalization, other than any liquidation or recapitalization of any wholly owned subsidiary;

  . amend, supplement or waive any of the terms or conditions of any agreement between GroupMAC and a shareholder of GroupMAC with respect to the retention by the shareholder of shares of GroupMAC's capital stock unless such amendment, waiver or restatement pertains to an agreement with a non-employee of GroupMAC and involves less than 10,000 shares of common stock, adjusted for stock splits, stock dividends and similar events after the date of the consummation of the merger;

  . acquire or dispose of businesses or assets, whether by merger, consolidation, share exchange or otherwise, where acquisitions would exceed 2.0% of GroupMAC's total assets and dispositions would exceed 2.5% of GroupMAC's total assets;

  . hire or fire, or make certain amendments to the employment terms of the chairman of the board or the chief executive officer of GroupMAC or the top two executive officers of GroupMAC, if different;

  . incur or refinance any indebtedness, as defined in the investor's rights agreement, except (a) indebtedness under the credit agreement, as defined in the investor's rights agreement, so long as GroupMAC maintains a consolidated leverage ratio of less than 4.0 to 1.0; (b) other indebtedness so long as the indebtedness does not exceed 2.5% of the total assets of GroupMAC; or (c) indebtedness incurred to repurchase or redeem the convertible preferred stock;

  . make any single capital expenditure exceeding $10 million or make aggregate capital expenditures in any year exceeding 1.75% of the aggregate budgeted consolidated net revenues for such fiscal year;

  . except under limited circumstances, create or acquire any interest in subsidiaries other than wholly-owned subsidiaries; or

  . adopt or amend certain equity-linked compensation or benefit plans or make individual bonus payments exceeding $250,000.

   Until the maturity date of the convertible preferred stock, if the holders have converted their shares of convertible preferred stock into common stock after receipt of notice of GroupMAC's intention to redeem the convertible preferred stock and two years has elapsed since the date of such conversion, for so long as Apollo and certain of its affiliates hold in the aggregate at least 10% of the outstanding common stock, GroupMAC may not, and may not permit any subsidiary to, take, agree or commit to take any of the following actions without the prior written consent of Apollo:

  . except under limited circumstances described in the investor's rights agreement, merge, consolidate or amalgamate with any person or entity, or sell all or substantially all of the assets of GroupMAC or such subsidiary;

  . enter into any transaction with certain of its affiliates unless such transaction is in the ordinary course of business and on fair and reasonable terms that are no less favorable to GroupMAC and its subsidiaries than it would obtain in a comparable arm's-length transaction;

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

  . effect, approve or authorize any liquidation or any recapitalization, other than any liquidation or recapitalization of any wholly-owned subsidiary; or

  . hire or fire, or make certain amendments to the employment terms of the chairman of the board or the chief executive officer of GroupMAC or the top two executive officers of GroupMAC, if different.

 The Company's Special Redemption Option.

   If GroupMAC requests that Apollo consent to a merger or consolidation of GroupMAC and Apollo does not consent to the proposed transaction, then GroupMAC may consummate the proposed transaction without the consent of Apollo, provided GroupMAC purchases from Apollo all of the shares of convertible preferred stock and the shares of common stock it received upon conversion of the convertible preferred stock. The purchase price for the convertible preferred stock and shares of common stock received upon its conversion is an amount that provides to Apollo a 25% annual rate of return compounded quarterly on the original cost of the shares of convertible preferred stock, such return to be calculated from the date of the consummation of the merger through the date of consummation of the proposed transaction. Apollo and its affiliates will agree to vote their shares of capital stock in favor of any proposed transaction as to which GroupMAC has determined to purchase the shares as described above.

 Standstill.

   Prior to the second anniversary of the merger, Apollo will agree not to purchase additional shares of common stock, other than by conversion of the convertible preferred stock, by exercise of its 1,030,000 warrants to purchase common stock or pursuant to the rights of first offer arising under the investor's rights agreement, if after the purchase, Apollo and its affiliates would own in the aggregate more than 30% of the outstanding voting securities of GroupMAC on such date.

 Voting Agreement.

   Apollo and certain of its affiliates will also agree to vote all shares of capital stock of GroupMAC in favor of the slate of directors recommended by the board of directors to GroupMAC's shareholders at the annual shareholders' meetings to be held in 2000 and 2001. In addition, Apollo and its affiliates will agree not to enter into any agreement or arrangement that confers on any other person or entity, other than an affiliate of Apollo, the right to vote shares of the convertible preferred stock or the common stock received upon exercise of the convertible preferred stock owned by Apollo or its affiliates.

 Indemnification.

   GroupMAC has agreed to indemnify Apollo and its affiliates for breaches by GroupMAC of agreements between the parties.

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

                                   PROPOSAL 3

                        GROUP MAINTENANCE AMERICA CORP.

                   2000 STOCK PERFORMANCE INCENTIVE PLAN

2000 Stock Performance Incentive Plan

   In January 2000, the board of directors of GroupMAC approved the GroupMAC 2000 Stock Performance Incentive Plan, the "incentive plan," for submission to the shareholders of GroupMAC. A copy of the form of the incentive plan is included in this joint proxy statement/prospectus as Annex G. The incentive plan is substantially similar to the Building One Services Corporation 1999 Stock Performance Incentive Plan, which provides for the issuance of up to 1,500,000 shares of Building One common stock. Building One's incentive plan will be assumed by GroupMAC in the merger. The incentive plan is intended to provide officers and key employees with a strong incentive to work towards increasing the per share price of GroupMAC common stock and to promote a closer identity of interest between such persons and GroupMAC's shareholders. The maximum number of shares of common stock that may be awarded under the incentive plan may not exceed 1,200,000 shares.

   Administration. The incentive plan will be administered by the compensation committee of the board of directors. The compensation committee will have the power to determine which officers and key employees will receive an award, the time or times when such award will be made, the number of shares of common stock to be awarded and whether to condition the award upon the achievement of certain performance objectives in addition to the increase in value of the common stock. No individual may receive an award of more than 250,000 shares of common stock in any one calendar year.

   Performance Awards. The incentive plan will permit grants of performance awards which shall be paid in common stock. The compensation committee has the authority to award up to a maximum of 1,200,000 shares of common stock upon the attainment of the following common stock price levels (which levels must be maintained for a period of at least 20 out of 30 consecutive trading days):

            Stock   Cumulative Number of Shares
            Price       that may be Awarded
            -----   ---------------------------
            $32.00             240,000
            $44.00             640,000
            $56.00           1,200,000

   The compensation committee may, in its discretion, condition the award of shares of common stock on the achievement of performance objectives along with the price levels set forth above. The compensation committee will have the authority to make adjustments in the stock price targets and number of shares set forth above in the event of certain events or transactions affecting GroupMAC's capital structure. In addition, in the event of a change in control of GroupMAC, as defined in the incentive plan, other than the proposed merger, the compensation committee may grant any or all of the 1,200,000 shares without regard to achievement of the stock price targets. For awards intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, performance objectives (in addition to the achievement of the stock price levels set forth above) shall be based solely on
(1) annual return on capital, (2) annual earnings or earnings per share, (3) annual cash flow provided by operations, and (4) strategic business criteria, consisting of one or more objectives based on meeting specific revenue, market penetration, geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures.

   The incentive plan may be amended, altered, suspended, discontinued or terminated by the board of directors of GroupMAC without shareholder approval unless such approval is required by law or regulation or under the rules of any stock exchange or automated quotation system on which the GroupMAC common stock is then listed or quoted. Thus, shareholder approvals will not necessarily be required for amendments which might increase the cost of the plan or broaden eligibility. Shareholder approval will not be deemed to be required under laws or regulations that condition favorable tax treatment on such approval, although the board of directors of GroupMAC may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable.

   No awards have been granted under the incentive plan. Awards that may in the future be received by or allocated to GroupMAC's chief executive officer, the four most highly compensated executive officers, or other groups of persons cannot be determined at this time.

   Federal Income Tax Considerations. For federal income tax purposes, awards of shares will generally be taxable to the employee when received based on the fair market value of the shares at such time, and GroupMAC will generally be entitled to a corresponding tax deduction. However, GroupMAC's deduction may be limited by operation of Section 162(m) of the Internal Revenue Code, which generally disallows a public company's tax deduction for compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1 million. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million maximum deductibility and therefore remains fully deductible by the company that pays it. Awards of shares of common stock under the incentive plan may not in all cases qualify as "performance-based compensation."

Vote Required for Approval

   The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxies at the meeting and entitled to vote is required to approve the adoption of the incentive plan. If the merger is not completed for any reason, the incentive plan will not be adopted by GroupMAC.

   The GroupMAC board unanimously recommends that the GroupMAC shareholders vote FOR the approval of the 2000 Stock Performance Incentive Plan.

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

                                   PROPOSAL 4

                        GROUP MAINTENANCE AMERICA CORP.

                          2000 STOCK AWARDS PLAN

2000 Stock Awards Plan

   In January 2000, the board of directors of GroupMAC approved the GroupMAC 2000 Stock Awards Plan, the "awards plan". A copy of the form of the awards plan is included in this joint proxy statement/prospectus as Annex H. The awards plan is intended to provide employees, directors and consultants with an opportunity to acquire a proprietary interest in GroupMAC and additional incentive and reward opportunities based on the profitable growth of GroupMAC and to aid GroupMAC in attracting and retaining outstanding personnel. The awards plan will provide for the granting of options (either incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code, or options that do not constitute incentive stock options ("nonqualified stock options")), restricted stock awards, stock appreciation rights, performance awards, and phantom stock awards, or any combination thereof. The maximum number of shares of common stock that may be issued under the awards plan may not exceed 2,500,000 shares.

   Administration. The awards plan will be administered by the compensation committee of the board of directors. The compensation committee will have the power to determine which employees, directors and consultants will receive an award, the time or times when such award will be made, the type of the award and the number of shares of common stock to be issued under the award or the value of the award. Only persons who at the time of the award are employees, directors or consultants of GroupMAC or any of its subsidiaries will be eligible to receive awards under the awards plan.

   Options. The awards plan will provide for two types of options: incentive stock options and nonqualified stock options. The compensation committee will designate the employees, directors and consultants to receive the options, the number of shares subject to the options, and the terms and conditions of each option granted under the awards plan. No person may be awarded an option in any calendar year to purchase more than 500,000 shares of common stock. The term of any option granted under the awards plan shall be determined by the compensation committee; provided, however, that the term of any incentive stock option cannot exceed ten years from the date of the grant and any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of shares of GroupMAC or of its subsidiary within the meaning of Section 422(b)(6) of the Code must not be exercisable after the expiration of ten years from the date of grant. The exercise price per share of common stock of options granted under the awards plan cannot be less than the fair market value of a share of common stock on the date such option is granted, subject to adjustments. Further, the exercise price of any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of shares of GroupMAC or of its subsidiaries within the meaning of Section 422(b)(6) of the Code must be at least 110% of the fair market value of the share at the time such option is granted. The exercise price of options granted under the awards plan will be paid in full in a manner prescribed by the compensation committee. The awards plan permits the compensation committee to grant "reload options", which are the automatic grant of additional options to an optionee if he or she exercises all or part of the original option within ten years from the date of grant.

   Restricted Stock Awards. Pursuant to a restricted stock award, common stock will be issued or delivered to the employee, director or consultant at any time the award is made without any cash payment to GroupMAC, except to the extent otherwise provided by the compensation committee or required by law; provided, however, that such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit such shares to GroupMAC as may be determined in the discretion of the compensation committee. The restrictions on disposition may lapse based upon (a) GroupMAC's attainment of specific performance targets established by the compensation committee that are based on (1) the price of a share of common stock, (2) GroupMAC's earnings per share, (3) GroupMAC's revenue, (4) the revenue of a business unit of GroupMAC designated by the compensation committee, (5) the return on shareholders' equity achieved by GroupMAC, or

(6) GroupMAC's pre-tax cash flow from operations, (b) the grantee's tenure with GroupMAC, or (c) a combination of both factors. GroupMAC will retain custody of the common stock issued pursuant to a restricted stock award until the disposition restrictions lapse. A grantee may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of such shares until the expiration of the restriction period. However, upon the issuance to the grantee of common stock pursuant to a restricted share award, except for the foregoing restrictions, such grantee will have all the rights of a stockholder of GroupMAC with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. No person may be awarded more than 500,000 shares of restricted stock in any calendar year.

   Stock Appreciation Rights. A stock appreciation right permits the holder thereof to receive an amount, in cash, common stock, or a combination thereof, equal to the number of stock appreciation rights exercised by the holder multiplied by the excess of the fair market value of common stock on the exercise date over the stock appreciation rights' exercise price, which shall be at least equal to the fair market value of the common stock at the date of grant. A stock appreciation right may be exercised in whole or in such installments and at such time as determined by the compensation committee. No person may be awarded more than 500,000 stock appreciation rights in any calendar year.

   Performance and Phantom Stock Awards. The awards plan will permit grants of performance awards and phantom stock awards, which may be paid in cash, common stock, or a combination thereof as determined by the compensation committee. Performance awards granted under the awards plan will have a maximum value established by the compensation committee at the time of the grant. No person may be granted a performance award in any calendar year where the value of such award exceeds the fair market value of 500,000 shares of common stock. A grantee's receipt of such amount will be contingent upon satisfaction by GroupMAC, or any subsidiary, division or department thereof, of future performance conditions established by the compensation committee prior to the beginning of the performance period. Such performance awards, however, are subject to later revisions as the compensation committee deems appropriate to reflect significant unforeseen events or changes. A performance award will terminate if the grantee is no longer employed by GroupMAC, a director ceases to serve on the board of directors or a consultant ceases performing services for GroupMAC during the applicable performance period, except as otherwise provided by the compensation committee at the time of grant. Phantom stock awards granted under the awards plan are awards of common stock or rights to receive amounts equal to the fair market value of common stock over a specific period of time. No person may be granted a phantom stock award in any calendar year for more than 500,000 shares of common stock. Such awards vest over a period of time or upon the occurrence of a specific event(s), including, without limitation, a change of control, established by the compensation committee, without payment of any amounts by the holder thereof, except to the extent required by law, or satisfaction of any performance criteria or objectives. A phantom stock award will terminate if the grantee is no longer employed by GroupMAC, a director ceases to serve on the board of directors or a consultant ceases performing services for GroupMAC during the applicable vesting period or, if applicable, the occurrence of a specific event(s), except as otherwise provided by the compensation committee at the time of grant. In determining the value of performance awards or phantom stock awards, the compensation committee must take into account the employee's, consultant's or director's responsibility level, performance, potential, other awards under the awards plan and other such consideration as it deems appropriate. Such payment may be made in a lump sum or in installments as prescribed by the compensation committee. Any payment made in common stock will be based upon the fair market value of the common stock on the payment date.

   Federal Income Tax Considerations. Upon the exercise of a nonqualified stock option, the optionee will recognize ordinary taxable income on the amount that the fair market value of the common stock purchased exceeds the price paid for such common stock under the option. GroupMAC shall be able to deduct the same amount for federal income tax purposes. The exercise of an incentive stock option has no tax consequence to an optionee or GroupMAC. At the time the restrictions lapse on a restricted stock award, the holder of such award will recognize ordinary taxable income in an amount equal to the fair market value of the shares of common stock on which the restrictions lapse. The amount of ordinary taxable income recognized by such holder of a restricted stock award is deductible by GroupMAC. Upon the exercise of a stock appreciation right, the holder of such right must include in ordinary taxable income the amount of cash or the fair market value of the shares of common stock received. The amount of ordinary taxable income recognized by such holder of the stock appreciation right is deductible by GroupMAC. A holder of a performance award and phantom stock award will include in his or her ordinary taxable income the fair market value of the shares of common stock related to such award when the holder's rights in such award first becomes transferable or is no longer subject to a substantial risk of forfeiture. The amount of ordinary taxable income recognized by the holder of such an award is deductible by GroupMAC.

   Section 162(m). Code Section 162(m) generally disallows a public company's tax deduction for compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1.0 million in any calendar year. Compensation that qualifies as "performance-based compensation" is excluded from the $1.0 million deductibility cap, and therefore remains fully deductible by the company that pays it. Assuming the awards plan is approved by the shareholders of GroupMAC, GroupMAC believes that options granted with an exercise price at least equal to 100% of the fair market value of the underlying common stock at the date of grant, and other awards, the settlement of which is conditioned upon achievement of performance goals (based on criteria described above), will qualify as "performance-based compensation," although other awards under the awards plan may not so qualify.

   No awards have been granted under the awards plan. Awards that may in the future be received by or allocated to GroupMAC's chief executive officer, the four most highly compensated executive officers, or other groups of persons cannot be determined at this time.

Vote Required for Approval

   The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxies at the meeting and entitled to vote is required to approve the adoption of the awards plan. If the merger is not completed for any reason, the awards plan will not be adopted by GroupMAC.

   The GroupMAC board unanimously recommends that the GroupMAC shareholders vote FOR the approval of the 2000 Stock Awards Plan.

                      BOARD OF DIRECTORS AND MANAGEMENT OF
                   THE COMBINED COMPANY FOLLOWING THE MERGER

   Following the completion of the merger, the combined company's board will consist of Andrew Africk, William P. Love, Jr. and Donald L. Luke (Class I), Michael Gross, Vincent Eades, Joseph M. Ivey, J. Patrick Millinor, Jr. and Lucian L. Morrison (Class II), and Brooks Newmark, M. Jude Reyes and John M. Sullivan (Class III). Messrs. Luke, Millinor, Morrison and Sullivan are designees of GroupMAC, Messrs. Eades, Ivey, Love and Reyes are designees of Building One, and Messrs. Africk, Gross and Newmark are designees of Apollo. Apollo will have the right to designate one additional director, and Apollo, Building One and GroupMAC have agreed to jointly designate another director. The terms of the Class I directors will expire in 2001. The terms of the Class II directors will expire in 2002. The terms of the Class III directors will expire in 2000. If the merger and the issuance of the convertible preferred stock are not approved, the articles of amendment will not be filed and the board of GroupMAC will continue its current composition. The biographies of the foregoing directors, as well as the executive officers of the combined company, follow.

               Name           Age         Position in Combined Company
     ------------------------ --- --------------------------------------------
     J. Patrick Millinor, Jr.  54 Chairman of the Board and Director
     Joseph M. Ivey            41 President and Chief Executive Officer and
                                   Director
     Donald L. Luke            62 Chief Operating Officer and Director
     William P. Love, Jr.      40 President of electrical group and Director
     Patrick L. McMahon        51 President of industrial group
     Alfred R. Roach, Jr.      55 President of mechanical group
     Michael Sullivan          52 President of service solutions group
     Robert Tyler              49 President of residential group
     Chester J. Jachimiec      45 Executive Vice President--Acquisitions
     Darren B. Miller          40 Executive Vice President and Chief Financial
                                   Officer
     Randolph W. Bryant        48 Senior Vice President, General Counsel and
                                   Secretary
     Daniel W. Kipp            40 Senior Vice President, Treasurer and Chief
                                   Information Officer
     Steven C. Ronilo          49 Senior Vice President--Human Resources
     Andrew Africk             33 Director
     Vincent W. Eades          40 Director
     Michael Gross             38 Director
     Lucian L. Morrison        62 Director
     Brooks Newmark            41 Director
     M. Jude Reyes             44 Director
     John M. Sullivan          63 Director

   J. Patrick Millinor, Jr. has been a director of GroupMAC since 1997. Mr. Millinor has been chief executive officer of GroupMAC since April 1997 and also served as president of GroupMAC from April 1997 until June 1997. From October 1996 through April 1997, he served as chief executive officer of GroupMAC's predecessor. From September 1994 to October 1996, Mr. Millinor worked directly for Gordon Cain, a major shareholder of GroupMAC, assisting in the formation and management of Agennix Incorporated and Lexicon Genetics, two biotechnology companies. From March 1993 to September 1994, he served as chief executive officer of UltrAir, Inc., a start-up passenger airline, and from October 1992 to March 1993, he served as its chief financial officer. He currently serves as a director of Agennix Incorporated and Haelan Health(R) Corporation.

   Joseph M. Ivey has served as the president and chief executive officer of Building One since February 25, 1999 and has been a director of Building One since October 8, 1998. From September 2, 1998 to February 25, 1999, Mr. Ivey served as the president of the Building One mechanical group. Mr. Ivey has also served, since October 1990, as the chairman and chief executive officer of Ivey Mechanical Company, Inc., a mechanical services company that Building One acquired on September 2, 1998. Mr. Ivey also serves as a director of 1st M&F Corp. Mr. Ivey is a graduate of, and serves as a trustee of, Freed-Hardeman University.

   Donald L. Luke has been a director and the chief operating officer of GroupMAC since August 1997. From November 1996 to July 1997 he was chairman of Arriva Air International, Inc., a start-up commercial air cargo business. From September 1996 to August 1997, he served as chief executive officer of CTW, Inc., a privately held acquisitions and management company, and a consultant to Batteries Batteries, Inc., a consolidator of specialty battery distribution companies that completed its initial public offering in April 1996. From 1995 to September 1996, he served as president, chief executive officer and director of Batteries Batteries, Inc. From 1991 to 1995, Mr. Luke served as president and chief executive officer of Miracle Ear New York City.

   William P. Love, Jr. currently serves as the president of the Building One electrical and mechanical group and has been a director of Building One since March 11, 1998. From September 1980 to March 11, 1998, Mr. Love served as the president and chief executive officer of SKC Electric, Inc., an electrical installation and maintenance services company that Mr. Love founded and that has been a wholly owned subsidiary of Building One since it was acquired on March 11, 1998. Mr. Love is the director designee of the initial companies in the Building One electrical group pursuant to the agreements between Building One and each company within the founding group.

   Patrick L. McMahon has served as executive vice president and chief operating officer of the industrial business unit of Building One's electrical and mechanical group since July 1999. Previously, Mr. McMahon served as president and chief operating officer of Professional Services Group, a subsidiary of Air & Water Technologies since April 1995. From July 1994 to March 1995, he served as vice president of National Sales of International Technology, Inc., and from May 1971 to June 1994 Mr. McMahon served in various capacities at Brown & Root including vice president of business development and vice president of operations and engineering.

   Alfred R. Roach, Jr. became executive vice president--commercial/industrial group of GroupMAC in January 1998 and previously served as executive vice president--marketing, sales and product support from August 1997 until January 1998. From 1989 to July 1997, Mr. Roach was a partner in Callahan Roach & Associates. From 1986 to 1989, he served as president and general counsel of Service America Corporation, an HVAC franchise company. From 1970 to 1986, Mr. Roach engaged in the private practice of law.

   Michael Sullivan has served as the president and chief executive officer of the Building One service solutions group since November 1998. Mr. Sullivan served as the president and chief executive officer of Sullivan Service Company and SPC Contract Management, companies which he founded in 1975 and 1980 respectively, which are now wholly owned subsidiaries of Building One.

   Robert Tyler has been senior vice president--residential group of GroupMAC since June 1998. From February 1994 until June 1998, he was vice president sales, for Amana Heating and Air Conditioning, a manufacturer of HVAC equipment. He previously served as national sales manager for Friedrich Air Conditioning, a manufacturer of HVAC equipment, from January 1990 until February 1994.

   Chester J. Jachimiec is a director and executive vice president-- acquisitions of GroupMAC, having served in such capacities with GroupMAC and its predecessor since October 1996. From February 1994 to October 1996, Mr. Jachimiec served as the director of acquisitions & investments for Tenneco Energy. From 1990 to 1994, he was an investor in or consultant to various private ventures engaged in natural gas gathering, processing and exploration as well as computer software development. Prior to 1990, Mr. Jachimiec practiced securities law and public accounting with several professional firms.

   Darren B. Miller has been an executive vice president of GroupMAC since July 1998 and has been chief financial officer of GroupMAC and its predecessor since October 1996. He was also a senior vice president from October 1996 until July 1998. From 1989 to 1996, Mr. Miller served in several capacities at Allwaste, Inc., a consolidator of industrial service companies, including vice president--treasurer and controller from 1995 to 1996. Prior to 1989, he was employed in the audit practice of Arthur Andersen LLP.

   Randolph W. Bryant became senior vice president, general counsel and secretary of GroupMAC upon its formation in 1997. From December 1996 to April 1997, Mr. Bryant served as associate general counsel of El

Paso Natural Gas Company. From 1984 to 1996, he was an attorney with Tenneco Inc. and Tenneco Energy Inc., last serving as associate general counsel.

   Daniel W. Kipp has been a senior vice president of GroupMAC since July 1998 and its corporate controller since February 1997. He also served as a vice president of GroupMAC from February 1997 through July 1998. From February 1994 until February 1997, Mr. Kipp was a sales executive with American Sterling, a provider of hazard insurance outsourcing services to the mortgage banking industry, and from July 1990 until February 1994 he was vice president and controller of Allwaste Recycling, Inc., a glass recycler and powdered glass processor. Prior to July 1990, he was employed in the audit practice of Arthur Andersen LLP.

   Steven C. Ronilo has been senior vice president--human resources of GroupMAC since May 1999. From 1997 to 1998 he was Vice President of Human Resources for Amerra Health Services, and from 1990 to 1997 he was Senior Vice President of Human Resources and Education for Regency Health Services, Inc.

   Andrew Africk has served as a director of Building One since April 30, 1999. Mr. Africk has been a principal of Apollo Advisors, L.P. for more than five years, which, together with its affiliates, acts as the managing general partner of several private securities investment funds, and of Lion Advisors, L.P., a financial advisor to, and representative of institutional investors with respect to, securities investments. Mr. Africk is also a director of Continental Graphics Holdings, Inc. Mr. Africk is a director designee of Boss Investment LLC pursuant to an agreement between Building One and Boss Investment.

   Vincent W. Eades has been a director of Building One since November 25, 1997. Since May 20, 1998, Mr. Eades has served as the chairman and chief executive officer of Powerride Motorsports, Inc., a company seeking to consolidate the motorcycle and leisure sports dealership industry. Between May 1995 and May 20, 1998, he served as the senior vice president of sales and marketing for Starbucks Coffee Co., Inc. From November 1985 through May 1995, Mr. Eades was employed by Hallmark Cards, Inc., most recently as a general manager. Additionally, he serves as a director of USA Floral Products, Inc. and UniCapital Corporation.

   Michael Gross has served as a director of Building One since April 30, 1999. Mr. Gross is one of the founding principals of Apollo Advisors, L.P. and of Lion Advisors, L.P. Mr. Gross is also a director of Allied Waste Industries, Inc., Breuners Home Furnishings, Inc., Converse, Inc., Florsheim Group, Inc., United Rentals, Inc. and Saks Incorporated. Mr. Gross is a director designee of Boss Investment LLC pursuant to an agreement between Building One and Boss Investment.

   Lucian L. Morrison has been a director of GroupMAC since 1997. Mr. Morrison has been engaged as a trustee and consultant with respect to trust, estate, probate and qualified plan matters since 1992. From 1990 through 1992, he served as chief fiduciary officer of Northern Trust Bank of Texas, and from 1979 until 1990 he served as chief executive officer of Heritage Trust Company.

   Brooks Newmark has served as a director of Building One since April 30, 1999. Mr. Newmark is a principal of Apollo Advisors, L.P. Mr. Newmark has been associated with Apollo for more than five years and is Vice President of Apollo Management (U.K.) L.L.C. Mr. Newmark is a director designee of Boss Investment LLC pursuant to an agreement between Building One and Boss Investment.

   M. Jude Reyes has been a director of Building One since November 25, 1997. Mr. Reyes has served as the chairman and president of Premium Distributors of Virginia, L.L.C., a beverage distributor, since 1992. Between 1989 and 1992, he served as the president and chairman of Harbor Distributing Company in Los Angeles, California. He is also a director and investor in three other beverage distributors and two wholesale food service distributors. Mr. Reyes serves as a director of the National Rehabilitation Hospital in Washington, D.C.

   John M. Sullivan has been a director of GroupMAC since 1997. Mr. Sullivan has been president of Beta Consulting, Inc., a financial and tax consulting firm, since 1994. From 1992 through 1994, he was the international tax director of General Motors Corporation. Prior to 1992, Mr. Sullivan was a tax partner with Arthur Andersen LLP. He currently serves as a director of Atlantic Coast Airlines Holdings, Inc.

                                COMBINED COMPANY

                              UNAUDITED PRO FORMA
                              FINANCIAL STATEMENTS

   On November 3, 1999, GroupMAC and Building One announced the signing of a definitive agreement to merge the two companies. Under the terms of the merger, each outstanding share of Building One common stock will be converted into the right to receive 1.25 shares of GroupMAC common stock. As part of the merger, GroupMAC shareholders may elect to receive cash for up to 50% of their shares at $13.50 per share, subject to proration in the event that holders of more than approximately 11 million shares elect to receive cash. If this cash election is fully subscribed, up to approximately 11 million shares of GroupMAC common stock, or approximately 29% of the shares currently outstanding, will be cancelled in the merger.

   Concurrent with the closing of the merger, affiliates of Apollo Management, L.P. ("Apollo") will exchange $105 million of Building One convertible junior subordinated debentures, the "Building One convertible debt", and $150 million of cash for approximately $255 million of GroupMAC convertible preferred stock, the "preferred stock". The cash proceeds from the investment will be used to fund the cash election right described above.

   The preferred stock will mature in 2012 and will bear a dividend yield coupon rate of 7.25% payable quarterly in cash. GroupMAC can defer payment of dividends during the first three years without penalty. The preferred stock will be convertible into shares of GroupMAC common stock at a conversion price of $14.00 per common share. See the description of the preferred stock contained elsewhere herein.

   The merger is subject to the approval of both companies' shareholders, concurrent completion of the Apollo investment, regulatory approval and other customary closing conditions, and is expected to close in the first quarter of 2000.

   GroupMAC received an underwritten commitment letter from Bank of America, N.A. and Chase Bank of Texas, N.A., as co-lead arrangers and co-book managers, to provide a total of $800 million in financing. It is expected that Building One's $200 million of senior subordinated debt will be assumed by GroupMAC and remain outstanding, and that GroupMAC will refinance its senior subordinated notes.

   The name of the combined company will be announced on or before the closing. For purposes of the discussions below, the combined entity is referred to as "combined company".

   GroupMAC will be the surviving legal entity in the merger. However, for accounting purposes, Building One is deemed to be the acquiror and, accordingly, the merger will be accounted for as a "reverse acquisition" of GroupMAC under the purchase method of accounting. Under this method of accounting, the combined company's historical results for periods prior to the merger will be the same as Building One's historical results. On the date of the merger, the assets and liabilities of GroupMAC will be recorded at their estimated fair values.

   The following combined company unaudited pro forma financial statements utilize the unaudited pro forma financial statements of GroupMAC and Building One as of September 30, 1999 and for the nine months ended September 30, 1999 and for the year ended December 31, 1998, which give effect to the acquisitions made by each company during 1998 and 1999 including amounts owed in connection with those acquisitions. The combined company unaudited pro forma financial statements give effect to the transactions highlighted above as if the transactions had occurred on September 30, 1999 for purposes of the combined company unaudited pro forma balance sheet, and on January 1, 1998 for purposes of the combined company unaudited pro forma statements of operations. The unaudited pro forma financial statements for GroupMAC and Building One are derived from the separate pro forma financial statements of each company set forth immediately following these combined company unaudited pro forma financial statements.

   The pro forma adjustments are based on preliminary estimates and certain assumptions that GroupMAC and Building One believe are reasonable under the circumstances. The preliminary allocation of the purchase price to assets and liabilities of GroupMAC reflects the assumption that assets and liabilities are carried at historical amounts which approximate fair market value. The actual allocation of the purchase price may differ from that reflected in the unaudited pro forma financial statements after a more extensive review of the fair market values of the assets and liabilities has been completed.

   Management cannot fully quantify the cost savings and synergies associated with the combined company. It is anticipated that any such savings will be partially offset by the cost of additional corporate infrastructure to support the combined operation accordingly, no pro forma adjustments related to these cost savings and synergies have been included in the pro forma combined financial information of the combined company.

   The following combined company pro forma financial statements are based on assumptions and include adjustments as explained in the notes thereto. The combined company unaudited pro forma financial statements are not necessarily indicative of the actual financial results that would have occurred if the transactions described above had been effective on and as of the dates indicated and may not be indicative of operations in future periods or as of future dates. The combined company unaudited pro forma financial statements should be read in conjunction with the notes thereto and the following documents included or incorporated by reference herein:

  . the historical audited consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of GroupMAC on Form 10-K/A and Building One on Form 10-K as of December 31, 1998 and for the year then ended;

  . the quarterly reports on Form 10-Q of GroupMAC and Building One for the quarter ended September 30, 1999; and

  . the separate company unaudited pro forma financial statements and notes thereto of GroupMAC and Building One set forth immediately following the combined company unaudited pro forma financial statements.

   See "Where You Can Find More Information."

                               COMBINED COMPANY

                       UNAUDITED PRO FORMA BALANCE SHEET
                              September 30, 1999

                                (in thousands)



                                              Apollo Investment
                                            ----------------------

                                            Preferred  Pref Stock/
                                Building      Stock     Conv Deb
                     GroupMAC     One       Investment  Exchange
                     Pro Forma Pro Forma       (a)         (b)
      ASSETS         --------- ----------   ---------- -----------
CURRENT ASSETS:
 Cash and cash
 equivalents.......  $    --   $      --     $146,500   $    --
 Accounts
 receivable, net
 of allowance......   317,344     362,147         --         --
 Inventories.......    20,635       8,213         --         --
 Costs and
 estimated
 earnings in
 excess of
 billings on
 uncompleted
 contracts.........    50,299      49,875         --         --
 Prepaid expenses
 and other current
 assets............     8,167      11,590         --         --
 Deferred tax
 asset.............     9,750       4,424         --         --
 Refundable income
 taxes.............       --        3,405         --         --
                     --------  ----------   ---------- -----------
   Total current
   assets..........   406,195     439,654     146,500        --
                     --------  ----------   ---------- -----------
PROPERTY AND
EQUIPMENT, net.....    55,913      57,358         --         --
GOODWILL AND OTHER
INTANGIBLES, net...   518,003     673,238         --         --
DEFERRED DEBT ISSUE
COSTS, net.........    13,568      21,055         --      (4,485)
OTHER LONG-TERM
ASSETS.............     1,744       6,384         --         --
                     --------  ----------   ---------- -----------
   Total assets....  $995,423  $1,197,689    $146,500   $ (4,485)
                     ========  ==========   ========== ===========
  LIABILITIES AND
   SHAREHOLDERS'
      EQUITY
  ---------------
CURRENT
LIABILITIES:
 Accounts
 payable...........  $ 92,510  $   92,036    $    --    $    --
 Accrued
 compensation......    42,981      41,669         --         --
 Accrued
 liabilities.......    27,934      46,409         --         --
 Billings in
 excess of costs
 and estimated
 earnings on
 uncompleted
 contracts.........    47,997      81,109         --         --
 Deferred service
 revenue...........     5,022         --          --         --
 Income taxes
 payable...........     8,844         --          --      (1,749)
 Other current
 liabilities.......     2,746         --          --         --
                     --------  ----------   ---------- -----------
   Total current
   liabilities.....   228,034     261,223         --      (1,749)
REVOLVING CREDIT
FACILITY...........   218,844     111,499         --         --
TERM CREDIT
FACILITY...........       --      124,375         --         --
SENIOR SUBORDINATED
NOTES, net of
unamortized
discount...........   130,000     195,680         --         --
JUNIOR SUBORDINATED
NOTES..............     4,150         --          --         --
CONVERTIBLE JUNIOR
SUBORDINATED
DEBENTURES.........       --      103,190         --    (103,190)
DEFERRED TAX
LIABILITY..........     1,486       2,243         --         --
OTHER LONG-TERM
LIABILITIES........     3,084       2,463         --         --
MANDATORILY
REDEEMABLE,
CONVERTIBLE
PREFERRED STOCK....       --          --      146,500    103,190
SHAREHOLDERS'
EQUITY
 Common stock......        38          26         --         --
 Additional paid-
 in capital........   382,949     310,216         --         --
 Retained
 earnings..........    26,838      87,339         --      (2,736)
 Accumulated other
 comprehensive
 loss..............       --         (565)        --         --
                     --------  ----------   ---------- -----------
   Total
   shareholders'
   equity..........   409,825     397,016         --      (2,736)
                     --------  ----------   ---------- -----------
   Total
   liabilities and
   shareholders'
   equity..........  $995,423  $1,197,689    $146,500   $ (4,485)
                     ========  ==========   ========== ===========
                                             Merger Transaction
                     --------------------------------------------------------------------------------------------
                                               Record Goodwill on Merger
                     -------------------------------------------------------------------------------
                                                Put of         Write-off                              Pro Forma
                     Cancellation   Merger     GroupMAC        GroupMAC      Eliminate     Reverse    Combined
                     of GroupMAC    Costs    Sr Sub Notes,    credit line     GroupMAC   Acquisition   Company
                        Common    net of tax  net of tax   costs, net of tax   Equity    of GroupMAC  Prior to
                      Stock (c)      (d)          (e)             (f)           (g)          (h)     Refinancing
      ASSETS         ------------ ---------- ------------- ----------------- ----------- ----------- ------------
CURRENT ASSETS:
 Cash and cash
 equivalents.......   $ (146,500)  $   --      $    --          $  --        $      --    $    --    $      --
 Accounts
 receivable, net
 of allowance......          --        --           --             --               --         --       679,491
 Inventories.......          --        --           --             --               --         --        28,848
 Costs and
 estimated
 earnings in
 excess of
 billings on
 uncompleted
 contracts.........          --        --           --             --               --         --       100,174
 Prepaid expenses
 and other current
 assets............          --        --           --             --               --         --        19,757
 Deferred tax
 asset.............          --        --           --             --               --         --        14,174
 Refundable income
 taxes.............          --        --         1,153          1,296              --         --         5,854
                     ------------ ---------- ------------- ----------------- ----------- ----------- ------------
   Total current
   assets..........     (146,500)      --         1,153          1,296              --         --       848,298
                     ------------ ---------- ------------- ----------------- ----------- ----------- ------------
PROPERTY AND
EQUIPMENT, net.....          --        --           --             --               --         --       113,271
GOODWILL AND OTHER
INTANGIBLES, net...          --     16,328        7,043          2,027         (259,825)   274,869    1,231,683
DEFERRED DEBT ISSUE
COSTS, net.........          --        --       (10,246)        (3,323)             --         --        16,569
OTHER LONG-TERM
ASSETS.............          --        --           --             --               --         --         8,128
                     ------------ ---------- ------------- ----------------- ----------- ----------- ------------
   Total assets....   $ (146,500)  $16,328     $ (2,050)        $  --        $ (259,825)  $274,869   $2,217,949
                     ============ ========== ============= ================= =========== =========== ============
  LIABILITIES AND
   SHAREHOLDERS'
      EQUITY
  ---------------
CURRENT
LIABILITIES:
 Accounts
 payable...........   $      --    $   --      $    --          $  --        $      --    $    --    $  184,546
 Accrued
 compensation......          --        --           --             --               --         --        84,650
 Accrued
 liabilities.......          --        --           --             --               --         --        74,343
 Billings in
 excess of costs
 and estimated
 earnings on
 uncompleted
 contracts.........          --        --           --             --               --         --       129,106
 Deferred service
 revenue...........          --        --           --             --               --         --         5,022
 Income taxes
 payable...........          --     (3,745)      (3,350)           --               --         --           --
 Other current
 liabilities.......          --        --           --             --               --         --         2,746
                     ------------ ---------- ------------- ----------------- ----------- ----------- ------------
   Total current
   liabilities.....          --     (3,745)      (3,350)           --               --         --       480,413
REVOLVING CREDIT
FACILITY...........        3,500    24,800      131,300            --               --         --       489,943
TERM CREDIT
FACILITY...........          --        --           --             --               --         --       124,375
SENIOR SUBORDINATED
NOTES, net of
unamortized
discount...........          --        --      (130,000)           --               --         --       195,680
JUNIOR SUBORDINATED
NOTES..............          --        --           --             --               --         --         4,150
CONVERTIBLE JUNIOR
SUBORDINATED
DEBENTURES.........          --        --           --             --               --         --           --
DEFERRED TAX
LIABILITY..........          --        --           --             --               --         --         3,729
OTHER LONG-TERM
LIABILITIES........          --        --           --             --               --         --         5,547
MANDATORILY
REDEEMABLE,
CONVERTIBLE
PREFERRED STOCK....          --        --           --             --               --         --       249,690
SHAREHOLDERS'
EQUITY
 Common stock......          (11)      --           --             --               (27)        34           60
 Additional paid-
 in capital........     (149,989)      --           --             --          (232,960)   274,835      585,051
 Retained
 earnings..........          --     (4,727)         --             --           (26,838)       --        79,876
 Accumulated other
 comprehensive
 loss..............          --        --           --             --               --         --          (565)
                     ------------ ---------- ------------- ----------------- ----------- ----------- ------------
   Total
   shareholders'
   equity..........     (150,000)   (4,727)         --             --          (259,825)   274,869      664,422
                     ------------ ---------- ------------- ----------------- ----------- ----------- ------------
   Total
   liabilities and
   shareholders'
   equity..........   $ (146,500)  $16,328     $ (2,050)          $--        $ (259,825)  $274,869   $2,217,949
                     ============ ========== ============= ================= =========== =========== ============

   The accompanying notes are an integral part of these unaudited pro forma financial statements.

                               COMBINED COMPANY

                              September 30, 1999
                                (in thousands)

                                                          Refinancing
                                           -----------------------------------------
                             Pro Forma                              Write-off
                          Combined Company Refinance existing  Building One credit   Pro Forma
                              Prior to     revolver balances  line costs, net of tax  Combined
         ASSETS             Refinancing           (i)                  (j)            Company
         ------           ---------------- ------------------ ---------------------- ----------
CURRENT ASSETS:
 Cash and cash
 equivalents............     $      --          $    --              $   --          $      --
 Accounts receivable,
 net of allowance.......        679,491              --                  --             679,491
 Inventories............         28,848              --                  --              28,848
 Costs and estimated
 earnings in excess of
 billings on
 uncompleted
 contracts..............        100,174              --                  --             100,174
 Prepaid expenses and
 other current assets...         19,757              --                  --              19,757
 Deferred tax asset.....         14,174              --                  --              14,174
 Refundable income
 taxes..................          5,854              --                3,377              9,231
                             ----------         --------             -------         ----------
   Total current
   assets...............        848,298              --                3,377            851,675
                             ----------         --------             -------         ----------
PROPERTY AND EQUIPMENT,
net.....................        113,271              --                  --             113,271
GOODWILL AND OTHER
INTANGIBLES, net........      1,231,683              --                  --           1,231,683
DEFERRED DEBT ISSUE
COSTS, net..............         16,569           10,200              (8,658)            18,111
OTHER LONG-TERM ASSETS..          8,128              --                  --               8,128
                             ----------         --------             -------         ----------
   Total assets.........     $2,217,949         $ 10,200             $(5,281)        $2,222,868
                             ==========         ========             =======         ==========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
  --------------------
CURRENT LIABILITIES:
 Accounts payable.......     $  184,546         $    --              $   --          $  184,546
 Accrued compensation...         84,650              --                  --              84,650
 Accrued liabilities....         74,343              --                  --              74,343
 Billings in excess of
 costs and estimated
 earnings on
 uncompleted
 contracts..............        129,106              --                  --             129,106
 Deferred service
 revenue................          5,022              --                  --               5,022
 Income taxes payable...             --              --                  --                 --
 Other current
 liabilities............          2,746              --                  --               2,746
                             ----------         --------             -------         ----------
   Total current
   liabilities..........        480,413              --                  --             480,413
REVOLVING CREDIT
FACILITY................        489,943         (489,943)                --                 --
NEW CREDIT FACILITY--
Revolver................            --           324,518                 --             324,518
NEW CREDIT FACILITY--
Delayed Draw Term A.....            --           130,000                 --             130,000
NEW CREDIT FACILITY--
Term B..................            --           170,000                 --             170,000
TERM CREDIT FACILITY....        124,375         (124,375)                --                 --
SENIOR SUBORDINATED
NOTES, net of
unamortized discount....        195,680              --                  --             195,680
JUNIOR SUBORDINATED
NOTES...................          4,150              --                  --               4,150
CONVERTIBLE JUNIOR
SUBORDINATED
DEBENTURES..............            --               --                  --                 --
DEFERRED TAX LIABILITY..          3,729              --                  --               3,729
OTHER LONG-TERM
LIABILITIES.............          5,547              --                  --               5,547
MANDATORILY REDEEMABLE,
CONVERTIBLE PREFERRED
STOCK...................        249,690              --                  --             249,690
SHAREHOLDERS' EQUITY
 Common stock...........             60              --                  --                  60
 Additional paid-in
 capital................        585,051              --                  --             585,051
 Retained earnings......         79,876              --               (5,281)            74,595
 Accumulated other
 comprehensive loss.....           (565)             --                  --                (565)
                             ----------         --------             -------         ----------
   Total shareholders'
   equity...............        664,422              --               (5,281)           659,141
                             ----------         --------             -------         ----------
   Total liabilities and
   shareholders'
   equity...............     $2,217,949         $ 10,200             $(5,281)        $2,222,868
                             ==========         ========             =======         ==========

   The accompanying notes are an integral part of these unaudited pro forma financial statements.

                                COMBINED COMPANY

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998
                     (in thousands, except per share data)

                                                                  Pro Forma
                                                                  Combined
                                       Building    Pro Forma       Company        Pro Forma    Pro Forma
                           GroupMAC      One        Merger        Prior to       Refinancing    Combined
                          Pro Forma   Pro Forma   Adjustments    Refinancing     Adjustments    Company
                          ----------  ----------  -----------    -----------     -----------   ----------
REVENUES................  $1,441,473  $1,604,336   $    --       $3,045,809        $   --      $3,045,809
COST OF SERVICES........   1,126,288   1,276,135        --        2,402,423            --       2,402,423
                          ----------  ----------   --------      ----------        -------     ----------
 Gross profit...........     315,185     328,201        --          643,386            --         643,386
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............     190,990     182,983        --          373,973            --         373,973
AMORTIZATION OF
 GOODWILL...............      13,346      17,679        552 (a)      31,577            --          31,577
                          ----------  ----------   --------      ----------        -------     ----------
   Income from
    operations..........     110,849     127,539       (552)        237,836            --         237,836
OTHER INCOME (EXPENSE):
 Interest expense.......     (31,633)    (51,062)    10,770 (b)     (71,925)        (1,934)(g)    (73,859)
 Interest income........         --          --         --              --             --             --
 Other..................       1,415       3,777        --            5,192            --           5,192
                          ----------  ----------   --------      ----------        -------     ----------
   Income before income
    tax provision.......      80,631      80,254     10,218         171,103         (1,934)       169,169
INCOME TAX PROVISION....      35,213      38,771      4,233 (c)      78,217           (760)(h)     77,457
                          ----------  ----------   --------      ----------        -------     ----------
NET INCOME..............  $   45,418  $   41,483   $  5,985      $   92,886        $(1,174)    $   91,712
Preferred dividends.....         --          --     (18,356)(d)     (18,356)           --         (18,356)
Amortization of deferred
 issue costs on
 mandatorily redeemable,
 convertible preferred
 stock..................         --          --        (292)(e)        (292)           --            (292)
                          ----------  ----------   --------      ----------        -------     ----------
NET INCOME AVAILABLE TO
 COMMON SHAREHOLDERS....  $   45,418  $   41,483   $(12,663)     $   74,238        $(1,174)    $   73,064
                          ==========  ==========   ========      ==========        =======     ==========
NET INCOME PER SHARE--
 BASIC..................  $     1.18  $     1.57                 $     1.23 (f)                $     1.21 (i)
                          ==========  ==========                 ==========                    ==========
WEIGHTED AVERAGE
 SHARES--BASIC..........      38,412      26,357                     60,247 (f)                    60,247 (i)
                          ==========  ==========                 ==========                    ==========
NET INCOME PER SHARE--
 DILUTED................  $     1.17  $     1.47                 $     1.17 (f)                $     1.15 (i)
                          ==========  ==========                 ==========                    ==========
WEIGHTED AVERAGE
 SHARES--DILUTED........      38,968      31,538                     79,632 (f)                    79,632 (i)
                          ==========  ==========                 ==========                    ==========


    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                                COMBINED COMPANY

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                     (in thousands, except per share data)

                                                                 Pro Forma
                                                                 Combined
                                       Building    Pro Forma      Company        Pro Forma    Pro Forma
                           GroupMAC      One        Merger       Prior to       Refinancing    Combined
                          Pro Forma   Pro Forma   Adjustments   Refinancing     Adjustments    Company
                          ----------  ----------  -----------   -----------     -----------   ----------
REVENUES................  $1,214,543  $1,363,487    $   --      $2,578,030        $  --       $2,578,030
COST OF SERVICES........     966,173   1,085,207        --       2,051,380           --        2,051,380
                          ----------  ----------    -------     ----------        ------      ----------
 Gross profit...........     248,370     278,280        --         526,650           --          526,650
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............     152,942     157,331        --         310,273           --          310,273
RESTRUCTURING AND
 RECAPITALIZATION
 CHARGES................         --        8,020        --           8,020           --            8,020
AMORTIZATION OF
 GOODWILL...............      10,009      13,259        415 (a)     23,683           --           23,683
                          ----------  ----------    -------     ----------        ------      ----------
   Income from
    operations..........      85,419      99,670       (415)       184,674           --          184,674
OTHER INCOME (EXPENSE):
 Interest expense.......     (23,725)    (38,297)     8,078 (b)    (53,944)       (1,450)(g)     (55,394)
 Interest income........         --          --         --             --            --              --
 Other..................         444         511        --             955           --              955
                          ----------  ----------    -------     ----------        ------      ----------
   Income before income
    tax provision.......      62,138      61,884      7,663        131,685        (1,450)        130,235
INCOME TAX PROVISION....      27,058      28,744      3,119 (c)     58,921          (560)(h)      58,361
                          ----------  ----------    -------     ----------        ------      ----------
NET INCOME..............  $   35,080  $   33,140    $ 4,544     $   72,764        $ (890)     $   71,874
Preferred dividends.....         --          --     (13,767)(d)    (13,767)          --          (13,767)
Amortization of deferred
 issue costs on
 mandatorily redeemable,
 convertible preferred
 stock..................         --          --        (219)(e)       (219)          --             (219)
                          ----------  ----------    -------     ----------        ------      ----------
NET INCOME AVAILABLE TO
 COMMON SHAREHOLDERS....  $   35,080  $   33,140    $(9,442)    $   58,778        $ (890)     $   57,888
                          ==========  ==========    =======     ==========        ======      ==========
NET INCOME PER SHARE--
 BASIC..................  $     0.91  $     1.26                $     0.98 (f)                $     0.96 (i)
                          ==========  ==========                ==========                    ==========
WEIGHTED AVERAGE
 SHARES--BASIC..........      38,412      26,357                    60,247 (f)                    60,247 (i)
                          ==========  ==========                ==========                    ==========
NET INCOME PER SHARE--
 DILUTED................  $     0.91  $     1.17                $     0.92 (f)                $     0.91 (i)
                          ==========  ==========                ==========                    ==========
WEIGHTED AVERAGE
 SHARES--DILUTED........      38,737      31,538                    79,401 (f)                    79,401 (i)
                          ==========  ==========                ==========                    ==========


    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                               COMBINED COMPANY

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS

   The following summarizes the unaudited pro forma balance sheet adjustments (in thousands except per share amounts):

  a) Records the shares of preferred stock to be issued to Apollo in exchange for $150,000 in cash, net of estimated issuance costs of approximately $3,500.

  b) Records the shares of preferred stock to be issued to Apollo in exchange for the Building One convertible debt in the amount of $103,190 (including in-kind accrued interest of $3,190 through September 30, 1999). It is anticipated that the Building One convertible debt will have a balance of approximately $105,000 as of the closing of the transactions. Also records the write-off of $4,485 of unamortized deferred debt issue costs associated with the Building One convertible debt and the associated tax benefit of $1,749 at a 39% effective tax rate directly to the combined company's retained earnings. This net of tax charge of $2,736 will be reflected in the historical statement of operations of the combined company upon consummation of the transactions. See Note 3.

  c) Records the maximum number of shares of GroupMAC common stock to be canceled in the cash election right with the cash proceeds of the preferred stock issuance discussed in Note 1a above as follows:

    Estimated net proceeds from the issuance of shares of preferred stock........................................................... $146,500
    Borrowings under the GroupMAC credit agreement to replenish
     issuance costs deducted from the proceeds.......................    3,500
                                                                      --------
    Maximum cash available to cancel shares in the cash election right........................................................... $150,000
    Cash election price per share.................................... $  13.50
                                                                      --------
    Maximum number of shares available for cancellation in the cash
     election right..................................................   11,111
                                                                      ========

  d) Records the estimated cash merger costs of GroupMAC and Building One along with the related tax benefit as follows:

                                                                     Building
                                                            GroupMAC   One
                                                            -------- --------
    Estimated nondeductible brokerage, legal, accounting
     and other professional fees........................... $ 8,765  $ 6,435
    Estimated deductible severance costs...................   1,850    6,000
    Estimated deductible office closing costs and other
     exit activities costs.................................     --     1,750
                                                            -------  -------
    Total estimated merger costs........................... $10,615  $14,185
                                                            =======  =======
    Tax benefit on deductible costs at 39%................. $   722  $ 3,023
                                                            =======  =======

   In connection therewith, the net of tax amount of $4,727 related to Building One severance and reserves for the closing of duplicate office space has been recorded directly to combined company retained earnings. This net of tax charge of $4,727 will be reflected in the historical statement of operations of the combined company upon consummation of the transactions. See Note 3.

  e) Records the anticipated refinancing of GroupMAC's $130,000 Senior Subordinated Notes at 101%, resulting in a premium of $1,300, the elimination of $10,246 in related deferred debt issue costs and the associated tax benefits of $4,503 at a 39% effective tax rate.

  f) Represents the elimination of GroupMAC's unamortized deferred debt issue costs of $3,323 related to its existing revolving credit facility and the associated tax benefit of $1,296 at a 39% effective tax rate.

  g) Records the elimination of GroupMAC's pro forma shareholders' equity as of September 30, 1999 after adjusting for the maximum number of shares of GroupMAC common stock to be cancelled in the cash election merger discussed in Note 1c above.

                                COMBINED COMPANY

1. UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS--(Continued)

  h) Records the effects of the reverse acquisition of GroupMAC by Building One, including the entries to adjust the par value of common stock of Building One to reflect the capital structure of GroupMAC, the legal surviving corporation in the merger, as follows:

                                                              Common   Options/
                                                              Stock    Warrants
                                                             --------  --------
    GroupMAC number of shares, options and warrants
     outstanding at September 30, 1999......................   38,411     4,916
    Maximum shares available for cancellation in the cash
     election right.........................................  (11,111)      --
                                                             --------  --------
    GroupMAC number of shares outstanding after the cash
     election right.........................................   27,300     4,916
    Reciprocal of the exchange ratio utilized to convert
     Building One shares to GroupMAC shares (1.00/1.25).....     0.80      0.80
                                                             --------  --------
    Building One equivalent shares..........................   21,840     3,933
    Building One five day share price average with 11/03/99
     as the midpoint/Black-Scholes option valuation......... $ 11.325  $   7.00
                                                             --------  --------
    Fair value of GroupMAC shares, options and warrants..... $247,338  $ 27,531
                                                             ========  ========
    Total value of shares, options and warrants on the
     reverse acquisition....................................           $274,869
    Estimated Building One merger costs.....................              6,435
                                                                       --------
    Total purchase consideration............................           $281,304
                                                                       ========

   The preliminary adjustments to revalue the assets and liabilities of GroupMAC to fair value and allocate the excess purchase consideration over the fair value of net assets are as follows:

    Book value of GroupMAC's net assets............................... $240,862
    Other intangible assets...........................................   10,000
    Goodwill..........................................................   30,442
                                                                       --------
                                                                       $281,304
                                                                       ========

     The book value of GroupMAC's net assets has been adjusted for the cancellation of shares of GroupMAC common stock in the cash election right, the elimination of deferred financing costs, and the accrual of merger costs and severance costs resulting from the merger.

     The pro forma financial information includes management's best estimate of restructuring costs that could result from the merger. In addition, the total consideration has been allocated to the assets and liabilities of GroupMAC based on the assumption that assets and liabilities are carried at historical amounts which approximate fair market value. The other intangible assets primarily relate to workforce and customer lists. The purchase price allocation is subject to change in the fair value of GroupMAC's net assets on the effective date of the merger. These items will not be known until the effective date of the merger. Management does not believe the final purchase price allocation will differ materially from the preliminary purchase price allocation.

  i) Represents the refinancing of the GroupMAC and Building One existing revolving and term credit facilities with the $800,000 of committed financing from Bank of America, N.A. and Chase Bank of Texas, N.A. (as co-lead arrangers and co-book managers). Also records estimated deferred debt issue costs of $10,200 related to this refinancing.

  j) Represents the elimination of Building One's unamortized deferred debt issue costs of $8,658 related to its existing revolving and term credit facility and the associated tax benefit of $3,377 at a 39% effective tax rate directly to the combined company's retained earnings. This net of tax charge of $5,281 will be reflected in the historical statement of operations of the combined company upon consummation of the transactions. See Note 3.

                                COMBINED COMPANY

2. UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS ADJUSTMENTS

   The following summarizes the unaudited pro forma statements of operations adjustments (in thousands except per share amounts):

  a) Reflects the adjustment necessary to reflect the amortization of goodwill and other intangible assets generated from the balance sheet adjustments discussed in Note 1 above. The goodwill is amortized over a 40-year estimated life and the other intangible assets are amortized over a weighted average estimated life of 15 years.

  b) Represents the adjustment necessary to reflect the net decrease in interest expense related to exchanging Building One convertible debt for preferred stock discussed in Note 1b, the financing of issuance costs for the cancellation of shares of GroupMAC common stock discussed in Note 1c, the financing of each company's merger costs discussed in Note 1d and the refinancing of GroupMAC's $130,000 Senior Subordinated Notes at 101% discussed in Note 1e. A summary of the pro forma debt outstanding of the separate companies and the combined company and a summary of the pro forma interest expense (including amounts recognized in the historical financial statements and the separate company unaudited pro forma financial statements) are set forth in Note 5.

  c) Reflects the incremental provision for federal and state income taxes related to the reduction in interest expense discussed in Note 2b.

  d) Represents the annual and nine-month dividend yield on the $253,190 face amount of the preferred stock discussed in Notes 1a and 1b above at a 7.25% coupon rate.

  e) Represents the annual and nine-month amortization of the estimated preferred stock issuance costs of $3,500 discussed in Note 1a over the twelve-year term of the preferred stock.

                                COMBINED COMPANY

2. UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS ADJUSTMENTS--(Continued)

  f) The calculation of the combined weighted average shares outstanding and basic and diluted earnings per share before refinancing adjustments is as follows:

                                                     Twelve Months  Nine Months
                                                         Ended         Ended
                                                     December 31,  September 30,
                                                         1998          1999
                                                     ------------- -------------
    Weighted Average Shares Outstanding:
    Basic:
    Weighted average shares outstanding--GroupMAC..      38,412        38,412
    Weighted average shares outstanding--Building
     One...........................................      26,357        26,357
                                                        -------      --------
    Weighted average shares outstanding--Combined..      64,769        64,769
    Maximum shares available for cancellation in
     the cash election right discussed in Note 1c..     (11,111)      (11,111)
    Incremental shares from conversion of Building
     One shares to GroupMAC shares at a 1.25 to
     1.00 ratio....................................       6,589         6,589
                                                        -------      --------
    Weighted average shares outstanding--Basic.....      60,247        60,247
                                                        =======      ========
    Diluted:
    Weighted average shares outstanding--GroupMAC..      38,968        38,737
    Weighted average shares outstanding--Building
     One...........................................      31,538        31,538
                                                        -------      --------
    Weighted average shares outstanding--Combined..      70,506        70,275
    Maximum shares available for cancellation in
     the cash election right discussed in Note 1c..     (11,111)      (11,111)
    Incremental shares from conversion of Building
     One shares to GroupMAC shares at a 1.25 to
     1.00 ratio....................................       6,589         6,589
    Elimination of dilutive effect of $103,190 face
     amount of Building One convertible debt
     exchanged for preferred stock discussed
     in Note 1b....................................      (4,586)       (4,586)
    Dilutive effect of $253,190 face amount of
     preferred stock at a $14.00 conversion price
     issued discussed in Note 1a and 1b............      18,085        18,085
    Incremental shares from conversion of Building
     One contingently issuable shares, options and
     warrants to GroupMAC shares at a 1.25 to 1.00
     ratio.........................................         149           149
                                                        -------      --------
    Weighted average shares outstanding--Diluted...      79,632        79,401
                                                        =======      ========
    Earnings Per Share:
    Basic Before Refinancing:
    Net income available to common shareholders....     $74,238      $ 58,778
    Basic weighted average shares outstanding......      60,247        60,247
                                                        -------      --------
    Basic earnings per share.......................     $  1.23      $   0.98
                                                        =======      ========
    Diluted Before Refinancing:
    Net income available to common shareholders....     $74,238      $ 58,778
    Plus preferred stock dividends.................      18,356        13,767
    Plus amortization of deferred preferred stock
     issuance costs................................         292           219
                                                        -------      --------
    Net income on an if-converted basis............     $92,886      $ 72,764
    Diluted weighted average shares outstanding....      79,632        79,401
                                                        -------      --------
    Diluted earnings per share.....................     $  1.17      $   0.92
                                                        =======      ========

                                COMBINED COMPANY

2. UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS ADJUSTMENTS--(Continued)


  g) Represents the adjustment necessary to reflect the net increase in interest expense related to the refinancing of the GroupMAC and Building One existing revolving and term credit facilities along with the financing of the estimated deferred debt issue costs of $10,200 related to this refinancing. A summary of the pro forma debt outstanding before and after the refinancing and a summary of the pro forma interest expense after the refinancing (including amounts recognized in the historical financial statements and the separate company unaudited pro forma financial statements) are set forth in Note 5. The impact of a 1/8% change on the effective interest rate applicable to the debt of the combined company which is subject to changes in interest rates would be $781 for the year ended December 31, 1998 and $585 for the nine months ended September 30, 1999.

  h) Represents the reduction of the provision for federal and state income taxes related to the refinancing activities discussed in Note 2g.

  i) The calculation of the combined basic and diluted earnings per share after refinancing adjustments is as follows:

                                                    Twelve Months  Nine Months
                                                        Ended         Ended
                                                    December 31,  September 30,
                                                        1998          1999
                                                    ------------- -------------
    Earnings Per Share:
    Basic After Refinancing:
    Net income available to common shareholders...     $73,064       $57,888
    Basic weighted average shares from Note 2f....      60,247        60,247
                                                       -------       -------
    Basic earnings per share......................     $  1.21       $  0.96
                                                       =======       =======
    Diluted After Refinancing:
    Net income available to common shareholders...     $73,064       $57,888
    Plus preferred stock dividends................      18,356        13,767
    Plus amortization of deferred preferred stock
     issuance costs...............................         292           219
                                                       -------       -------
    Net income on an if-converted basis...........      91,712        71,874
    Diluted weighted average shares from Note 2f..      79,632        79,401
                                                       -------       -------
    Diluted earnings per share....................     $  1.15       $  0.91
                                                       =======       =======

3. SUMMARY OF NON RECURRING COSTS ASSOCIATED WITH THE TRANSACTIONS (in thousands)

   The accompanying unaudited pro forma statements of operations do not reflect the following costs and expenses that the combined company will record at the time of closing related to: (i) existing Building One financing arrangements to be extinguished; and (ii) severance and office closing costs and other exit activities costs, as a part of the transactions highlighted in Note 1.

                                COMBINED COMPANY

3. SUMMARY OF NON RECURRING COSTS ASSOCIATED WITH THE TRANSACTIONS (in thousands)--(Continued)

   For pro forma financial statement purposes, these costs and expenses, net of tax effect, have been shown as a direct reduction to the combined company's retained earnings. However, these costs and expenses will be reflected in the historical statements of operations of the combined company upon consummation of the transactions and will be classified as follows:

   Selling, General and Administrative Expenses:
     Severance costs................................................... $6,000
     Office closing costs and other exit activities costs..............  1,750
                                                                        ------
       Total charge....................................................  7,750
     Tax benefit at 39%................................................  3,023
                                                                        ------
       Net of tax impact............................................... $4,727
                                                                        ======
   Extraordinary Items:
     Deferred debt issue costs on Building One convertible debt........ $4,485
     Deferred debt issue costs on Building One existing revolving and term credit facility.............................................  8,658
                                                                        ------
                                                                        13,143
     Tax benefit at 39%................................................  5,126
                                                                        ------
     Net of tax impact................................................. $8,017
                                                                        ======

4. RANGE OF POTENTIAL RESULTS UNDER CASH ELECTION RIGHT (in thousands, except per share amounts)

   The accompanying unaudited pro forma financial statements have been prepared under the assumption that the GroupMAC shareholders will elect to receive the maximum amount of cash in exchange for their shares. Under this scenario, 100% of the $150,000 of gross proceeds from the preferred stock issuance will be used for the cash election right, resulting in the cancellation of 11,111 shares of GroupMAC stock as discussed in Note 1c above. However, it is possible that less than 100% of these proceeds will be required to fund the cash election right, in which case the remaining funds could be used to either reduce outstanding borrowings under GroupMAC's credit agreement or repurchase shares of GroupMAC common stock on the open market. Any repurchase of shares of GroupMAC common stock on the open market is not expected to have a material difference on the accompanying pro forma financial information. The following summarizes the financial impact resulting from only 50%, or $75,000, of the gross proceeds of the preferred stock issuance required to be used for the cash election right, with the remaining funds used to reduce outstanding borrowings under GroupMAC's credit agreement (in each case, after consideration of the refinancing transactions discussed in Note 1i and 1j):

                                                                   September 30,
                                                                       1999
                                                                   -------------
   Balance Sheet:
   Proceeds used to cancel shares in cash election right..........  $   75,000
   Cash election price per share..................................  $    13.50
                                                                    ----------
   Shares to be canceled in cash election right...................       5,556
                                                                    ==========
   Goodwill.......................................................  $1,207,023
   Total assets ..................................................   2,198,208
   Long-term debt.................................................     749,348
   Total shareholders' equity.....................................     709,481

                                COMBINED COMPANY

4. RANGE OF POTENTIAL RESULTS UNDER CASH ELECTION RIGHT (in thousands, except per share amounts)--(Continued)

                                                    Twelve Months  Nine Months
                                                        Ended         Ended
                                                    December 31,  September 30,
                                                        1998          1999
                                                    ------------- -------------
   Statements of Operations:
   Operating income................................   $238,461      $185,143
   Interest expense................................    (68,609)      (51,457)
   Net income......................................     95,523        74,760
   Net income available to common shareholders.....     76,875        60,774
   Net income per share--basic.....................   $   1.17      $   0.92
   Weighted average shares--basic..................     65,803        65,803
   Net income per share--diluted...................   $   1.12      $   0.88
   Weighted average shares--diluted................     85,188        84,957

                                COMBINED COMPANY

5. PRO FORMA INTEREST EXPENSE--PRO FORMA COMBINED COMPANY PRIOR TO REFINANCING (in thousands)

                                                        Merger Adjustments
                                           --------------------------------------------   Pro Forma
                     GroupMAC              Preferred                            Put       Combined
                       Pro    Building One   Stock      Conv Pref             GroupMAC     Company
                      Forma    Pro Forma   Issuance  Stock/Debenture Merger    Sr Sub     Prior to   Interest
                     Balances   Balances     Costs      Exchange      Costs    Notes     Refinancing   Rate
                     -------- ------------ --------- --------------- ------- ----------  ----------- --------
Long-Term Senior
 Debt:
 Pro Forma
  September 30,
  1999 Existing
  Credit
  Agreements--
  GroupMAC.........  $218,844   $    --     $3,500     $      --     $10,615 $  131,300   $364,259     6.88%(i)
 Pro Forma
  September 30,
  1999 Existing
  Revolving Credit
  Facility--
  Building One.....       --     111,499       --             --      14,185        --     125,684     7.73%(ii)
 Pro Forma
  September 30,
  1999 Existing
  Term Credit
  Facility--
  Building One.....       --     124,375       --             --         --         --     124,375     7.73%(ii)
 Commitment fees
  under Credit
  Facility
  Agreements.......       --         --        --             --         --         --         --
 Letter of Credit
  fees under
  Credit Facility
  Agreements.......       --         --        --             --         --         --         --
 Amortization of
  deferred debt
  issue costs
  under Credit
  Facility
  Agreements.......       --         --        --             --         --         --         --
                     --------   --------    ------     ----------    ------- ----------   --------
   Total long-term
    senior
    debt/interest
    expense........  $218,844   $235,874    $3,500     $      --     $24,800 $  131,300   $614,318     8.04%
                     ========   ========    ======     ==========    ======= ==========   ========    ======
Long-Term Senior
 Subordinated Debt:
 Pro Forma
  September 30,
  1999 senior
  subordinated
  notes--
  GroupMAC.........  $130,000   $    --     $  --      $      --     $   --  $ (130,000)  $    --
 Pro Forma
  September 30,
  1999 senior
  subordinated
  notes--Building
  One..............       --     200,000       --             --         --         --     200,000    10.50%(vi)
 Unamortized
  balance of
  discount on
  Building One
  senior
  subordinated
  notes............       --      (4,320)      --             --         --         --      (4,320)
 Amortization of
  deferred debt
  issue costs and
  discount.........       --         --        --             --         --         --         --
                     --------   --------    ------     ----------    ------- ----------   --------
   Total long-term
    senior
    subordinated
    debt/interest
    expense........  $130,000   $195,680    $  --      $      --     $   --  $ (130,000)  $195,680    11.38%
                     ========   ========    ======     ==========    ======= ==========   ========    ======
Long-Term Junior
 Subordinated Debt:
 Pro Forma
  September 30,
  1999 long-term
  junior
  subordinated
  note.............  $  1,650   $    --     $  --      $      --     $   --  $      --    $  1,650     6.00%(viii)
 Pro Forma
  September 30,
  1999 long-term
  junior
  subordinated
  note.............  $  2,500        --        --             --         --                  2,500     7.50%(viii)
                     --------   --------    ------     ----------    ------- ----------   --------
                     $  4,150   $    --     $  --      $      --     $   --  $      --    $  4,150     6.92%
                     ========   ========    ======     ==========    ======= ==========   ========    ======
Long-Term
 Convertible Junior
 Subordinated Debt:
 Pro Forma
  September 30,
  1999 long-term
  convertible
  junior
  subordinated
  debentures.......  $    --    $103,190    $  --      $ (103,190)   $   --  $      --    $    --
                     --------   --------    ------     ----------    ------- ----------   --------
                     $    --    $103,190    $  --      $ (103,190)   $   --  $      --    $    --
                     ========   ========    ======     ==========    ======= ==========   ========
Total debt/interest
 expense...........  $352,994   $534,744    $3,500     $ (103,190)   $24,800 $    1,300   $814,148     8.83%
                     ========   ========    ======     ==========    ======= ==========   ========    ======
                       Pro Forma Combined Company
                          Prior to Refinancing
                     -------------------------------
                            Interest Expense
                     -------------------------------
                                           Nine
                          Twelve       Months Ended
                       Months Ended    September 30,
                     December 31, 1998      1999
                     ----------------- -------------
Long-Term Senior
 Debt:
 Pro Forma
  September 30,
  1999 Existing
  Credit
  Agreements--
  GroupMAC.........       $25,059         $18,794
 Pro Forma
  September 30,
  1999 Existing
  Revolving Credit
  Facility--
  Building One.....         9,717           7,288
 Pro Forma
  September 30,
  1999 Existing
  Term Credit
  Facility--
  Building One.....         9,615           7,211
 Commitment fees
  under Credit
  Facility
  Agreements.......         1,330(iii)        998
 Letter of Credit
  fees under
  Credit Facility
  Agreements.......            48(iv)          36
 Amortization of
  deferred debt
  issue costs
  under Credit
  Facility
  Agreements.......         3,593(v)        2,695
                     ----------------- -------------
   Total long-term
    senior
    debt/interest
    expense........       $49,362         $37,022
                     ================= =============
Long-Term Senior
 Subordinated Debt:
 Pro Forma
  September 30,
  1999 senior
  subordinated
  notes--
  GroupMAC.........       $   --          $   --
 Pro Forma
  September 30,
  1999 senior
  subordinated
  notes--Building
  One..............        21,000          15,750
 Unamortized
  balance of
  discount on
  Building One
  senior
  subordinated
  notes............
 Amortization of
  deferred debt
  issue costs and
  discount.........         1,276(vii)        957
                     ----------------- -------------
   Total long-term
    senior
    subordinated
    debt/interest
    expense........       $22,276         $16,707
                     ================= =============
Long-Term Junior
 Subordinated Debt:
 Pro Forma
  September 30,
  1999 long-term
  junior
  subordinated
  note.............       $    99         $    74
 Pro Forma
  September 30,
  1999 long-term
  junior
  subordinated
  note.............           188             141
                     ----------------- -------------
                          $   287         $   215
                     ================= =============
Long-Term
 Convertible Junior
 Subordinated Debt:
 Pro Forma
  September 30,
  1999 long-term
  convertible
  junior
  subordinated
  debentures.......       $   --          $   --
                     ----------------- -------------
                          $   --          $   --
                     ================= =============
Total debt/interest
 expense...........       $71,925         $53,944
                     ================= =============

------
(i) Represents the interest rate on the existing GroupMAC credit facility as reported in Note 5 to the separate company pro forma financial statements.
(ii) Represents the interest rate on the existing Building One credit facility as reported in Note 5 to the separate company pro forma financial statements.
(iii) Represents the combined pro forma amounts of the commitment fees under both the Building One and GroupMAC credit facilities based on the borrowing levels of each company as reported in Note 5 of their respective separate company pro forma financial statements.
(iv) Represents fees related to letter of credit commitments under the existing GroupMAC credit facility as reported in Note 5 to the separate company pro forma financial statements.
(v) Represents the combined pro forma amortization of deferred debt issue costs related to the establishment of the existing credit facilities of both GroupMAC and Building One over the existing lives of these facilities as reported in Note 5 of their respective pro forma financial statements.
(vi) Represents the coupon rate of interest on the Building One senior subordinated notes as reported in the separate company pro forma interest calculation.
(vii) Represents the pro forma amortization of the deferred debt issue costs and the discount recorded at issuance of the existing Building One senior subordinated notes over the ten-year life of this debt.
(viii) Represents the contractual rates on the existing issuances of junior subordinated debt of GroupMAC as reported in Note 5 to the separate company pro forma financial statements.

                               COMBINED COMPANY

5. PRO FORMA INTEREST EXPENSE--PRO FORMA COMBINED COMPANY (in thousands)


                                         Refinancing                                 Pro Forma Combined Company
                                         Adjustments                             --------------------------------
                                     -------------------                                 Interest Expense
                          Pro Forma                                              --------------------------------
                          Combined   Refinance    New                                                   Nine
                           Company   Existing   Facility Pro Forma                 Twelve Months    Months Ended
                          Prior to   Revolver    Fees &  Combined   Interest           Ended        September 30,
                         Refinancing Balances    Costs    Company     Rate       December 31, 1998      1999
                         ----------- ---------  -------- ---------  --------     -----------------  -------------
Long-Term Senior Debt:
 Pro Forma September
 30, 1999 Existing
 Credit Agreements--
 GroupMAC...............  $364,259   $(364,259) $    --  $     --                     $    --          $    --
 Pro Forma September
 30, 1999 Existing
 Revolving Credit
 Facility--Building
 One....................   125,684    (125,684)      --        --                          --               --
 Pro Forma September
 30, 1999 Existing Term
 Credit Facility--
 Building One...........   124,375    (124,375)      --        --                          --               --
 Refinance with New
 Facility--Revolver.....        --     314,318   10,200   324,518     7.50%(i)         24,339           18,254
 Refinance with New
 Facility--Delayed Draw
 Term Loan A............        --     130,000       --   130,000     8.00%(ii)        10,400            7,800
 Refinance with New
 Facility--Term Loan
 B......................        --     170,000       --   170,000     8.00%(iii)       13,600           10,200
 Commitment fees under
 Credit Facility
 Agreements.............        --          --       --        --                         877(iv)          658
 Letter of Credit fees
 under Credit Facility
 Agreements.............        --          --       --        --                          64(v)            48
 Amortization of
 deferred debt issue
 costs under Credit
 Facility Agreements....        --          --       --        --                       2,016(vi)        1,512
                          --------   ---------  -------  --------                     -------          -------
   Total long-term
   senior debt/interest
   expense..............  $614,318   $      --  $10,200  $624,518     8.21%           $51,296          $38,472
                          ========   =========  =======  ========    ======           =======          =======
Long-Term Senior
Subordinated Debt:
 Pro Forma September
 30, 1999 senior
 subordinated notes--
 Building One...........  $200,000   $      --  $    --  $200,000    10.50%(vii)      $21,000          $15,750
 Unamortized balance of
 discount on Building
 One senior
 subordinated notes.....    (4,320)         --       --    (4,320)
 Amortization of
 deferred debt issue
 costs and discount.....        --          --       --        --                       1,276(viii)        957
                          --------   ---------  -------  --------                     -------          -------
   Total long-term
   senior subordinated
   debt/interest
   expense..............  $195,680   $      --  $    --  $195,680    11.38%           $22,276          $16,707
                          ========   =========  =======  ========    ======           =======          =======
Long-Term Junior
Subordinated Debt:
 Pro Forma September
 30, 1999 long-term
 junior subordinated
 note...................  $  1,650   $      --  $    --  $  1,650     6.00%(ix)       $    99          $    74
 Pro Forma September
 30, 1999 long-term
 junior subordinated
 note...................     2,500          --              2,500     7.50%(ix)           188              141
                          --------   ---------  -------  --------                     -------          -------
                          $  4,150   $      --  $    --  $  4,150     6.92%           $   287          $   215
                          ========   =========  =======  ========    ======           =======          =======
Total debt/interest
expense.................  $814,148   $      --  $10,200  $824,348     8.96%           $73,859          $55,394
                          ========   =========  =======  ========    ======           =======          =======

----
(i) Represents interest rate on the new revolving credit facility calculated as base rate of 5.5% plus applicable margin of 2.0%.
(ii) Represents interest rate on the new delayed draw term loan A credit facility calculated as base rate of 5.5% plus applicable margin of 2.5%.
(iii) Represents interest rate on the new term loan B credit facility calculated as base rate of 5.5% plus applicable margin of 2.5%.
(iv) Represents commitment fees under the new credit facilities based on a rate of 0.5% on the amount available under the new credit facilities after reflecting pro forma borrowings.
(v) Represents letter of credit fees on pro forma borrowings of $3,190 under letter of credit agreements at an annual rate of 2.0%.
(vi) Represents amortization over the terms of the respective credit facilities of deferred debt issuance costs relating to establish of these new credit facilities.
(vii) Represents the coupon rate of interest on the Building One senior subordinated notes as reported in Note 5 to the separate company pro forma financial statements.
(viii) Represents the pro forma amortization of the deferred debt issue costs and the discount recorded at issuance of the existing Building One senior subordinated notes over the ten-year life of this debt.
(ix) Represents the contractual rates on the existing issuances of junior subordinated debt of GroupMAC as reported in Note 5 to the separate company pro forma financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

   The following unaudited pro forma financial statements utilize the historical financial statements of GroupMAC as of September 30, 1999 and for the nine months ended September 30, 1999, and for the year ended December 31, 1998 and give effect to (i) the pre-acquisition financial information of 39 companies acquired during 1998 (the "1998 Acquisition Companies") and (ii) the pre-acquisition financial information of 13 companies acquired during 1999 (the "1999 Acquisition Companies").

   All of the acquisitions were accounted for under the purchase method of accounting. These unaudited pro forma combined financial statements are based on the historical financial statements of the acquired companies and estimates and assumptions set forth below and in the notes to the unaudited pro forma financial statements.

   The unaudited pro forma balance sheet represents the historical consolidated balance sheet of GroupMAC as adjusted for the refinancing transactions highlighted in Note 3 below as if such transactions occurred on September 30, 1999. The accompanying unaudited pro forma statements of operations of GroupMAC combine the historical statements of operations of GroupMAC and the statements of operations of the acquired entities as if such acquisitions had occurred on January 1, 1998.

   GroupMAC has analyzed the savings that it expects to realize from reductions in salaries and certain benefits to the owners of the acquired companies. To the extent the owners of the acquired entities have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the unaudited pro forma combined statements of operations.

   The pro forma adjustments are based on available information and certain assumptions that management deems appropriate and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what GroupMAC's financial position or results of operations would actually have been if such transactions had in fact occurred on those dates and are not necessarily representative of GroupMAC's financial position or results of operations for any future period. Since the acquisitions have not historically been under common control or management, historical pro forma results may not be indicative of or comparable to future performance. The unaudited pro forma financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in GroupMAC's annual report on Form 10-K/A for the fiscal year ended December 31, 1998 and the unaudited consolidated condensed financial statements and notes thereto included in GroupMAC's quarterly report on Form 10-Q for the quarter ended September 30, 1999. See "Where You Can Find More Information."

                        GROUP MAINTENANCE AMERICA CORP.

                       UNAUDITED PRO FORMA BALANCE SHEET

                               September 30, 1999
                                 (in thousands)

                                                       Pro Forma
                                            GroupMAC  Adjustments     Pro Forma
                                           ---------- -----------     ---------
                  ASSETS
CURRENT ASSETS:
 Cash and cash equivalents................ $    6,496   $(6,496)(a)   $     --
 Accounts receivable, net of allowance....    317,344        --        317,344
 Inventories..............................     20,635        --         20,635
 Costs and estimated earnings in excess of
  billings on uncompleted contracts.......     50,299        --         50,299
 Prepaid expenses and other current
  assets..................................      8,167        --          8,167
 Deferred tax asset.......................      9,750        --          9,750
                                           ----------   -------       --------
  Total current assets....................    412,691    (6,496)       406,195
PROPERTY AND EQUIPMENT, net...............     55,913        --         55,913
GOODWILL, net.............................    518,003        --        518,003
DEFERRED DEBT ISSUE COSTS.................     13,568        --         13,568
OTHER LONG-TERM ASSETS....................      1,744        --          1,744
                                           ----------   -------       --------
  Total assets............................ $1,001,919   $(6,496)      $995,423
                                           ==========   =======       ========
   LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Short-term borrowings and current
  maturities of long-term debt............ $    1,408   $(1,408)(b)   $     --
 Accounts payable.........................     92,510        --         92,510
 Accrued compensation.....................     42,981        --         42,981
 Accrued liabilities......................     27,934        --         27,934
 Due to related parties...................      5,432    (5,432)(c)         --
 Billings in excess of costs and estimated
  earnings on uncompleted contracts.......     47,997        --         47,997
 Deferred service revenue.................      5,022        --          5,022
 Income taxes payable.....................      8,844        --          8,844
 Other current liabilities................      2,746        --          2,746
                                           ----------   -------       --------
  Total current liabilities...............    234,874    (6,840)       228,034
REVOLVING CREDIT FACILITY.................    218,500       344 (a-c)  218,844
SENIOR SUBORDINATED NOTES.................    130,000        --        130,000
JUNIOR SUBORDINATED NOTES.................      4,150        --          4,150
DEFERRED TAX LIABILITY....................      1,486        --          1,486
OTHER LONG-TERM LIABILITIES...............      3,084        --          3,084
SHAREHOLDERS' EQUITY
 Common stock.............................         38        --             38
 Additional paid-in capital...............    382,949        --        382,949
 Retained earnings........................     26,838        --         26,838
                                           ----------   -------       --------
  Total shareholders' equity..............    409,825        --        409,825
                                           ----------   -------       --------
  Total liabilities and shareholders'
   equity................................. $1,001,919   $(6,496)      $995,423
                                           ==========   =======       ========

    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998
                     (in thousands, except per share data)

                                      1998        1999
                                   Acquisition Acquisition  Pro Forma
                         GroupMAC   Companies   Companies  Adjustments    Pro Forma
                         --------  ----------- ----------- -----------    ----------
REVENUES................ $761,541   $314,878    $365,054    $     --      $1,441,473
COST OF SERVICES........  585,396    248,518     292,374          --       1,126,288
                         --------   --------    --------    --------      ----------
  Gross profit..........  176,145     66,360      72,680          --         315,185
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............  118,119     43,934      40,155     (11,218)(a)     190,990
AMORTIZATION OF
 GOODWILL...............    5,960         --          --       7,386(b)       13,346
                         --------   --------    --------    --------      ----------
  Income from
   operations...........   52,066     22,426      32,525       3,832         110,849
OTHER INCOME (EXPENSE):
  Interest expense......   (6,595)      (749)     (1,583)    (22,706)(c)     (31,633)
  Interest income.......      407        271         299        (977)(d)          --
  Other.................      377        496         542          --           1,415
                         --------   --------    --------    --------      ----------
  Income before income
   tax provision........   46,255     22,444      31,783     (19,851)         80,631
INCOME TAX PROVISION....   20,326      1,124       5,099       8,664(e)       35,213
                         --------   --------    --------    --------      ----------
NET INCOME.............. $ 25,929   $ 21,320    $ 26,684    $(28,515)     $   45,418
                         ========   ========    ========    ========      ==========
NET INCOME PER SHARE--
 BASIC.................. $   0.94                                         $     1.18
                         ========                                         ==========
WEIGHTED AVERAGE
 SHARES--BASIC..........   27,544                                             38,412(f)
                         ========                                         ==========
NET INCOME PER SHARE--
 DILUTED................ $   0.93                                         $     1.17
                         ========                                         ==========
WEIGHTED AVERAGE
 SHARES--DILUTED........   27,948                                             38,968(f)
                         ========                                         ==========


    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                     (in thousands, except per share data)

                                           1999
                           GroupMAC and Acquisition  Pro Forma
                           Subsidiaries  Companies  Adjustments   Pro Forma
                           ------------ ----------- -----------   ----------
REVENUES.................   $1,121,471    $93,072     $    --     $1,214,543
COST OF SERVICES.........      890,287     75,886          --        966,173
                            ----------    -------     -------     ----------
  Gross profit...........      231,184     17,186          --        248,370
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES................      142,829     10,823        (710)(a)    152,942
AMORTIZATION OF
 GOODWILL................        9,234         --         775 (b)     10,009
                            ----------    -------     -------     ----------
  Income from
   operations............       79,121      6,363         (65)        85,419
OTHER INCOME (EXPENSE):
  Interest expense.......      (20,777)      (152)     (2,796)(c)    (23,725)
  Interest income........          314        106        (420)(d)         --
  Other..................          529        (85)         --            444
                            ----------    -------     -------     ----------
   Income before income
    tax provision........       59,187      6,232      (3,281)        62,138
INCOME TAX PROVISION.....       25,767        615         676 (e)     27,058
                            ----------    -------     -------     ----------
NET INCOME...............   $   33,420    $ 5,617     $(3,957)    $   35,080
                            ==========    =======     =======     ==========
NET INCOME PER SHARE--
 BASIC...................   $     0.91                            $     0.91
                            ==========                            ==========
WEIGHTED AVERAGE SHARES--
 BASIC...................       36,646                                38,412 (f)
                            ==========                            ==========
NET INCOME PER SHARE--
 DILUTED.................   $     0.90                            $     0.91
                            ==========                            ==========
WEIGHTED AVERAGE SHARES--
 DILUTED.................       36,980                                38,737 (f)
                            ==========                            ==========


    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. BACKGROUND

   The respective results of operations for the 1998 Acquisition Companies from January 1, 1998 to the dates of the acquisitions were combined with the actual results of operations of GroupMAC and the 1999 Acquisition Companies for the twelve months ended December 31, 1998 to determine the pro forma results of operations for the twelve months ended December 31, 1998.

   The respective results of operations for the 1999 Acquisition Companies from January 1, 1999 to the dates of acquisition were combined with the actual results of operations of GroupMAC for the nine months ended September 30, 1999 to determine the pro forma results of operations for the nine months ended September 30, 1999.

2. ACQUISITIONS

   The results of operations of the acquired businesses are included in the actual results of operations of GroupMAC from the date of acquisition, and the historical balance sheet at September 30, 1999 includes all acquisitions completed by GroupMAC to date. All of the acquisitions are accounted for as purchases. The cash consideration associated with the acquisition of the 1999 Acquisition Companies was provided by borrowings under an amended and restated credit agreement (the "Credit Agreement").

   Several former owners of the acquired companies have the ability to receive additional amounts of purchase price, payable in cash and common stock in 1999 through 2001, contingent upon the occurrence of future events. GroupMAC will record such contingent consideration as additional purchase price when earned. GroupMAC currently estimates the unearned contingent consideration under these agreements to approximate $6.0 million in cash and shares of common stock as of September 30, 1999.

3. UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS

   The following summarizes unaudited pro forma combined balance sheet adjustments:

  a) Records the utilization of cash on hand at September 30, 1999 to reduce borrowings in connection with acquisitions under the Credit Agreement.

  b) Records the refinancing of debt assumed and outstanding at September 30, 1999 in connection with acquisitions completed prior to that date through borrowings under the Credit Agreement.

  c) Records the funding of amounts due to related parties at September 30, 1999 in connection with acquisitions completed prior to that date through borrowings under the Credit Agreement.

4. UNAUDITED PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

   The following summarizes unaudited pro forma combined statement of operations adjustments:

  a) Reflects the prospective reduction in salaries, bonuses and benefits to the owners of the acquired companies to which they have agreed. These reductions in salaries, bonuses and benefits are in accordance with the terms of the employment agreements. Such employment agreements are primarily for three years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances.

  b) Reflects the amortization of goodwill to be recorded as a result of the acquisitions over a 40-year estimated life.

                        GROUP MAINTENANCE AMERICA CORP.

  c) Represents the adjustment necessary to reflect interest expense related to borrowings under the Credit Agreement to fund the cash portion of the purchase price and the assumption of debt related to the 1998 and 1999 Acquisition Companies, interest related to Senior Subordinated Notes used to retire amounts outstanding under the Credit Agreement, and interest related to the junior subordinated debt. A summary of the historical and pro forma debt outstanding and a summary of the pro forma interest expense (including amounts recognized in the historical financial statements) assuming the acquisitions occurred on January 1, 1998, follows in Note 5.

  d) Reflects the reduction to historical interest income related to existing and acquired cash, all of which is assumed to be used for the acquisition of the 1998 and 1999 Acquisition Companies.

  e) Reflects the incremental provision for federal and state income taxes relating to the compensation differential and other pro forma adjustments discussed in this Note 4 as well as income taxes on S Corporation earnings.

  f) Weighted average shares outstanding include the following (in thousands):

                                                    Twelve Months  Nine Months
                                                        Ended         Ended
                                                    December 31,  September 30,
                                                        1998          1999
                                                    ------------- -------------
   Shares issued and outstanding at September 30,
    1999..........................................     38,344        38,344
   Shares to be issued for companies acquired
    prior to September 30, 1999...................         68            68
                                                       ------        ------
   Weighted average shares outstanding--basic.....     38,412        38,412
   Incremental effect of options and warrants on
    shares outstanding............................        556           325
                                                       ------        ------
   Weighted average shares outstanding--diluted...     38,968        38,737
                                                       ======        ======

                        GROUP MAINTENANCE AMERICA CORP.

5. PRO FORMA INTEREST EXPENSE (in thousands)

                                                                                         Interest Expense
                                                                                    ------------------------------
                                                   September 30,                    Twelve Months     Nine Months
                                                       1999                             Ended            Ended
                         September 30,  Pro Forma    Pro Forma         Interest     December 31,     September 30,
                         1999 Balances Adjustments   Balances            Rate           1998             1999
                         ------------- ----------- -------------       --------     -------------    -------------
Short-Term Senior Debt:
 Historical September
  30, 1999 short-term
  debt..................   $  1,408      $(1,408)    $     --                          $    --          $    --
                           --------      -------     --------                          -------          -------
   Total short-term
    senior debt/interest
    expense.............   $  1,408      $(1,408)    $     --(i)                       $    --          $    --
                           ========      =======     ========                          =======          =======
Long-Term Senior Debt:
 Historical September
  30, 1999 Credit
  Agreement.............   $218,500      $(1,064)    $217,436            6.88%(iii)    $14,959          $11,219
 Refinance short-term
  debt..................         --        1,408        1,408            6.88%(iii)         97               73
 Letter of Credit Fees
  under the Credit
  Agreement.............         --           --           --                               48               36
 Commitment Fees under
  the Credit
  Agreement.............         --           --           --                              762(vi)          572
 Amortization of
  related deferred debt
  issue costs...........         --           --           --                            1,704(vii)       1,278
                           --------      -------     --------                          -------          -------
   Total long-term
    senior debt/interest
    expense.............   $218,500      $   344     $218,844(i),(ii)    8.03%         $17,570          $13,178
                           ========      =======     ========           ======         =======          =======
Long-Term Senior
 Subordinated Debt:
 Historical September
  30, 1999 Senior
  Subordinated Notes....   $130,000      $    --     $130,000            9.75%(iv)     $12,675          $ 9,506
 Amortization of
  related deferred debt
  issue costs...........         --           --           --                            1,101(viii)        826
                           --------      -------     --------                          -------          -------
   Total long-term
    senior subordinated
    debt/interest
    expense.............   $130,000      $    --     $130,000           10.60%         $13,776          $10,332
                           ========      =======     ========           ======         =======          =======
Long-Term Junior
 Subordinated Debt:
 Historical September
  30, 1999 long-term
  debt..................   $  1,650      $    --     $  1,650            6.00%(v)      $    99          $    74
 Historical September
  30, 1999 long-term
  debt..................      2,500           --        2,500            7.50%(v)          188              141
                           --------      -------     --------                          -------          -------
   Total long-term
    junior subordinated
    debt/interest
    expense.............   $  4,150      $    --     $  4,150            6.92%         $   287          $   215
                           ========      =======     ========           ======         =======          =======
Total debt/interest
 expense................   $354,058      $(1,064)    $352,994            8.96%         $31,633          $23,725
                           ========      =======     ========           ======         =======          =======

--------
(i)    Represents total senior indebtedness.
(ii)   Represents total guarantor senior indebtedness.
(iii)  Represents the current borrowing rates under the Credit Agreement.
(iv)   Represents the coupon interest rate for the Senior Subordinated Notes.
(v) Represents the respective contractual interest rates for these issues of junior subordinated debt.
(vi) Represents commitment fees on unused capacity on the Credit Agreement at an annual rate of 0.375%.
(vii) Represents amortization of deferred debt issue costs over the remaining life of the Credit Agreement.
(viii) Represents amortization of deferred debt issue costs over the ten-year life of the related Senior Subordinated Notes.

                       BUILDING ONE SERVICES CORPORATION

                              UNAUDITED PRO FORMA
                              FINANCIAL STATEMENTS

   The following unaudited pro forma financial statements utilize the historical financial statements of Building One as of September 30, 1999 and for the nine months ended September 30, 1999, and for the year ended December 31, 1998 and give effect to (i) the tender offer that occurred in February 1999, including the financing of the tender offer, (ii) the pre-acquisition financial information of 26 companies acquired during 1998 which were accounted for under the purchase method of accounting (the "1998 Acquisition Companies"), and (iii) the pre-acquisition financial information of 17 companies acquired during 1999 which were accounted for under the purchase method of accounting (the "1999 Acquisition Companies").

   These unaudited pro forma combined financial statements are based on the historical financial statements of the acquired companies and estimates and assumptions set forth below and in the notes to the unaudited pro forma financial statements.

   The unaudited pro forma balance sheet represents the historical consolidated balance sheet of Building One as adjusted for the refinancing transactions highlighted in Note 3 below as if such transactions occurred on September 30, 1999. The accompanying unaudited pro forma statements of operations give effect to the tender offer that occurred in February 1999, including the refinancing of the tender offer, and combines the historical statements of operations of Building One and the statements of operations of the acquired entities as if all such transactions had occurred on January 1, 1998.

   Building One has analyzed the savings that it expects to realize from reductions in salaries and certain benefits to the owners of the acquired companies. To the extent the owners of the acquired entities have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the unaudited pro forma combined statements of operations.

   The pro forma adjustments are based on available information and certain assumptions that management deems appropriate and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what Building One's financial position or results of operations would actually have been if such transactions had in fact occurred on those dates and are not necessarily representative of Building One's financial position or results of operations for any future period. Since the acquisitions have not historically been under common control or management, historical pro forma results may not be indicative of or comparable to future performance. The unaudited pro forma financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in Building One's annual report on Form 10-K for the fiscal year ended December 31, 1998 and the unaudited consolidated condensed financial statements and notes thereto included in Building One's quarterly report on Form 10-Q for the quarter ended September 30, 1999. See "Where You Can Find More Information".

                       BUILDING ONE SERVICES CORPORATION

                       UNAUDITED PRO FORMA BALANCE SHEET

                               September 30, 1999
                                 (in thousands)

                                         Building    Pro Forma
                ASSETS                     One      Adjustments      Pro Forma
                ------                  ----------  -----------      ----------
CURRENT ASSETS:
  Cash and cash equivalents............ $   14,522   $(14,522)(a)    $       --
  Accounts receivable, net of
   allowance...........................    362,147         --           362,147
  Inventories..........................      8,213         --             8,213
  Costs and estimated earnings in
   excess of billings on uncompleted
   contracts...........................     49,875         --            49,875
  Prepaid expenses and other current
   assets..............................     11,590         --            11,590
  Deferred tax asset...................      4,424         --             4,424
  Refundable income taxes..............      3,405         --             3,405
                                        ----------   --------        ----------
    Total current assets...............    454,176    (14,522)          439,654
                                        ----------   --------        ----------
PROPERTY AND EQUIPMENT, net............     57,358         --            57,358
GOODWILL, net..........................    673,238         --           673,238
DEFERRED DEBT ISSUE COSTS, net.........     21,055         --            21,055
OTHER LONG-TERM ASSETS.................      6,384         --             6,384
                                        ----------   --------        ----------
    Total assets....................... $1,212,211   $(14,522)       $1,197,689
                                        ==========   ========        ==========
 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
CURRENT LIABILITIES:
  Short-term borrowings and current
   maturities of long-term debt........ $    3,106   $ (3,106)(b)    $       --
  Accounts payable.....................     92,036         --            92,036
  Accrued compensation.................     41,669         --            41,669
  Accrued liabilities..................     46,409         --            46,409
  Due to related parties...............      4,083     (4,083)(c)            --
  Billings in excess of costs and
   estimated earnings on uncompleted
   contracts...........................     81,109         --            81,109
  Other current liabilities............         --         --                --
                                        ----------   --------        ----------
    Total current liabilities..........    268,412     (7,189)          261,223
REVOLVING CREDIT FACILITY..............    116,500     (5,001)(a-c)     111,499
TERM CREDIT FACILITY...................    124,375         --           124,375
SENIOR SUBORDINATED NOTES, net of
 unamortized discount..................    195,680         --           195,680
CONVERTIBLE JUNIOR SUBORDINATED
 DEBENTURES............................    103,190         --           103,190
LONG TERM DEBT.........................      2,332     (2,332)(b)            --
DEFERRED TAX LIABILITY.................      2,243         --             2,243
OTHER LONG-TERM LIABILITIES............      2,463         --             2,463
STOCKHOLDERS' EQUITY
  Common stock.........................         26         --                26
  Additional paid-in capital...........    310,216         --           310,216
  Retained earnings....................     87,339         --            87,339
  Accumulated other comprehensive
   loss................................       (565)        --              (565)
                                        ----------   --------        ----------
    Total stockholders' equity.........    397,016         --           397,016
                                        ----------   --------        ----------
    Total liabilities and stockholders'
     equity............................ $1,212,211   $(14,522)       $1,197,689
                                        ==========   ========        ==========

    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                       BUILDING ONE SERVICES CORPORATION

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998
                     (in thousands, except per share data )

                                       1998        1999
                          Building  Acquisition Acquisition  Pro Forma
                            One      Companies   Companies  Adjustments    Pro Forma
                          --------  ----------- ----------- -----------    ----------
REVENUES................  $809,601   $502,663    $292,072      $   --      $1,604,336
COST OF SERVICES........   636,225    411,042     228,868          --       1,276,135
                          --------   --------    --------    --------      ----------
  Gross profit..........   173,376     91,621      63,204          --         328,201
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............   100,539     71,137      50,853     (39,546)(a)     182,983
AMORTIZATION OF
 GOODWILL...............     7,653        234          --       9,792 (b)      17,679
                          --------   --------    --------    --------      ----------
  Income from
   operations...........    65,184     20,250      12,351      29,754         127,539
OTHER INCOME (EXPENSE):
  Interest expense......    (1,054)    (1,835)       (942)    (47,231)(c)     (51,062)
  Interest income.......    19,373      1,852         480     (21,705)(d)          --
  Other.................        80      1,455         292       1,950 (e)       3,777
                          --------   --------    --------    --------      ----------
    Income before income
     tax provision......    83,583     21,722      12,181     (37,232)         80,254
INCOME TAX PROVISION....    36,120      6,550       1,547      (5,446)(f)      38,771
                          --------   --------    --------    --------      ----------
NET INCOME..............  $ 47,463   $ 15,172    $ 10,634    $(31,786)     $   41,483
                          ========   ========    ========    ========      ==========
NET INCOME PER SHARE--
 BASIC..................  $   1.19                                         $     1.57 (g)
                          ========                                         ==========
WEIGHTED AVERAGE
 SHARES--BASIC..........    39,908                                             26,357 (g)
                          ========                                         ==========
NET INCOME PER SHARE--
 DILUTED................  $   1.16                                         $     1.47 (g)
                          ========                                         ==========
WEIGHTED AVERAGE
 SHARES--DILUTED........    40,928                                             31,538 (g)
                          ========                                         ==========


    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                       BUILDING ONE SERVICES CORPORATION

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                     (in thousands, except per share data)

                                          1999
                            Building   Acquisition  Pro Forma
                              One       Companies  Adjustments   Pro Forma
                           ----------  ----------- -----------   ----------
REVENUES ................  $1,265,521    $97,966     $    --     $1,363,487
COST OF SERVICES ........   1,011,305     73,902          --      1,085,207
                           ----------    -------     -------     ----------
  Gross profit ..........     254,216     24,064          --        278,280
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES................     145,863     22,147     (10,679)(a)    157,331
RESTRUCTURING &
 RECAPITALIZATION
 CHARGES.................       8,020         --          --          8,020
AMORTIZATION OF
 GOODWILL................      11,511         --       1,748 (b)     13,259
                           ----------    -------     -------     ----------
  Income from
   operations............      88,822      1,917       8,931         99,670
OTHER INCOME (EXPENSE):
  Interest expense.......     (21,279)      (183)    (16,835)(c)    (38,297)
  Interest income........       4,674        213      (4,887)(d)         --
  Other..................         128        252         131 (e)        511
                           ----------    -------     -------     ----------
    Income before income
     tax provision.......      72,345      2,199     (12,660)        61,884
INCOME TAX PROVISION.....      32,261      1,378      (4,895)(f)     28,744
                           ----------    -------     -------     ----------
NET INCOME ..............  $   40,084    $   821     $(7,765)    $   33,140
                           ==========    =======     =======     ==========
NET INCOME PER SHARE--
 BASIC...................  $     1.14                            $     1.26 (g)
                           ==========                            ==========
WEIGHTED AVERAGE SHARES--
 BASIC...................      35,311                                26,357 (g)
                           ==========                            ==========
NET INCOME PER SHARE--
 DILUTED.................  $     1.08                            $     1.17 (g)
                           ==========                            ==========
WEIGHTED AVERAGE SHARES--
DILUTED..................      38,900                                31,538 (g)
                           ==========                            ==========


    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                       BUILDING ONE SERVICES CORPORATION

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. BACKGROUND

   The respective results of operations for the 1998 Acquisition Companies from January 1, 1998 to the dates of the acquisitions were combined with the actual results of operations of Building One and the 1999 Acquisition Companies for the twelve months ended December 31, 1998 and the nine months ended
September 30, 1999 to determine the pro forma results of operations for the twelve months ended December 31, 1998.

   The respective results of operations for the 1999 Acquisition Companies from January 1, 1999 to the dates of acquisition were combined with the actual results of operations of Building One for the nine months ended September 30, 1999 to determine the pro forma results of operations for the nine months ended September 30, 1999.

2. ACQUISITIONS

   The results of operations of the acquired businesses are included in the actual results of operations of Building One from the date of acquisition, and the historical balance sheet at September 30, 1999 includes the acquisitions completed by Building One to date. With the exception of the 3 companies acquired during 1998 which were accounted for under the pooling-of-interests method of accounting (the "1998 Pooled Companies"), all acquisitions are accounted for as purchases. The cash consideration associated with the acquisition of the 1999 Acquisition Companies was provided by borrowings under a revolving credit facility.

   Several former owners of the acquired companies have the ability to receive additional amounts of purchase price, payable in cash and common stock in 1999 through 2001, contingent upon the occurrence of future events. Building One will record such contingent consideration as additional purchase price when earned. Building One currently estimates the unearned contingent consideration under these agreements to approximate $85.0 million in cash and shares of common stock as of September 30, 1999.

3. UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS

   The following summarizes unaudited pro forma combined balance sheet adjustments:

     a) Records the utilization of cash on hand at September 30, 1999 to reduce borrowings in connection with acquisitions under the revolving credit facility.

     b) Records the refinancing of debt assumed and outstanding at September 30, 1999 in connection with acquisitions completed prior to that date through borrowings under the revolving credit facility.

     c) Records the funding of amounts due to related parties at September 30, 1999 in connection with acquisitions completed prior to that date through borrowings under the revolving credit facility.

4. UNAUDITED PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

   The following summarizes unaudited pro forma combined statement of operations adjustments:

     a) Reflects the prospective reduction in salaries, bonuses and benefits to the owners of the acquired companies to which they have agreed. These reductions in salaries, bonuses and benefits are in accordance with the terms of the employment agreements. Such employment agreements are primarily for three years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances. Also reflects the reduction in one-time non-recurring acquisition costs related to the 1998 Pooled Companies. These costs consist of legal, accounting and broker fees.

     b) Reflects the amortization of goodwill to be recorded as a result of the acquisitions over a 40-year estimated life.

                       BUILDING ONE SERVICES CORPORATION

     c) Represents the adjustment necessary to reflect interest expense related to borrowings under the revolving and term credit facility, senior subordinated notes and convertible junior subordinated debentures to finance the tender offer and to fund the cash portion of the purchase price and the assumption of debt related to the 1999 Acquisition Companies. A summary of the historical and pro forma debt outstanding and a summary of the pro forma interest expense (including amounts recognized in the historical financial statements) assuming the acquisitions occurred on January 1, 1998, follows in Note 5.

     d) Reflects the reduction to historical interest income related to existing and acquired cash, all of which is assumed to be used for the acquisition of the 1998 and 1999 Acquisition Companies.

     e) Reflects the elimination of minority interest associated with the acquisition of the remaining 50% interest of a company that was originally 50% owned by Building One.

     f) Reflects the incremental provision for federal and state income taxes relating to the compensation differential and other pro forma adjustments discussed in this Note 4 as well as income taxes on S Corporation earnings.

                       BUILDING ONE SERVICES CORPORATION

     g) The calculation of the weighted average shares outstanding and the basic and diluted earnings per share include the following (in thousands, except per share amounts):

                                                    Twelve Months  Nine Months
                                                        Ended         Ended
                                                    December 31,  September 30,
                                                        1998          1999
                                                    ------------- -------------
      Weighted Average Shares Outstanding:
      Weighted average shares outstanding--basic..      26,357        26,357
      Incremental effect of conversion of
       convertible junior subordinated
       debentures.................................       4,586         4,586
      Incremental effect of contingently issuable
       shares.....................................         443           443
      Incremental effect of options and warrants
       on shares outstanding......................         152           152
                                                      --------      --------
      Weighted average shares outstanding--
       diluted....................................      31,538        31,538
                                                      ========      ========
      Net of Tax Interest Effect for Convertible
       Junior Subordinated Debentures:
      Principal of convertible junior subordinated
       debentures.................................    $103,190      $103,190
      Annual interest at 7.5%.....................       7,739         7,739
      Percentage of year..........................         100%           75%
                                                      --------      --------
      Interest at coupon rate.....................    $  7,739      $  5,804
      Amortization of deferred issue costs........         356           267
                                                      --------      --------
      Interest on convertible junior subordinated
       debentures.................................       8,095         6,071
      One minus tax rate..........................          61%           61%
                                                      --------      --------
      Net of tax interest cost....................    $  4,938      $  3,703
                                                      ========      ========
      Basic Earnings Per Share:
      Net income..................................    $ 41,483      $ 33,140
      Basic weighted average shares outstanding...      26,357        26,357
                                                      --------      --------
      Basic earnings per share....................    $   1.57      $   1.26
                                                      ========      ========
      Diluted Earnings Per Share:
      Net Income..................................    $ 41,483      $ 33,140
      Interest expense on convertible junior
       subordinated debentures, net of tax........       4,938         3,703
                                                      --------      --------
      Net income on an if-converted basis.........    $ 46,421      $ 36,843
      Diluted weighted average shares
       outstanding................................      31,538        31,538
                                                      --------      --------
      Diluted earnings per share..................    $   1.47      $   1.17
                                                      ========      ========

                       BUILDING ONE SERVICES CORPORATION

5. UNAUDITED PRO FORMA INTEREST EXPENSE (in thousands)

                                                                                    Interest Expense
                                                                               -------------------------------
                                                    September 30,              Twelve Months      Nine Months
                                                      1999 Pro                     Ended             Ended
                          September 30,  Pro Forma      Forma     Interest     December 31,      September 30,
                          1999 Balances Adjustments   Balances      Rate           1998              1999
                          ------------- ----------- ------------- --------     -------------     -------------
Short -Term Senior Debt:
 Historical September
  30, 1999 short-term
  debt..................    $  3,106     $ (3,106)    $     --                    $    --           $    --
                            --------     --------     --------                    -------           -------
   Total short-term
    senior debt/interest
    expense.............    $  3,106     $ (3,106)    $     --                    $    --           $    --
                            ========     ========     ========                    =======           =======
Long-Term Senior Debt:
 Historical September
  30, 1999 revolving
  credit facility.......    $116,500     $ (8,107)    $108,393      7.73%(i)      $ 8,379           $ 6,284
 Historical September
  30, 1999 term credit
  facility..............     124,375           --      124,375      7.73%(i)        9,614             7,211
 Historical September
  30, 1999 other long-
  term debt.............       2,332       (2,332)          --                         --                --
 Refinance short-term
  debt..................          --        3,106        3,106      7.73%(i)          240               180
 Commitment fees........          --           --           --                        568 (iv)          426
 Amortization of
  deferred debt issue
  costs.................          --           --           --                      1,889 (v)         1,417
                            --------     --------     --------                    -------           -------
   Total long-term
    senior debt/interest
    expense.............    $243,207     $ (7,333)    $235,874      8.77%         $20,690           $15,518
                            ========     ========     ========     ======         =======           =======
Long-Term Senior
 Subordinated Debt:
 Historical September
  30, 1999 senior
  subordinated notes....    $200,000     $     --     $200,000     10.50%(ii)     $21,000           $15,750
 Discount/amortization
  on issuance of senior
  subordinated notes....      (4,320)          --       (4,320)                       451 (vi)          338
 Amortization of
  related deferred debt
  issue costs...........          --           --           --                        825 (vii)         619
                            --------     --------     --------                    -------           -------
   Total long-term
    senior subordinated
    debt/interest
    expense.............    $195,680     $     --     $195,680     11.38%         $22,276           $16,707
                            ========     ========     ========     ======         =======           =======
Long-Term Convertible
 Junior Subordinated
 Debt:
 Historical September
  30, 1999 convertible
  junior subordinated
  debentures............    $103,190     $     --     $103,190      7.50%(iii)    $ 7,739           $ 5,804
 Amortization of
  related deferred debt
  issue costs...........          --           --           --                        357 (viii)        268
                            --------     --------     --------                    -------           -------
   Total long-term
    convertible junior
    subordinated
    debt/interest
    expense.............    $103,190     $     --     $103,190      7.85%         $ 8,096           $ 6,072
                            ========     ========     ========     ======         =======           =======
Total debt/interest
 expense................    $545,183     $(10,439)    $534,744      9.55%         $51,062           $38,297
                            ========     ========     ========     ======         =======           =======

--------
(i) Represents the current borrowing rates under the Building One credit facility.
(ii)   Represents the coupon interest rate for the senior subordinated notes.
(iii) Represents the coupon interest rate for the convertible junior subordinated debentures.
(iv) Represents commitment fees on unused capacity on the Building One credit facility at an annual rate of 0.5%.
(v) Represents amortization of deferred debt issue costs over the remaining life of the Building One credit facility.
(vi) The senior subordinated notes were issued at 97.746%, or a discount of $4,508, which is being amortized to interest expense over the ten-year life of these notes.
(vii) Represents amortization of deferred debt issue costs over the ten-year life of these senior subordinated notes.
(viii) Represents amortization of deferred debt issue costs over the thirteen-year life of these convertible junior subordinated debentures.

                         SECURITY OWNERSHIP OF GROUPMAC

   The following table sets forth certain information known by GroupMAC regarding the beneficial ownership of GroupMAC common stock as of December 31, 1999 by (1) each director of GroupMAC, (2) the chairman and each of the four other most highly compensated executive officers of GroupMAC for the fiscal year ended December 31, 1998, (3) each holder of 5% or more of the outstanding GroupMAC common stock and (4) all directors and executive officers of GroupMAC as a group. Unless otherwise indicated, each of the following persons may be deemed to have sole voting and dispositive power with respect to such shares. Information set forth in the table with respect to beneficial ownership of common stock has been provided by such holders. Unless otherwise indicated, each holder's address is c/o GroupMAC at its principal executive offices.

                                                     Amount and     Percent of
                                                     Nature of      Outstanding
                                                     Beneficial       Common
        Name and Title of Beneficial Owner           Ownership         Stock
        ----------------------------------           ----------     -----------
Ronald D. Bryant, President of Masters(1)..........    418,512(2)       1.1%
David L. Henninger, Director.......................    102,501(3)         *
Chester J. Jachimiec, Director and Executive Vice
 President--Acquisitions...........................    209,970(4)         *
Timothy Johnston, Senior Vice President of Airtron,
 Inc.(5)...........................................     67,879(6)         *
Donald L. Luke, Director and Chief Operating
 Officer...........................................     42,858(7)         *
J. Patrick Millinor, Jr., Director and Chief
 Executive Officer.................................    309,098(8)         *
Lucian L. Morrison, Director.......................      8,500(9)         *
Robert Munson, III, Director.......................    556,437(10)      1.5%
James P. Norris, Director and Chairman of the
 Board.............................................     49,666(11)        *
Fredric J. Sigmund, Director.......................    207,600(12)        *
John M. Sullivan, Director.........................     28,750(9)         *
James D. Weaver, Director..........................     88,500(9)         *
William M. Witz, Director..........................    202,522            *
Gordon Cain........................................  2,417,950          6.3%
All executive officers and directors as a group
 (21 persons)......................................  3,309,178(13)      8.1%

--------
 *  Less than one percent.
 (1)  Mr. Bryant resigned as a director of GroupMAC effective March 22, 1999.
 (2)  Includes 1,706 shares subject to options that are presently exercisable.
 (3) Includes 55,001 shares held by Mr. Henninger's spouse and 300 shares subject to options that are presently exercisable.

 (4) Includes 64 shares beneficially owned by Mr. Jachimiec through the GroupMAC 401(k) Savings Plan, 78,306 shares subject to options that are presently exercisable, and 32,000 shares that are held by him as trustee of two trusts for the benefit of his children.
 (5) Mr. Johnston resigned as a director of GroupMAC effective August 11, 1999.

 (6)  Includes 26,539 shares subject to options that are presently exercisable.

 (7) Includes 212 shares beneficially owned by Mr. Luke through the GroupMAC 401(k) Savings Plan and 41,646 shares subject to options that are presently exercisable.
 (8) Includes 248 shares beneficially owned by Mr. Millinor through the GroupMAC 401(k) Savings Plan, 86,105 shares subject to options that are presently exercisable, and 200 shares held by Mr. Millinor's children.
 (9)  Includes 2,000 shares subject to options that are presently exercisable.
(10) Includes 129,399 shares held by Mr. Munson as trustee of a trust for the benefit of his family.
(11)  Includes 48,166 shares subject to options that are presently exercisable.
(12) Includes 33,760 shares beneficially owned by Mr. Sigmund through the GroupMAC 401(k) Savings Plan.

(13) Includes 34,883 shares beneficially owned through the GroupMAC 401(k) Savings Plan, 527,680 shares subject to options that are presently exercisable, and 514,000 shares subject to warrants that are presently exercisable.

                       SECURITY OWNERSHIP OF BUILDING ONE

   The following table sets forth certain information known by Building One regarding the beneficial ownership of shares of Building One common stock as of January 12, 2000 by (1) each director of Building One, (2) the chairman and each of the four other most highly compensated executive officers of Building One for the fiscal year ended December 31, 1998, (3) each holder of 5% or more of the outstanding Building One common stock and (4) all directors and executive officers of Building One as a group. Unless otherwise indicated, each of the following persons may be deemed to have sole voting and dispositive power with respect to such shares. Information set forth in the table with respect to beneficial ownership of common stock has been provided by such holders. Unless otherwise indicated, each holder's address is c/o Building One at its principal executive offices.

                                                     Amount and     Percent of
                                                     Nature of      Outstanding
                                                     Beneficial       Common
         Name and Title of Beneficial Owner          Ownership         Stock
         ----------------------------------          ----------     -----------
Directors and Executive Officers:
Andrew Africk, Director.............................    10,000(1)         *
F. Traynor Beck, Executive Vice President, General
 Counsel and Secretary..............................   166,729(2)         *
Mary K. Bush, Director..............................    10,605(3)         *
Timothy C. Clayton, Executive Vice President, Chief
 Financial Officer and Treasurer....................   258,000(4)         *
Vincent W. Eades, Director..........................    22,027(3)         *
Michael Gross, Director.............................    10,000(1)         *
Joseph M. Ivey, Director and Chief Executive
 Officer............................................   844,712(5)       3.0%
Jonathan J. Ledecky, Chairman of the Board.......... 2,986,059(6)      10.0%
William P. Love, Jr., Director and President--
 Building One Electrical and Mechanical Group.......   376,242(7)       1.3%
Brooks Newmark, Director............................    10,000(1)         *
M. Jude Reyes, Director.............................    20,738(8)         *
David Ledecky, Former Executive Vice President and
 Chief Administrative Officer.......................        --(9)        --
  All current directors and executive officers as a
   group (11 persons)............................... 4,715,112         15.4%

Holders of 5% or more of the Common Stock:
Apollo Investment Fund IV, L.P...................... 5,646,729(10)     16.8%

--------

  * Less than one percent.
 (1) This figure reflects shares which may be acquired upon the exercise of options that are exercisable or that will become exercisable within 60 days. Beneficial ownership is disclaimed as to the shares of common stock beneficially owned by Apollo Investment Fund, IV, L.P. The director is a principal of Apollo Advisors, L.P., an affiliate of Apollo Investment Fund IV, L.P. See note (10) below.
 (2) This figure reflects shares which may be acquired upon the exercise of options that are exercisable.
 (3) This figure represents shares which may be acquired upon the exercise of options that are exercisable or that will become exercisable within 60 days.
 (4) This figure includes 250,000 shares which may be acquired upon the exercise of options that are exercisable.

 (5) This figure includes 81,598 shares held in the Joseph M. Ivey, Jr. Annuity Trust, of which Mr. Ivey is the trustee, 125,000 shares which may be acquired upon the exercise of options that are exercisable and 230,751 shares held by Ivey National Corporation (the principal stockholder of which is Mr. Ivey's father), of which Mr. Ivey disclaims beneficial ownership beyond his pecuniary interest.
 (6) This figure includes 2,500 shares that may be acquired upon the exercise of options which are exercisable within 60 days and 1,950,000 shares underlying a warrant issued to Jonathan J. Ledecky in connection with Building One's initial public offering. Building One has agreed that, at Jonathan J. Ledecky's request, it will file a registration statement under the Securities Act of 1933, as amended, for an offering of the shares underlying the warrant during a ten-year period beginning on November 25, 1997. In addition, Building One has agreed to give Jonathan J. Ledecky the right to request that it include the shares underlying the warrant on a registration statement filed by Building One during a twelve-year period beginning on November 25, 1997.

 (7) This figure includes 159,872 shares owned by Mr. Love's wife and 1,330 shares owned by trusts established for the benefit of his children. Mr. Love serves as one of four trustees of the SKC Electric, Inc. Profit Sharing Plan. The number of shares shown as beneficially owned by Mr. Love excludes shares that may be deemed to be beneficially owned by that plan.
 (8) This figure includes 12,632 shares which may be acquired upon the exercise of options that are exercisable or that will become exercisable within 60 days.
 (9) On April 30, 1999, David Ledecky was terminated without cause as an Executive Vice President and Chief Administrative Officer and resigned from the board of directors.

(10) This figure reflects (1) beneficial ownership by Apollo Investment Fund IV, L.P. of $98.5 million of convertible junior subordinated debentures, which are currently convertible into 4,378,754 shares of common stock, and Apollo Overseas Partners IV, L.P. of $5.3 million of the convertible junior subordinated debentures, which are currently convertible into 237,973 shares of common stock and (2) 977,573 shares underlying a warrant owned by Apollo Investment Fund IV, L.P. and 52,427 shares underlying a warrant owned by Apollo Overseas Partners IV, L.P. Holders of the warrants have the right to request that Building One include the shares underlying the warrant on a registration statement filed by Building One with the SEC during a twelve-year period beginning on November 25, 1997. The address for Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. is c/o Apollo Management, L.P., 1301 Avenue of the Americas, 38th Floor, New York, NY 10019.

                     DESCRIPTION OF GROUPMAC CAPITAL STOCK

   The following is a summary of the material terms of GroupMAC's capital stock. The summary does not purport to be complete or to contain all the information that may be important to you, and is qualified in its entirety by reference to GroupMAC's articles of incorporation and bylaws. Therefore, you should read carefully the more detailed provisions of GroupMAC's articles of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this joint proxy statement/prospectus is a part.

General

   Under GroupMAC's articles of incorporation, it has authority to issue 150 million shares of capital stock, consisting of 50 million shares of preferred stock, par value $0.001 per share, and 100 million shares of common stock, par value $0.001 per share. As of December 31, 1999, there were outstanding 38,620,504 shares of common stock and no shares of preferred stock.

Preferred Stock

   The articles of incorporation authorize the issuance of preferred stock in one or more series having designations, rights and preferences determined from time to time by GroupMAC's board of directors. Accordingly, subject to applicable stock exchange rules, GroupMAC's board of directors currently is empowered, without approval of holders of common stock, to issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be used as a method of discouraging, delaying or preventing a change in control of GroupMAC. Although GroupMAC has no present intention to issue any shares of preferred stock other than the convertible preferred stock, it could do so at any time in the future with the concurrence of Apollo.

Common Stock

   Voting Rights. Holders of common stock are entitled to one vote for each share on all matters on which shareholders generally are entitled to vote, including elections of directors. GroupMAC's board of directors is classified into three classes of four or five directors each, with the term of each class expiring on a staggered basis. The classification of the board will be phased out after the transaction. The classification of GroupMAC's board of directors may make it more difficult to change the composition of the board of directors. This may discourage or make more difficult an attempt by a person or group to obtain control of GroupMAC. The articles of incorporation do not provide for cumulative voting for the election of directors.

   Dividends. Subject to the preferential rights of any outstanding shares of preferred stock that may be created by GroupMAC's board of directors under the articles of incorporation, dividends may be paid to holders of common stock as may be declared by GroupMAC's board of directors out of funds legally available for that purpose. The declaration and payment of dividends on common stock will be restricted by the terms of the convertible preferred stock and the new credit agreement and could be restricted by the terms of any preferred stock issued or any loan agreements or other contracts into which we may enter. Under the Texas Business Corporation Act, dividends may be paid by GroupMAC out of "surplus" (as defined under Article 1.02 of the Texas Business Corporation Act) or, if there is no surplus, out of net profits for the fiscal year in which the dividends are declared and/or the preceding fiscal year. However, GroupMAC does not intend to pay dividends at the present time.

   Liquidation. In the event of the dissolution or winding up of GroupMAC, after payment or provision for payment of GroupMAC's debts and other liabilities and any other series or class of GroupMAC's stock issued in the future that ranks senior as to liquidation rights to the common stock, the holders of common stock will be entitled to receive pro rata all remaining assets.

   Miscellaneous. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

   The common stock is listed on the New York Stock Exchange under the symbol "MAK."

   The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

Statutory Business Combination Provision

   GroupMAC is subject to Article 13 of the Texas Business Corporation Act which, with limited exceptions, prohibits a Texas corporation from engaging in a "business combination" (as defined in Article 13 of the Texas Business Corporation Act) with any shareholder who is a beneficial owner of 20% or more of the corporation's outstanding stock for a period of three years after such shareholder's acquisition of a 20% ownership. However, this type of transaction is permitted if (1) the board of directors of the corporation approves the transaction or the shareholder's acquisition of shares prior to the acquisition or (2) two-thirds of the unaffiliated shareholders of the corporation approve the transaction at a shareholder's meeting. Shares that are issuable, but have not yet been issued, pursuant to options, conversion or exchange rights or other agreements are not considered outstanding for purposes of Article 13 of the Texas Business Corporation Act.

Some Important Provisions of the Articles of Incorporation and Bylaws

   The articles of incorporation currently contain a "fair price" provision, which generally requires that certain mergers, business combinations and similar transactions constituting a "business combination" with an "interested shareholder" be approved by the holders of at least 80% of GroupMAC's voting stock. An "interested shareholder" is generally the beneficial owner of at least 10% of GroupMAC's voting stock. However, this type of transaction is permitted if (1) the transaction is approved by at least 80% of the "continuing directors" of GroupMAC, who constitute a majority of the entire board or (2) certain "fair price" and procedural requirements are satisfied.

   The articles of incorporation define "business combination" as:

  . any merger or consolidation involving GroupMAC or a subsidiary of GroupMAC;

  . any sale, lease, exchange, transfer or other disposition in one transaction or a series of transactions, including without limitation a mortgage or any other security device, of all or any substantial part of the assets either of GroupMAC or of a subsidiary of GroupMAC to or with any interested shareholder;

  . the issuance, sale, exchange, transfer or other disposition by GroupMAC or a subsidiary of GroupMAC of any securities of GroupMAC or any subsidiary of GroupMAC to or with any interested shareholder;

  . any recapitalization or reclassification of GroupMAC's securities
    (including without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of an interested shareholder;

  . any liquidation, spinoff, splitoff, splitup or dissolution of GroupMAC proposed by or on behalf of an interested shareholder; or

  . any agreement, contract or other arrangement providing for any of the transactions described in the definition of business combination.

   "Continuing director" is defined to mean a director who either was a member of GroupMAC's board of directors prior to the time such interested shareholder became an interested shareholder or who subsequently became a director of GroupMAC and whose election, or nomination for election by GroupMAC's shareholders, was approved by a vote of at least 80% of the continuing directors then on GroupMAC's board of directors, either by a specific vote or by approval of the proxy statement issued by GroupMAC on behalf of GroupMAC's board of directors in which such person is named as nominee for director, without an objection to such nomination; provided, however, that in no event shall a director be considered a "continuing director" if such director is an interested shareholder and the business combination to be voted upon is with such interested shareholder or is one in which such interested shareholder otherwise has an interest except proportionately as a shareholder of GroupMAC.

   In accordance with GroupMAC's bylaws, a shareholder of GroupMAC may nominate persons for election to GroupMAC's board of directors if the shareholder submits such nomination, together with certain related information required by GroupMAC's bylaws, in writing to the Secretary of GroupMAC not less than 120 days nor more than 150 days prior to the anniversary date of the mailing of GroupMAC's proxy statement for the previous annual meeting of shareholders.

                  CERTAIN DIFFERENCES IN RIGHTS OF HOLDERS OF
              GROUPMAC COMMON STOCK AND BUILDING ONE COMMON STOCK

   The following is a summary of the material differences between the rights of holders of GroupMAC common stock and the rights of holders of Building One common stock. GroupMAC is organized under the laws of the State of Texas and Building One is organized under the laws of the State of Delaware, resulting in differences between the respective state laws and various provisions of their respective certificate or articles of incorporation and bylaws. Upon completion of the merger, holders of Building One common stock will become shareholders of GroupMAC, at which time their rights will be governed by Texas law, the GroupMAC articles of incorporation and the GroupMAC bylaws.

   This summary is not intended to be an exhaustive or detailed description of the provisions discussed. The summary is qualified in its entirety by reference to the Texas Business Corporation Act, the General Corporation Law of the State of Delaware and the respective charters and bylaws of GroupMAC and Building One.

Mergers and Other Fundamental Transactions

   Texas law generally requires that a merger, consolidation, sale of all or substantially all of the assets or dissolution of a corporation be approved by the holders of at least two-thirds of the outstanding shares entitled to vote, unless the corporation's articles of incorporation provide otherwise. The articles of incorporation of GroupMAC contain no such provision and, thus, such actions require approval by the affirmative vote of holders of at least two-thirds of the outstanding shares entitled to vote thereon. Under Delaware law, all such transactions generally must be approved by the holders of at least a majority of all outstanding shares entitled to vote, unless the certificate of incorporation requires approval by a greater number of shares (the Building One restated certificate of incorporation does not require a greater number, but provides that the holders of a majority of the outstanding principal amount of Building One's outstanding convertible junior subordinated debentures must consent in advance to amendment or repeal of the restated certificate of incorporation whether by merger or otherwise if such action would have an adverse effect on the holders of those debentures).

Mergers Without Stockholder Approval

   Under Article 5.03 of the Texas Business Corporation Act, unless the articles of incorporation otherwise require (the GroupMAC articles of incorporation do not require otherwise), action by the shareholders of a corporation on a plan of merger will not be required if:

  . the corporation is the sole surviving corporation in the merger;

  . the articles of incorporation of the corporation following the merger will not differ from its articles of incorporation before the merger;

  . each shareholder of the corporation prior to the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger as it held prior to the merger;

  . the voting power of the number of voting shares outstanding immediately after the merger, plus the voting power of the number of voting shares issuable as a result of the merger, will not exceed by more than 20% the voting power of the number of voting shares of the corporation outstanding immediately before the merger;

  . the number of participating shares outstanding immediately after the merger, plus the number of participating shares issued as a result of the merger, will not exceed by more than 20% the total number of participating shares of the corporation outstanding immediately before the merger; and

  . the board of directors of the corporation adopts a resolution approving the plan of merger.

   Additionally, no vote of shareholders is required for the merger of a Texas corporation with a corporation in which it holds at least 90% of the outstanding shares of each class and series of such corporation.

   Unless the certificate of incorporation otherwise provides (the Building One restated certificate of incorporation does not provide otherwise), Delaware law permits a corporation to consummate a merger in which a corporation is the surviving corporation without approval of the stockholders of the surviving corporation (and such stockholders do not have the right to dissent from the merger and exercise appraisal rights) if:

  . the merger does not result in an amendment to the certificate of incorporation of the corporation;

  . each share of stock of the corporation outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger; and

  . either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued under such plan do not exceed 20% of the shares of common stock of the corporation outstanding immediately prior to the merger.

   Additionally, when certain conditions are met, no vote of stockholders is required for the merger of a Delaware corporation with a corporation in which it holds at least 90% of the outstanding shares of each class of such corporation of which class there are outstanding shares entitled to vote on a merger.


Appraisal Rights

   Article 5.11 of the Texas Business Corporation Act provides for appraisal rights in the case of a plan of merger or exchange or a sale of all or substantially all of the corporation's assets where shareholder approval is required. No appraisal rights are available for a plan of merger or plan of exchange if (1) the shares of the corporation held by the shareholder are listed on a national securities exchange or held of record by at least 2,000 holders and (2) the shareholder is not required to accept any consideration other than (a) shares of a corporation that will be listed on a national securities exchange or will be held of record by at least 2,000 holders and (b) cash in lieu of fractional shares.

   Section 262 of the General Corporation Law of the State of Delaware provides for appraisal rights only in the case of a statutory merger or consolidation of the corporation where the petitioning stockholder does not consent to the transaction. No appraisal rights are available where the corporation is to be the surviving corporation and a vote of its stockholders is not required under
Section 251(f) or (g) of the General Corporation Law of the State of Delaware. There also are no appraisal rights, unless otherwise provided in a corporation's certificate of incorporation (the Building One restated certificate of incorporation does not provide otherwise), for shares of stock listed on a national securities exchange or held by more than 2,000 holders of record, unless such stockholders would be required to accept anything other than:

  . shares of stock of the surviving corporation;

  . shares of another corporation listed on a national securities exchange or held by at least 2,000 holders of record;

  . cash in lieu of fractional shares of such stock; or

  . any combination thereof.

   Unless otherwise provided in the certificate of incorporation (Building One's restated certificate of incorporation does not provide otherwise), under Delaware law stockholders are not entitled to appraisal rights upon a sale of all or substantially all of the assets of the corporation not made in the usual and regular course of its business, as they are under Texas law.

Amendments to Articles of Incorporation

   Article 4.02 of the Texas Business Corporation Act provides that an amendment to a corporation's articles of incorporation must be approved by the board of directors and by the affirmative vote of holders of at least two-thirds of the outstanding shares entitled to vote, unless the corporation's articles of incorporation provide otherwise. The articles of incorporation of GroupMAC contain no such provision and, thus, the requirements of Article 4.02 of the Texas Business Corporation Act control. Section 242 of the General Corporation Law of the State of Delaware provides that an amendment to a corporation's certificate of incorporation must be approved by the board of directors and by the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote and by a majority of the outstanding stock of each class entitled to vote thereon as a class.

Special Meetings of Stockholders

   The GroupMAC bylaws provide that a special meeting of the stockholders may be called by the president of GroupMAC, the GroupMAC board of directors, the holders of at least 50% of the shares outstanding and entitled to vote at such meeting or such other persons as may be authorized by the GroupMAC articles of incorporation. The Building One bylaws provide that a special meeting of the stockholders may be called by the president and shall be called by the president or the secretary at the written request of a majority of the directors of Building One, or at the written request of stockholders owning a majority of the entire capital stock of Building One issued and outstanding and entitled to vote.

Cumulative Voting

   Holders of GroupMAC common stock and holders of Building One common stock have no right to vote cumulatively in the election of directors.

No Preemptive Rights

   No holder of any class of capital stock of GroupMAC or Building One has a preemptive right to subscribe to any or all additional issues of the stock of GroupMAC or Building One, except that Apollo has the right to buy up to 50% of any shares of Building One common stock issued in a private placement.

Shareholder Action by Written Consent

   Article 9.10 of the Texas Business Corporation Act provides that shareholders may act without a meeting only by the unanimous written consent of all of the shareholders, unless the articles of incorporation otherwise provide. The GroupMAC articles of incorporation do not provide otherwise. Under
Section 228 of the General Corporation Law of the State of Delaware, stockholders may, unless otherwise provided in the certificate of incorporation (the Building One restated certificate of incorporation provides otherwise), act without a meeting by written consent of holders of outstanding stock representing the number of shares necessary to take such action at a meeting at which all shares entitled to vote were present and voted. The Building One restated certificate of incorporation requires action by unanimous written consent of both the stockholders and the holders of the convertible junior subordinated debentures entitled to vote on the matter.

Election of Directors

   Under the terms of the convertible preferred stock to be issued to Apollo, Apollo will have the right to elect three directors or directors representing 30% of the membership of GroupMAC's board of directors, whichever is greater. The initial directors designated by Apollo to become members of GroupMAC's board are Andrew Africk, Michael Gross and Brooks Newmark who will be appointed to the board prior to the effective time of the merger. There is no other special class of shareholders with the right to appoint directors to the GroupMAC board.

   Building One's restated certificate of incorporation provides that the holders of the convertible junior subordinated debentures have the right to elect three directors to Building One's board of directors, or, if the board consists of more than ten persons, the holders of those debentures will be entitled to elect no less than 30% of the total number of directors on the board.

Newly-Created Directorships

   Under Article 2.34 of the Texas Business Corporation Act and the GroupMAC bylaws, newly-created directorships resulting from any increase in the number of directors may be filled by the affirmative vote of a majority of the directors then in office for a term of office continuing only until the next election of one or more directors by the shareholders entitled to vote thereon, provided that the board of directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders. Alternatively, such newly-created directorships may be filled by election at an annual or special meeting of the shareholders called for that purpose.

   Section 223 of the General Corporation Law of the State of Delaware provides that vacancies and newly-created directorships may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws of the corporation (Building One's restated certificate of incorporation and bylaws do not provide otherwise) or the certificate of incorporation directs that a particular class is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director so elected, shall fill such vacancy (Building One's restated certificate of incorporation provides that any vacancy in the directorships to be filled by the holders of the convertible junior subordinated debentures shall be filled by the holders of those debentures voting as a separate class).

Removal of Directors

   Under Article 2.32 of the Texas Business Corporation Act, directors of a corporation are elected to serve until the next annual meeting of shareholders, and until their successors shall have been elected and qualified, and any director or the entire board of directors may be removed in accordance with provisions of the corporation's articles of incorporation or bylaws. The GroupMAC bylaws contain no provisions in this regard, but the articles of incorporation provide that no director may be removed except for cause.

   Under Section 141 of the General Corporation Law of the State of Delaware, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, except (1) unless the certificate of incorporation otherwise provides, in the case of a corporation having a classified board, stockholders may effect such removal only for cause and (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors. Because the Building One board of directors currently is not classified and the Building One restated certificate of incorporation does not provide for cumulative voting, neither clause of the previous sentence would apply to any attempted removal of a Building One director. Under the General Corporation Law of the State of Delaware, whenever the holders of any class or series are entitled to elect one or more directors by the certificate of incorporation, the provisions regarding removal apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.

Inspection of Books and Records

   The Texas Business Corporation Act provides that a person who has been a shareholder of a corporation for at least six months or is the holder of at least 5% of the outstanding shares of a corporation, may for any proper purpose upon written demand, inspect the books and records of the corporation and make extracts therefrom.

   The General Corporation Law of the State of Delaware provides that any record owner of shares of a corporation may, for any proper purpose upon written demand, examine and copy the books and records of the corporation.

                           FORWARD-LOOKING STATEMENTS

   This joint proxy statement/prospectus and the documents incorporated by reference in this joint proxy statement/prospectus contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our respective managements, based on information currently available to our respective managements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "should," "may," "will," "objective," "projection," "forecast," "management believes," "continue," "strategy," "position" or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future operating results or the ability to generate sales, income or cash flow are forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of our companies set forth under:

  . "Summary--Selected Historical and Unaudited Pro Forma Financial Data,"
    "The Merger--Background of the Transaction," "--Recommendation of the GroupMAC Board; GroupMAC's Reasons for the Merger," "--Recommendation of the Building One Board; Building One's Reasons for the Merger," "-- Opinion of Financial Advisor to GroupMAC" and "--Opinion of Financial Advisor to Building One," and "Combined Company Unaudited Pro Forma Financial Statements"; and

  . "Business'' and "Management's Discussion and Analysis of Financial
    Condition and Results of Operations" in our respective Annual Reports on Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our respective Quarterly Reports on Form 10-Q, in each case incorporated by reference into this joint proxy statement/prospectus.

   Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of our companies may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future including, among others,

  . the ability to achieve synergies and revenue growth,

  . national, regional and local economic, competitive and regulatory conditions and developments,

  . technological developments,

  . capital market conditions,

  . inflation rates,

  . interest rates,

  . weather conditions,

  . the timing and success of business development efforts, and

  . other uncertainties,

all of which are difficult to predict and many of which are beyond our control. Shareholders are cautioned not to put undue reliance on any forward-looking statements.

   Shareholders should understand that the foregoing important factors, in addition to those discussed elsewhere in this joint proxy statement/prospectus or in the documents which are incorporated by reference into this joint proxy statement/prospectus, could affect the future results of the combined company and could cause results to differ materially from those expressed in such forward-looking statements.

                                    RESALES

   This joint proxy statement/prospectus, as may be supplemented or amended, as required, may be used by affiliates of Building One in connection with any sales by them of shares of GroupMAC common stock acquired in the merger. Such shares may be sold in transactions on the NYSE and the over-the-counter market and in negotiated transactions. Currently, none of such individuals plans to dispose of any such shares.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Our current SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms located at:

  . 450 Fifth Street, N.W.
    Washington, D.C. 20549

  . Seven World Trade Center
    New York, New York 10048; and

  . Northwest Atrium Center
    500 West Madison Street
    Chicago, Illinois 60661

   Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

   Because GroupMAC's common stock is listed on the New York Stock Exchange, GroupMAC's reports, proxy statements and other information can be reviewed and copied at the office of that exchange at 20 Broad Street, New York, New York 10005.

   GroupMAC filed a registration statement, which term includes all amendments thereto, on Form S-4 to register with the SEC the GroupMAC common stock to be issued to Building One stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of GroupMAC in addition to being our joint proxy statement for the special meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this joint proxy statement/prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering:

GroupMAC SEC Filings (File No. 1-
13565)                                               Period
---------------------------------       --------------------------------
Annual Report on Form 10-K, as amended  Year ended December 31, 1998 by Form 10-K/A
Quarterly Report                        Quarter ended March 31, 1999
Quarterly Report                        Quarter ended June 30, 1999
Quarterly Report                        Quarter ended September 30, 1999
Current Report on Form 8-K              Filed May 22, 1998
Current Report on Form 8-K              Filed June 26, 1998
Current Report on Form 8-K/A            Filed July 20, 1998(1)
Current Report on Form 8-K              Filed September 15, 1998
Current Report on Form 8-K/A            Filed September 21, 1998
Current Report on Form 8-K              Filed October 28, 1998
Current Report on Form 8-K              Filed November 4, 1998
Current Report on Form 8-K              Filed November 25, 1998
Current Report on Form 8-K/A            Filed December 22, 1998(1)
Current Report on Form 8-K              Filed January 5, 1999

--------
(1) Two reports were filed on these dates and both reports are incorporated by reference.

GroupMAC SEC Filings (File
No. 1-13565)                                       Period
--------------------------   --------------------------------------------------
Current Report on Form 8-
 K/A                         Filed January 19, 1999
Current Report on Form 8-K   Filed January 19, 1999
Current Report on Form 8-K   Filed April 16, 1999
Current Report on Form 8-K   Filed May 10, 1999
Current Report on Form 8-K   Filed June 14, 1999
Current Report on Form 8-K   Filed November 5, 1999
Current Report on Form 8-K   Filed November 24, 1999
Registration Statement on
 Form 8-A                    Filed November 4, 1997
Building One SEC Filings
(File No. 0-23421)                                 Period
------------------------     --------------------------------------------------
Annual Report on Form 10-K   Year Ended December 31, 1998
Quarterly Report             Quarter ended March 31, 1999
Quarterly Report             Quarter ended June 30, 1999
Quarterly Report             Quarter ended September 30, 1999
Current Report on Form 8-
 K/A                         Filed on May 13, 1998
Current Report on Form 8-K   Filed on June 5, 1998
Current Report on Form 8-K   Filed on February 10, 1999
Current Report on Form 8-K   Filed on February 18, 1999
Current Report on Form 8-K   Filed on March 23, 1999
Current Report on Form 8-K   Filed on April 9, 1999
Current Report on Form 8-K   Filed on June 28, 1999 as amended on June 29, 1999
Current Report on Form 8-K   Filed on July 15, 1999
Current Report on Form 8-K   Filed on August 9, 1999
Current Report on Form 8-K   Filed November 5, 1999
Current Report on Form 8-K   Filed November 24, 1999
Registration Statement on
 Form 8-A                    Filed November 25, 1997

   The information concerning GroupMAC contained or incorporated by reference in this document has been provided by GroupMAC, and the information concerning Building One contained or incorporated by reference in this document has been provided by Building One.

   You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the merger, the amendment to the articles of incorporation, and the issuance of the convertible preferred stock, as applicable. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date on the cover, and neither the mailing of the joint proxy statement/ prospectus to shareholders nor the issuance of GroupMAC common stock pursuant to the merger shall create any implication to the contrary.

                                 LEGAL MATTERS

   Bracewell & Patterson, L.L.P., counsel to GroupMAC, has passed and will pass on the material federal income tax consequences of the merger to the shareholders of GroupMAC. Morgan, Lewis & Bockius LLP, counsel to Building One, has passed and will pass on the material federal income tax consequences of the merger to the stockholders of Building One.

                                    EXPERTS

   The audited historical financial statements incorporated by reference in this joint proxy statement/ prospectus have been audited by various independent accountants. The companies and periods covered by these audits are indicated in the individual accountants' independent auditors' reports. Such financial statements have been so included in reliance on the reports of the various independent accountants given on the authority of such firms as experts in auditing and accounting.

   Representatives of KPMG LLP are expected to be present at the GroupMAC special meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Building One special meeting. In each case, such representatives will have an opportunity to make statements if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

                                                                         ANNEX A

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                         Dated as of November 2, 1999,

                                  as amended,

                                 by and between

                        Group Maintenance America Corp.

                                      and

                       Building One Services Corporation

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                       Page (s)
                                                                       --------
                                     ARTICLE I
                                     The Merger

 Section 1.1  The Merger.............................................     A-1
 Section 1.2  Closing................................................     A-1
 Section 1.3  Effects of the Merger..................................     A-2
 Section 1.4  Articles of Incorporation and Bylaws...................     A-2
 Section 1.5  Directors..............................................     A-2
 Section 1.6  Officers...............................................     A-2

                                     ARTICLE II
                              Conversion of Securities

 Section 2.1  Conversion of Capital Stock............................     A-2
 Section 2.2  Effect of Merger on Delaware Common Stock..............     A-3
 Section 2.3  Exchange of Delaware Company Stock Certificates........     A-4
 Section 2.4  Texas Company Eligible Shares..........................     A-6
 Section 2.5  Manner of Conversion of Texas Company Eligible Shares
              into Cash;
              Limitations Thereon....................................     A-6
                                                                          A-6
 Section 2.6  Surrender of Texas Company Stock Certificates and
               Payment...............................................     A-8

                                    ARTICLE III
               Representations and Warranties of the Delaware Company

 Section 3.1  Due Incorporation, Etc.................................     A-9
 Section 3.2  Qualification as Foreign Entities......................     A-9
 Section 3.3  Capital Stock..........................................    A-10
 Section 3.4  Capitalization of the Delaware Company Subsidiaries....    A-10
 Section 3.5  Ownership of Equity Interests..........................    A-10
 Section 3.6  Corporate Power and Authority..........................    A-10
 Section 3.7  No Conflicts or Consents...............................    A-11
 Section 3.8  SEC Reports and Financial Statements...................    A-11
 Section 3.9  Information in Disclosure Documents and Registration
               Statement.............................................    A-12
 Section 3.10 Litigation.............................................    A-12
 Section 3.11 No Material Adverse Change.............................    A-13
 Section 3.12 Taxes..................................................    A-13
 Section 3.13 Vote Required..........................................    A-14
 Section 3.14 Opinion of Financial Advisor...........................    A-14
 Section 3.15 Change in Control Provisions...........................    A-14
 Section 3.16 Undisclosed Material Liabilities.......................    A-14
 Section 3.17 Employee Benefit Plans.................................    A-14
 Section 3.18 Licenses and Registration..............................    A-16
 Section 3.19 Compliance with Laws...................................    A-16
 Section 3.20 Environmental Matters..................................    A-16
 Section 3.21 Labor Matters..........................................    A-17
 Section 3.22 State Takeover Statutes................................    A-17
 Section 3.23 Ownership of Texas Company Common Stock................    A-17
 Section 3.24 General................................................    A-17

                                                                      Page (s)
                                                                      --------
                                    ARTICLE IV
                Representations and Warranties of the Texas Company

 Section 4.1  Due Incorporation, Etc................................    A-18
 Section 4.2  Qualification as Foreign Entities.....................    A-18
 Section 4.3  Capital Stock.........................................    A-18
 Section 4.4  Preferred Stock Agreement.............................    A-19
 Section 4.5  Capitalization of the Texas Company Subsidiaries......    A-19
 Section 4.6  Ownership of Equity Interests.........................    A-19
 Section 4.7  Corporate Power and Authority.........................    A-19
 Section 4.8  No Conflicts or Consents..............................    A-19
 Section 4.9  SEC Reports and Financial Statements..................    A-20
 Section 4.10 Information in Disclosure Documents and Registration
               Statement............................................    A-20
 Section 4.11 Litigation............................................    A-21
 Section 4.12 No Material Adverse Change............................    A-21
 Section 4.13 Taxes.................................................    A-21
 Section 4.14 Vote Required.........................................    A-22
 Section 4.15 Opinion of Financial Advisor..........................    A-22
 Section 4.16 Change in Control Provisions..........................    A-22
 Section 4.17 Undisclosed Material Liabilities......................    A-22
 Section 4.18 Employee Benefit Plans................................    A-22
 Section 4.19 Licenses and Registration.............................    A-23
 Section 4.20 Compliance with Laws..................................    A-23
 Section 4.21 Environmental Matters.................................    A-24
 Section 4.22 State Takeover Statutes...............................    A-24
 Section 4.23 Labor Matters.........................................    A-24
 Section 4.24 General...............................................    A-25

                                     ARTICLE V
                                     Covenants

 Section 5.1  Conduct of Business of the Delaware Company...........    A-25
 Section 5.2  Conduct of Business of the Texas Company..............    A-27
 Section 5.3  Commercially Reasonable Best Efforts..................    A-29
 Section 5.4  Letter of the Delaware Company's Accountants..........    A-30
 Section 5.5  Letter of the Texas Company's Accountants.............    A-31
 Section 5.6  Access to Information.................................    A-31
 Section 5.7  Stock Exchange Listing................................    A-31
 Section 5.8  Employee Benefit Plans................................    A-31
 Section 5.9  Insurance and Indemnity...............................    A-34
 Section 5.10 Fees and Expenses.....................................    A-34
 Section 5.11 Brokers or Finders....................................    A-35
 Section 5.12 No Solicitation.......................................    A-35
 Section 5.13 Texas Company and Delaware Company Shareholder
               Meetings.............................................    A-37
 Section 5.14 Rule 145..............................................    A-39
 Section 5.15 Board Membership and Officers.........................    A-39
 Section 5.16 Takeover Statute......................................    A-39
 Section 5.17 Tax Matters...........................................    A-40
 Section 5.18 Notification of Certain Matters.......................    A-40
 Section 5.19 Transition Planning...................................    A-40

                                                                      Page (s)
                                                                      --------
                                    ARTICLE VI
                                    Conditions

 Section 6.1  Conditions to Each Party's Obligation To Effect the
               Merger...............................................    A-40
 Section 6.2  Conditions of Obligations of the Delaware Company.....    A-41
 Section 6.3  Conditions of Obligations of the Texas Company........    A-41

                                    ARTICLE VII
                                    Termination

 Section 7.1  Termination...........................................    A-42
 Section 7.2  Effect of Termination.................................    A-43
 Section 7.3  Terms of Payment......................................    A-44
 Section 7.4  Termination for Costs and Expenses....................    A-44

                                   ARTICLE VIII
                                   Miscellaneous

 Section 8.1  Survival of Representations, Warranties and
               Agreements...........................................    A-44
 Section 8.2  Amendment.............................................    A-45
 Section 8.3  Extension; Waiver.....................................    A-45
 Section 8.4  Notices...............................................    A-45
 Section 8.5  Interpretation........................................    A-45
 Section 8.6  Counterparts..........................................    A-46
 Section 8.7  Entire Agreement; No Third Party Beneficiaries........    A-46
 Section 8.8  GOVERNING LAW.........................................    A-46
 Section 8.9  Specific Performance..................................    A-46
 Section 8.10 Publicity.............................................    A-46
 Section 8.11 Assignment............................................    A-46
 Section 8.12 Validity..............................................    A-46
 Section 8.13 Taxes.................................................    A-46

                           SCHEDULE OF DEFINED TERMS

Defined Term                                                                Page
------------                                                                ----
162(m) Bonus Plan.......................................................... A-33
Aggregate Elected Cash Share Number........................................ A-7
Agreement.................................................................. A-1
Alternative Transaction.................................................... A-36
business day............................................................... A-1
Cash Share Election........................................................ A-7
Closing.................................................................... A-1
COBRA...................................................................... A-14
Code....................................................................... A-1
Common Stock Trust......................................................... A-5
Confidentiality Agreement.................................................. A-31
Contracts.................................................................. A-11
Current Employees.......................................................... A-34
Debentures................................................................. A-10
Delaware Company Common Stock.............................................. A-2
Delaware Company Per Share Stock Amount.................................... A-2
Delaware Company........................................................... A-1
Delaware Company Stock Certificate......................................... A-3
Delaware Company Stock Certificates........................................ A-3
Delaware Company Excluded Shares........................................... A-3
Delaware Company Superior Proposal......................................... A-38
Delaware Company Option Plans.............................................. A-10
Delaware Company Plan...................................................... A-15
Delaware Company Junior Indenture.......................................... A-12
Delaware Company ERISA Affiliate........................................... A-14
Delaware Company Returns................................................... A-13
Delaware Company SEC Documents............................................. A-11
Delaware Company Qualified Plans........................................... A-33
Delaware Company Stockholders' Meeting..................................... A-38
Delaware Company Determination Notice...................................... A-38
Delaware Company Disclosure Schedule....................................... A-18
Delaware Company Proxy Statement........................................... A-12
Delaware Company Contracts................................................. A-11
Delaware Company Options................................................... A-10
Delaware Company Warrants.................................................. A-10
Delaware Company Acquisition Agreement..................................... A-38
Delaware Company Balance Sheet............................................. A-13
Delaware Company Environmental Permits..................................... A-16
Delaware Company Material Permits.......................................... A-16
Delaware Company Subsequent Determination.................................. A-38
Delaware Company Multiemployer Plan........................................ A-15
Delaware Company Subsidiary................................................ A-10
Delaware Designees......................................................... A-39
DGCL....................................................................... A-1
Directors Option Plan...................................................... A-32
Effective Time............................................................. A-1
Elected Cash Share......................................................... A-7

Defined Term                                                                Page
------------                                                                ----
Election Deadline.......................................................... A-7
Election Form Record Date.................................................. A-6
Election Form.............................................................. A-6
Employee Benefit Plans..................................................... A-33
Employee Stock Purchase Plan............................................... A-33
Environmental Law.......................................................... A-16
Equity Rights.............................................................. A-10
ERISA...................................................................... A-14
Excess Shares.............................................................. A-5
Exchange Act............................................................... A-11
Exchange Agent............................................................. A-4
Exchange Fund.............................................................. A-4
Executive Committee........................................................ A-39
GAAP....................................................................... A-11
Governmental Entity........................................................ A-11
Group...................................................................... A-13
Hazardous Materials........................................................ A-16
Hazardous Materials Contamination.......................................... A-16
HSR Act.................................................................... A-11
Investor Designees......................................................... A-39
Investor Rights Agreement.................................................. A-14
Joint Designee............................................................. A-39
Law........................................................................ A-11
Liens...................................................................... A-10
Mailing Date............................................................... A-6
material................................................................... A-17
material adverse effect.................................................... A-17
Material Delaware Company Contracts........................................ A-27
Material Texas Company Contracts........................................... A-29
Merger..................................................................... A-1
Merger Consideration....................................................... A-4
New Financing.............................................................. A-29
New Investor............................................................... A-41
NYSE....................................................................... A-5
Option Payment Amount...................................................... A-8
Option Share Reduction Amount.............................................. A-8
Option Waivers............................................................. A-32
Parties.................................................................... A-1
Party...................................................................... A-1
Payment Fund............................................................... A-8
PBGC....................................................................... A-13
Per Share Cash Amount...................................................... A-6
Person..................................................................... A-3
Pre-Surrender Dividends.................................................... A-4
Preferred Stock Agreement.................................................. A-19
Proration Factor........................................................... A-7
Release.................................................................... A-17
Requisite Delaware Holder Approvals........................................ A-14
Requisite Texas Holder Approvals........................................... A-22
Returns.................................................................... A-13

Defined Term                                                                Page
------------                                                                ----
S-4........................................................................ A-12
SAS........................................................................ A-31
SEC........................................................................ A-11
Securities Act............................................................. A-11
Stock Performance Plan..................................................... A-33
Subsidiary................................................................. A-3
Surviving Corporation...................................................... A-1
Surviving Corporation Common Stock......................................... A-3
Taxes...................................................................... A-13
TBCA....................................................................... A-1
Termination Date........................................................... A-42
Termination Fee............................................................ A-43
Texas Company Returns...................................................... A-21
Texas Company Subsidiary................................................... A-19
Texas Company Option Plans................................................. A-19
Texas Company ERISA Affiliate.............................................. A-22
Texas Company SEC Documents................................................ A-20
Texas Company Proxy Statement.............................................. A-20
Texas Company Balance Sheet................................................ A-21
Texas Company Contracts.................................................... A-20
Texas Company Multiemployer Plan........................................... A-23
Texas Company Acquisition Agreement........................................ A-37
Texas Company Subsequent Determination..................................... A-37
Texas Company Determination Notice......................................... A-37
Texas Company Superior Proposal............................................ A-37
Texas Company Disclosure Schedule.......................................... A-25
Texas Company Environmental Permits........................................ A-24
Texas Company Plan......................................................... A-23
Texas Company Stock Certificate............................................ A-6
Texas Company Material Permits............................................. A-23
Texas Company Options...................................................... A-19
Texas Company Shareholders' Meeting........................................ A-37
Texas Company Eligible Share............................................... A-3
Texas Company Common Stock................................................. A-2
Texas Company.............................................................. A-1
Texas Company Preferred Stock.............................................. A-41
Texas Designees............................................................ A-39
Third Party................................................................ A-36
Total Eligible Options..................................................... A-34
Total Eligible Share Number................................................ A-8

                          AGREEMENT AND PLAN OF MERGER

   This AGREEMENT AND PLAN OF MERGER, dated as of November 2, 1999 (this "Agreement"), is by and between Group Maintenance America Corp., a Texas corporation (the "Texas Company"), and Building One Services Corporation, a Delaware corporation (the "Delaware Company"). As used in this Agreement, the term "Party" shall refer to the Texas Company or the Delaware Company, individually, and the term "Parties" shall refer to the Texas Company and the Delaware Company, collectively.

   WHEREAS, the respective Boards of Directors of the Texas Company and the Delaware Company have determined that the combination of the Delaware Company and the Texas Company in a "merger of equals" transaction would be advisable and beneficial to their respective corporations and equity holders, and that such transaction is consistent with and in furtherance of such entities' respective long-term business strategies; and

   WHEREAS, for federal income tax purposes, the Merger (as hereinafter defined) and the exchange of the debentures issued pursuant to the Delaware Company Junior Indenture (as hereinafter defined) for Texas Company Preferred Stock (as hereinafter defined) pursuant to the Preferred Stock Agreement (as hereinafter defined) are intended to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, each of the Parties agrees as follows:

                                   ARTICLE I

                                   The Merger

   Section 1.1 The Merger. At the Effective Time (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement and the General Corporation Law of the State of Delaware (the "DGCL") and the Texas Business Corporation Act (the "TBCA"), the Delaware Company shall be merged with and into the Texas Company and the separate corporate existence of the Delaware Company shall thereupon cease, with the Texas Company being the surviving corporation (the "Surviving Corporation") of the merger (the "Merger") and continuing its existence under the laws of the State of Texas. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI hereof and the consummation of the Closing referred to in
Section 1.2 hereof, the Delaware Company and the Texas Company shall cause to be filed (i) with the Secretary of State of the State of Delaware a properly executed certificate of merger consistent with the terms of this Agreement and the DGCL, and (ii) with the Secretary of State of the State of Texas properly executed articles of merger consistent with the terms of this Agreement and the TBCA. The Merger shall become effective at such time as the articles of merger are duly filed with the Secretary of State of the State of Texas and the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as the Parties shall agree and specify in the certificate of merger and articles of merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

   Section 1.2 Closing. Unless this Agreement is terminated and the transactions contemplated herein abandoned pursuant to Section 7.1, and assuming the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") shall take place (i) no sooner than the first business day after December 31, 1999, and no later than second business day thereafter following the satisfaction or waiver of the conditions set forth in Article VI (other than the conditions to be satisfied or waived at the Closing), at the offices of Bracewell & Patterson, L.L.P., 2900 South Tower, Pennzoil Place, Houston, Texas, or (ii) on such other date or at such other place as agreed to in writing by the Parties. For purposes of this Agreement, the term "business day" shall mean any calendar day other than Saturday, Sunday or any day that nationally chartered financial institutions are legally required to close in either Houston, Texas, or New York, New York.

   Section 1.3 Effects of the Merger. At the Effective Time, the Merger will have the effects set forth in the DGCL and the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Delaware Company and the Texas Company shall continue with, or vest in, as the case may be, the Surviving Corporation, and all debts, liabilities and duties of the Delaware Company and the Texas Company shall continue with, or become, as the case may be, the debts, liabilities and duties of the Surviving Corporation. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Delaware Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Delaware Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

   Section 1.4 Articles of Incorporation and Bylaws. The articles of incorporation of the Texas Company shall be amended and restated in the Merger to read in their entirety as set forth on Exhibit 1.4(a) hereof, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation following the Effective Time, until duly amended in accordance with the TBCA. The bylaws of the Texas Company shall be the bylaws of the Surviving Corporation after the Effective Time, until duly amended in accordance with the TBCA.

   Section 1.5 Directors. The directors of the Surviving Corporation at the Effective Time shall be determined in accordance with Section 5.15, and such directors shall hold office from the Effective Time in accordance with the articles of incorporation and bylaws of the Surviving Corporation until his or her successor is duly elected or appointed and qualified.

   Section 1.6 Officers. The officers of the Surviving Corporation at the Effective Time shall be determined in accordance with Section 5.15, and such officers shall hold office from the Effective Time in accordance with the articles of incorporation and bylaws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

                                   ARTICLE II

                            Conversion of Securities

   Section 2.1 Conversion of Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Delaware Company or the Texas Company:

     (i) Subject to Sections 2.2(d) and 2.3(e), each share of common stock, par value $.001 per share, of the Delaware Company (the "Delaware Company Common Stock") that is issued and outstanding immediately prior to the Effective Time, other than Delaware Company Excluded Shares (as hereinafter defined), shall be converted into the right to receive 1.25 fully paid, validly issued and nonassessable shares of Surviving Corporation Common Stock (as hereinafter defined) (the "Delaware Company Per Share Stock Amount").

     (ii) Each share of common stock, par value $.001 per share, of the Texas Company (the "Texas Company Common Stock") that is issued and outstanding immediately prior to the Effective Time, other than Texas Company Eligible Shares (as hereinafter defined), shall remain issued and outstanding.

     (iii) Each share of Texas Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

     (iv) Each share of Texas Company Common Stock that is issued and outstanding immediately prior to the Effective Time and which under the terms of Sections 2.4, 2.5 and 2.6 is to be converted into the right to receive cash (a "Texas Company Eligible Share") shall, without any action by the holder thereof, be converted into the right to receive the Per Share Cash Amount (as hereinafter defined).

   Section 2.2 Effect of Merger on Delaware Common Stock. (a) Each share of Delaware Company Common Stock so converted pursuant to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding and shall be canceled and shall cease to exist, and each holder of a certificate which, prior to the Effective Time, evidenced any such share (individually, a "Delaware Company Stock Certificate" and collectively, the "Delaware Company Stock Certificates") shall thereafter cease to have any rights with respect to such certificates or the shares formerly represented thereby, except, upon the surrender of the Delaware Company Stock Certificate in accordance with Section 2.3, the right to receive from the Surviving Corporation (i) the number of whole shares of common stock, $.001 par value per share, of the Surviving Corporation (the "Surviving Corporation Common Stock") equal to the product of (A) the Delaware Company Per Share Stock Amount, multiplied by (B) the number of shares of Delaware Company Common Stock formerly evidenced by such Delaware Company Stock Certificate, (ii) the amount of cash payable pursuant to Section 2.3(e) in lieu of any fractional shares issuable pursuant to Section 2.1(i), and (iii) the amount of any Pre-Surrender Dividends payable pursuant to Section 2.3(c).

   (b) At the Effective Time, all shares of capital stock of the Delaware Company that are owned by the Delaware Company or the Texas Company or any of their respective wholly owned Subsidiaries (as hereinafter defined) (collectively, "Delaware Company Excluded Shares"), shall be canceled and will cease to exist and no capital stock or other consideration will be delivered in exchange therefor. As used in this Agreement, "Subsidiary" means, with respect to any specified corporation, partnership, individual, association, organization or other entity or group ("Person"), any corporation or other entity or organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interest in such partnership), or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. References to a wholly owned Subsidiary of an entity include a Subsidiary, all of the common equity of which is owned directly or through "wholly owned" Subsidiaries by such entity.

   (c) The stock transfer books of the Delaware Company shall be closed at the Effective Time and no transfer of any Delaware Company Common Stock will thereafter be recorded on any of such stock transfer books. In the event of a transfer of ownership of Delaware Company Common Stock that is not registered in the transfer records of the Delaware Company at the Effective Time, a certificate or certificates representing the number of whole shares of Surviving Corporation Common Stock issuable in respect of such shares of Delaware Company Common Stock shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section 2.3(e) hereof, and a cash payment in the amount of Pre-Surrender Dividends, if any, in accordance with Section 2.3(c) hereof, if the Delaware Company Stock Certificate therefor is presented to the Exchange Agent (as hereinafter defined), accompanied by all documents required to evidence and effect such transfer, together with evidence that any applicable stock transfer taxes have been paid and the payment of any required transfer taxes. Until surrendered as contemplated by Section 2.3, each Delaware Company Stock Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the relevant Merger Consideration (as hereinafter defined) and the other amounts, if any, payable to such holder pursuant to this
Article II.

   (d) In the event that between the date of this Agreement and the Effective Time the outstanding shares of Delaware Company Common Stock or Texas Company Common Stock (except pursuant to this Agreement and only upon the consent of each of the Parties) are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Delaware Company Per Share Stock Amount and the amount of cash payable in respect of fractional shares pursuant to Section 2.3(e) or payable pursuant to Section 2.3(c) will be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

   Section 2.3 Exchange of Delaware Company Stock Certificates.

   (a) Subject to the terms and conditions hereof, the Texas Company and the Delaware Company shall jointly appoint ChaseMellon Shareholder Services, L.L.C., as exchange agent to effect the exchange of the Delaware Company Common Stock for the Surviving Corporation Common Stock in accordance with the provisions of this Article II (the "Exchange Agent"). After the Effective Time, the Surviving Corporation will irrevocably deposit, or will cause to be so deposited, with the Exchange Agent for the benefit of the holders of Delaware Company Stock Certificates (other than holders of those Delaware Company Stock Certificates representing Delaware Company Excluded Shares), the certificates evidencing the shares of the Surviving Corporation Common Stock payable or issuable pursuant to Section 2.1 upon the due surrender of Delaware Company Stock Certificates (such certificates evidencing shares of the Surviving Corporation Common Stock, together with any cash or other dividends or distributions declared or made, and any other cash or other property paid, with respect thereto, being hereinafter collectively referred to as the "Exchange Fund"). The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in this Article II. Subject to Sections 2.3(e), (f), (g) and (h), the Exchange Agent will deliver to holders of Delaware Company Stock Certificates (other than those representing Delaware Company Excluded Shares) in accordance with
Section 2.3(b) the Merger Consideration and any other amounts payable to such holders pursuant to this Article II. The Exchange Fund will not be used for any other purpose. All interest, dividends or other income earned on cash deposits in the Exchange Fund shall be for the account of the Surviving Corporation.

   (b) Immediately after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of shares of Delaware Company Common Stock that were converted pursuant to Section 2.1 (i) a letter of transmittal (which will be in such form and have such provisions as the Delaware Company and the Texas Company may reasonably specify prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Delaware Company Stock Certificate in exchange for certificates representing shares of Surviving Corporation Common Stock. Upon surrender of a Delaware Company Stock Certificate for cancellation to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Delaware Company Stock Certificate will be entitled, after the Effective Time, to receive in exchange therefor (y) a certificate representing that number of whole shares of Surviving Corporation Common Stock, pursuant to the provisions of this Article II, and (z) cash in lieu of fractional shares of Surviving Corporation Common Stock to which such holder is entitled pursuant to
Section 2.3(e) (the shares of Surviving Corporation Common Stock and cash described in clauses (y) and (z) above being collectively referred to herein as the "Merger Consideration") and any other amounts, if any, payable to such holder pursuant to this Article II, and the Delaware Company Stock Certificate so surrendered will forthwith be canceled.

   (c) No dividends or other distributions declared or made, or any other cash or other property paid, after the Effective Time with respect to shares of Surviving Corporation Common Stock with a record date after the Effective Time (such dividends or distributions being referred to collectively herein as the "Pre-Surrender Dividends") will be paid to the holder of any unsurrendered Delaware Company Stock Certificate with respect to the shares of Surviving Corporation Common Stock that such holder is entitled to receive upon the surrender thereof in accordance with this Section 2.3. Subject to the effect of applicable laws, following surrender of any such Delaware Company Stock Certificate, there will be paid to the record holder of the certificates representing whole shares of Surviving Corporation Common Stock issued in exchange therefor, without interest, (i) the amount of the Pre-Surrender Dividends theretofore paid or issued with respect to such whole shares of Surviving Corporation Common Stock, and (ii) at the appropriate payment date, the amount of

Pre-Surrender Dividends with a payment date subsequent to surrender payable with respect to such whole shares of Surviving Corporation Common Stock.

   (d) The Merger Consideration paid or delivered as provided above, together with any Pre-Surrender Dividends, will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Delaware Company Common Stock and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Delaware Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Delaware Company Stock Certificates are presented to the Surviving Corporation for any reason, they will be canceled and exchanged as provided in this Article II.

   (e) No fractional shares of and no certificate or scrip representing fractional shares of Surviving Corporation Common Stock will be issued upon the surrender for exchange of Delaware Company Stock Certificates. In lieu of the issuance of any fractional shares of Surviving Corporation Common Stock pursuant to Section 2.1(i), as promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of whole shares of Surviving Corporation Common Stock delivered to the Exchange Agent by the Surviving Corporation pursuant to this Article II over (ii) the aggregate number of whole shares of the Surviving Corporation Common Stock to be issued to holders of Delaware Company Stock Certificates pursuant to this Article II (such excess being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of Delaware Company Stock Certificates, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange ("NYSE"), all in the manner provided in this Section.

   The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Delaware Company Stock Certificates, the Exchange Agent will hold such proceeds in trust for the holders of Delaware Company Stock Certificates entitled to receive shares of Surviving Corporation Common Stock under this Article II (the "Common Stock Trust"). The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Stock Trust to which each holder of a Delaware Company Stock Certificate entitled to receive Surviving Corporation Common Stock under this Article II shall be entitled, if any, by multiplying the amount of the aggregate net proceeds compromising the Common Stock Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of a Delaware Company Stock Certificate would otherwise be entitled (after taking into account all Delaware Company Stock Certificates then held by such holder) and the denominator of which is the aggregate amount of fractional share interest to which all holders of Delaware Company Stock Certificates would otherwise be entitled.

   Notwithstanding the previous provisions of this Section 2.3(e), if the Parties shall so agree in writing prior to the Effective Time, then in lieu of the sale of Excess Shares and the making of the payments contemplated above, each holder of a Delaware Company Stock Certificate shall be paid an amount in cash equal to the product obtained by multiplying the fractional share interest to which such holder (after taking into account all Delaware Company Stock Certificates then held by such holder) would otherwise be entitled by the closing price for a share of Texas Company Common Stock on the NYSE Composite Transactions tape on the first business day immediately preceding the Effective Time, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this sentence.

   As soon as practicable after the determination of the amounts of cash, if any, to be paid to holders of Delaware Company Stock Certificates in lieu of any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Delaware Company Stock Certificates, subject to and in accordance with this Article II.

   (f) The Surviving Corporation shall not be liable to any holder of shares of Delaware Company Common Stock for any shares of Surviving Corporation Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   (g) Any portion of the Exchange Fund or the Common Stock Trust that remains undistributed to the holders of Delaware Company Stock Certificates for one year after the Effective Time will be delivered to the Surviving Corporation, upon demand, and any holders of Delaware Company Stock Certificates who have not theretofore complied with this Article II will thereafter look only to the Surviving Corporation for the Merger Consideration and any unpaid Pre-Surrender Dividends to which they are entitled pursuant to this Article II.

   (h) The Surviving Corporation or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Delaware Company Stock Certificates such amounts as the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Delaware Company Stock Certificates in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent. Notwithstanding the foregoing, no amount shall be withheld from any payment made hereunder to a holder of Delaware Company Stock Certificates who provides the Exchange Agent with a properly completed Internal Revenue Service Form W-9 or Substitute Form W-9, or who otherwise provides the Exchange Agent with appropriate evidence that such Person is exempt from federal income tax back-up withholding.

   Section 2.4 Texas Company Eligible Shares. (a) Each holder of a certificate which prior to the Effective Time evidenced any Texas Company Eligible Share (a "Texas Company Stock Certificate") shall thereafter cease to have any rights with respect to such certificate or the shares formerly represented thereby, except, upon the surrender of the Texas Company Stock Certificate in accordance with Section 2.5, the right to receive from the Surviving Corporation an amount equal to the product of (i) $13.50 (the "Per Share Cash Amount") multiplied by (ii) the number of Texas Company Eligible Shares formerly evidenced by such Texas Company Stock Certificate.

   (b) In the event that between the date of this Agreement and the Effective Time the outstanding shares of Texas Company Common Stock (except pursuant to the this Agreement and only upon the consent of each of the Parties) are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Per Share Cash Amount and the Total Eligible Share Number will be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

   Section 2.5 Manner of Conversion of Texas Company Eligible Shares into Cash; Limitations Thereon.

   (a) Election Procedures. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates formerly evidencing shares of Texas Company Eligible Shares shall pass, only upon proper delivery of such certificates to the Exchange Agent, in such form as the Texas Company shall designate ("Election Form")) shall be mailed at least thirty days prior to the anticipated Effective Time or on such other date as the Texas Company shall determine ("Mailing Date") to each holder of record of shares of Texas Company Common Stock on the business day which is not more than five days prior to the Mailing Date ("Election Form Record Date"). Each

Election Form shall permit a holder of shares of Texas Company Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to make an unconditional election ("Cash Share Election"), subject to the allocation procedures set forth below, with respect to such holder's (or beneficial owner's) shares of Texas Company Common Stock, to have up to 50% of such shares become Texas Company Eligible Shares (each, an "Elected Cash Share").

   No shares of Texas Company Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m., Houston, Texas time, on or before the business day which is three business days prior to the Effective Time (or such other time and date as Texas Company designates) (the "Election Deadline") shall be deemed to be an Elected Cash Share and each such holder (or beneficial owner, as the case may be) shall be deemed not to have made a Cash Share Election with respect to such share. Any shares of Texas Company Common Stock with respect to which the holder thereof (or the beneficial owner, as the case may be) has indicated in an effective, properly completed Election Form submitted to the Exchange Agent on or before the Election Deadline an election to have such shares become an Elected Cash Share but which cannot become an Elected Cash Share because of the 50% limitation set forth above shall also not be deemed to be an Elected Cash Share and such holder (or beneficial owner, as the case may be) shall be deemed not to have made a Cash Share Election with respect to such shares.

   The Texas Company shall use its commercially reasonable efforts to make available one or more Election Forms as may be reasonably requested by any Person who becomes a holder (or beneficial owner) of shares of Texas Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

   Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form on or prior to the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Texas Company Stock Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all Elected Cash Shares held by the holder or beneficial owner of such shares, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form at any time prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline and no subsequent Election Form is delivered to the Exchange Agent prior to the Election Deadline, the Elected Cash Shares represented by such Election Form shall not be deemed to be Elected Cash Shares and the holder (or beneficial owner) thereof shall not be deemed to have made a Cash Share Election with respect thereto. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither the Texas Company nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

   (b) As soon as practicable after the Election Deadline, and in any event prior to the Effective Time, the Texas Company shall cause the Exchange Agent to effect the allocation among the holders (or beneficial owners) of Elected Cash Shares those shares which shall become Texas Company Eligible Shares as of the Effective Time as follows:

     (i) Elected Cash Shares More Than Total Eligible Share Number. If the aggregate number of Elected Cash Shares reflected in Election Forms properly completed and timely delivered to the Exchange Agent and not revoked (the "Aggregate Elected Cash Share Number"), as determined by the Exchange Agent, is more than the Total Eligible Share Number (as hereinafter defined), then:

       (1) A proration factor (the "Proration Factor") shall be determined by the Exchange Agent and shall be a fraction, (1) the numerator of which is the Total Eligible Share Number and (2) the denominator of which is the Aggregate Elected Cash Share Number;

       (2) The number of Elected Cash Shares covered by each Cash Share Election which shall become Texas Company Eligible Shares as of the Effective Time shall be determined by the Exchange Agent by multiplying the Proration Factor by the total number of Elected Cash Shares covered by such Cash Share Election and rounding any fractional share to the nearest whole share (with .5 of a share or less rounded down); and

       (3) All Elected Cash Shares other than those which become Texas Company Eligible Shares in accordance with Clause (2) above shall not become Texas Company Eligible Shares and no other outstanding shares of Texas Company Common Stock shall become Texas Company Eligible Shares; or

     (ii) Elected Cash Shares Equal to or Less Than Total Eligible Share Number. If the Aggregate Elected Cash Share Number is equal to or less than the Total Eligible Share Number (as determined by the Exchange Agent), then each Elected Cash Share shall become a Texas Company Eligible Share as of the Effective Time and no other outstanding shares of Texas Company Common Stock shall become Texas Company Eligible Shares.

   (c) For purposes of this Agreement, the term "Total Eligible Share Number" means the number determined as follows:

     (i) First, determine the total dollar amount paid by the Texas Company with respect to options pursuant to Section 5.8(c) (the "Option Payment Amount");

     (ii) Second, divide the Option Payment Amount by 13.50 (the result being referred to as the "Option Share Reduction Amount"); and

     (iii) Third, subtract the Option Share Reduction Amount from 11,111,111, and round the result downward to the nearest whole number.

Notwithstanding anything in this Agreement to the contrary, the maximum number of Texas Company Eligible Shares shall be the Total Eligible Share Number (i) plus any additional shares of Texas Company Common Stock that become Texas Company Eligible Shares as a result of rounding to the nearest whole share and
(ii) minus any shares of Texas Company Common Stock that do not become Texas Company Eligible Shares, in either case as a result of rounding to the nearest whole share pursuant to Section 2.5(b).

   Section 2.6 Surrender of Texas Company Stock Certificates and Payment.

   (a) Upon the latest to occur of the Effective Time and the completion of the allocation procedures set forth in Section 2.5, the Surviving Corporation will deposit, or will cause to be so deposited, with the Exchange Agent for the benefit of the holders (or beneficial owners) of Texas Company Eligible Shares, the cash amount owed with respect to the Texas Company Eligible Shares as determined by the Escrow Agent and agreed to by the Texas Company and the Delaware Company (the "Payment Fund"). Subject to Sections 2.5, the Exchange Agent will deliver the Per Share Cash Amount with respect to each of the Texas Company Eligible Shares in accordance with this Section 2.6. All interest, dividends or other income earned on cash deposits in the Payment Fund shall be for the account of the Surviving Corporation.

   (b) Upon surrender of a Texas Company Stock Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with a properly completed and duly executed Election Form, the holder of such Texas Company Stock Certificate will be entitled, after the Effective Time, to receive (x) any cash payable in respect of the Texas Company Eligible Shares formerly represented by any such Texas Company Stock Certificate and (y) a certificate or certificates representing that number of shares of Surviving Corporation Common Stock , if any, represented by such Texas Company Stock Certificate which are not Texas Company Eligible Shares, and the Texas Company Stock Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Texas Company Common Stock that is not registered in the transfer records of the Texas Company, any cash and the certificates representing the proper number of shares of Surviving Corporation Common Stock may be paid or delivered to a transferee if the relevant Texas Company Stock Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, together with evidence that any applicable stock transfer taxes have been paid and the payment of any required transfer taxes.

   (c) From and after the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Texas Company Eligible Shares which were outstanding immediately prior to the Effective Time.

   (d) The Surviving Corporation will not be liable to any holder (or beneficial owner) of Texas Company Eligible Shares for any shares of Surviving Corporation Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   (e) Any portion of the Payment Fund that remains undistributed to the former holders (or beneficial owners) of Texas Company Eligible Shares for one month after the Effective Time will be delivered to the Surviving Corporation, upon demand, and any holders (or beneficial owners) of Texas Company Stock Certificates who have not theretofore complied with this Article II will thereafter look only to the Surviving Corporation, as unsecured creditors, for the cash and certificates, if any, to which they are entitled pursuant to this
Article II.

   (f) The Surviving Corporation or the Exchange Agent will be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any holder (or beneficial owner) of Texas Company Eligible Shares such amounts as the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder (or beneficial owner) of the Texas Company Eligible Shares in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent. Notwithstanding the foregoing, no amount shall be withheld from any payment made hereunder to a holder (or beneficial owner) of Texas Company Eligible Shares who provides the Exchange Agent with a properly completed Internal Revenue Service Form W-9 or Substitute Form W-9, or who otherwise provides the Exchange Agent with appropriate evidence that such Person is exempt from federal income tax back-up withholding.

                                  ARTICLE III

             Representations and Warranties of the Delaware Company

   The Delaware Company represents and warrants to the Texas Company that, except as expressly described or permitted in this Agreement or as disclosed to the Texas Company in the Delaware Company Disclosure Schedule (as hereinafter defined):

   Section 3.1 Due Incorporation, Etc. Each of the Delaware Company and each Delaware Company Subsidiary (as hereinafter defined) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect (as hereinafter defined) on the Delaware Company and its Subsidiaries, taken as a whole.

   Section 3.2 Qualification as Foreign Entities. Each of the Delaware Company and each Delaware Company Subsidiary is duly licensed or qualified to do business and, if applicable, is in good standing, in each state or other jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the Delaware Company.

   Section 3.3 Capital Stock. The authorized capital stock of the Delaware Company consists solely of 250,000,000 shares of Delaware Company Common Stock and 11,000,000 shares of preferred stock, par value $.001 per share. As of the date hereof, 26,098,806 shares of Delaware Company Common Stock are outstanding, no shares of preferred stock of the Delaware Company are outstanding, 4,290,102 shares of Delaware Company Common Stock are reserved for issuance pursuant to the exercise of the Delaware Company Options (as hereinafter defined), 4,613,556 shares of the Delaware Company Common Stock are reserved for issuance to the holders of the 7 1/2% Convertible Subordinated Pay in Kind Debentures Due 2012 issued by the Delaware Company (the "Debentures"), and 3,250,000 shares of Delaware Company Common Stock are reserved for issuance pursuant to the exercise of the Warrants originally issued by the Delaware Company to Friedman Billings & Ramsey & Co. Inc. and Jonathan J. Ledecky pursuant to the Warrant Agreements dated November 25, 1997 (the "Delaware Company Warrants"). All of the Delaware Company's issued and outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.3 of the Delaware Company Disclosure Schedule and as described in this Section 3.3, the Delaware Company does not have any outstanding convertible or exchangeable securities, subscriptions, calls, options, warrants, rights contractual or arising by operation of law (including, without limitation, rights of first refusal and preemptive rights), or other agreements or commitments of any character relating to the issuance, purchase, other acquisition or voting of any shares of the capital stock of, or other equity or ownership interest in (collectively, "Equity Rights") the Delaware Company. A true and correct list of the outstanding options of the Delaware Company (the "Delaware Company Options") granted pursuant to the plans of the Delaware Company set forth in
Section 3.3 of Delaware Company Disclosure Schedule or otherwise (the plans described in Section 3.3 of the Delaware Company Disclosure Schedule being referred to collectively herein as the "Delaware Company Option Plans") and the purchase prices of the shares of Delaware Company Common Stock issuable upon the exercise of each Delaware Company Warrant and each Delaware Company Option has been delivered by the Delaware Company to the Texas Company prior to the date of this Agreement.

   Section 3.4 Capitalization of the Delaware Company Subsidiaries. Set forth on Schedule 3.4 of the Delaware Company Disclosure Schedule is a true and correct list of all of the direct and indirect Subsidiaries of the Delaware Company and the issued and outstanding capital stock of such Subsidiaries as of the date of this Agreement. All issued and outstanding shares of capital stock of each of the Subsidiaries of the Delaware Company (a "Delaware Company Subsidiary") are duly authorized, validly issued, fully paid and nonassessable.

   Section 3.5 Ownership of Equity Interests. Except as otherwise set forth in
Section 3.5 of the Delaware Company Disclosure Schedule, the Delaware Company or one or more of its wholly-owned Subsidiaries owns, of record and beneficially, all of the issued and outstanding capital stock or other equity interests of each of the Delaware Company Subsidiaries and all outstanding Equity Rights with respect to each Delaware Company Subsidiary, free and clear (except as otherwise contemplated in the Credit Agreement dated April 30, 1999, among the Delaware Company, various lending institutions, Goldman Sachs Credit Partners LP, as documentation agent, and others) of all material liens, security interests, charges, adverse claims, options, preferential rights of purchase, restrictions or legends of any kind (collectively, "Liens"). Except as described above or as set forth in Section 3.5 of the Delaware Company Disclosure Schedule, neither the Delaware Company nor any of the Delaware Company Subsidiaries owns or holds, directly or indirectly, any capital stock of, or other equity or other ownership interest in (or any securities, rights or other interests exchangeable for, convertible into or which otherwise relate to the acquisition of any capital stock of) any Person or is a partner or joint venturer in any partnership or joint venture material to the Delaware Company.

   Section 3.6 Corporate Power and Authority. The Delaware Company has the requisite corporate power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, subject, in the case of this Agreement, to obtaining the Requisite Delaware Holder Approvals (as hereinafter defined). The execution and delivery of this Agreement by the Delaware Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the

Delaware Company, subject, to obtaining the Requisite Delaware Holder Approvals. This Agreement has been duly and validly executed and delivered by the Delaware Company and constitutes the valid and binding agreement of the Delaware Company, enforceable against the Delaware Company in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights and except as limited by equitable principles.

   Section 3.7 No Conflicts or Consents. (a) Except as provided for in Article I and as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations thereunder (the "HSR Act"), the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder (the "Exchange Act"), and the Securities Act of 1933, as amended and the rules and regulations thereunder (the "Securities Act"), and state securities or "blue sky" Laws, no notices, reports or other filings are required to be made by the Delaware Company or any Delaware Company Subsidiary with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Delaware Company from, any domestic governmental or regulatory authority, agency, commission, court or other entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Delaware Company and the consummation by the Delaware Company of the transactions contemplated hereby, the failure to make or obtain any or all of which would have a material adverse effect on the Delaware Company, or would prevent, materially delay or materially burden the transactions contemplated in this Agreement.

   (b) The execution and delivery of this Agreement by the Delaware Company does not, and the consummation by the Delaware Company of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Delaware Company or the comparable governing instruments of any material Delaware Company Subsidiary, (ii) except with respect to the Investor Rights Agreement and as set forth on Schedule 3.7 of the Delaware Company Disclosure Schedule, a breach or violation of, a default under, the acceleration of or the creation of any Lien on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation not otherwise terminable on 90 days' or less notice ("Contracts") of the Delaware Company or any of its Subsidiaries (the "Delaware Company Contracts") or any change in the rights or obligations of any party under any of the Delaware Company Contracts, or (iii) a violation of any domestic law, rule, ordinance or regulation ("Law") or judgment, decree, order, award or governmental or non-governmental permit or license to which the Delaware Company or any of its Subsidiaries is subject, except in the case of clauses (ii) and (iii) above for such breaches, violations, defaults, accelerations, Liens or changes that, alone or in the aggregate, would not have a material adverse effect on the Delaware Company, or would not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

   Section 3.8 SEC Reports and Financial Statements. Since November 25, 1997, the Delaware Company has filed with the Securities and Exchange Commission (the "SEC") all forms, reports and documents required to be filed by it under the Exchange Act or the Securities Act (as they have been amended since the time of their filing, collectively, the "Delaware Company SEC Documents"). The Delaware Company SEC Documents, including without limitation, any financial statements or schedules included therein, at the time filed, and any forms, reports or other documents filed by the Delaware Company with the SEC after the date of this Agreement, (a) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied or will be prepared in compliance in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be. The financial statements of the Delaware Company included in the Delaware Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, to normal audit adjustments) and fairly present (subject, in the case of the unaudited statements, to normal audit adjustments) the consolidated financial position of the Delaware Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) required to be reflected, reserved against or otherwise disclosed in the financial statements of the Delaware Company included in the Delaware Company SEC Documents filed prior to the date of this Agreement have been properly reflected, reserved against or otherwise disclosed in such financial statements in accordance with the rules and regulations of the SEC and GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, to normal audit adjustments). Except as set forth in the financial statements of the Delaware Company included in the Delaware Company SEC Documents, the Delaware Company has not incurred any indebtedness (other than indebtedness with respect to the payment of interest paid in kind) pursuant to the Indenture dated April 30, 1999, by and between the Company and U. S. Trust Company related to the Delaware Company's 7 1/2% Convertible Junior Subordinated Debentures due 2012 (the "Delaware Company Junior Indenture"). Except as disclosed in Section 3.8 of the Delaware Company Disclosure Schedule, since June 30,1999 and prior to the date of this Agreement, no act, omission, occurrence, event, condition or circumstance has occurred or become known to the Delaware Company, and no transaction, commitment or agreement has been entered into by the Delaware Company or any of its Subsidiaries, that should have been disclosed in the Delaware Company SEC Documents.

   Section 3.9 Information in Disclosure Documents and Registration Statement.
(a) None of the information supplied or to be supplied by the Delaware Company from time to time in writing specifically for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by the Texas Company in connection with the issuance of shares of Surviving Corporation Common Stock in connection with the Merger (the "S-4") will, at the time it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (b) The proxy or information statement relating to the meeting of the Delaware Company's stockholders to be held to obtain the Requisite Delaware Holders Approvals (as it may be amended from time to time, the "Delaware Company Proxy Statement") will not, at the date mailed to the Delaware Company's stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Delaware Company Proxy Statement will, when filed with the SEC by the Delaware Company, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

   (c) Notwithstanding the foregoing, the Delaware Company makes no representation with respect to statements made in any of the foregoing documents based on information supplied by the Texas Company specifically for inclusion therein.

   Section 3.10 Litigation. Except as disclosed in the Delaware Company SEC Documents filed prior to the date of this Agreement, there is as of the date hereof no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Delaware Company, threatened, against the Delaware Company or any of its Subsidiaries which, individually or in the aggregate, would have a material adverse effect on the Delaware Company, or a material adverse effect on the ability of the Delaware Company to consummate the transactions contemplated by this Agreement. Except as disclosed in the Delaware Company SEC Documents filed prior to the date of this Agreement, neither the Delaware Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a material adverse effect on the Delaware Company, or a material adverse effect on the ability of the Delaware Company to consummate the transactions contemplated hereby.

   Section 3.11 No Material Adverse Change. Except as disclosed in the Delaware Company SEC Documents filed prior to the date of this Agreement, since June 30, 1999, the Delaware Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course and there has not been any material adverse change in the assets, business, results of operations or financial condition of the Delaware Company and its Subsidiaries, taken as a whole.

   Section 3.12 Taxes. (a) Except as set forth in the financial statements (including the notes thereto) included in the Delaware Company SEC Documents,
(i) all Returns material to the Delaware Company and its Subsidiaries, taken as a whole (the "Delaware Company Returns"), required to be filed with any taxing authority by, or with respect to, the Delaware Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws;
(ii) the Delaware Company and its Subsidiaries have timely paid all Taxes shown as due and payable on the Delaware Company Returns that have been so filed, and, as of the time of filing, the Delaware Company Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and the status of the Delaware Company and the Delaware Company Subsidiaries, other than Taxes that are being contested in good faith and for which adequate reserves are reflected on the Delaware Company's Consolidated Balance Sheet as of June 30, 1999 (the "Delaware Company Balance Sheet"); (iii) the Delaware Company and its Subsidiaries have made provision for all Taxes (material to the Delaware Company and its Subsidiaries, taken as a whole) payable by them for which no Delaware Company Return has yet been filed or for which no Delaware Company Returns are required to be filed; (iv) the charges, accruals and reserves for Taxes with respect to the Delaware Company and its Subsidiaries reflected on the Delaware Company Balance Sheet are adequate under GAAP (applied on a consistent basis during the periods involved) to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now pending against or with respect to the Delaware Company or any of its Subsidiaries, or, to the knowledge of the Delaware Company, proposed or threatened, in respect of any Tax where there is a reasonable possibility of an adverse determination material to the Delaware Company and its Subsidiaries, taken as a whole; (vi) there are no Liens on any of the assets of the Delaware Company or any of its Subsidiaries with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Delaware Company or one or more of its Subsidiaries is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established, and (vii) neither the Delaware Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Delaware Company was the common parent.

   (b) For purposes of this Agreement, the following definitions shall apply:

     (i) The term "Group" means, individually and collectively, (1) the Delaware Company and (2) any individual, trust, corporation, partnership or any other entity as to which the Delaware Company is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulation Section 1.1502-6, or pursuant to any other provision or federal, territorial, state, local or foreign law or regulations.

     (ii) The term "Taxes" means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign governmental or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property taxes, payroll and employee withholding taxes, unemployment withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation ("PBGC") premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which any member of the Group is required to pay, withhold or collect.

     (iii) The term "Returns" means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and any other payments to third parties.

   (c) All material elections made since December 31, 1998, with respect to Taxes affecting the Delaware Company or any of its Subsidiaries as of the date of this Agreement are set forth in Section 3.12 of the Delaware Company Disclosure Schedule.

   Section 3.13 Vote Required. The affirmative vote of the holders of a majority in voting power of the outstanding shares of Delaware Company Common Stock and the Debentures, voting together as a single class, and the holders of a majority in voting power of the outstanding principal amount of the Debentures, voting separately as a class, and the written consent of Boss Investment pursuant to Section 16(a) of the Investor Rights Agreement dated March 22, 1999, by and among the Delaware Company and the investors listed thereon (the "Investor Rights Agreement"), are the only votes of the holders of any class or series of the Delaware Company's capital stock or any other securities necessary to adopt this Agreement and approve the transactions contemplated hereby (the "Requisite Delaware Holder Approvals").

   Section 3.14 Opinion of Financial Advisor. The Delaware Company has received the opinion of Bear, Stearns & Co. Inc., its financial advisor, dated as of the date of this Agreement, and provided a true, correct and complete copy of such opinion to the Texas Company.

   Section 3.15 Change in Control Provisions. Except as set forth in Section
3.15 of the Delaware Company Disclosure Schedule, neither the Delaware Company nor any of its Subsidiaries is a party to any Delaware Company Plan or any material contract, agreement, plan, arrangement or understanding which, by its terms, would cause any obligation of any of such entities to be created, triggered or accelerated or would cause any right of any of such entities to be lost or deferred, in any case as a result of the Delaware Company executing, or consummating the transactions contemplated by, this Agreement.

   Section 3.16 Undisclosed Material Liabilities. The Delaware Company and its Subsidiaries, taken as a whole, do not have any material liabilities or obligations (whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due), except (a) as and to the extent disclosed in Section 3.16 of the Delaware Company Disclosure Schedule; (b) as and to the extent reflected, disclosed or reserved against in the Delaware Company SEC Documents filed prior to the date hereof; or (c) for liabilities and obligations incurred since June 30, 1999 in the ordinary course of business consistent with past practice.

   Section 3.17 Employee Benefit Plans. (a) Except where the failure to be true would not, individually or in the aggregate, have a material adverse effect on the Delaware Company, (i) each Delaware Company Plan (as hereinafter defined) has been operated and administered in accordance with its terms and applicable Law, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, (ii) each Delaware Company Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 and the Rules and Regulations thereunder ("COBRA"), no Delaware Company Plan provides death or medical benefits (whether or not insured), with respect to current or former employees of the Delaware Company or of any trade or business, whether or not incorporated, which together with the Delaware Company would be deemed a "single employer" within the meaning of
Section 4001 of ERISA (a "Delaware Company ERISA Affiliate"), beyond their retirement or other termination of service, (iv) no liability under Title IV of ERISA has been incurred by the Delaware Company or any Delaware Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Delaware Company or any Delaware Company ERISA Affiliate of incurring any such liability (other than PBGC premiums), (v) all contributions or other amounts due from the Delaware Company or any Delaware Company ERISA Affiliate with respect to each Delaware Company Plan have been paid in full, (vi) neither the Delaware Company nor any Delaware Company ERISA Affiliate has engaged in a transaction in connection with which the Delaware Company or any of its Subsidiaries could reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (vii) there are no pending or anticipated or, to the best knowledge of Delaware Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Delaware Company Plan or any trusts related thereto.

   (b) Except as set forth in Section 3.17 of the Delaware Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute payments under Section 280G of the Code or otherwise) becoming due to any current or former director or any employee of the Delaware Company or any of its Subsidiaries under any Delaware Company Plan or otherwise or cause any prior payment made to any current or former director or employee of the Delaware Company or any of its Subsidiaries to be a parachute payment under
Section 280G of the Code, (ii) materially increase any benefits otherwise payable under any Delaware Company Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits. Except as set forth in
Section 3.17 of the Delaware Company Disclosure Schedule, no payments have been made or will be made by the Delaware Company or any of its Subsidiaries that would not be deductible by the Delaware Company or any of its Subsidiaries under Section 162(m) of the Code. Except as set forth in Section 3.17 of the Delaware Company Disclosure, no benefits or bonus has accrued or will accrue under the Consolidation Capital Corporation Section 162(m) Bonus Plan or any other bonus program for any officer, director, or any senior regional manager of the Delaware Company on or before the Effective Time.

   (c) For purposes of this Agreement, the term "Delaware Company Plan" shall mean each deferred compensation, bonus or other incentive compensation, stock purchase, stock option, including, without limitation, any Delaware Company Option Plan, or other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance or other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Delaware Company or by any Delaware Company ERISA Affiliate or to which the Delaware Company or any Delaware Company ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Delaware Company or any Delaware Company ERISA Affiliate.

   (d) Except where the failure to be true would not, individually or in the aggregate, have a material adverse effect on the Delaware Company, with respect to each Delaware Company Multiemployer Plan (as hereinafter defined) (i) no withdrawal liability has been incurred by the Delaware Company or any Delaware Company ERISA Affiliate, and the Delaware Company has no reason to believe that any such liability will be incurred, prior to the Closing Date, (ii) no such plan is in "reorganization" (within the meaning of Section 4241 of ERISA),
(iii) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the plan is or may become "insolvent" (within the meaning of Section 4241 of ERISA), (iv) no proceedings have been instituted by the Pension Benefit Guaranty Corporation against the plan, (v) there is no contingent liability for withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA, and (vi) except as disclosed in Section 3.17(d) of the Delaware Company Disclosure Schedule, if the Delaware Company or any Delaware Company ERISA Affiliate were to have a complete or partial withdrawal under Section 4203 of ERISA as of the Closing, no obligation to pay withdrawal liability would exist on the part of the Delaware Company or any ERISA Affiliate. "Delaware Company Multiemployer Plan" means a multiemployer plan within the meaning of Section 4001(a) (3) of ERISA with respect to which the Delaware Company or any Delaware Company ERISA Affiliate has an obligation to contribute or has or could have withdrawal liability under Section 4201 of ERISA.

   (e) No Person, except those listed in Section 3.17(e) of the Delaware Company Disclosure Schedule, is eligible to receive any specified number of shares of Delaware Company Common Stock under the Stock Performance Plan (as hereinafter defined), including, without limitation, any allocations or other rights giving such Person any right to the award or issuance of the Delaware Company Common Stock whether or not on account of the occurrence of the transactions contemplated hereby. Waivers of any such rights have been obtained and copies forwarded to the Texas Company prior to the date of this Agreement.

   Section 3.18 Licenses and Registration. The Delaware Company and its Subsidiaries have all permits, governmental licenses, registrations, orders, exemptions and approvals necessary to own (or lease, as applicable) and operate their properties and to carry on their businesses substantially as presently conducted (and as presently proposed to be conducted) as required by Law or the rules and regulations of any Governmental Entity (the "Delaware Company Material Permits") and all of such Delaware Company Material Permits are valid and in full force and effect, other than those permits, licenses, registrations, orders, exemptions and approvals, the absence of which would not result in a material adverse effect on the Delaware Company.

   Section 3.19 Compliance with Laws. The Delaware Company and its Subsidiaries have complied with all Laws applicable to their businesses, properties (whether owned or leased), assets and operations (including, without limitation, those relating to wages and hours, occupational health and safety, record keeping, customs, antitrust, labor, consumer protection, employee relations, workers' compensation and securities), except for such non-compliance as would not have a material adverse effect on the Delaware Company.

   Section 3.20 Environmental Matters. (a) With such exceptions as, individually or in the aggregate, would not have a material adverse effect on the Delaware Company, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Delaware Company, threatened by any Person against, the Delaware Company or any of its Subsidiaries, with respect to any applicable Environmental Law, (ii) the Delaware Company and its Subsidiaries are currently and have been in compliance with all applicable Environmental Laws, (iii) the Delaware Company and each of its Subsidiaries have obtained and complied with the terms and conditions of all permits and other approvals necessary under applicable Environmental Laws to operate its business and to treat, transport, store, dispose of and otherwise handle Hazardous Substances ("Delaware Company Environmental Permits"), (iv) there have been no Releases or threats of Releases (as that term is defined in applicable Environmental Laws) at, from, in, on, under, or to any property owned or operated by the Delaware Company or any of its Subsidiaries except as permitted by applicable Environmental Laws,
(v) the Delaware Company or any of its Subsidiaries have reported to all appropriate authorities to the extent required by applicable Environmental Laws all past and present sites owned and operated by the Delaware Company or any of its Subsidiaries where Hazardous Substances have been treated, stored, disposed of or otherwise handled, and (vi) there is no on-site or off-site location to which the Delaware Company or any of its Subsidiaries have transported or disposed of Hazardous Substances or arranged for the transportation or disposal of Hazardous Substances.

   (b) For purposes of this Agreement, the following terms have the following meanings:

     (i) "Environmental Law" means any law, rule, regulation, or ordinance, as in effect at the Effective Time, of any Governmental Entity relating to pollution or protection of the environment, including, without limitation, any Law relating to emissions, discharges, Releases or threatened Releases of pollutants, contaminants or Hazardous Materials or wastes into the ambient air, surface water, ground water or land.

     (ii) "Hazardous Materials" means (1) any "hazardous waste" as defined in the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq.), as amended through the Effective Time, and regulations promulgated thereunder; (2) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended through the Effective Time, and regulations promulgated thereunder; (3) any "toxic substance" as defined in the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), as amended through the Effective Time, and regulations promulgated thereunder; and (4) petroleum, and any of its derivatives, by-products and other petroleum-related hydrocarbons.

     (iii) "Hazardous Materials Contamination" means contamination of the soil, groundwater, surface water, air or other elements by Hazardous Materials that would give rise to liability under applicable Environmental Law.

     (iv) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers or other closed receptacles containing any Hazardous Material), but excludes (1) any release which results in exposure to Persons solely within a workplace, with respect to a claim which such Persons may assert against the employer of such Persons, (2) emissions from the engine exhaust of a motor vehicle, rolling stock, aircraft or vessel, and (3) the normal application of fertilizer.

   Section 3.21 Labor Matters. Neither the Delaware Company nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Delaware Company, threatened in writing, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Delaware Company or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, have a material adverse effect on the Delaware Company. Additionally, except as disclosed in Section 3.21 of the Delaware Company Disclosure Schedule, (a) neither the Delaware Company nor any of its Subsidiaries is a party to any collective bargaining agreement, (b) there is no unfair labor practice complaint against the Delaware Company or any of its Subsidiaries pending or, to the knowledge of the Delaware Company, threatened before the National Labor Relations Board that would, if adversely determined against the Delaware Company or any of its Subsidiaries, have a material adverse effect on the Delaware Company, (c) there is no labor strike or organized slow down or stoppage actually pending or, to the knowledge of the Delaware Company, threatened against the Delaware Company or any of its Subsidiaries which involves the employees of the Delaware Company or any of its Subsidiaries and which would have a material adverse effect on the Delaware Company, (d) no private agreement restricts the Delaware Company or any of its Subsidiaries from relocating, closing or terminating any of its operations or facilities, and (e) except for plant closings or layoffs that, individually or in the aggregate, would not have a material adverse effect on the Delaware Company, neither the Delaware Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that could reasonably be expected to require notification under the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local Law or regulation and no such layoffs will be implemented before the Effective Time.

   Section 3.22 State Takeover Statutes. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Delaware Company is applicable to the Merger or the other transactions contemplated hereby. The action of the Board of Directors of the Delaware Company in approving this Agreement (and the transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the transactions provided for herein or contemplated hereby) the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

   Section 3.23 Ownership of Texas Company Common Stock. Neither the Delaware Company nor any Delaware Company Subsidiary, as of the date hereof, owns of record or beneficially, or is the Beneficial Owner of a number of shares of Texas Company Common Stock which, in the aggregate, exceeds 1% of the outstanding shares of Texas Company Common Stock and, without consent of the Texas Company, which consent shall not be unreasonably withheld, neither the Delaware Company nor any Delaware Company Subsidiary shall acquire or dispose of any shares of Texas Company Common Stock until after the Closing Date except in connection with the transactions contemplated by this Agreement. Beneficial Owner has the meaning ascribed to such term in Article XIII of the Texas Company's Articles of Incorporation.

   Section 3.24 General. (a) As used above or elsewhere in this Agreement with respect to the Delaware Company and/or its Subsidiaries, the term "material adverse effect" means an effect which is both material and adverse with respect to, and the term "material" means material with respect to, the assets, business, results of operations or financial condition of the Delaware Company taken as a whole with its Subsidiaries, and in either case shall be determined net of, and only after giving the Delaware Company and its Subsidiaries the benefit of, any insurance, indemnity, reimbursement, contribution, compensation or other similar right which would operate to reduce, offset, compensate or otherwise limit the impact thereof on the Delaware Company and/or any of its Subsidiaries; provided, however, that any change or changes in or caused by the prices of products or services and any change in Law, rule, or regulation or GAAP (applied on a consistent basis during the periods involved), shall not be deemed to constitute a material adverse effect or be deemed material.

   (b) For purposes of this Agreement, the term "Delaware Company Disclosure Schedule" means the Delaware Company Disclosure Schedule delivered by the Delaware Company to the Texas Company prior to the date hereof.

   (c) No recourse or liability whatsoever with respect to this Agreement shall be had against any stockholder, officer, director, employee or agent, as such, past, present or having such capacity at any time prior to the Effective Time, of the Delaware Company, any of its Subsidiaries, or any successor thereof, either directly or through the Delaware Company, any of its Subsidiaries or any successor thereof, such recourse or liability, if any, being expressly waived and released by the Texas Company and its Subsidiaries as a condition of, and as consideration for, the execution of this Agreement and any other documents, instruments or certificates executed or delivered in connection with this Agreement or the Merger.

   (d) The foregoing representations and warranties of the Delaware Company, and any liability for breach or violation thereof, shall terminate absolutely and be of no further force and effect at and as of the Effective Time.

                                   ARTICLE IV

              Representations and Warranties of the Texas Company

   The Texas Company represents and warrants to the Delaware Company that, except as expressly described or permitted in this Agreement or as disclosed to the Delaware Company in the Texas Company Disclosure Schedule (as hereinafter defined):

   Section 4.1 Due Incorporation, Etc. Each of the Texas Company and each Texas Company Subsidiary (as hereinafter defined) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect (as hereinafter defined) on the Texas Company and its Subsidiaries, taken as a whole.

   Section 4.2 Qualification as Foreign Entities. Each of the Texas Company and each Texas Company Subsidiary is duly licensed or qualified to do business and, if applicable, is in good standing, in each state or other jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the Texas Company.

   Section 4.3 Capital Stock. As of the date hereof, the authorized capital stock of the Texas Company consists solely of 100,000,000 shares of the Texas Company Common Stock and 50,000,000 shares of preferred stock, $.001 par value per share. As of the date hereof, 38,344,681 shares of Texas Company Common Stock are outstanding, no shares of the preferred stock of the Texas Company are outstanding, and 5,033,452 shares of Texas Company Common Stock are reserved for issuance pursuant to the exercise of Texas Company Options (as hereinafter defined). All of the Texas Company's issued and outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.3 of the Texas Company Disclosure Schedule, for the rights contained in the Preferred Stock Agreement and as set forth in this Section 4.3, there are not outstanding any Equity Rights with respect to the Texas Company. A true and correct list of all of the outstanding options of the Texas Company (the "Texas Company Options") granted pursuant to the plans of the Texas Company set forth in Section 4.3 of the Texas Company Disclosure Schedule or otherwise (the plans described in Section 4.3 of the Texas Company Disclosure Schedule being referred to collectively herein as the "Texas Company Option Plans") and the purchase prices of the shares of Texas Company Common Stock issuable upon the exercise of each Texas Company Option has been delivered by the Texas Company to the Delaware Company on or prior to the date of this Agreement.

   Section 4.4 Preferred Stock Agreement. The Subscription and Exchange Agreement between the Texas Company and the New Investor (as hereinafter defined) (the "Preferred Stock Agreement") has been duly executed and delivered by the Texas Company.

   Section 4.5 Capitalization of the Texas Company Subsidiaries. Set forth on
Schedule 4.5 of the Texas Company Disclosure Schedule is a true and correct list of all of the direct and indirect Subsidiaries of the Texas Company and the issued and outstanding capital stock of such Subsidiaries as of the date of this Agreement. All issued and outstanding shares of capital stock of each of the Subsidiaries of the Texas Company (a "Texas Company Subsidiary") are duly authorized, validly issued, fully paid and nonassessable.

   Section 4.6 Ownership of Equity Interests. The Texas Company or one or more of its wholly-owned Subsidiaries owns, of record and beneficially, all of the issued and outstanding capital stock or other equity interests of each of the Texas Company Subsidiaries and all outstanding Equity Rights with respect to each Texas Company Subsidiary, free and clear (except as otherwise contemplated in the Second Amended and Restated Credit Agreement, dated as of October 15, 1998, among the Texas Company, certain of its Subsidiaries, the banks party thereto and Chase Bank of Texas, National Association, as Agent for such banks, as amended by the First Amendment to Second Amended and Restated Credit Agreement, dated as of May 25, 1999 among the same parties and the documents related thereto) of all Liens. Except as described above or as set forth in
Section 4.6 of the Texas Company Disclosure Schedule, neither the Texas Company nor any of the Texas Company Subsidiaries owns or holds, directly or indirectly, any capital stock of, or other equity or other ownership interest in (or any securities, rights or other interests exchangeable for, convertible into or which otherwise relate to the acquisition of any capital stock of), any Person or is a partner or joint venturer in any partnership or joint venture material to the Texas Company.

   Section 4.7 Corporate Power and Authority. The Texas Company has the requisite corporate power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the Requisite Texas Holder Approvals. The execution and delivery of this Agreement by the Texas Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Texas Company, subject, to obtaining the Requisite Texas Holder Approvals. This Agreement has been duly and validly executed and delivered by the Texas Company and constitutes the valid and binding agreement of the Texas Company, enforceable against the Texas Company in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights and except as limited by equitable principles.

   Section 4.8 No Conflicts or Consents. (a) Except as provided for in Article I and as required under the HSR Act, the Exchange Act, the Securities Act, and state securities or "blue sky" Laws, no notices, reports or other filings are required to be made by the Texas Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Texas Company from, any Governmental Entity, in connection with the execution and delivery of this Agreement by the Texas Company and the consummation by the Texas Company of the transactions contemplated hereby, the failure to make or obtain any or all of which would have a material adverse effect on the Texas Company, or would prevent, materially delay or materially burden the transactions contemplated in this Agreement.

   (b) Except as set forth in Section 4.8 of the Texas Company Disclosure Schedule, the execution and delivery of this Agreement by the Texas Company does not, and the consummation by the Texas Company of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the articles of incorporation or bylaws of the Texas Company or the comparable governing instruments of any material Texas Company Subsidiary, (ii) a breach or violation of, or a default under, the acceleration of or the creation of any lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contracts of the Texas Company or any of its Subsidiaries (the "Texas Company Contracts") or any change in the rights or obligations of any party under any of the Texas Company Contracts or (iii) any Law or judgment, decree, order, award or governmental or non-governmental permit or license to which the Texas Company or any of its Subsidiaries is subject, except, in the case of clause (ii) and (iii) above for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, would not have a material adverse effect on the Texas Company, or would not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

   Section 4.9 SEC Reports and Financial Statements. Since January 1, 1997, the Texas Company has filed with the SEC all forms, reports and documents required to be filed by it under the Exchange Act or the Securities Act (as they have been amended since the time of their filing, collectively, the "Texas Company SEC Documents"). The Texas Company SEC Documents, including without limitation any financial statements or schedules included therein, at the time filed, and any forms, reports or other documents filed by the Texas Company with the SEC after the date of this Agreement, (a) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied or will be prepared in compliance in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be. The financial statements of the Texas Company included in the Texas Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, to normal audit adjustments) and fairly present (subject, in the case of the unaudited statements, to normal audit adjustments) the consolidated financial position of the Texas Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) required to be reflected, reserved against or otherwise disclosed in the financial statements of the Texas Company included in the Texas Company SEC Documents filed prior to the date of this Agreement have been properly reflected, reserved against or otherwise disclosed in such financial statements in accordance with the rules and regulations of the SEC and GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, to normal audit adjustments). Except as disclosed in Section 4.9 of the Texas Company Disclosure Schedule, since June 30, 1999, and prior to the date of this Agreement, no act, omission, occurrence, event, condition or circumstance has occurred or become known to the Texas Company, and no transaction, commitment or agreement has been entered into by the Texas Company or any of its Subsidiaries, that should have been disclosed in the Texas Company SEC Documents.

   Section 4.10 Information in Disclosure Documents and Registration Statement.
(a) The S-4 will, at the time it becomes effective under the Securities Act and at the Effective Time, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (b) The proxy or information statement relating to the meeting of the Texas Company's shareholders to obtain the Requisite Texas Holder Approvals (as it may be amended from time to time, the "Texas Company Proxy Statement") will not, at the date mailed to the Texas Company's shareholders and at the time of the meeting of shareholders to be held in connection with the approval of this Agreement and the issuance of the Texas Company Common Stock in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Texas Company Proxy

Statement will, when filed with the SEC by the Texas Company, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

   (c) Notwithstanding the foregoing, the Texas Company makes no representation with respect to statements made in any of the foregoing documents based on information supplied by the Delaware Company specifically for inclusion therein.

   Section 4.11 Litigation. Except as disclosed in the Texas Company SEC Documents filed prior to the date of this Agreement, there is as of the date hereof no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Texas Company, threatened, against the Texas Company or any of its Subsidiaries which, individually or in the aggregate, would have a material adverse effect on the Texas Company, or a material adverse effect on the ability of the Texas Company to consummate the transactions contemplated by this Agreement. Except as disclosed in the Texas Company SEC Documents filed prior to the date of this Agreement, neither the Texas Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a material adverse effect on the Texas Company, or a material adverse effect on the ability of the Texas Company to consummate the transactions contemplated hereby.

   Section 4.12 No Material Adverse Change. Except as disclosed in the Texas Company SEC Documents filed prior to the date of this Agreement, in connection with the transactions contemplated in this Agreement, and the negotiation, execution and delivery of the Preferred Stock Agreement or the consummation of the transactions contemplated thereby, since June 30, 1999, there has not been any material adverse change in the assets, business, results of operations or financial condition of the Texas Company and its Subsidiaries, taken as a whole.

   Section 4.13 Taxes. (a) Except as set forth in the financial statements (including the notes thereto) included in the Texas Company SEC Documents and in Section 4.13 of the Texas Company Disclosure Schedule, (i) all Returns material to the Texas Company and its Subsidiaries, taken as a whole (the "Texas Company Returns"), required to be filed with any taxing authority by, or with respect to, the Texas Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws; (ii) the Texas Company and its Subsidiaries have timely paid all Taxes shown as due and payable on the Texas Company Returns that have been so filed, and, as of the time of filing, the Texas Company Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and the status of the Texas Company and its Subsidiaries, other than Taxes that are being contested in good faith and for which adequate reserves are reflected on the Texas Company's Consolidated Balance Sheet dated June 30, 1999 (the "Texas Company Balance Sheet"); (iii) the Texas Company and its Subsidiaries have made provision for all Taxes material to the Texas Company and its Subsidiaries, taken as a whole, payable by them for which no Texas Company Return has yet been filed or for which no Texas Company Returns are required to be filed; (iv) the charges, accruals and reserves for Taxes with respect to the Texas Company and its Subsidiaries reflected on the Texas Company Balance Sheet are adequate under GAAP (applied on a consistent basis during the periods involved) to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now pending against or with respect to the Texas Company or any of its Subsidiaries, or, to the knowledge of the Texas Company, proposed or threatened, in respect of any Tax where there is a reasonable possibility of an adverse determination material to the Texas Company and its Subsidiaries, taken as a whole; (vi) there are no Liens on any of the assets of Texas Company or any of its Subsidiaries with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Texas Company or one or more of its Subsidiaries is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established, and (vii) neither the Texas Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Texas Company was the common parent.

   (b) All material elections made since December 31, 1998, with respect to Taxes affecting the Texas Company or any of its Subsidiaries as of the date of this Agreement are set forth in Section 4.13 of the Texas Company Disclosure Schedule.

   Section 4.14 Vote Required. Assuming that the representations and warranties in Section 3.23 of this Agreement, and the reps and warranties of BOSS II, LLC in Section 4.5 of the Subscription and Exchange Agreement are true and correct, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Texas Company Common Stock entitled to vote with respect to the approval of this Agreement and the affirmative vote of at least a majority of the votes cast (provided the votes cast represent a majority in interest of all securities entitled to vote) with respect to the issuance of the Texas Company Common Stock in connection with the Merger and (if required by the Shareholder Approval Policy of the NYSE) the issuance of the Texas Company Preferred Stock pursuant to the Preferred Stock Agreement are the only votes of the holders of any class or series of the Texas Company's capital stock or other securities necessary to approve this Agreement and the transactions contemplated hereby or the issuance of the Texas Company Common Stock in connection with the Merger or the issuance of the Texas Company Preferred Stock pursuant to the Preferred Stock Agreement (the "Requisite Texas Holder Approvals").

   Section 4.15 Opinion of Financial Advisor. The Texas Company has received the opinion of Chase Securities, Inc., its financial advisor, to the effect that, as of the date hereof, and provided a true, correct and complete copy of such opinion to the Delaware Company.

   Section 4.16 Change in Control Provisions. Except as set forth in Section
4.16 of the Texas Company Disclosure Schedule, neither the Texas Company nor any of its Subsidiaries is a party to any Texas Company Plan or any material contract, agreement, plan, arrangement or understanding which, by its terms, would cause any obligation of any of such entities to be created, triggered or accelerated or would cause any right of any of such entities to be lost or deferred, in any case as a result of the Texas Company executing, or consummating the transactions contemplated by, this Agreement.

   Section 4.17 Undisclosed Material Liabilities. The Texas Company and its Subsidiaries, taken as a whole, do not have any material liabilities or obligations (whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due), except (a) as and to the extent disclosed in Section 4.17 of the Texas Company Disclosure Schedule; (b) as and to the extent reflected, disclosed or reserved against in the Texas Company SEC Documents filed prior to the date hereof; or (c) for liabilities and obligations incurred since June 30, 1999 in the ordinary course of business consistent with past practice.

   Section 4.18 Employee Benefit Plans. (a) Except where the failure to be true would not, individually or in the aggregate, have a material adverse effect on the Texas Company, (i) each Texas Company Plan (as hereinafter defined) has been operated and administered in accordance with its terms and applicable Law, including, but not limited to ERISA and the Code, (ii) each Texas Company Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) except as required by COBRA, no Texas Company Plan provides death or medical benefits (whether or not insured), with respect to current or former employees of the Texas Company or of any trade or business, whether or not incorporated, which together with the Texas Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Texas Company ERISA Affiliate"), beyond their retirement or other termination of service,
(iv) no liability under Title IV of ERISA has been incurred by the Texas Company or any Texas Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Texas Company or any Texas Company ERISA Affiliate of incurring any such liability (other than PBGC premiums), (v) all contributions or other amounts due from the Texas Company or any Texas Company ERISA Affiliate with respect to each Texas Company Plan have been paid in full, (vi) neither the Texas Company nor any Texas Company ERISA Affiliate has engaged in a transaction in connection with which the Texas Company or any of its Subsidiaries could reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (vii) there are no pending or anticipated or, to the best knowledge of Texas Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Texas Company Plan or any trusts related thereto.

   (b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute payments under Section 280G of the Code or otherwise) becoming due to any current or former director or any employee of the Texas Company or any of its Subsidiaries under any Texas Company Plan or otherwise or cause any prior payment made to any current or former director or employee of the Delaware Company or any of its Subsidiaries to be a parachute payment under
Section 280G of the Code, (ii) materially increase any benefits otherwise payable under any Texas Company Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits. Except as set forth in Section 4.18(b) of the Texas Company Disclosure Schedule, no payments have been made or will be made by the Texas Company or any of its Subsidiaries that would not be deductible by the Texas Company or any of its Subsidiaries under Section 162(m) of the Code. Except as set forth in Section 4.18(b) of the Texas Company Disclosure, no benefits or bonus has accrued or will accrue under any other bonus program for any officer, director, or any senior regional manager of the Texas Company on or before the Effective Time.

   (c) For purposes of this Agreement, the term "Texas Company Plan" shall mean each deferred compensation, bonus or other incentive compensation, stock purchase, stock option, including, without limitation, any Texas Company Option Plan, or other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance or other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Texas Company or by any Texas Company ERISA Affiliate or to which the Texas Company or any Texas Company ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Texas Company or any Texas Company ERISA Affiliate.

   (d) Except where the failure to be true would not, individually or in the aggregate, have a material adverse effect on the Texas Company, with respect to each Texas Company Multiemployer Plan (as hereinafter defined) (i) no withdrawal liability has been incurred by the Texas Company or any Texas Company ERISA Affiliate, and the Texas Company has no reason to believe that any such liability will be incurred, prior to the Closing Date, (ii) no such plan is in "reorganization" (within the meaning of Section 4241 of ERISA),
(iii) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the plan is or may become "insolvent" (within the meaning of Section 4241 of ERISA), (iv) no proceedings have been instituted by the Pension Benefit Guaranty Corporation against the plan, (v) there is no contingent liability for withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA, and (vi) except as disclosed in Section 4.18(d) of the Texas Company Disclosure Schedule, if the Texas Company or any Texas Company ERISA Affiliate were to have a complete or partial withdrawal under Section 4203 of ERISA as of the Closing, no obligation to pay withdrawal liability would exist on the part of the Texas Company or any ERISA Affiliate. "Texas Company Multiemployer Plan" means a multiemployer plan within the meaning of Section 4001(a) (3) of ERISA with respect to which the Texas Company or any Texas Company ERISA Affiliate has an obligation to contribute or has or could have withdrawal liability under
Section 4201 of ERISA.

   Section 4.19 Licenses and Registration. The Texas Company and its Subsidiaries have all permits, governmental licenses, registrations, orders, exemptions and approvals necessary to own (or lease, as applicable) and operate their properties and to carry on their businesses substantially as presently conducted (and as presently proposed to be conducted) as required by Law or the rules and regulations of any Governmental Entity (the "Texas Company Material Permits") and all of such Texas Company Material Permits are valid and in full force and effect, other than those permits, licenses, registrations, orders, exemptions and approvals, the absence of which would not result in a material adverse effect on the Texas Company.

   Section 4.20 Compliance with Laws. The Texas Company and its Subsidiaries have complied with all Laws applicable to their businesses, properties (whether owned or leased), assets and operations (including, without limitation, those relating to wages and hours, occupational health and safety, record keeping, customs, antitrust, labor, consumer protection, employee relations, workers' compensation and securities), except for such non-compliance as would not have a material adverse effect on the Texas Company.

   Section 4.21 Environmental Matters. With such exceptions as, individually or in the aggregate, would not have a material adverse effect on the Texas Company, and except as set forth in Section 4.21 of the Texas Company Disclosure Schedule, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Texas Company, threatened by any Person against, the Texas Company or any of its Subsidiaries, with respect to any applicable Environmental Law, (ii) the Texas Company and its Subsidiaries are currently and have been in compliance with all applicable Environmental Laws, (iii) the Texas Company and each of its Subsidiaries have obtained and complied with the terms and conditions of all permits and other approvals necessary under applicable Environmental Laws to operate its business and to treat, transport, store, dispose of and otherwise handle Hazardous Substances ("Texas Company Environmental Permits"), (iv) there have been no Releases or threats of Releases (as that term is defined in applicable Environmental Laws) at, from, in, on, under, or to any property owned or operated by the Texas Company or any of its Subsidiaries except as permitted by applicable Environmental Laws, (v) the Texas Company and its Subsidiaries have reported to all appropriate authorities to the extent required by applicable Environmental Laws all past and present sites owned and operated by the Texas Company or any of its Subsidiaries where Hazardous Substances have been treated, stored, disposed of or otherwise handled, and (vi) there is no on-site or off-site location to which the Texas Company or any of its Subsidiaries have transported or disposed of Hazardous Substances or arranged for the transportation or disposal of Hazardous Substances.

   Section 4.22 State Takeover Statutes. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Article 13.03 of the TBCA) applicable to the Texas Company is applicable to the Merger or the other transactions contemplated hereby. The action of the Board of Directors of the Texas Company in approving this Agreement (and the transactions provided for herein or contemplated hereby) is sufficient to render Article 13.03 of the TBCA inapplicable to this Agreement.

   Section 4.23 Labor Matters. Neither the Texas Company nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Texas Company, threatened in writing, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Texas Company or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, have a material adverse effect on the Texas Company. Additionally, except as disclosed in Section 4.23 of the Texas Company Disclosure Schedule,
(a) neither the Texas Company nor any of its Subsidiaries is a party to any collective bargaining agreement, (b) there is no unfair labor practice complaint against the Texas Company or any of its Subsidiaries pending or, to the knowledge of the Texas Company, threatened before the National Labor Relations Board that would, if adversely determined against the Texas Company or any of its Subsidiaries, have a material adverse effect on the Texas Company, (c) there is no labor strike or organized slow down or stoppage actually pending or, to the knowledge of the Texas Company, threatened against the Texas Company or any of its Subsidiaries which involves the employees of the Texas Company or any of its Subsidiaries and which would have a material adverse effect on the Texas Company, (d) no private agreement restricts the Texas Company or any of its Subsidiaries from relocating, closing or terminating any of its operations or facilities, and (e) except for plant closings or layoffs that, individually or in the aggregate, would not have a material adverse effect on the Texas Company, neither the Texas Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that could reasonably be expected to require notification under the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local Law or regulation and no such layoffs will be implemented before the Effective Time.

   Section 4.24 General. (a) As used above or elsewhere in this Agreement with respect to the Texas Company and/or its Subsidiaries, the term "material adverse effect" means an effect which is both material and adverse with respect to, and the term "material" means material with respect to, the assets, business, results of operations or financial condition of the Texas Company taken as a whole with its Subsidiaries, and in either case shall be determined net of, and only after giving the Texas Company and its Subsidiaries the benefit of, any insurance, indemnity, reimbursement, contribution, compensation or other similar right which would operate to reduce, offset, compensate or otherwise limit the impact thereof on the Texas Company and/or any of its Subsidiaries; provided, however, that any change or changes in or caused by the prices of products or services and any change in Law, rule, or regulation or GAAP (applied on a consistent basis during the periods involved), shall not be deemed to constitute a material adverse effect or be deemed material.

   (b) For purposes of this Agreement, the term "Texas Company Disclosure Schedule" means the Texas Company Disclosure Schedule delivered by the Texas Company to the Delaware Company prior to the date hereof.

   (c) No recourse or liability whatsoever with respect to this Agreement or the Merger shall be had against any shareholder, officer, director, employee or agent, as such, past, present or having such capacity at any time prior to the Effective Time, of the Texas Company, any of its Subsidiaries, or any successor thereof, either directly or through the Texas Company, any of its Subsidiaries or any successor thereof, such recourse or liability, if any, being expressly waived and released by the Delaware Company and its Subsidiaries as a condition of, and as consideration for, the execution of this Agreement and any other documents, instruments or certificates executed or delivered in connection with this Agreement or the Merger.

   (d) The foregoing representations and warranties of the Texas Company, and any liability for breach or violation thereof, shall terminate absolutely and be of no further force and effect at and as of the Effective Time.

                                   ARTICLE V

                                   Covenants

   Section 5.1 Conduct of Business of the Delaware Company. Except as contemplated by this Agreement or with the prior written consent of the Texas Company, which consent shall not be unreasonably withheld or delayed and is hereby given with respect to actions set forth in Section 5.1 of the Delaware Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time or the date of termination of this Agreement, whichever first occurs, the Delaware Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and, consistent therewith, will use all reasonable efforts, and will cause each of its Subsidiaries to use all reasonable efforts, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with licensors, licensees, customers, suppliers, employees, consultants and any others having business dealings with it, in each case in all material respects. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as set forth in
Section 5.1 of the Delaware Company Disclosure Schedule, the Delaware Company will not, and will not permit any of its Subsidiaries to, prior to the Effective Time, or the date of termination of this Agreement, whichever first occurs, without the prior written consent of the Texas Company, not to be unreasonably withheld or delayed:

   (a) adopt any amendment to its certificate of incorporation or by-laws or comparable organizational documents;

   (b) except for issuances of capital stock of the Delaware Company's Subsidiaries to the Delaware Company or a wholly owned Subsidiary of the Delaware Company, issue, reissue, sell or pledge or authorize or propose the issuance, reissuance, sale or pledge of additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of shares of Delaware Company Common Stock upon the exercise of stock options, warrants or vesting of restricted or deferred stock unit awards outstanding on the date of this Agreement, in each case in accordance with their present terms;

   (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, except that any wholly owned Subsidiary of the Delaware Company may pay dividends and make distributions to the Delaware Company or any of the Delaware Company's wholly owned Subsidiaries;

   (d) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, other than pursuant to the Delaware Company Plans;

   (e) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Delaware Company and its Subsidiaries may incur, assume or pre-pay debt in the ordinary course of business consistent with past practice, (ii) incur any indebtedness (other than indebtedness with respect to the payment of interest paid in kind) pursuant to the Delaware Company Junior Indenture, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business consistent with past practice, or (iv) make any loans, advances or capital contributions to, or investments in, any other Person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly owned Subsidiary of the Delaware Company and the Delaware Company or another wholly owned Subsidiary of the Delaware Company;

   (f) settle or compromise any suit or claim or threatened suit or claim relating to the transactions contemplated hereby;

   (g) except for (i) increases in salary, wages and benefits of employees of the Delaware Company or its Subsidiaries (other than executive or corporate officers of the Delaware Company or presidents of any of its Subsidiaries) in accordance with past practice, (ii) increases in salary, wages and benefits granted to employees of the Delaware Company or its Subsidiaries (other than executive or corporate officers of the Delaware Company or presidents of any of its Subsidiaries) in conjunction with promotions or other changes in job status consistent with past practice or required under existing agreements, and (iii) increases in salary, wages and benefits to employees of the Delaware Company or its Subsidiaries pursuant to collective bargaining agreements entered into in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits payable or to become payable to directors, officers or employees of the Delaware Company or any of its Subsidiaries, or pay any benefit not required by any existing plan or arrangement (including the granting of, or waiver of performance or other vesting criteria under, stock options, stock appreciation rights, shares of restricted stock or deferred stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements or policies), or enter into any employment or severance agreement with, any director, officer or other key employee of the Delaware Company or any of its Subsidiaries or establish, adopt, enter into, terminate or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except to the extent such termination or amendment is required by applicable law; provided, however, that nothing herein will be deemed to prohibit the payment of benefits as they become payable;

   (h) (i) acquire, sell, lease or dispose of any assets that are material to the Delaware Company and its Subsidiaries, taken as a whole, (ii) enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Subsidiary of the Delaware Company and the Delaware Company or another wholly owned Subsidiary of the Delaware

Company, or (iii) enter into any material commitment or transaction either in, or outside of, the ordinary course of business if such commitment or transaction involves the payment or receipt by the Delaware Company or any of its Subsidiaries of more than $50,000,000;

   (i) acquire or sell or enter into any letter of intent, material commitment or other agreement, whether written or oral, to acquire any debt or equity securities of any Third Party;

   (j) (i) modify, amend or terminate any Delaware Company Contract which is, or should have been, disclosed in the Delaware Company SEC Documents filed prior to the date hereof or filed with the SEC in connection therewith or any Delaware Company Contract to which any Delaware Company Subsidiary is a party and which, the Delaware Company in good faith believes, could involve the payment or receipt of more than $10,000,000 (collectively, the "Material Delaware Company Contracts"), (ii) waive, release, relinquish or assign any Material Delaware Company Contract (including any material insurance policy) or other material right or claim, or (iii) cancel or forgive any material indebtedness owed to the Delaware Company or any of its Subsidiaries, other than in each case in a manner in the ordinary course of business consistent with past practice or which is not material to the business of the Delaware Company and its Subsidiaries taken as a whole;

   (k) make any tax election not required by Law or settle or compromise any tax liability, in either case that is material to the Delaware Company and its Subsidiaries taken as a whole;

   (l) change any of the material accounting principles or practices used by it except as required by the SEC or the Financial Accounting Standards Board;

   (m) take any action which the Delaware Company believes when taken would cause its representations and warranties contained herein to become inaccurate in any material respect; or

   (n) authorize, or commit or agree to take, any of the foregoing actions.

; provided, however, that none of the restrictions set forth in this Section
5.1 are intended to violate any provision of any agreement governing any indebtedness of the Delaware Company or any of its Subsidiaries.

   Section 5.2 Conduct of Business of the Texas Company. Except as contemplated by this Agreement or with the prior written consent of the Delaware Company, which consent shall not be unreasonably withheld or delayed and is hereby given with respect to actions set forth in Section 5.2 of the Texas Company Disclosure Schedule, any actions necessary or advisable to consummate the transactions contemplated by the Preferred Stock Agreement or any documents contemplated therein and any actions necessary to obtain the New Financing (as hereinafter defined), during the period from the date of this Agreement to the Effective Time or the date of termination of this Agreement, whichever first occurs, the Texas Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and, consistent therewith, will use all reasonable efforts, and will cause each of its Subsidiaries to use all reasonable efforts, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with licensors, licensees, customers, suppliers, employees and any others having business dealings with it, in each case in all material respects. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, as set forth in Section 5.2 of the Texas Company Disclosure Schedule, or necessary or advisable to consummate the transactions contemplated by the Preferred Stock Agreement or any documents referred to therein or the New Financing, the Texas Company will not, and will not permit any of its Subsidiaries to, prior to the Effective Time or the date of termination of this Agreement, whichever first occurs, without the prior written consent of the Delaware Company, not to be unreasonably withheld or delayed:

   (a) adopt any amendment to its articles of incorporation or by-laws or comparable organizational documents other than as contemplated by this Agreement;

   (b) except for issuances of capital stock of the Texas Company's Subsidiaries to the Texas Company or a wholly owned Subsidiary of the Texas Company, issue, reissue, sell or pledge or authorize or propose the issuance, reissuance, sale or pledge of additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of shares of Texas Company Common Stock upon the exercise of stock options or vesting of restricted or deferred stock unit awards outstanding on the date of this Agreement, in each case in accordance with their present terms;

   (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, except that any wholly owned Subsidiary of the Texas Company may pay dividends and make distributions to the Texas Company or any of the Texas Company's wholly owned Subsidiaries;

   (d) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, other than pursuant to the Texas Company Plans;

   (e) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Texas Company and its Subsidiaries may incur, assume or pre-pay debt in the ordinary course of business consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than the Texas Company or any of its Subsidiaries) except in the ordinary course of business consistent with past practice, or
(iii) make any loans, advances or capital contributions to, or investments in, any other Person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly owned Subsidiary of the Texas Company and the Texas Company or another wholly owned Subsidiary of the Texas Company;

   (f) settle or compromise any suit or claim or threatened suit or claim relating to the transactions contemplated hereby;

   (g) except for (i) increases in salary, wages and benefits of employees of the Texas Company or its Subsidiaries (other than executive or corporate officers of the Texas Company or presidents of any of its Subsidiaries) in accordance with past practice, (ii) increases in salary, wages and benefits granted to employees of the Texas Company or its Subsidiaries (other than executive or corporate officers of the Texas Company or presidents of any of its Subsidiaries) in conjunction with promotions or other changes in job status consistent with past practice or required under existing agreements and (iii) increases in salary, wages and benefits to employees of the Texas Company or its Subsidiaries pursuant to collective bargaining agreements entered into in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Texas Company or any of its Subsidiaries), or pay any benefit not required by any existing plan or arrangement (including, the granting of, or waiver of performance or other vesting criteria under, stock options, stock appreciation rights, shares of restricted stock or deferred stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements or policies), or enter into any employment or severance agreement with, any director, officer or other key employee of the Texas Company or any of its Subsidiaries or establish, adopt, enter into, terminate or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except to the extent such termination or amendment is required by applicable law; provided, however, that nothing herein will be deemed to prohibit the payment of benefits as they become payable;

   (h) (i) acquire, sell, lease or dispose of any assets that are material to the Texas Company and its Subsidiaries, taken as a whole, (ii) enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Subsidiary of the Texas Company and the Texas Company or another wholly owned Subsidiary of the Texas Company; or (iii) enter into any material commitment or transaction either in, or outside of, the ordinary course of business if such commitment or transaction involves the payment or receipt by the Texas Company or any of its Subsidiaries of more than $50,000,000;

   (i) acquire or sell or enter into any letter of intent, material commitment or other agreement, whether written or oral, to acquire any debt or equity securities of any Third Party;

   (j) (i) modify, amend or terminate any Texas Company Contract which is, or should have been disclosed in the Texas Company SEC Documents filed prior to the date hereof or filed with the SEC in connection therewith or any Texas Company Contract which the Texas Company in good faith believes could involve the payment or receipt of more than $10,000,000 (collectively, the "Material Texas Company Contracts"), (ii) waive, release, relinquish or assign any Material Texas Company Contract (including any material insurance policy) or other material right or claim, or (iii) cancel or forgive any material indebtedness owed to the Texas Company or any of its Subsidiaries, other than in each case in a manner in the ordinary course of business consistent with past practice or which is not material to the business of the Texas Company and its Subsidiaries taken as a whole;

   (k) make any tax election not required by Law or settle or compromise any tax liability, in either case that is material to the Texas Company and its Subsidiaries taken as a whole;

   (l) change any of the material accounting principles or practices used by it except as required by the SEC or the Financial Accounting Standards Board;

   (m) take any action which the Texas Company believes when taken would cause its representations and warranties contained herein to become inaccurate in any material respect; or

   (n) authorize, or commit or agree to take, any of the foregoing actions.

; provided, however, that none of the restrictions set forth in this Section
5.1 are intended to violate any provision of any agreement governing any indebtedness of the Delaware Company or any of its Subsidiaries. As used herein, the term "New Financing", shall mean a senior debt facility with terms reasonably acceptable to the Texas Company and the Delaware Company and provided by a lender or lenders reasonably acceptable to the Texas Company and the Delaware Company which shall provide for loans to the Texas Company, if necessary, in an amount of at least $800,000,000.

   Section 5.3 Commercially Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, all of the Parties hereto will use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the prompt delivery in writing of any and all information reasonably requested by another Party from time to time for inclusion or incorporation by reference in the S-4, the Delaware Company Proxy Statement and the Texas Company Proxy Statement, (ii) the prompt preparation and, subject to any limitations set forth in the Preferred Stock Agreement, filing with the SEC of the S-4, the Delaware Company Proxy Statement and the Texas Company Proxy Statement, (iii) such actions as may be required to have the S-4 declared effective under the Securities Act and the Delaware Company Proxy Statement and the Texas Company Proxy Statement cleared by the SEC, in each case as promptly as practicable, including by consulting with each other as to, and responding promptly to, any SEC comments with respect thereto, (iv) obtaining, prior to the Effective Time, all necessary blue sky permits and approvals and taking such other actions as may be required to be taken under applicable state securities or blue sky laws in connection with the issuance and delivery of shares of Texas Company Common Stock contemplated hereby, (v) the making of any necessary filings, and thereafter make any required submissions, with respect to this Agreement and the Merger under the HSR Act, or any other applicable Law, and (vi) obtaining all consents required under applicable Law or by contract necessary in connection with the Merger and the transactions contemplated in this Agreement, the Preferred Stock Agreement or the documents contemplated therein, and the New Financing. Without limiting the generality of the foregoing, each of the Delaware Company and the Texas Company shall promptly comply with any requests for additional information under the HSR Act, and shall use its commercially reasonable efforts to obtain termination of the waiting period thereunder as promptly as practicable. In addition, if at any time prior to the Effective Time any event or circumstance relating to the Delaware Company or the Texas Company or any of their respective Subsidiaries, or any of their respective officers or directors, should be discovered by the Delaware Company or the Texas Company, as the case may be, and which should be set forth in an amendment or supplement to the S-4, the Delaware Company Proxy Statement or the Texas Company Proxy Statement, the discovering Party will promptly inform the other Party of such event or circumstance.

   (b) Each of the Parties will comply in all material respects with all applicable Laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

   (c) Each of the Parties shall, in connection with the efforts referenced in this Section 5.3, (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other Parties of any material communication received by such Party from, or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) consult with each other in advance of any meeting or conference with any such Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the applicable Governmental Entity or other person, give the other Parties the opportunity to attend and participate in such meetings and conferences, and (iv) provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such Party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

   (d) In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.3, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable Law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered or promulgated or enforced by a Governmental Entity which would make the Merger or the other transactions contemplated hereby illegal or otherwise prohibit or materially impair or delay consummation of the transactions contemplated hereby, each of the Parties shall cooperate in all respects with each other and use all commercially reasonable efforts to contest and resist any such action or proceeding, to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section
5.3 shall limit a Party's right to terminate this Agreement pursuant to Section
7.1 so long as such Party has up to then complied in all respects with its obligations under this Section 5.3.

   (e) If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law, each of the Texas Company and the Delaware Company shall use its commercially reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Law so as to permit consummation of the transactions contemplated by this Agreement.

   Section 5.4 Letter of the Delaware Company's Accountants. Following receipt by PricewaterhouseCoopers, the Delaware Company's independent auditors, of an appropriate request from the

Texas Company pursuant to Statement on Auditing Standards ("SAS") No. 72, the Delaware Company will use its reasonable best efforts to cause to be delivered to the Texas Company a letter of PricewaterhouseCoopers, dated a date within two business days before the date on which the S-4 will become effective and addressed to the Texas Company, in form and substance reasonably satisfactory to the Texas Company, and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements on Form S-4, which letter will be brought down to the Effective Time.

   Section 5.5 Letter of the Texas Company's Accountants. Following receipt by KPMG Peat Marwick LLP, the Texas Company's independent auditors, of an appropriate request from the Delaware Company pursuant to SAS No. 72, the Texas Company will use its reasonable best efforts to cause to be delivered to the Delaware Company a letter of KPMG Peat Marwick, LLP, dated a date within two business days before the date on which the S-4 will become effective and addressed to the Delaware Company, in form and substance reasonably satisfactory to the Delaware Company, and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements on Form S-4, which letter will be brought down to the Effective Time.

   Section 5.6 Access to Information. Upon reasonable notice, each Party will (and will cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, facilities, books, contracts, commitments and records and other information as reasonably requested by such requesting Party and, during such period, each of the Delaware Company and the Texas Company will (and will cause each of their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of United States federal securities laws or regulations, and (b) all other information concerning its business, properties and personnel as such other Party may reasonably request. The Parties will hold any such information which is nonpublic in confidence in accordance with the terms of the Confidentiality Agreement, dated June 1, 1999, between the Delaware Company and the Texas Company, as amended (the "Confidentiality Agreement"), and in the event of termination of this Agreement for any reason each Party will promptly comply with the terms of the Confidentiality Agreement.

   Section 5.7 Stock Exchange Listing. The Texas Company will use its best efforts to (i) obtain, prior to the Effective Time, the approval for listing on the NYSE, effective upon official notice of issuance, of the shares of Surviving Corporation Common Stock to be issued in connection with the Merger pursuant to Article II hereof, the shares of Surviving Corporation Common Stock which will be issuable upon conversion of the Texas Company Preferred Stock and the shares of Surviving Corporation Common Stock which will be issuable upon exercise options, warrants, earn outs and convertible securities of the Delaware Company, and (ii) cause such Surviving Corporation Common Stock to be duly registered or qualified under all applicable state securities or blue sky laws.

   Section 5.8 Employee Benefit Plans. (a) Certain Delaware Company Plans. On or prior to the Effective Time, the Delaware Company and its Board of Directors (or a committee thereof) and the Texas Company and its Board of Directors (or a committee thereof) will take all action necessary to implement the provisions contained in this Section 5.8 in a manner reasonably acceptable to the Texas Company.

   (i) Options and Warrants to Purchase Delaware Common Stock.

   (1) Any Delaware Company Options that are unexercisable, but become exercisable as a result of the transactions contemplated hereby, shall not become exercisable because of the transactions contemplated hereby and any discretion or any decision to be made by the Delaware Company or its delegate with regard to any Delaware Company Options shall be made not to allow any of such Delaware Company Options to become exercisable on account of the transactions contemplated hereby. In addition, the Delaware Company shall either (i) cause each Person who has Delaware Company Options that become exercisable because of the transactions contemplated hereby to execute a waiver whereby such person agrees that such options shall not become exercisable on account of the transactions contemplated hereby (the "Option Waivers") or (ii) enter into severance agreements with any person that has not signed an Option Waiver. Such severance agreements shall provide for severance payments at the Effective Time in amounts consistent with past practice of the Delaware Company and not in excess of the amount set forth in Section 5.1(g) of the Delaware Company Disclosure Schedule and that all of Delaware Company Options of such person shall terminate and be of no force and effect at the Effective Time.

   (2) At the Effective Time, the Delaware Company's obligations with respect to each outstanding Delaware Company Option under the Delaware Company Option Plans and each of the outstanding Delaware Company Warrants shall be assumed by the Surviving Corporation. Options for which Option Waivers have not been obtained and are required shall not be assumed by the Surviving Corporation. The Delaware Company Options and the Delaware Company Warrants so assumed by the Surviving Corporation shall continue to have, and be subject to, the same terms and conditions set forth in the Delaware Company Option Plans (as to the Delaware Company Option) and agreements pursuant to which such Delaware Company Options and Delaware Company Warrants were issued as in effect immediately prior to the Effective Time, except that (i) such Delaware Company Options and Delaware Company Warrant shall be exercisable for that number of whole shares of Surviving Corporation Common Stock equal to the product of the number of shares of Delaware Company Common Stock covered by the Delaware Company Options and the Delaware Company Warrants immediately prior to the Effective Time multiplied by the Delaware Company Per Share Stock Amount, rounded up to the nearest whole number of shares of Surviving Corporation Common Stock, and (ii) the per share exercise price for the shares of Surviving Corporation Common Stock issuable upon the exercise of such assumed Delaware Company Options or the Delaware Company Warrants shall be equal to the quotient determined by dividing the exercise price per share of Delaware Company Common Stock specified for such Delaware Company Options under the applicable Delaware Company Option Plans or agreement or Delaware Company Warrants immediately prior to the Effective Time by the Delaware Company Per Share Stock Amount, rounding the resulting exercise price down to the nearest whole cent. With respect to the Delaware Company Options, the date of grant shall be the date on which the Delaware Company Options were originally granted. Prior to such assumption of such Delaware Company Options or Delaware Company Warrants by the Surviving Corporation, the Delaware Company shall make all amendments to the plans and agreements governing such Delaware Company Options and Delaware Company Warrants to accomplish the foregoing, which shall be in a form reasonably acceptable to the Texas Company. The Surviving Corporation shall (i) reserve for issuance the number of shares of Surviving Corporation Common Stock that will become issuable upon the exercise of such Delaware Company Options and the Delaware Company Warrants pursuant to this Section 5.8(a)(i)(2) and
(ii) at the Effective Time, execute a document evidencing the assumption by the Surviving Corporation of the Delaware Company's obligations with respect thereto under this 5.8(a)(i)(2). As soon as practicable after the Effective Time, the Surviving Corporation shall file a registration statement on Form S-8 (or any successor form), or another appropriate form with respect to the shares of Surviving Corporation Common Stock subject to such Delaware Company Options and shall use its reasonable commercial efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Delaware Company Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, the Surviving Corporation, to the extent legally permissible, shall administer the Delaware Company Option Plans assumed pursuant to this Section 5.8(a)(i)(2) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

   (ii) Directors Option Plan. All Delaware Company Options issued and outstanding under the Consolidation Capital Corporation 1997 Non-Employee Directors' Stock Plan (the "Directors Option Plan") shall be exercisable in accordance with such plan; provided that, the Delaware Company agrees to amend the Directors Option Plan prior to the earlier to occur of the Effective Time or December 31, 1999, to provide that no automatic grants of options under such plan shall occur. Additionally, the Delaware Company agrees to terminate the Directors Option Plan effective as of the Effective Time.

   (iii) Stock Performance Plan and All Other Stock-Based Plans.

   (1) At the Effective Time, the Delaware Company shall take all steps necessary to cause any shares of Delaware Company Common Stock granted pursuant to any Delaware Company Plan, including, without limitation, the Delaware Company's 1999 Stock Performance Incentive Plan (the "Stock Performance Plan"), to be converted into shares of Surviving Corporation Common Stock in accordance with Section 2.1(i) hereof. Except as provided herein or as otherwise agreed to by the Parties, and to the extent permitted by the applicable plan or agreement, the provisions in any plan, program or arrangement (other than the Stock Performance Plan and the Delaware Company Option Plans) providing for the issuance or grant of any other interest in respect of the capital stock of the Delaware Company or any of its Subsidiaries will be terminated as of the Effective Time.

   (2) No shares of Delaware Company Stock shall be awarded or issued on or before the Effective Time on account of the occurrence of the transactions contemplated hereby pursuant to any Delaware Company Plan, including, without limitation, the Stock Performance Plan, and any discretion or any decision to be made by any person, committee or company with regard to the award or issue of Delaware Company Stock pursuant to any Delaware Company Plan shall not be made to grant any such award or approve or otherwise authorize such award or issuance. Prior to the Effective Time and except as set forth in this Section 5.8, the Delaware Company shall cause each person who has a right to have Delaware Company Stock either awarded or issued prior to the Effective Time under a Delaware Company Plan whether or not on account of the occurrence of the transactions contemplated hereby to execute a waiver whereby such person agrees to release the Delaware Company of its obligation to award or issue Delaware Company Stock under such Delaware Company Plan. After the Closing, the Texas Company shall assume the Stock Performance Plan in accordance with its terms (or adopt a substantially similar plan or utilize an existing Texas Company plan) with respect to the Persons named in Section 3.17(e) of the Delaware Company Disclosure Schedule, and the "Stock Price" which must be attained under Section 3 of the Stock Performance Plan and the number of shares of Delaware Company Common Stock allocated to such individuals set forth in
Section 3.17(e) of the Delaware Company Disclosure Schedule shall be subject to appropriate adjustments set forth in Section 5.8(a)(i)(2) above; provided, however, that if the benefits under such plan have been satisfied with respect to any Person, then no further obligations shall exist with respect to such Person.

   (iv) Employee Stock Purchase Plan. At a date to be agreed on by the Parties which must be at least three days before the Closing, the Delaware Company shall terminate the Consolidation Capital Corporation Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") so that no purchase or sales of Delaware Company Stock can occur under the Employee Stock Purchase Plan after such date.

   (v) 162(m) Bonus Plan. The Delaware Company shall terminate the consolidation Capital Corporation Section 162(m) Bonus Plan (the "162(m) Bonus Plan") prior to the Effective Time.

   (vi) Delaware Company Qualified Plans. Prior to the Closing Date, the Delaware Company and the Texas Company agree to use their best efforts to come to an agreement with respect to how (i) to maintain the qualified status of certain Delaware Company Plans which are qualified or intended to be qualified under Section 401(a) of the Code ("Delaware Company Qualified Plans") from the date of this Agreement through the Effective Time and (ii) to provide qualified retirement benefits to the employees of the Surviving Corporation after the Effective Time. Notwithstanding the above, the Delaware Company agrees to maintain the qualified status of the Delaware Company Qualified Plans from the date of this Agreement through the Effective Time.

   (b) All Other Employee Benefit Plans of the Delaware Company and of the Texas Company. Except as otherwise contemplated by this Agreement, the employee benefit plans (as defined in Section 3(3) of ERISA) and other employee plans, programs and policies other than salary (collectively, the "Employee Benefit Plans") of the Delaware Company and its Subsidiaries and the Texas Company and its Subsidiaries in effect at the date of this Agreement will remain in effect until otherwise determined after the Effective Time unless otherwise determined by the Board of Directors of the Surviving Corporation.

   (i) Agreement and Conditions. Without limiting the generality of Section 5.8(b), the Surviving Corporation shall (i) honor (A) in accordance with their terms all individual employment, severance and termination agreements of the Delaware Company or any of its Subsidiaries, and (B) without modification all other employee severance plans, policies, employment and severance agreements of the Delaware Company or any of its Subsidiaries with respect to their respective past and present officers, directors, employees and agents that are in effect as of the Effective Time through the termination date specified in such document, (ii) waive any limitations regarding pre-existing conditions of employees of the Delaware Company and its Subsidiaries employed by any of them as of the Effective Time ("Current Employees") and their eligible dependents under any welfare or other employee benefit plans of the Surviving Corporation and its affiliates in which they participate after the Effective Time (except to the extent that such limitations would have applied under the analogous plan of the Delaware Company and its Subsidiaries immediately before the Effective
Time), and (iii) for the Employee Benefit Plans applicable to employees of the Surviving Corporation effective after the Effective Time, recognize all service with the Delaware Company or any of its Subsidiaries and the Texas Company or any of its Subsidiaries to the extent service is recognized for any purpose under similar Delaware Company Plans and similar Texas Company Plans, except to the extent such treatment would result in duplication of benefits or would violate applicable Law.

   (c) Certain Texas Company Options. With respect to the options listed on
Exhibit 5.8(c), the Delaware Company and the Texas Company agree that, notwithstanding anything in this Agreement to the contrary, the Texas Company may, subject to the pre-approval of the Board of Directors of the Texas Company and effective at the Effective Time, purchase a number of such options equal to the number of such options requested to be purchased by the holder of such options in writing up to a maximum of 50% of the options held by such Person (the "Total Eligible Options"); provided, however, that in the event that the Elected Cash Shares is more than the Total Eligible Share Number, the number of options that may be purchased by the Company pursuant to this Section 5.8(c) shall be subject to the proration procedures set forth in Section 2.5 of this Agreement as if such option were Elected Cash Shares. The purchase price at which the Texas Company may repurchase any of such options shall be $13.50 per share less the exercise price of such option. Any payments paid by the Company to purchase such options shall be in exchange for the termination and relinquishment by the holder of such options.

   Section 5.9 Insurance and Indemnity. For a period of six years after the Effective Time, (a) the Surviving Corporation shall, subject to applicable Law, maintain in effect the current provisions regarding indemnification of officers and directors contained in the articles of incorporation and bylaws of the Texas Company and each of its Subsidiaries and of the Delaware Company's Subsidiaries as in effect immediately prior to the Effective Time and honor any indemnification agreements of the Delaware Company and its respective Subsidiaries with directors, officers or employees as in effect immediately prior to the Effective Time, (b) the Surviving Corporation shall maintain in effect directors and officers liability insurance having substantially the same terms and conditions and providing at least the same coverage and amounts as the directors and officers liability insurance maintained by the Delaware Company as in effect immediately prior to the Effective Time for all directors and officers of the Delaware Company and its Subsidiaries who served as such at any time since November 25, 1997; provided, however, that the Surviving Corporation shall not be required to pay more than $500,000 per year in premiums for such coverage and may reduce such coverage to the extent required so that annual premiums therefor do not exceed such amount, and (c) the Surviving Corporation shall indemnify the directors and officers of the Delaware Company to the fullest extent to which the Surviving Corporation is permitted to indemnify such officers and directors under its articles of incorporation and bylaws and applicable Law.

   Section 5.10 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such expenses except (i) as set forth in Section 7.4, and (ii) that the Delaware Company shall pay 60% of the fees and expenses of Baker Robbins to prepare a report on the Y2K compliance of the Delaware Company and its Subsidiaries and the Texas Company shall pay the remaining 40% of such fees and expenses.

   Section 5.11 Brokers or Finders. Each of the Delaware Company and the Texas Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers, or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Bear Stearns & Co. Inc., whose fees and expenses will be paid by the Delaware Company or, if the Effective Time occurs, by the Surviving Corporation, in accordance with the Delaware Company's agreement with such firm, a copy of which has been provided to the Texas Company, and Chase Securities, Inc., whose fees and expenses will be paid by the Texas Company or, if the Effective Time occurs, by the Surviving Corporation in accordance with the Texas Company's agreement with such firm, a copy of which has been provided to the Delaware Company, and each of the Delaware Company and the Texas Company will indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other brokers, or finders, fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by such Party or any of its Subsidiaries or affiliates.

   Section 5.12 No Solicitation. (a) From and after the date hereof, the Texas Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountants or other representatives retained by it or any of its Subsidiaries to, directly or indirectly through another Person, solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiry, offer, proposal or agreement with respect to an Alternative Transaction (as hereinafter defined); provided however, that if, at any time prior to obtaining the Requisite Texas Holder Approvals, the Board of Directors of the Texas Company determines in good faith, based on advice from outside counsel and its financial advisors, that providing such information or participating in such negotiations or discussions is required to prevent the Board of Directors of the Texas Company from breaching their fiduciary duties to the Texas Company's shareholders under applicable Law, the Board of Directors of the Texas Company may, in response to any proposal that has been determined by it to be a Texas Company Superior Proposal (as hereinafter defined), that was not solicited by it and that did not otherwise result from a breach of this Section 5.12(a), and subject to the Texas Company giving the Delaware Company at least two business days written notice of its intention to do so, (x) furnish information with respect to the Texas Company and its Subsidiaries to any Person pursuant to a customary confidentiality agreement containing terms no less restrictive than the terms of the Confidentiality Agreement, provided that a copy of all such information is delivered simultaneously to the Delaware Company, and (y) participate in negotiations regarding such proposal. The Texas Company shall promptly notify the Delaware Company orally and in writing of any request for information or of any proposal in connection with an Alternative Transaction, the material terms and conditions of such request or proposal (including a copy thereof, if in writing, and all other documentation and any related correspondence) and the identity of the person making such request or proposal. The Texas Company will keep the Delaware Company reasonably informed of the status and details (including amendments or proposed amendments) of such request or proposal on a current basis. The Texas Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Third Party conducted heretofore by the Texas Company or its representatives with respect to the foregoing. Subject to the first sentence of this Section 5.12(a), the Texas Company (i) agrees not to release any Third Party (as hereinafter defined) from, or waive any provision of, or fail to enforce, any standstill agreement or similar agreements to which it is a party related to, or which could affect, an Alternative Transaction and agrees that the Delaware Company shall be entitled to enforce the Texas Company's rights and remedies under and in connection with such agreements and
(ii) acknowledges that the provisions of clause (i) are an important and integral part of this Agreement. Nothing contained in this Section 5.12 or
Section 5.13 shall prohibit the Texas Company (i) from taking and disclosing to its shareholders a position contemplated by Rule 14c-9 or Rule 14e-2(a) promulgated under the Exchange Act, or (ii) from making any disclosure to its shareholders if, in the good faith judgment of the Board of Directors of the Texas Company, after receipt of advice from outside counsel and its financial advisors, such disclosure is required to prevent the Board of Directors of the Texas Company from breaching their fiduciary duties to the Texas Company's shareholders under applicable Law. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.12(a) by any director or officer of the

Texas Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Texas Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.12(a) by the Texas Company.

   (b) From and after the date hereof, the Delaware Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountants or other representatives retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiry, offer, proposal or agreement with respect to an Alternative Transaction, or (ii) participate in any discussions or negotiations regarding any Alternative Transaction; provided, however, that if, at any time prior to obtaining the Requisite Delaware Holder Approvals, the Board of Directors of the Delaware Company determines in good faith, based on advice from outside counsel and its financial advisors, that providing such information or participating in such negotiations or discussions is required to prevent the Board of Directors of the Delaware Company from breaching their fiduciary duties to the Delaware Company's stockholders under applicable Law, the Board of Directors of the Delaware Company may, in response to a proposal that has been determined by it to be a Delaware Company Superior Proposal (as hereinafter defined), that was not solicited by it and that did not otherwise result from a breach of this
Section 5.12(b), and subject to the Delaware Company giving the Texas Company at least two business days written notice of its intention to do so, (x) furnish information with respect to the Delaware Company and its Subsidiaries to any person pursuant to a customary confidentiality agreement containing terms no less restrictive than the terms of the Confidentiality Agreement, provided that a copy of all such information is delivered simultaneously to the Texas Company, and (y) participate in negotiations regarding such proposal. The Delaware Company shall promptly notify the Texas Company orally and in writing of any request for information or of any proposal in connection with an Alternative Transaction, the material terms and conditions of such request or proposal (including a copy thereof, if in writing, and all other documentation any related correspondence) and the identity of the person making such request or proposal. The Delaware Company will keep the Texas Company reasonably informed of the status and details (including amendments or proposed amendments) of such request or proposal on a current basis. The Delaware Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Third Party conducted heretofore by the Delaware Company or its representatives with respect to the foregoing. Subject to the first sentence of this Section 5.12(b), the Delaware Company (i) agrees not to release any Third Party from, or waive any provision of, or fail to enforce, any standstill agreement or similar agreements to which it is a Party related to, or which could affect, an Alternative Transaction and agrees that the Texas Company shall be entitled to enforce the Delaware Company's rights and remedies under and in connection with such agreements and (ii) acknowledges that the provisions of clause (i) are an important and integral part of this Agreement. Nothing contained in this
Section 5.12 or in Section 5.13 shall prohibit the Delaware Company (i) from taking and disclosing to its stockholders a position contemplated by Rule 14e-9 or Rule 14e-2(a) promulgated under the Exchange Act, or (ii) from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Delaware Company, based on advice from outside counsel and its financial advisors, such disclosure is required to prevent the Board of Directors of the Delaware Company from breaching their fiduciary duties to the Delaware Company's stockholders under applicable Law. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in
Section 5.12(b) by any director or officer of the Delaware Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Delaware Company or any of its Subsidiaries shall be deemed to be a breach of Section 5.12(b) by the Delaware Company.

   (c) For purposes of this Agreement, "Alternative Transaction" means any of
(i) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than the Texas Company and its Subsidiaries and other than the Delaware Company and its Subsidiaries (a "Third Party") acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding shares of the Texas Company or the Delaware Company, as the case may be, whether from the Texas Company or the Delaware Company or pursuant to a tender offer or otherwise, (ii) any acquisition or proposed acquisition of, or business combination with, the Texas Company or any of its Subsidiaries or the Delaware Company or any of its Subsidiaries, as the case may be, by a merger or other business combination (including any so-called "merger-of-equals" and whether or not the Texas Company or any of its Subsidiaries or the Delaware Company or any of its Subsidiaries, as the case may be, is the entity surviving any such merger or business combination), and (iii) any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of 20% or more of the consolidated assets (including for this purpose the outstanding equity securities of Subsidiaries of the Texas Company or the Delaware Company, as the case may be, and any entity surviving any merger or business combination including any of them) of the Texas Company or any of its Subsidiaries or the Delaware Company or any of its Subsidiaries, as the case may be. Notwithstanding the foregoing, neither the Preferred Stock Agreement nor the transactions or documents contemplated therein shall constitute an Alternative Transaction.

   Section 5.13 Texas Company and Delaware Company Shareholder Meetings. (a) As promptly as practicable after the S-4 is declared effective under the Securities Act, the Texas Company shall duly give notice of, convene and hold a meeting of its shareholders (the "Texas Company Shareholders' Meeting") in accordance with the TBCA for the purpose of obtaining the Requisite Texas Holders Approvals and shall, subject to the provisions of Section 5.13(b) hereof, through its Board of Directors, recommend to its shareholders the approval of this Agreement, the issuance of the Texas Company Common Stock in connection with the Merger and the issuance of the Texas Company Preferred Stock pursuant to the Preferred Stock Agreement.

   (b) Neither the Board of Directors of the Texas Company nor any committee thereof shall (i) except as expressly permitted by this Section 5.13(b), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to the Delaware Company, the approval or recommendation of such Board of Directors or such committee thereof of this Agreement, the issuance of the Texas Company Common Stock in connection with the Merger or the issuance of the Texas Company Preferred Stock pursuant to the Preferred Stock Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, or (iii) cause the Texas Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Texas Company Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, in the event that prior to the later of the approval of this Agreement, of the issuance of the Texas Company Common Stock in connection with the Merger by the holders of the Texas Company Common Stock and the issuance of the Texas Company Preferred Stock pursuant to the Preferred Stock Agreement, the Board of Directors of the Texas Company determines in good faith, after it has received a Texas Company Superior Proposal and after receipt of advice from outside counsel and its financial advisors, that doing so is required to prevent the Board of Directors of the Texas Company from breaching its fiduciary duties to the Texas Company shareholders under applicable Law, the Board of Directors of the Texas Company may (subject to this and the following sentences) inform the Texas Company shareholders that it no longer believes that such approval is advisable and no longer recommends approval (a "Texas Company Subsequent Determination") or pay the Termination Fee and terminate this Agreement, but only at a time that is after the fifth business day following the Delaware Company's receipt of written notice advising the Delaware Company that the Board of Directors of the Texas Company has received a Texas Company Superior Proposal specifying the material terms and conditions of such the Texas Company Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the Person making such Texas Company Superior Proposal and stating that it intends to make a Texas Company Subsequent Determination or to terminate this Agreement (a "Texas Company Determination Notice"). After providing the Texas Company Determination Notice, the Texas Company shall cause its financial and legal advisors to negotiate in good faith with the Delaware Company during such five business days to make such adjustments to the terms and conditions of this Agreement as would enable the Texas Company to proceed with the Merger on such adjusted terms; provided, however, that any such adjustment shall be at the discretion of the Parties at the time. For purposes of this Agreement, a "Texas Company Superior Proposal" means any proposal (on its most recent amended or modified terms, if amended or modified) made by a Third Party to enter into an Alternative Transaction which the Board of Directors of the Texas Company determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Texas Company's shareholders than the Merger and the transactions contemplated herein, in the Preferred Stock Agreement and by the New Financing, taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of the Texas Company, based on the advice of a financial advisor of nationally recognized reputation, the Third Party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by the Delaware Company in response to such Alternative Transaction). Notwithstanding the foregoing, but subject to its right to terminate pursuant to Section 7.1(g), the Texas Company agrees that its obligations pursuant to 5.13(a) to give notice of, convene and hold a meeting of its shareholders in accordance with the TBCA and its articles of incorporation and bylaws shall not be affected by the withdrawal or modification (other than a withdrawal or modification in which the Texas Company Board of Directors recommends that its shareholders not grant the Requisite Texas Holders Approvals) by the Texas Company Board of Directors, in accordance with this Section 5.13(b), of its recommendation to the shareholders of the Texas Company to grant the Requisite Texas Holders Approvals.

   (c) As promptly as practicable after the S-4 is declared effective under the Securities Act, the Delaware Company shall duly give notice of, convene and hold a meeting of its stockholders and the holders of its Debentures (the "Delaware Company Stockholders' Meeting") in accordance with the DGCL and its certificate of incorporation and bylaws for the purpose of obtaining the Requisite Delaware Holders Approvals and shall, subject to the provisions of
Section 5.13(d) hereof, through its Board of Directors, recommend to its stockholders and the holders of the Debentures the adoption of this Agreement.

   (d) Neither the Board of Directors of the Delaware Company nor any committee thereof shall (i) except as expressly permitted by this Section 5.13(d), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to the Texas Company, the approval or recommendation of such Board of Directors or such committee thereof of this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, or (iii) cause the Delaware Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Delaware Company Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, in the event that prior to obtaining the Requisite Delaware Holders Approvals, the Board of Directors of the Delaware Company determines in good faith, after it has received a Delaware Company Superior Proposal and after receipt of advice from outside counsel and its financial advisors, that doing so is required to prevent the Board of Directors of the Delaware Company from breaching its fiduciary duties to the Delaware Company stockholders under applicable Law, the Board of Directors of the Delaware Company may (subject to this and the following sentences) inform the Delaware Company stockholders that it no longer believes that the Merger is advisable and no longer recommends approval (a "Delaware Company Subsequent Determination") or pay the Termination Fee and terminate this Agreement, but only at a time that is after the fifth business day following the Texas Company's receipt of written notice advising the Texas Company that the Board of Directors of the Delaware Company has received a Delaware Company Superior Proposal specifying the material terms and conditions of such Delaware Company Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the Person making such Delaware Company Superior Proposal and stating that it intends to make a Delaware Company Subsequent Determination or to terminate this Agreement (a "Delaware Company Determination Notice"). After providing a Delaware Company Determination Notice, the Delaware Company shall cause its financial and legal advisors to negotiate in good faith with the Texas Company during such five business days to make such adjustments to the terms and conditions of this Agreement as would enable the Delaware Company to proceed with the Merger on such adjusted terms; provided however, that any such adjustment shall be at the discretion of the Parties at the time. For purposes of this Agreement, a "Delaware Company Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into an Alternative Transaction which the Board of Directors of the Delaware Company determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Delaware Company's stockholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of the Delaware Company, based on the advice of a financial advisor of nationally recognized reputation, the Third Party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by the Texas Company in response to such Alternative Transaction). Notwithstanding the foregoing, but subject to its right to terminate pursuant to Section 7.1(g), the Delaware Company agrees that its obligations pursuant to 5.13(c) to give notice of, convene and hold a meeting of its stockholders and the holders of the Debentures in accordance with the DGCL and its certificate of incorporation and bylaws shall not be affected by the withdrawal or modification by the Delaware Company Board of Directors, in accordance with this Section 5.13(d), of its recommendation to the stockholders of the Delaware Company and the holders of the Debentures to adopt this Agreement.

   Section 5.14 Rule 145. The Delaware Company will use its reasonable best efforts to cause all Persons who, at the time of the meeting of the Delaware Company's stockholders to adopt this Agreement, may be deemed to be affiliates of the Delaware Company as that term is used in Rule 145 under the Securities Act and who will become the beneficial owners of Surviving Corporation Common Stock pursuant to the Merger to execute "affiliates' letters" in customary form prior to the Effective Time. Except as otherwise provided in any separate agreements between the Texas Company and any such affiliates, the Texas Company will use its reasonable efforts to comply with the provisions of Rule 144(c) under the Securities Act in order that such affiliates may resell such Surviving Corporation Common Stock pursuant to Rule 145(d) under the Securities Act. After the first anniversary of the Closing Date, upon a written request, the Surviving Corporation will remove any restrictive legends related to Rule 145 on the certificates evidencing Merger Consideration received by Persons who are affiliates of the Delaware Company immediately before the Effective Time but who are not affiliates of the Surviving Corporation immediately after the Effective Time.

   Section 5.15 Board Membership and Officers. The Boards of Directors of the Texas Company shall take such action as may be required to cause the directors comprising the full Board of Directors of the Surviving Corporation and the officers of the Surviving Corporation immediately after the Effective Time to reflect the provisions of this Section 5.15. The initial Board of Directors of the Surviving Corporation following the Merger shall consist of 13 individuals; four shall be designees of the Delaware Company which shall be reasonably acceptable to the other parties hereto (the "Delaware Designees"), four shall be designees of the Texas Company which shall be reasonably acceptable to the other parties hereto (the "Texas Designees"), four shall be designees of the Investor (the "Investor Designees") and one (the "Joint Designee") shall be chosen jointly by the Delaware Company, the Texas Company and the Investor. At least two of the Delaware Designees shall not be employed by the Delaware Company or its Subsidiaries, and at least two of the Texas Designees shall not be employed by the Texas Company or its Subsidiaries. J. Patrick Millinor shall serve as Chairman of the Board of the Surviving Corporation immediately following the Merger and Joseph Ivey shall serve as President and Chief Executive Officer of the Surviving Corporation. Each shall report to the full Board of Directors. The executive committee (the "Executive Committee") of the Board shall consist of five members of the Board, two of whom shall be Ivey and Millinor. In the event that either of Messrs. Millinor or Ivey ceases to be employed by the Texas Company or the Delaware Company, respectively, immediately prior to the Effective Time, then the position with the Surviving Corporation which would otherwise be held by them shall be filled promptly after the Effective Time by the Board of Directors of the Surviving Corporation. Except as set forth in this Section 5.15, all other officers of the Surviving Corporation shall be selected by the Board of Directors of the Surviving Corporation after consultation with Messrs. Millinor and Ivey. All directors and officers so elected shall hold office from the Effective Time in accordance with the charter documents governing such corporation until his or her successor is duly elected or appointed and qualified.

   Section 5.16 Takeover Statute. If any "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, the Delaware Company, the Texas Company and their respective members of their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated herein.

   Section 5.17 Tax Matters. (a) Each of the Parties shall use its best efforts to cause the Merger to constitute a tax-free "reorganization" under Code
Section 368(a). None of the Parties will knowingly take any action, and none of the Parties will permit any of its Subsidiaries or Affiliates knowingly to take any action, that would cause the Merger to fail to qualify as a tax-free reorganization under Code Section 368(a).

   (b) The Delaware Company will deliver a Representation Letter substantially in the form of Exhibit 5.17(c)-1 executed as of the Closing Date and the Texas Company will deliver a Representation Letter substantially in the form of
Exhibit 5.17(c)-2 executed as of the Closing Date.

   Section 5.18 Notification of Certain Matters. Each of the Delaware Company and the Texas Company shall give prompt notice to the other of:

     (i) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate with respect to such Party and its Subsidiaries, taken as a whole, at any time from the date hereof to the Effective Time, or (B) directly or indirectly, any material adverse effect on such Party; and

     (ii) any material failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

   Section 5.19 Transition Planning. J. Patrick Millinor, Jr., and Joseph Ivey, as Chief Executive Officers of the Texas Company and the Delaware Company, respectively, jointly shall be responsible for coordinating all aspects of transition planning and implementation relating to the Merger and the other transactions contemplated hereby. If either such person ceases to be Chief Executive Officer of his respective company for any reason, such Person's successor as Chief Executive Officer shall assume his predecessor's responsibilities under this Section 5.19. During the period between the date hereof and the Effective Time, Messrs. Millinor and Ivey jointly shall (i) examine various alternatives regarding the manner in which to best organize and manage the businesses of the Texas Company and the Delaware Company after the Effective Time, and (ii) coordinate policies and strategies with respect to employees and employee compensation and benefit matters, in all cases subject to applicable law.

                                   ARTICLE VI

                                   Conditions

   Section 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of the Parties to effect the Merger will be subject to the satisfaction, on or prior to the Effective Time, of the following conditions:

     (a) The Delaware Company shall have obtained the Requisite Delaware Holders Approvals.

     (b) The Texas Company shall have obtained the Requisite Texas Company Holders Approvals.

     (c) Any waiting period under the HSR Act applicable to the Merger shall have expired or been terminated.

     (d) The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall then be in effect and no proceeding for that purpose shall have been initiated or, to the knowledge of the Texas Company or the Delaware Company, threatened.

     (e) The Texas Company shall have received all state securities or blue sky permits and other authorizations necessary to issue the shares of Surviving Corporation Common Stock pursuant to this Agreement.

     (f) No temporary restraining order, preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction and no other legal restraint or prohibition preventing the consummation of the Merger shall be in effect (each Party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted).

     (g) The shares of Surviving Corporation Common Stock to be issued in connection with the Merger, the shares of Surviving Corporation Common Stock which will be issuable upon conversion of the Texas Company Preferred Stock and the shares of Surviving Corporation Common Stock will be issuable upon the exercise of the options, warrants and convertible securities of the Delaware Company shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (h) The Texas Company shall have received the opinion of Bracewell & Patterson, L.L.P. substantially in the form attached hereto as Exhibit 6.1(h)(i) and the Delaware Company shall have received the opinion of Morgan, Lewis and Bockius, LLP, substantially in the form attached hereto as Exhibit 6.1(h)(ii), addressed to the Texas Company and the Delaware Company, respectively, based upon representation letters substantially in the forms referenced in Section 5.17 of this Agreement, dated on or about the date of such opinion and such other facts and representations as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code.

     (i) The Texas Company shall have received from an institutional investor or its affiliated designees (the "New Investor"), pursuant to the Preferred Stock Agreement, the amount of $150,000,000 and all of the outstanding Debentures as consideration for the issuance of shares of 7.25% Convertible Preferred Stock, par value $.001 per share, of the Texas Company (the "Texas Company Preferred Stock").

     (j) The Texas Company shall have obtained the New Financing and funding thereunder shall be available to the Texas Company.

     (k) All material consents, approvals and authorizations from Government Entities or third parties required to effect, or as a result of, the Merger, the failure to obtain which would have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, shall have been obtained.

     (l) There shall exist no default under any material indebtedness of either the Delaware Company or the Texas Company.

   Section 6.2 Conditions of Obligations of the Delaware Company. The obligations of the Delaware Company to effect the Merger are further subject to satisfaction or waiver of the following conditions:

     (a) The representations and warranties of the Texas Company contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date; provided, however, that for purposes of this Section 6.2(a) only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a material adverse effect on the Texas Company;

     (b) the Texas Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time; and

     (c) the Delaware Company shall have received a certificate of an executive officer of the Texas Company to the effect set forth in paragraphs (a) and (b) above.

   Section 6.3 Conditions of Obligations of the Texas Company. The obligations of the Texas Company to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

     (a) The representations and warranties of the Delaware Company contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date; provided, however, that for purposes of this Section 6.3(a) only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a material adverse effect on the Delaware Company;

     (b) the Delaware Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time; and

     (c) the Texas Company shall have received a certificate of an executive officer of the Delaware Company to the effect set forth in paragraphs (a) and (b) above.

                                  ARTICLE VII

                                  Termination

   Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time whether before or, subject to the terms of this Agreement, after approval of this Agreement by the stockholders and holders of the Debentures of the Delaware Company or the shareholders of the Texas Company, in each case as authorized by the respective Board of Directors of the Delaware Company or the Texas Company:

     (a) by mutual consent of the Texas Company and the Delaware Company;

     (b) by either of the Texas Company or the Delaware Company if the Merger is not consummated before March 31, 2000 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
  Section 7.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any condition to be satisfied;

     (c) by either of the Texas Company or the Delaware Company if there shall be any Law that makes the consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction has issued an order, decree, ruling or injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, which injunction has become final and non-appealable;

     (d) (i) by the Delaware Company, (A) if the Texas Company shall have breached in any material respect (without regard to materiality qualifiers contained therein) any of its representations or warranties contained in this Agreement or the Texas Company shall have failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by the Texas Company, as the case may be, prior to the Termination Date and (2) renders any condition under Section 6.1 or 6.2 incapable of being satisfied prior to the Termination Date, or (B) if a condition under
  Section 6.1 or 6.2 to the Delaware Company's obligations hereunder cannot be satisfied prior to the Termination Date;

     (ii) by the Texas Company, (A) if the Delaware Company shall have breached in any material respect (without regard to materiality qualifiers contained therein) any of its representations or warranties contained in this Agreement or shall have failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by the Delaware Company prior to the Termination Date and (2) renders any condition under Sections 6.1 or 6.3 incapable of being satisfied prior to the Termination Date, or (B) if a condition under Section 6.1 or 6.3 to the Texas Company's obligations hereunder cannot be satisfied prior to the Termination Date;

     (e) by either the Delaware Company or the Texas Company if the Board of Directors of the other (i) shall fail to include in its Proxy Statement its recommendation without modification or qualification that the stockholders and Debenture holders of the Delaware Company adopt this Agreement, in the case of the

  Delaware Company, or that the shareholders of the Texas Company adopt this Agreement, approve the issuance of the shares of Texas Company Common Stock in connection with the Merger and approve the issuance of the Texas Company Preferred Stock pursuant to the Preferred Stock Agreement, in the case of the Texas Company, (ii) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Merger, in the case of the Delaware Company, or shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Merger, the issuance of the shares of Texas Company Common Stock in connection with the Merger or the issuance of the Texas Company Preferred Stock pursuant to the Preferred Stock Agreement, in the case of the Texas Company, (iii) shall fail to reaffirm such approval or recommendation promptly after such Party's request, (iv) shall approve or recommend any Alternative Transaction, or
  (v) shall resolve to take any of the actions specified in this Section
  7.1(e);

     (f) by either the Delaware Company or the Texas Company if the Requisite Delaware Holders Approvals or the Requisite Texas Holders Approvals, as the case may be, shall fail to have been obtained at a duly held meeting of such holders of either of such companies, including any adjournments thereof, or

     (g)(i) by the Texas Company in accordance with Section 5.13(b), or (ii) by the Delaware Company in accordance with Section 5.13(d), provided, that, in each case, the Party terminating this Agreement pays the Termination Fee as a condition to the effectiveness of such Party's termination under
  Section 7.1(g).

   Section 7.2 Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 7.1 hereof, and subject to the provisions of
Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the Parties, except (i) as set forth in this Section 7.2 and in Sections 3.9, 4.10, 5.10 and 5.11 hereof, and (ii) nothing herein shall relieve any Party from liability for any willful breach hereof.

   (b) The Texas Company shall pay in accordance with Section 7.3 of this Agreement to the Delaware Company a termination fee of $15,000,000 (the "Termination Fee") upon the occurrence of any of the following events: (i) the termination of this Agreement by the Delaware Company pursuant to Section 7.1(e) hereof, (ii) if this Agreement could have been (but was not) terminated by the Delaware Company pursuant to Section 7.1(e) hereof , upon the termination of this Agreement by the Texas Company or the Delaware Company pursuant to Section 7.1(f), because of the failure of the Texas Company to obtain the Requisite Texas Holders Approvals, (iii) (A) if this Agreement could not have been terminated by the Delaware Company pursuant to Section 7.1(e) hereof but is subsequently terminated by the Texas Company or the Delaware Company pursuant to Section 7.1(f) because of the failure of the Texas Company to obtain Requisite Texas Holders Approvals, (B) prior to the Texas Company Shareholders' Meeting there shall have been an offer or proposal for, an announcement of any intention with respect to (including the filing of a statement of beneficial ownership on Schedule 13D discussing the possibility of or reserving the right to engage in), or any agreement with respect to, a transaction that would constitute an Alternative Transaction (except that for the purposes of this Section 7.2(b), the applicable percentage in clause (i) of the definition of "Alternative Transaction" shall be fifty percent (50%)) involving the Texas Company or any of the Texas Company's Subsidiaries, and (C) within 12 months after the termination of this Agreement, the Texas Company enters into a definitive agreement with any Third Party with respect to, or consummates, an Alternative Transaction, (iv) this Agreement is terminated by the Delaware Company pursuant to Section 7.1(d)(i) as a result of the Texas Company's material breach of Sections 5.3, 5.12(a), 5.13(a) or 5.13(b) hereof which, in the case of Section 5.3 only, is not cured within 30 days after notice thereof to the Texas Company, or (v) this Agreement is terminated by the Texas Company pursuant to Section 7.1(g). In addition, the Texas Company shall pay the Delaware Company $30,000,000 as liquidated damages if the Texas Company shall attempt to terminate this Agreement in a manner that is not provided in
Section 7.1.

   (c) The Delaware Company shall pay in accordance with Section 7.3 of this Agreement to the Texas Company the Termination Fee upon the occurrence of any of the following events: (i) the termination of this Agreement by the Texas Company pursuant to Section 7.1(e) hereof, (ii) if this Agreement could have been

(but was not) terminated by the Texas Company pursuant to Section 7.1(e) hereof, upon the termination of this Agreement by the Texas Company or the Delaware Company pursuant to Section 7.1(f) because of the failure of the Delaware Company to obtain the Requisite Delaware Holders Approvals, (iii) (A) if this Agreement could not have been terminated by the Texas Company pursuant to Section 7.1(e) hereof but is subsequently terminated by the Texas Company or the Delaware Company pursuant to Section 7.1(f) because of the failure of the Delaware Company to obtain the Requisite Delaware Holders Approvals, (B) prior to the Delaware Company Stockholders' Meeting there shall have been an offer or proposal for, an announcement of any intention with respect to (including the filing of a statement of beneficial ownership on Schedule 13D discussing the possibility of or reserving the right to engage in), or any agreement with respect to, a transaction that would constitute an Alternative Transaction (except that for the purposes of this Section 7.2(c), the applicable percentage in clause (i) of the definition of "Alternative Transaction" shall be fifty percent (50%)) involving the Delaware Company or any of the Delaware Company's Subsidiaries, and (C) within 12 months after the termination of this Agreement, the Delaware Company enters into a definitive agreement with any Third Party with respect to, or consummates, an Alternative Transaction, (iv) this Agreement is terminated by the Texas Company pursuant to Section 7.1(d) as a result of the Delaware Company's material breach of Sections 5.3, 5.12(b), 5.13(c) or 5.13(d) hereof which, in the case of Section 5.3 only, is not cured within 30 days after notice thereof to the Delaware Company or (v) this Agreement is terminated by the Delaware Company pursuant to Section 7.1(g). In addition, the Delaware Company shall pay the Texas Company $30,000,000 as liquidated damages if the Delaware Company shall attempt to terminate this Agreement in violation of Section 7.1.

   Section 7.3 Terms of Payment. Each terminate fee payable under Sections 7.2(b) and (c) above shall be payable in cash, payable no later than one business day following the delivery of notice of termination to the other Party, except that (i) if such fee shall be payable pursuant to clause (iii) of either of Section 7.2(b) or (c), such fee shall be payable no later than one business day following the day such Party enters into the definitive agreement or consummates a transaction referenced in such clause (iii)(C) of either
Section 7.2(b) or (c), (ii) if such fee shall be payable by the Texas Company pursuant to Section 7.2(b)(ii) or by the Delaware Company pursuant to Section 7.2(c)(ii), such fee shall be payable prior to, and as a condition precedent to, termination of this Agreement by the Texas Company pursuant to Section 7.1(f) because of the failure of the Texas Company to obtain the Requisite Texas Holders Approvals or by the Delaware Company pursuant to Section 7.1(f) because of the failure of the Delaware Company to obtain the Requisite Delaware Holders Approvals, as the case may be, and (iii) the Termination Fee shall be paid prior to or contemporaneous with termination of this Agreement pursuant to
Section 7.1(g).

   Section 7.4 Termination for Costs and Expenses. The Delaware Company and the Texas Company agree that the Agreements contained in Sections 7.2(b) and (c) above are an integral part of the transactions contemplated by this Agreement and that without these Agreements, they would not enter into this Agreement. In the event of any dispute as to whether any fee due under such Sections 7.2(b) and (c) is due and payable, the prevailing Party shall be entitled to receive from the other Party the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, relating to such dispute. Interest shall be paid on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

                                  ARTICLE VIII

                                 Miscellaneous

   Section 8.1 Survival of Representations, Warranties and Agreements. The representation, warranties and Agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 7.1 hereof, as the case may be, except that (a) the covenants, representations and warranties set forth in Articles I and II and Sections 3.9, 4.9, 5.6, 5.10, 5.11 5.14, 5.15, 5.17 and 7.2 hereof shall survive termination indefinitely, and (b) nothing contained herein shall limit any covenant or Agreement of the Parties which by its terms contemplates performance after the Effective Time.

   Section 8.2 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders or Debenture holders of the Delaware Company or the shareholders of the Texas Company; provided, however, no such amendment shall be made which by Law requires the further approval of such stockholders or shareholders or Debenture holders, as the case may be, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

   Section 8.3 Extension; Waiver. At any time prior to the Effective Time, any Party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the Agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

   Section 8.4 Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as is specified by like notice):

     (a) if to the Texas Company, to

       Group Maintenance America Corp.
       8 Greenway Plaza, Suite 1500
       Houston, Texas 77046
       Attn.: Chief Executive Officer
       Telecopy: 713-626-4766

      with a copy to

       Bracewell & Patterson, L.L.P.
       711 Louisiana, Suite 2900
       Houston, Texas 77002
       Attn.: John L. Bland
       Telecopy: 713-221-1212

      and

     (b) if to the Delaware Company, to

       Building One Services
       110 Cheshire Lane, Suite 210
       Minnetonka, Minnesota 55305
       Attn: Joseph M. Ivey
       Telecopy: 612-249-4977

      with a copy to

       Morgan, Lewis & Bockius, LLP
       1701 Market Street
       Philadelphia, Pennsylvania 19103-2921
       Attn: N. Jeffrey Klauder
       Telecopy: 215-963-5299

   Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they will be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the introductory paragraph of this Agreement.

   Section 8.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

   Section 8.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior Agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof, and (b) other than
Article II, and Sections 3.24(c) and 4.24(c), are not intended to confer upon any Person other than the Parties hereto and thereto any rights or remedies hereunder or thereunder.

   Section 8.8 GOVERNING LAW. EXCEPT AS SET FORTH IN THIS SECTION 8.8, THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE, EXECUTED, DELIVERED AND PERFORMED WHOLLY WITHIN THE STATE OF DELAWARE, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW, EXCEPT TO THE EXTENT THAT THIS AGREEMENT PERTAINS TO THE INTERNAL AFFAIRS OF A TEXAS CORPORATION, IN WHICH EVENT, AND ONLY WITH RESPECT TO SUCH EVENT, THE LAWS OF THE STATE OF TEXAS SHALL APPLY.

   Section 8.9 Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the Parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

   Section 8.10 Publicity. Except as otherwise required by Law or the applicable rules of any national securities exchange, for so long as this Agreement is in effect, neither the Texas Company nor the Delaware Company will, or will permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without having consulted with the other Party.

   Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

   Section 8.12 Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions hereof or thereof, which will remain in full force and effect.

   Section 8.13 Taxes. Any liability arising out of the New York State Real Property Gains Tax and any other tax imposed by any domestic or foreign taxing authority with respect to the property of the Delaware Company or the Texas Company due with respect to the Merger will be borne by the Surviving Corporation and expressly will not be a liability of the stockholders of the Delaware Company or the shareholders of the Texas Company.

   IN WITNESS WHEREOF, the Texas Company and the Delaware Company have caused this Agreement to be signed by their respective officers hereunto duly authorized as of the date first written above.

                                          GROUP MAINTENANCE AMERICA CORP.

                                          By: /s/ J. Patrick Millinor, Jr.
                                             ----------------------------------
                                                J. Patrick Millinor, Jr.
                                             Name: ____________________________
                                                 Chief Executive Officer
                                             Title: ___________________________

                                          BUILDING ONE SERVICES CORPORATION

                                          By:      /s/ Joseph M. Ivey
                                             ----------------------------------
                                                     Joseph M. Ivey
                                             Name: ____________________________
                                                  President and Chief
                                                  Executive Officer
                                             Title: ___________________________

                                 EXHIBIT 1.4(a)

                          CERTIFICATE OF INCORPORATION

               See Annex B to the joint proxy statement/prospectus.

                               EXHIBIT 5.17(c)-1

                                      Building One Services Officers Certificate
                                                      MLB Draft November 1, 1999
                                                     Privileged and Confidential

                              OFFICERS CERTIFICATE
                                       OF
                       BUILDING ONE SERVICES CORPORATION

     , 1999

Bracewell & Patterson, L.L.P.
2900 South Tower
Pennzoil Place
Houston, Texas

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921

Ladies and Gentlemen:

   In connection with the opinions to be delivered regarding the material federal income tax consequences of the proposed merger (the "Merger") between Group Maintenance America Corp., a Texas corporation (the "Texas Company"), and Building One Services Corporation, a Delaware corporation (the "Delaware Company"), pursuant to Section 6.1(h) of the Agreement and Plan of Merger (the
"Agreement") dated as of [     ], 1999 between the Texas Company and the
Delaware Company, the undersigned officer of the Delaware Company hereby certifies and represents as to the Delaware Company that the facts relating to the Agreement and as described in the Joint Proxy Statement of the Texas
Company and the Delaware Company, dated      , 1999 (the "Joint Proxy
Statement") and in the registration statement of the Texas Company dated      ,
1999 (the "Registration Statement") are true, correct and complete in all respects as of the date hereof and will be true, correct and complete in all respects at the effective time of the Merger and that:

     1. The facts relating to the contemplated merger of the Delaware Company with and into the Texas Company (the "Merger") as described in the Joint Proxy Statement and in Section 1 of the Agreement are true, accurate and complete in all material respects insofar as they relate to the Delaware Company and/or any person related to the Delaware Company.

     2. The Merger will be consummated in accordance with the terms of the Agreement and none of the material conditions to the Delaware Company's performance of its obligations under the Agreement will be waived or modified and the exchange of Preferred Stock will be consummated in
  accordance with the Subscription and Exchange Agreement dated      , 1999
  among the Texas Company and BOSS II, LLC.

     3. The fair market value of the Texas Company stock and other consideration received by each Delaware Company shareholder will be approximately equal to the fair market value of the Delaware Company stock surrendered in the exchange.

     4. The liabilities of the Delaware Company assumed by the Texas Company and the liabilities to which the transferred assets of the Delaware Company are subject were not incurred by the Delaware Company in connection with the Merger.

     5. Except as set forth in Sections 7.4 and 5.10 of the Agreement, The Texas Company, the Delaware Company, and the shareholders of Delaware Company will pay their respective expenses, if any, incurred in connection with the transaction.

     6. There is no intercorporate indebtedness existing between the Delaware Company and the Texas Company that was issued, acquired, or will be settled at a discount.

     7. The Delaware Company is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

     8. The Delaware Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Internal Revenue Code.

     9. The fair market value of the assets of the Delaware Company transferred to the Texas Company will equal or exceed the sum of the liabilities assumed by the Texas Company plus the amount of liabilities, if any, to which the transferred assets are subject.

     10. The payment of cash in lieu of fractional shares of Texas Company stock is solely for the purpose of avoiding the expense and inconvenience to the Texas Company of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Delaware Company shareholders instead of issuing fractional shares of Texas Company stock will not exceed one percent of the total consideration that will be issued in the transaction to the Delaware Company shareholders in exchange for their shares of Delaware Company stock. The fractional share interests of each Delaware Company shareholder will be aggregated, and no Delaware Company shareholder will receive cash in an amount greater to or greater than the value of one full share of Texas Company stock.

     11. None of the compensation received by any shareholder-employees of the Delaware Company will be separate consideration for, or allocable to, any of their shares of Delaware Company stock; none of the shares of Texas Company stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     12. The ratio of exchange of Delaware Company stock for Texas Company stock was agreed upon as the result of arm's length negotiations between the respective managements of the Texas Company and the Delaware Company.

     13. The Delaware Company and its subsidiaries will not take, and the Delaware Company is not aware of any plan or intention of Delaware Company shareholders to take any position on any federal, state, or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required by a final determination under Section 1313(a)(1) of the Code or by comparable provisions or state or local income or franchise tax law.

     14. Neither the Delaware Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualified for tax free treatment under Section 355 of the Code (a) in the two years prior to the date of the Agreement or (b) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

   We understand that Bracewell & Patterson, L.L.P. and Morgan, Lewis & Bockius LLP will rely on this letter in rendering their respective opinions as to the material federal income tax consequences of the Merger and we will promptly and timely inform them if, after signing this letter, we have reason to believe that any of the facts described in the Agreement, the Joint Proxy Statement or the Registration Statement or any of the representations made in this letter are untrue, incorrect or incomplete in any respect.

                                          Truthfully yours,

                                          By:__________________________________
                                          Title:_______________________________
                                             Building One Services

                               EXHIBIT 5.17(c)-2

                          Group Maintenance America Corp. Officer's Certificate
                                                     MLB Draft November 1, 1999
                                                    Privileged and Confidential

                             OFFICER'S CERTIFICATE
                                      OF
                        GROUP MAINTENANCE AMERICA CORP.

      , 1999

Bracewell & Patterson, L.L.P.
2900 South Tower
Pennzoil Place
Houston, Texas

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921

Ladies and Gentlemen:

   In connection with the opinions to be delivered regarding the material federal income tax consequences of the proposed merger (the "Merger") between Group Maintenance America Corp., a Texas corporation (the "Texas Company"), and Building One Services Corporation, a Delaware corporation (the "Delaware Company"), pursuant to Section 6.1(h) of the Agreement and Plan of Merger (the
"Agreement") dated as of [     ], 1999 between the Texas Company and the
Delaware Company, the undersigned officer of the Texas Company hereby certifies and represents as to the Texas Company that the facts relating to the Agreement and as described in the Joint Proxy Statement of the Texas
Company and the Delaware Company, dated      , 1999 (the "Joint Proxy
Statement") and in the registration statement of the Texas Company dated
     , 1999 (the "Registration Statement") are true, correct and complete in all respects as of the date hereof and will be true, correct and complete in all respects at the effective time of the Merger and:

     1. The facts relating to the contemplated merger of the Delaware Company with and into the Texas Company (the "Merger") as described in the Joint Proxy Statement and in Section 1 of the Agreement are true, accurate and complete in all material respects insofar as they relate to the Texas Company and/or any person related to the Texas Company.

     2. The Merger will be consummated in accordance with the terms of the Agreement and none of the material conditions to the Texas Company's performance of its obligations under the Agreement will be waived or modified and the exchange of Preferred Stock will be consummated in
  accordance with the Subscription and Exchange Agreement dated      , 1999
  among the Texas Company and BOSS II, LLC.

     3. The fair market value of the Texas Company stock and other consideration received by each Delaware Company shareholder will be approximately equal to the fair market value of the Delaware Company stock surrendered in the exchange.

     4. Neither the Texas Company, nor any person related to the Texas Company within the meaning of Treas. Reg. (S)1.368-1(e)(3), taking into account Treas. Reg. (S)(S)1.368-1(e)(4) and (5), has any plan or intention to, or will, redeem or otherwise acquire any shares of stock of the Texas Company issued in connection with the Merger, or has any plan or intention to cause any other person or entity to acquire any such stock.

     5. The Texas Company has no plan or intention to reacquire any of its stock issued in the transaction.

     6. The Texas Company has no plan or intention to sell or otherwise dispose of any of the assets of the Delaware Company acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Internal Revenue Code.

     7. Following the transaction, the Texas Company will continue the historic business of the Delaware Company or use a significant portion of the Delaware Company's historic business assets in a business.

     8. Except as set forth in Section 7.4 and 5.10 of the Agreement, the Texas Company, the Delaware Company, and the shareholders of Delaware Company will pay their respective expenses, if any, incurred in connection with the transaction.

     9. There is no intercorporate indebtedness existing between the Texas Company and the Delaware Company that was issued, acquired, or will be settled at a discount.

     10. The Texas Company is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

     11. The Texas Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Internal Revenue Code.

     12. The fair market value of the assets of the Delaware Company transferred to the Texas Company will equal or exceed the sum of the liabilities assumed by the Texas Company plus the amount of liabilities, if any, to which the transferred assets are subject.

     13. The payment of cash in lieu of fractional shares of Texas Company stock is solely for the purpose of avoiding the expense and inconvenience to the Texas Company of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Delaware Company shareholders instead of issuing fractional shares of Texas Company stock will not exceed one percent of the total consideration that will be issued in the transaction to the Delaware Company shareholders in exchange for their shares of Delaware Company stock. The fractional share interests of each Delaware Company shareholder will be aggregated, and no Delaware Company shareholder will receive cash in an amount greater to or greater than the value of one full share of Texas Company stock.

     14. None of the compensation received by any shareholder-employees of the Delaware Company will be separate consideration for, or allocable to, any of their shares of Delaware Company stock; none of the shares of Texas Company stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     15. The ratio of exchange of Delaware Company stock for Texas Company stock was agreed upon as the result of arms length negotiations between the respective managements of the Texas Company and the Delaware Company.

     16. The Texas Company and its subsidiaries will not take, and the Texas Company is not aware of any plan or intention of Texas Company shareholders to take any position on any federal, state, or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of
  Section 368(a) of the Code unless otherwise required by a final determination under Section 1313(a)(1) of the Code or by comparable provisions or state or local income or franchise tax law.

     17. Neither the Texas Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualified for tax-free treatment under Section 355 of the Code (a) in the two years prior to the date of the Agreement or (b) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

   We understand that Bracewell & Patterson, L.L.P. and Morgan, Lewis & Bockius LLP will rely on this letter in rendering their respective opinions as to the material federal income tax consequences of the Merger and we will promptly and timely inform them if, after signing this letter, we have reason to believe that any of the facts described in the Agreement, the Joint Proxy Statement or the Registration Statement or any of the representations made in this letter are untrue, incorrect or incomplete in any respect.

                                          Truthfully yours,

                                          By:__________________________________
                                          Title:_______________________________
                                             Group Maintenance America Corp.

                                 EXHIBIT 5.8(c)

                      CERTAIN TEXAS COMPANY OPTION HOLDERS

                                                        Grant    Options Option
                    Option Holder                        Date    Granted Price
                    -------------                      --------  ------- ------
Art Goetze............................................ 10/24/96  14,000  3.0775
Arthur Goetze......................................... 11/13/97*    832  3.0775
James Patrick Millinor................................ 10/24/96  50,000  3.0775
James Patrick Millinor................................ 11/13/97*  6,605  3.0775
Daniel Kipp........................................... 02/05/97  10,000  3.0775
Daniel Kipp........................................... 04/28/97   3,600  3.0775
James Norris.......................................... 06/01/97  28,000  3.0775
Chester Jachimiec..................................... 10/24/96  46,000  3.0775
Chester Jachimiec..................................... 11/13/97*  4,403  3.0775
Richard Jeffrey....................................... 11/13/97     941  3.0775
Barry Harbour......................................... 12/01/96  10,000  3.0775
Barry Harbour......................................... 11/13/97  12,590  3.0775
Randolph Bryant....................................... 04/28/97  20,000  3.0775
Darren Miller......................................... 10/24/96  28,000  3.0775
Darren Miller......................................... 11/13/97*  2,006  3.0775
Cynthia Schmidt....................................... 12/31/96   1,200  3.0775
Brenda Diane Bandiga.................................. 12/31/96   2,400  3.0775
Russell Bay........................................... 06/01/97   6,800  3.0775
Donald Luke........................................... 08/01/97  14,469  3.0775
Richard Rouse......................................... 10/24/96  40,000  3.0775
Richard Rouse......................................... 11/13/97*  4,256  3.0775
Richard Reiling....................................... 10/24/96  40,000  3.0775
Richard Reiling....................................... 11/13/97*  6,898  3.0775

--------
*Grant relates back to 10/24/96

                               EXHIBIT 6.1(h)(i)

                                         Group Maintenance America Corp. Opinion
                                                      B&P Draft November 1, 1999
                                                     Privileged and Confidential

November [ ], 1999

[      ]

Dear Ladies and Gentlemen:

   Pursuant to an Agreement and Plan of Merger dated as of [    ], 1999 (the
"Agreement") between Group Maintenance America Corp., a Texas corporation (the "Texas Company") and Building One Services Corporation, a Delaware corporation (the "Delaware Company" and together with the Texas Company, the "Companies"), the Delaware Company will merge with and into the Texas Company and the separate corporate existence of the Delaware Company shall thereupon cease, with the Texas Company being the surviving corporation of the merger (the "Merger"). Defined terms used herein and not otherwise defined shall have the meanings ascribed to such term in the Agreement.

   We have acted as counsel to the Texas Company in connection with the Merger and in that connection you have requested our opinion regarding the material federal income tax consequences of the Merger to holders of shares of the Texas and Delaware Companies' Common Stock and to the Companies. Our opinion only addresses the federal income tax consequences of the Merger to holders of Delaware Company Common Stock that hold their shares as capital assets and does not address all aspects of federal income taxation that may be important to such holders in light of their particular circumstances. Further, our opinion does not address all aspects of federal income taxation that may be applicable to certain holders subject to special rules, such as: (i) holders who are not United States persons; (ii) financial institutions; (iii) tax-exempt organizations; (iv) insurance companies; (v) dealers or brokers in securities;
(vi) holders who held their Delaware Company or Texas Company stock as part of a hedge, appreciated financial position, straddle, or conversion transaction; or (vii) holders who acquired their Delaware Company or Texas Company stock pursuant to the exercise of employee stock options or otherwise as compensation. In rendering our opinion, we have examined the Agreement, the Registration Statement, the Joint Proxy Statement, certain factual representations contained in Officers Certificates of the Delaware Company and
the Texas Company dated      , 1999 which have been delivered to us for
purposes of this opinion (the "Officer's Certificates") and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed: (i) the Merger will be consummated in the manner contemplated in the Registration Statement and the Joint Proxy Statement and in accordance with the provisions of the Agreement,
(ii) the statements concerning the Merger set forth in the Registration Statement and the Joint Proxy Statement are accurate and complete, (iii) the exchange of Preferred Stock will be consummated in accordance with the
Subscription and Exchange Agreement dated      , 1999 among the Texas Company
and BOSS II, LLC (the "Exchange Agreement"), (iv) the representations in the
Officer's Certificates dated as of      , 1999 and confirmed as of today's date
are accurate and complete, and (v) any representations in the Officer's Certificates that are qualified by the phrases "to the best knowledge," "has no knowledge," or similar phrases are, in each case, correct without such qualification.

   Under current law, and on the basis and subject to (i) the accuracy of the statements and representations contained in the materials referred to above and the above assumptions and (ii) our considerations of such other matters as we have deemed necessary, our opinion of the material federal income tax consequences to holders of Texas and Delaware Company Common Stock and the Companies is as follows:

     (A) the merger of the Delaware Company with and into the Texas Company will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the "Code"), and the Texas Company and the Delaware Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

     (B) no gain or loss will be recognized for federal income tax purposes by the Texas Company, the Delaware Company, holders of Texas Company Common Stock, or holders of Delaware Company Common Stock as a result of the Merger, except with respect to cash received in lieu of fractional shares by holders of Delaware Company Common Stock and with respect to cash received by holders of Texas Company Common Stock as a result of the exchange of their shares pursuant to the Exchange Agreement.

     (C) the aggregate tax basis of shares the Texas Company Common Stock received by a holder of the Delaware Company Common Stock in the Merger will be the same as such holder's aggregate tax basis of the Delaware Company Common Stock surrendered in the Merger, reduced by any such tax basis allocable to fractional shares of the Texas Company Common Stock for which cash is received in lieu of such fractional share;

     (D) the holding period of Texas Company Common Stock received by former Delaware Company shareholders in the Merger will include the period during which such shareholder held the Delaware Company Common Stock exchanged in the Merger if such shareholder held such Delaware Company Common Stock as a capital asset; and

     (E) a holder of Delaware Company Common Stock who receives cash in lieu of fractional shares of the Texas Company Common Stock in the Merger will recognize gain or loss measured by the difference between the amount of cash received and the portion of such holder's aggregate tax basis allocable to such fractional share. Any such gain or loss generally will be capital gain or loss if the Delaware Company Common Stock surrendered in the Merger was held as a capital asset, and will be long-term capital gain or loss if such Delaware Company Common Stock has been held for more than one year as of the date of the closing of the Merger.

   You have not requested, and we do not express, an opinion concerning any other tax consequences of the Merger.

   Our opinion expresses our views only as to the U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed in our opinion, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that our opinion will be respected by the Internal Revenue Service or, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely are subject to change either prospectively or retroactively, and any change in such authorities or variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusion stated. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law, or (ii) in any information, document, corporate record, covenant, statement, representation, or assumption stated therein that becomes untrue or incorrect.

   Our opinion is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to
the reference to us in the section captioned [     ] in the Joint Proxy
Statement constituting a part of the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Bracewell & Patterson, L.L.P.

                               EXHIBIT 6.1(h)(ii)

                                                   Building One Services Opinion
                                                      MLB Draft November 1, 1999
                                                     Privileged and Confidential

October [ ], 1999

[     ]

Dear Ladies and Gentlemen:

   Pursuant to an Agreement and Plan of Merger dated as of [    ], 1999 (the
"Agreement") between Group Maintenance America Corp., a Texas corporation (the "Texas Company") and Building One Services Corporation, a Delaware corporation (the "Delaware Company" and together with the Texas Company, the "Companies"), the Delaware Company will merge with and into the Texas Company and the separate corporate existence of the Delaware Company shall thereupon cease, with the Texas Company being the surviving corporation of the merger (the "Merger"). Defined terms used herein and not otherwise defined shall have the meanings ascribed to such term in the Agreement.

   We have acted as counsel to the Delaware Company in connection with the Merger and in that connection you have requested our opinion regarding the material federal income tax consequences of the Merger to holders of shares of the Texas and Delaware Companies' Common Stock and to the Companies. Our opinion only addresses the federal income tax consequences of the Merger to holders of Delaware Company Common Stock that hold their shares as capital assets and does not address all aspects of federal income taxation that may be important to such holders in light of their particular circumstances. Further, our opinion does not address all aspects of federal income taxation that may be applicable to certain holders subject to special rules, such as: (i) holders who are not United States persons; (ii) financial institutions; (iii) tax-exempt organizations; (iv) insurance companies; (v) dealers or brokers in securities; (vi) holders who held their Delaware Company or Texas Company stock as part of a hedge, appreciated financial position, straddle, or conversion transaction; or (vii) holders who acquired their Delaware Company or Texas Company stock pursuant to the exercise of employee stock options or otherwise as compensation. In rendering our opinion, we have examined the Agreement, the Registration Statement, the Joint Proxy Statement, certain factual representations contained in Officer's Certificates of the Delaware Company and
the Texas Company dated      , 1999 which have been delivered to us for
purposes of this opinion (the "Officer's Certificates") and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed: (i) the Merger will be consummated in the manner contemplated in the Registration Statement and the Joint Proxy Statement and in accordance with the provisions of the Agreement,
(ii) the statements concerning the Merger set forth in the Registration Statement and the Joint Proxy Statement are accurate and complete, (iii) the exchange of Preferred Stock will be consummated in accordance with the
Subscription and Exchange Agreement dated      , 1999 among the Texas Company
and BOSS II, LLC (the "Exchange Agreement"), (iv) the representations in the
Officer's Certificates dated as of      , 1999 and confirmed as of today's date
are accurate and complete, and (v) any representations in the Officer's Certificates that are qualified by the phrases "to the best knowledge," "has no knowledge," or similar phrases are, in each case, correct without such qualification.

   Under current law, and on the basis and subject to (i) the accuracy of the statements and representations contained in the materials referred to above and the above assumptions and (ii) our considerations of such other matters as we have deemed necessary, our opinion of the material federal income tax consequences to holders of Texas and Delaware Company Common Stock and the Companies is as follows:

     (A) the merger of the Delaware Company with and into the Texas Company will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the "Code"), and the Texas Company and the Delaware Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

     (B) no gain or loss will be recognized for federal income tax purposes by the Texas Company, the Delaware Company, holders of Texas Company Common Stock, or holders of Delaware Company Common Stock as a result of the Merger, except with respect to cash received in lieu of fractional shares by holders of Delaware Company Common Stock and with respect to cash received by holders of Texas Company Common Stock as a result of the exchange of their shares pursuant to the Exchange Agreement.

     (C) the aggregate tax basis of shares the Texas Company Common Stock received by a holder of the Delaware Company Common Stock in the Merger will be the same as such holder's aggregate tax basis of the Delaware Company Common Stock surrendered in the Merger, reduced by any such tax basis allocable to fractional shares of the Texas Company Common Stock for which cash is received in lieu of such fractional share;

     (D) the holding period of Texas Company Common Stock received by former Delaware Company shareholders in the Merger will include the period during which such shareholder held the Delaware Company Common Stock exchanged in the Merger if such shareholder held such Delaware Company Common Stock as a capital asset; and

     (E) a holder of Delaware Company Common Stock who receives cash in lieu of fractional shares of the Texas Company Common Stock in the Merger will recognize gain or loss measured by the difference between the amount of cash received and the portion of such holder's aggregate tax basis allocable to such fractional share. Any such gain or loss generally will be capital gain or loss if the Delaware Company Common Stock surrendered in the Merger was held as a capital asset, and will be long-term capital gain or loss if such Delaware Company Common Stock has been held for more than one year as of the date of the closing of the Merger.

   You have not requested, and we do not express, an opinion concerning any other tax consequences of the Merger.

   Our opinion expresses our views only as to the U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed in our opinion, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that our opinion will be respected by the Internal Revenue Service or, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely are subject to change either prospectively or retroactively, and any change in such authorities or variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusion stated. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law, or (ii) in any information, document, corporate record, covenant, statement, representation, or assumption stated therein that becomes untrue or incorrect.

   Our opinion is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to
the reference to us in the section captioned [    ] in the Joint Proxy
Statement constituting a part of the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Morgan, Lewis & Bockius L.L.P.

                                                                         ANNEX B

                         FORM OF ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                        GROUP MAINTENANCE AMERICA CORP.

                                   ARTICLE I

   Group Maintenance America Corp., pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act ("TBCA"), hereby adopts restated articles of incorporation which accurately copy the articles of incorporation and all amendments thereto that are in effect to date and as further amended by such restated articles of incorporation as hereinafter set forth and which contain no other change in any provision thereof.

                                   ARTICLE II

   The articles of incorporation of the corporation are amended by the restated articles of incorporation as follows:

1. Article I is amended in its entirety to be as follows:

                                   "ARTICLE I

                                      Name

     The name of the Corporation is Encompass Services Corporation."

2. The first paragraph of Article IV is amended in its entirety to be as follows:

       "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 250,000,000 which shall be divided into (a) 200,000,000 shares of common stock having a par value of $.001 per share ("Common Stock") and (b) 50,000,000 shares of preferred stock having a par value of $.001 per share ("Preferred Stock")."

3. Article VI is amended in its entirety to be as follows:

                                   ARTICLE VI

                          Registered Office and Agent

   The street address of the registered office of the Corporation is 8 Greenway Plaza, Suite 1500, Houston, Texas 77046. The name of the registered agent of the Corporation at such address is J. Patrick Millinor, Jr."

4. Article VII is amended in its entirety to be as follows:

                                  "ARTICLE VII

                               Board of Directors

   1. The property, affairs and business of the Corporation shall be managed by or under the direction of the Corporation's board of directors. Subject to the rights of the holders of any series of Preferred Stock, the number of directors constituting the board of directors of the Corporation shall not be less than nine (9) nor more than eighteen (18). Subject to the rights of the holders of any series of Preferred Stock, the number of directors shall be determined from time to time hereafter exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the entire board of directors. For purposes of these Restated Articles of Incorporation, the "entire board of directors" shall mean the number of directors that would be in office if there were no vacancies nor any unfilled newly created directorships. Directors need not be residents of the

State of Texas or shareholders of the Corporation. Until the third annual meeting of shareholders following effectiveness of these Restated Articles of Incorporation under the TBCA, the directors shall be divided into three classes, which shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors, and designated Class I, Class II and Class III, respectively. Each director elected or appointed prior to the effectiveness of these Restated Articles of Incorporation under the TBCA shall serve for their full term, such that the term of each Class I director shall end at the second succeeding annual meeting of shareholders following effectiveness of these Restated Articles of Incorporation, the term of each Class II director shall end at the third succeeding annual meeting of shareholders following effectiveness of these Restated Articles of Incorporation, and the term of each Class III director shall end at the first succeeding annual meeting of shareholders following effectiveness of these Restated Articles of Incorporation. The term of each director elected after the effectiveness of these Restated Articles of Incorporation whether at an annual meeting or to fill a vacancy in the board of directors arising for any reason, including any increase in the size of the board of directors, shall end at the first annual meeting following his or her election. Commencing with the third annual meeting of shareholders following the effectiveness of these Restated Articles of Incorporation, the foregoing classification of the board of directors shall cease, and all directors shall be of one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. In no case shall a decrease in the number of directors shorten the term of any incumbent director. Each director shall hold office after the annual meeting at which his or her term is scheduled to end until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, disqualification or removal from office in accordance with the TBCA. Any newly created directorship resulting from an increase in the number of directors may be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy on the board of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

   2. Notwithstanding anything else contained in these Restated Articles of Incorporation, whenever holders of any one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect directors at any annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions applicable to such class or series established pursuant to Paragraph 1 of Article IV hereof. Directors shall be elected by such holders annually unless expressly provided otherwise by the terms of such class or series of Preferred Stock.

   3. No director of the Corporation shall be removed from office as a director by vote or other action of the shareholders or otherwise except for cause."

5. Article XII is hereby deleted in its entirety.

6. Article XIII is amended in its entirety to be as follows:

                                  "ARTICLE XII

                 Provisions Applicable to Business Combinations

   1. Vote Required for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation or the Bylaws of the Corporation, and except as otherwise expressly provided in
Section 2 of this Article XII, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, any Interested Shareholder (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of any Interested Shareholder or any person who thereafter would be an Affiliate or Associate of such Interested Shareholder, shall require the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all of the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, and the affirmative vote of not less than a majority of the votes entitled to be cast by the Voting Stock beneficially owned by persons other than such Interested Shareholder. Each share of Voting Stock shall have the number of votes granted to it in, or duly fixed by the board of directors pursuant to, Article IV of these Articles of Incorporation. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law, or in any agreement of the Corporation with any national securities exchange or otherwise.

   2. Exceptions to Higher Vote Requirement. The provisions of Section 3 of this Article XII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of these Articles of Incorporation or the Bylaws of the Corporation, or any agreement with any national securities exchange, if all of the conditions specified in any of the following Paragraphs (a), (b) or (c) are met or, in the case of a Business Combination not involving the payment of consideration to the holders of the Corporation's outstanding Capital Stock (as hereinafter defined), if the condition specified in the following Paragraph (a) is met:

     (a) The Business Combination shall have been approved either specifically, or as a transaction which is within a series of related transactions described with reasonable specificity, by at least an eighty percent (80%) vote of the Continuing Directors (as hereinafter defined), who shall at the time constitute at least a majority of the Whole Board (as hereinafter defined) (whether or not such approval occurs prior to or subsequent to the acquisition of, or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused the Interested Shareholder to become an Interested Shareholder).

     (b) All of the following conditions shall have been met:

       (i) The aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock of the Corporation in such Business Combination shall be at least equal to the higher amount determined under clauses (A) and (B) below:

         (A) (If applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) ("Highest Purchase Price") paid by or on behalf of the Interested Shareholder for any share of Common Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of Common Stock,

                 (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date"), or

                 (y) in the transaction in which it became an Interested
              Shareholder,

      whichever is higher, in either case, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Stock; provided that if the Business Combination is effected more than 180 days after the last date upon which such Interested Shareholder paid the Highest Purchase Price, then the consideration to be received by the shareholders shall be increased by Interest (as hereinafter defined) with respect to the period from the date the Interested Shareholder paid the applicable Highest Purchase Price to the effective date of the Business Combination ("Adjustment Period").

         (B) The Fair Market Value per share of Common Stock on the Announcement Date or on the date (the "Determination Date") on which the Interested Shareholder became an Interested Shareholder, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Stock.

       (ii) The aggregate amount of cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock, other than Common Stock, shall be at least equal to the highest amount determined under clauses (A), (B) and (C) below:

         (A) (If applicable) the Highest Purchase Price paid by or on behalf of the Interested Shareholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of such class or series of Capital Stock,

                (x) within the two-year period immediately prior to the
             Announcement Date, or

                (y) in the transaction in which it became an Interested
             Shareholder,

      whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; provided that if the Business Combination is effected more than 180 days after the last date upon which such Interested Shareholder paid the Highest Purchase Price, then the consideration to be received by the shareholders shall be increased by Interest with respect to the Adjustment Period.

         (B) The Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; and

         (C) (If applicable) the highest preferential amount per share to which the holders of shares of such class or series of Capital Stock would be entitled, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.

       (iii) The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Shareholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varies as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Shareholder.

       (iv) After the Determination Date and prior to the consummation of such Business Combination:

         (A) Except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock;

         (B) There shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock of the Corporation), except as approved by a majority of the Continuing Directors;

         (C) There shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of common stock of the Corporation, unless the failure to increase such annual rate is approved by a majority of the Continuing Directors; and

         (D) Neither such Interested Shareholder nor any of its Affiliates shall have become the beneficial owner of any additional shares of Capital Stock or securities convertible into Capital Stock except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder and except in a transaction that, after giving effect thereto, would not result in any increase in the percentage beneficial ownership of the Interested Shareholder or any of its Affiliates of any class or series of Capital Stock.

       (v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") (or any subsequent provisions replacing such Exchange Act, rules or regulations) shall be mailed to all shareholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions).

       (vi) Such Interested Shareholder shall not have made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

       (vii) The Interested Shareholder and any of its Affiliates shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advantages, guarantees, pledges or other financial assistance or any tax credits or other tax advances provided by the Corporation or any Subsidiary, whether in anticipation of or in connection with such Business Combination or otherwise.

     (c) The Business Combination shall be allowed, permitted or required under the terms of any Statement of Designation governing any Preferred Stock of the Corporation or pursuant to the Investor's Rights Agreement by and between the Corporation and Boss II, LLC, or necessary or required as part of or in connection with the Merger.

   3. Certain Definitions. The following definitions shall apply with respect to this Article XII:

     (a) The term "Business Combination" shall mean:

       (i) Any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (A) any Interested Shareholder or (B) any other company (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder which, in any case, involves the issuance, redemption, cancellation, exchange or conversion of shares, obligations, evidences of ownership, rights to purchase securities or other securities (in one transaction or a series of transactions) having an aggregate Fair Market Value (as hereinafter defined) of more than twenty percent (20%) of the Total Assets of the Corporation (as hereinafter defined); or

       (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), including without limitation any other security device, to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any assets, securities or commitments of the Corporation or any Subsidiary (as hereinafter defined) having an aggregate Fair Market Value of more than twenty percent (20%) of the Total Assets of the Corporation; or

       (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of more than twenty percent (20%) of the Total Assets of the Corporation; or

       (iv) the adoption of any plan or proposal for the liquidation, spinoff, splitoff, splitup or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

       (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of equity or convertible securities of the Corporation or any Subsidiary which is beneficially owned (as hereinafter defined) by an Interested Shareholder or any Affiliate of any Interested Shareholder by more than one percent, except for transactions described in subparagraphs (i),
    (ii) or (iii) of this Paragraph 3(a) which involve assets, cash, securities or other property of the Corporation with an aggregate Fair Market Value not in excess of twenty percent (20%) of the Total Assets of the Corporation; or

       (vi) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business
    Combination.

     (b) The term "Capital Stock" shall mean all capital stock of the Corporation now or hereafter authorized to be issued from time to time by the Corporation, and the term "Voting Stock" shall mean shares of Capital Stock which are entitled to vote generally in the election of directors.

     (c) The term "Total Assets of the Corporation" means the total assets of the Corporation, as reflected on the most recent consolidated balance sheet of the Corporation at the time the shareholders of the Corporation would be required to approve or adopt the transaction in question.

     (d) The term "person" shall mean any individual, firm, company, corporation, partnership, limited liability company, or other entity and shall include any "group" comprised of any person (as the term "group" is defined in Section 13(d)(3) of the Exchange Act).

     (e) "Interested Shareholder" means any person (other than the Corporation or any Subsidiary) who or which is the beneficial owner (as hereinafter defined), directly or indirectly, of ten percent or more of the voting power of the outstanding Voting Stock; provided, however, the term "Interested Shareholder" shall not include any employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary, or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity.

     (f) A person shall be a "beneficial owner" of, or shall "beneficially own" any Capital Stock (i) which such person or any of its Affiliates or Associates owns, directly or indirectly; (ii) which such person or any of its Affiliates or Associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or only after the passage of any period of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which are owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Shareholder pursuant to Paragraph (e) of this Section 3, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph (f) of Section 3, but shall not include any other shares of Capital Stock that may be issuable pursuant to any arrangement or understanding, or upon exercise of conversion rights, warrants, or options, or otherwise.

     (g) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act as in effect on April 1, 1997.

     (h) The term "Subsidiary" means any company of which a majority of any class of Equity Security is beneficially owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Paragraph (e) of this Section 3, the term "Subsidiary" shall mean only a company of which a majority of each class of Equity Security is beneficially owned by the Corporation.

     (i) The term "Continuing Directors" means (i) any member of the board of directors of the Corporation, while such person is a member of the board of directors, who is not the Interested Shareholder, an Affiliate or Associate of the Interested Shareholder or a representative of any such person and who was a member of the board of directors prior to the Determination Date, and (ii) any successor of any of the Continuing Directors, while such successor is a member of the board of directors, who is not the Interested Shareholder, an Affiliate or Associate of the Interested Shareholder or a representative of any such person and who is recommended or elected to succeed any of the Continuing Directors by a majority of Continuing Directors.

     (j) The term "Fair Market Value" means (i) in the case of stock, the highest closing sales price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and
  (ii) in the case of property other than stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

     (k) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs (b)(i) and (b)(ii) of Section 2 of this Article XII shall include the shares of Common Stock of the Corporation and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

     (l) The term "Interest" means interest with respect to the applicable Highest Purchase Price accrued daily at an annual rate equal to 110% of the arithmetic average of the weekly per annum market discount rates for 3-month U.S. Treasury bills during the Adjustment Period, as published by the Board of Governors of the Federal Reserve System; provided, however, that in respect of any portion of the Adjustment Period during which the Corporation cannot determine Interest in the foregoing manner, Interest shall be deemed to be ten percent (10%); and provided further that any such amount shall be reduced, but not below zero, by the aggregate of the regular quarterly cash dividends paid per share of Common Stock during the Adjustment Period.

     (m) The term "Equity Security" shall have the meaning ascribed to such term in Section 3(a)(11) of the Exchange Act, as in effect on April 1, 1997.

     (n) "Whole Board" means the total number of directors which this Corporation would have if there were no vacancies.

     (o) The term "Merger" means the merger contemplated by the Agreement and Plan of Merger dated November 2, 1999, by and between Group Maintenance America Corp. and Building One Services Corporation as amended.

   4. A majority of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors, shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article XII, including, without limitation, (i) whether a person is an Interested Shareholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another; (iv) whether the applicable conditions set forth in Paragraph (b) of Section 2 have been met with respect to any Business Combination, (v) the Fair Market Value of Stock or other property in accordance with Paragraph (j) of Section 3 of this Article XII, and (vi) whether the securities which are the subject of any Business Combination referred to in Paragraph (a)(i) of Section 3, or the assets, securities or commitments which are the subject of any Business Combination referred to in Paragraph (a)(ii) of
Section 3, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination referred to in Paragraph (a)(iii) of Section 3 have, in any such case, an aggregate Fair Market Value of more than twenty percent (20%) of the Total Assets of the Corporation.

   5. A majority of the Whole Board shall have the right to demand, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of

Continuing Directors, a majority of the then Continuing Directors shall have the right to demand, that any person who it is reasonably believed is an Interested Shareholder (or holds of record shares of Voting Stock beneficially owned by any Interested Shareholder) supply the Corporation with complete information as to (i) the record owner(s) of all shares beneficially owned by such person who it is reasonably believed is an Interested Shareholder, (ii) the number of, and class or series of, shares beneficially owned by such person who it is reasonably believed is an Interested Shareholder and held of record by each such record owner and the number(s) of the stock certificate(s) evidencing such shares, and (iii) any other factual matter relating to the applicability or effect of this Article XII, as may be reasonably requested of such person, and such person shall furnish such information within ten (10) days after receipt of such demand.

   6. Nothing contained in this Article XII shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

   7. Notwithstanding any other provisions of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the board of directors and the holders of any particular class or series of the Voting Stock required by law or these Articles of Incorporation, to alter, amend or repeal this Article XII, as an additional requirement for such action, either (i) the Continuing Directors, who at the time shall constitute at least a majority of the Whole Board, shall expressly approve such action by at least an eighty percent (80%) vote of such Continuing Directors; or (ii) such action shall be adopted or approved by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class."

7. Article XIV is amended in its entirety to be as follows:

                                "ARTICLE XIII.

            Certain Acquisitions of Voting Stock by the Corporation

   1. The Corporation shall not acquire, directly or indirectly, any Voting Stock, by the purchase, exchange or otherwise from any Related Person (as hereinafter defined) or any of its Affiliates or Associates.

   2. This article shall not be applicable to any acquisition of Voting Stock
(i) pursuant to a Tender Offer made to all holders of any class of Voting Stock on the same price, terms and conditions and, if for less than all of the Voting Stock, subject to pro rata acceptance (except as to holders of fewer than 100 shares), (ii) in compliance with Rule 10b-18 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect at the date of adoption of this article, (iii) for a total consideration per share, including payment for legal fees, investment banking fees, brokerage fees and related costs and expenses of the holder in acquiring such Voting Stock, not in excess of the Fair Market Value per share, determined as of the Acquisition Date, (iv) pursuant to the terms of the Statement of Designation for any series of Preferred Stock or pursuant to the Investor's Rights Agreement by and between the Corporation and Boss II, LLC, or (v) as part of or in connection with the Merger.

   3. The term "Acquisition Date" means the date on which the Related Person became a Related Person.

   4. The term "Related Person" means any person (other than the Corporation or any Subsidiary) who or which is the beneficial owner, directly or indirectly, of five percent or more of the voting power of the then outstanding Voting Stock.

   5. The term "Tender Offer" means any tender offer for, or request or invitation for tenders of, Voting Stock, within the meaning of Section
14(d)(1) of the Securities Exchange Act of 1934, as amended, as in effect at the date of adoption of this article, and any purchase or series of purchases of Voting Stock at or above then prevailing market prices for such Voting Stock pursuant to which more than five percent of the outstanding Voting Stock is acquired in any two-year period.

   6. The term "Merger" means the merger contemplated by the Agreement and Plan of Merger dated November 2, 1999, by and between Group Maintenance America Corp. and Building One Services Corporation as amended.

   7. Notwithstanding any other provisions of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the board of directors and the holders of any particular class or series of the Voting Stock required by law or these Articles of Incorporation, to alter, amend or repeal this Article XIII, as an additional requirement for such action, either (i) the Continuing Directors, who at the time shall constitute at least a majority of the Whole Board, shall expressly approve such action by at least an eighty percent (80%) vote of such Continuing Directors; or (ii) such action shall be adopted or approved by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class."

                                  ARTICLE III

   Each such amendment made by the restated articles of incorporation has been effected in conformity with the provisions of the Texas Business Corporation Act and such restated articles of incorporation and each such amendment made by the restated articles of incorporation were duly adopted at a meeting of the
shareholders of the Corporation, duly called, and held on     .

                                   ARTICLE IV

   The number of shares outstanding was      and the number of shares entitled
to vote on the amendments and restated articles of incorporation was     ; the
number of shares voted for such restated articles as so amended was     ; and
the number of shares that abstained or did not vote at the meeting of the
shareholders regarding such restated articles as so amended was     .


                                   ARTICLE V

   The articles of incorporation and all amendments and supplements thereto are hereby superseded by the following restated articles of incorporation which accurately copy the entire text thereof and as amended as above set forth:

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                         GROUP MAINTENANCE AMERICA CORP

                                   ARTICLE I

                                      Name

   The name of the Corporation is Encompass Services Corporation.

                                   ARTICLE II

                                    Duration

   The period of the duration of the Corporation is perpetual.

                                  ARTICLE III

                                    Purpose

   The purpose for which the Corporation is organized is to transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act (the "TBCA").

                                   ARTICLE IV

                                 Capital Stock

   The total number of shares of all classes of stock which the Corporation shall have authority to issue is 250,000,000 which shall be divided into (a) 200,000,000 shares of common stock having a par value of $.001 per share ("Common Stock") and (b) 50,000,000 shares of preferred stock having a par value of $.001 per share ("Preferred Stock").

   A description of the different classes of stock of the Corporation and a statement of the designations, preferences, limitations and relative rights, including voting rights of the various classes of stock are as follows:

   1. Preferred Stock. The shares of Preferred Stock may be divided into and issued in series. The board of directors shall have the authority to establish series of unissued shares of Preferred Stock by fixing and determining the relative rights and preferences of the shares of any series so established, and to increase or decrease the number of shares within each such series; provided, however, that the board of directors may not decrease the number of shares within a series of Preferred Stock to less than the number of shares within such series that are then issued. The Preferred Stock of each such series shall have such designations, preferences, limitations or relative rights, including voting rights, as shall be set forth in the resolution or resolutions establishing such series adopted by the board of directors, including, but without limiting the generality of the foregoing, the following:

     (a) the distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the board of directors in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by like action of the board of directors;

     (b) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the Corporation and whether such dividends shall be cumulative or noncumulative;

     (c) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock, obligations, indebtedness, rights to purchase securities or other securities of the Corporation or other entities, domestic or foreign, or for other property or for any combination of the foregoing, and the terms and conditions of such conversion or exchange;

     (d) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;

     (e) The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

     (f) The terms of any sinking fund or redemption or repurchase or purchase account, if any, to be provided for shares of such series of Preferred Stock;

     (g) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series of Preferred Stock as a class, to elect one or more directors of the Corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the board of directors adopted pursuant hereto, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock; and

     (h) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the board of directors shall determine.

   2. Common Stock.

   (i) Subject to the prior and superior rights of the Preferred Stock, and on the conditions set forth in Section 1 of this Article or in any resolution of the board of directors providing for the issuance of any series of Preferred Stock, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the board of directors may be declared and paid on the Common Stock from time to time out of any funds legally available therefor.

   (j) Each holder of Common Stock shall be entitled to one vote for each share held.

   3. Cumulative Voting Denied. Shares of the voting stock of the Corporation shall not be voted cumulatively.

   4. Preemptive Rights. Except as may be established by the board of directors with respect to any series of Preferred Stock, shares of stock of the Corporation do not carry preemptive rights.

   5. Stock Certificates. There shall be set forth on the face or back of each certificate for shares of stock of the Corporation a statement that each of the following is set forth in the articles of incorporation of the Corporation on file in the Office of the Secretary of State of the State of Texas, and that the Corporation will furnish a copy of each such statement to the record holder of the certificate without charge on written request to the Corporation at its principal place of business or registered office: (i) a statement of the designations, preferences, and relative rights, including voting rights, of each class or series of the Corporation's capital stock to the extent that they have been fixed and determined; (ii) a statement of the authority of the board of directors to fix and determine the designations, preferences, limitations and relative rights, including voting rights, of any series; and (iii) a statement of the extent to which the Corporation has by its articles of incorporation limited or denied the preemptive right of shareholders to acquire unissued or treasury shares of the Corporation.

   6. Reverse Stock Split. At 5:00 p.m. Houston Time on September 26, 1997 (the "Effective Date"), each share of the Company's Common Stock, par value $.001 per share, issued and outstanding (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified and changed into two-fifths of a share of the Company's Common Stock, par value $.001 per share (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates, which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more), shall be entitled to receive, upon surrender of such Old Certificates to the Company's exchange agent appointed by the Company (the "Exchange Agent") for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company.

A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment equal to the product of such fraction multiplied by $16.00. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Exchange Agent determines that a holder of Old Certificates has not tendered to all his certificates for exchange the Exchange Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed $16.00. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates so surrendered, or provide funds for their purchase, or establish to the satisfaction of the Exchange Agent that such taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law. The Exchange Agent shall be the Secretary of the Company or such other agent as the Company may appoint for such purpose.

                                   ARTICLE V

                  Initial Consideration for Issuance of Shares

   The Corporation will not commence business until it has received for the issuance of its shares consideration of a value of at least One Thousand and No/100 Dollars ($1,000.00), consisting of money, labor done or property actually received.

                                   ARTICLE VI

                          Registered Office and Agent

   The street address of the registered office of the Corporation is 8 Greenway Plaza, Suite 1500, Houston, Texas 77046. The name of the registered agent of the Corporation at such address is J. Patrick Millinor, Jr.

                                  ARTICLE VII

                               Board of Directors

   1. The property, affairs and business of the Corporation shall be managed by or under the direction of the Corporation's board of directors. Subject to the rights of the holders of any series of Preferred Stock, the number of directors constituting the board of directors of the Corporation shall not be less than nine (9) nor more than eighteen (18). Subject to the rights of the holders of any series of Preferred Stock, the number of directors shall be determined from time to time hereafter exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the entire board of directors. For purposes of these Restated Articles of Incorporation, the "entire board of directors" shall mean the number of directors that would be in office if there were no vacancies nor any unfilled newly created directorships. Directors need not be residents of the State of Texas or shareholders of the Corporation. Until the third annual meeting of shareholders following effectiveness of these Restated Articles of Incorporation under the TBCA, the directors shall be divided into three classes, which shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors, and designated Class I, Class II and Class III, respectively. Each director elected or appointed prior to the effectiveness of these Restated Articles of Incorporation under the TBCA shall serve for their full term, such that the term of each Class I director shall end at the second succeeding annual meeting of shareholders following effectiveness of these Restated Articles of Incorporation, the term of each Class II director shall end at the third succeeding annual meeting of shareholders following effectiveness of these Restated Articles of Incorporation, and the term of each Class III director shall end at the first succeeding annual meeting of shareholders following effectiveness of these Restated Articles of Incorporation. The term of each director elected after the effectiveness of these Restated Articles of Incorporation whether at an annual meeting or to fill a vacancy in the board of directors arising for any reason, including any increase in the size of the board of directors, shall end at the first annual meeting following his or her election. Commencing with the third annual meeting of shareholders following the effectiveness of these Restated Articles of Incorporation, the foregoing classification of the board of directors shall cease, and all directors shall be of one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. In no case shall a decrease in the number of directors shorten the term of any incumbent director. Each director shall hold office after the annual meeting at which his or her term is scheduled to end until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, disqualification or removal from office in accordance with the TBCA. Any newly created directorship resulting from an increase in the number of directors may be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy on the board of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

   2. Notwithstanding anything else contained in these Restated Articles of Incorporation, whenever holders of any one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect directors at any annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions applicable to such class or series established pursuant to Paragraph 1 of Article IV hereof. Directors shall be elected by such holders annually unless expressly provided otherwise by the terms of such class or series of Preferred Stock.

   3. No director of the Corporation shall be removed from office as a director by vote or other action of the shareholders or otherwise except for cause.

                                  ARTICLE VIII

                        Limitation of Director Liability

   To the greatest extent permitted by applicable law in effect from time to time, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director except for liability for: (i) a breach of a director's duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or that involved intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) an act or omission for which the liability of a director is expressly provided for by statute; or (v) an act related to any unlawful stock repurchase or unlawful payment of a dividend.

                                   ARTICLE IX

                                Indemnification

   1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that would lead to such action, suit or proceeding (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the TBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all judgments, fines, penalties (including excise tax and similar taxes), settlements, and reasonable expenses actually incurred by such indemnitee in connection therewith. The right to indemnification conferred in this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that if the TBCA requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of any undertaking, by or on behalf of such indemnitee, to repay all amount so advanced if it shall ultimately be determined by that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

   2. Insurance. The Corporation may purchase and maintain insurance, at its expense, on behalf of any indemnitee against any liability asserted against him and incurred by him in such a capacity or arising out of his status as a representative of the Corporation, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBCA.

   3. Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this article or as otherwise permitted under the TBCA with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

                                   ARTICLE X

                  Call of Special Meetings of the Shareholders

   Special meetings of the Corporation's shareholders may be called (i) by the president, the board of directors, or such other person or persons as may be authorized in the Bylaws or (ii) by the holders of at least fifty percent (50%) of all the shares entitled to vote at the proposed special meeting.

                                   ARTICLE XI

                              Amendment of Bylaws

   In furtherance and not in limitation of the powers conferred by the laws of the State of Texas, the board of directors is expressly authorized to alter, amend or repeal the bylaws of the Corporation or to adopt new bylaws.

                                  ARTICLE XII

                 Provisions Applicable to Business Combinations

   1. Vote Required for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation or the Bylaws of the Corporation, and except as otherwise expressly provided in
Section 2 of this Article XII, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, any Interested Shareholder (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of any Interested Shareholder or any person who thereafter would be an Affiliate or Associate of such Interested Shareholder, shall require the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all of the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, and the affirmative vote of not less than a majority of the votes entitled to be cast by the Voting Stock beneficially owned by persons other than such Interested Shareholder. Each share of Voting Stock shall have the number of votes granted to it in, or duly fixed by the board of directors pursuant to, Article IV of these Articles of Incorporation. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law, or in any agreement of the Corporation with any national securities exchange or otherwise.

   2. Exceptions to Higher Vote Requirement. The provisions of Section 3 of this Article XII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of these Articles of Incorporation or the Bylaws of the Corporation, or any agreement with any national securities exchange, if all of the conditions specified in any of the following Paragraphs (a), (b) or (c) are met or, in the case of a Business Combination not involving the payment of consideration to the holders of the Corporation's outstanding Capital Stock (as hereinafter defined), if the condition specified in the following Paragraph (a) is met:

     (a) The Business Combination shall have been approved either specifically, or as a transaction which is within a series of related transactions described with reasonable specificity, by at least an eighty percent (80%) vote of the Continuing Directors (as hereinafter defined), who shall at the time constitute at least a majority of the Whole Board (as hereinafter defined) (whether or not such approval occurs prior to or subsequent to the acquisition of, or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused the Interested Shareholder to become an Interested Shareholder).

     (b) All of the following conditions shall have been met:

       (i) The aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock of the Corporation in such Business Combination shall be at least equal to the higher amount determined under clauses (A) and (B) below:

         (A) (If applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) ("Highest Purchase Price") paid by or on behalf of the Interested Shareholder for any share of Common Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of Common Stock,

                 (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date"), or

                 (y) in the transaction in which it became an Interested
              Shareholder,

      whichever is higher, in either case, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Stock; provided that if the Business Combination is effected more than 180 days after the last date upon which such Interested Shareholder paid the Highest Purchase Price, then the consideration to be received by the shareholders shall be increased by Interest (as hereinafter defined) with respect to the period from the date the Interested Shareholder paid the applicable Highest Purchase Price to the effective date of the Business Combination ("Adjustment Period").

         (B) The Fair Market Value per share of Common Stock on the Announcement Date or on the date (the "Determination Date") on which the Interested Shareholder became an Interested Shareholder, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Stock.

       (ii) The aggregate amount of cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock, other than Common Stock, shall be at least equal to the highest amount determined under clauses (A), (B) and (C) below:

         (A) (If applicable) the Highest Purchase Price paid by or on behalf of the Interested Shareholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of such class or series of Capital Stock,

                (x) within the two-year period immediately prior to the
             Announcement Date, or

                (y) in the transaction in which it became an Interested
             Shareholder,

      whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; provided that if the Business Combination is effected more than 180 days after the last date upon which such Interested Shareholder paid the Highest Purchase Price, then the consideration to be received by the shareholders shall be increased by Interest with respect to the Adjustment Period.

         (B) The Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; and

         (C) (If applicable) the highest preferential amount per share to which the holders of shares of such class or series of Capital Stock would be entitled, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.

       (iii) The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Shareholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varies as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Shareholder.

       (iv) After the Determination Date and prior to the consummation of such Business Combination:

         (A) Except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock;

         (B) There shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock of the Corporation), except as approved by a majority of the Continuing Directors;

         (C) There shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of common stock of the Corporation, unless the failure to increase such annual rate is approved by a majority of the Continuing Directors; and

         (D) Neither such Interested Shareholder nor any of its Affiliates shall have become the beneficial owner of any additional shares of Capital Stock or securities convertible into Capital Stock except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder and except in a transaction that, after giving effect thereto, would not result in any increase in the percentage beneficial ownership of the Interested Shareholder or any of its Affiliates of any class or series of Capital Stock.

       (v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") (or any subsequent provisions replacing such Exchange Act, rules or regulations) shall be mailed to all shareholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions).

       (vi) Such Interested Shareholder shall not have made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

       (vii) The Interested Shareholder and any of its Affiliates shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advantages, guarantees, pledges or other financial assistance or any tax credits or other tax advances provided by the Corporation or any Subsidiary, whether in anticipation of or in connection with such Business Combination or otherwise.

     (c) The Business Combination shall be allowed, permitted or required under the terms of any Statement of Designation governing any Preferred Stock of the Corporation or pursuant to the Investor's Rights Agreement by and between the Corporation and Boss II, LLC, or necessary or required as part of or in connection with the Merger.

   3. Certain Definitions. The following definitions shall apply with respect to this Article XII:

     (a) The term "Business Combination" shall mean:

       (i) Any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (A) any Interested Shareholder or (B) any other company (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder which, in any case, involves the issuance, redemption, cancellation, exchange or conversion of shares, obligations, evidences of ownership, rights to purchase securities or other securities (in one transaction or a series of transactions) having an aggregate Fair Market Value (as hereinafter defined) of more than twenty percent (20%) of the Total Assets of the Corporation (as hereinafter defined); or

       (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), including without limitation any other security device, to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any assets, securities or commitments of the Corporation or any Subsidiary (as hereinafter defined) having an aggregate Fair Market Value of more than twenty percent (20%) of the Total Assets of the Corporation; or

       (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of more than twenty percent (20%) of the Total Assets of the Corporation; or

       (iv) the adoption of any plan or proposal for the liquidation, spinoff, splitoff, splitup or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

       (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of equity or convertible securities of the Corporation or any Subsidiary which is beneficially owned (as hereinafter defined) by an Interested Shareholder or any Affiliate of any Interested Shareholder by more than one percent, except for transactions described in subparagraphs (i), (ii) or (iii) of this Paragraph 3(a) which involve assets, cash, securities or other property of the Corporation with an aggregate Fair Market Value not in excess of twenty percent (20%) of the Total Assets of the Corporation; or

       (vi) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business
    Combination.

     (b) The term "Capital Stock" shall mean all capital stock of the Corporation now or hereafter authorized to be issued from time to time by the Corporation, and the term "Voting Stock" shall mean shares of Capital Stock which are entitled to vote generally in the election of directors.

     (c) The term "Total Assets of the Corporation" means the total assets of the Corporation, as reflected on the most recent consolidated balance sheet of the Corporation at the time the shareholders of the Corporation would be required to approve or adopt the transaction in question.

     (d) The term "person" shall mean any individual, firm, company, corporation, partnership, limited liability company, or other entity and shall include any "group" comprised of any person (as the term "group" is defined in Section 13(d)(3) of the Exchange Act).

     (e) "Interested Shareholder" means any person (other than the Corporation or any Subsidiary) who or which is the beneficial owner (as hereinafter defined), directly or indirectly, of ten percent or more of the voting power of the outstanding Voting Stock; provided, however, the term "Interested Shareholder" shall not include any employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary, or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity.

     (f) A person shall be a "beneficial owner" of, or shall "beneficially own" any Capital Stock (i) which such person or any of its Affiliates or Associates owns, directly or indirectly; (ii) which such person or any of its Affiliates or Associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or only after the passage of any period of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which are owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Shareholder pursuant to Paragraph (e) of this Section 3, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph (f) of Section 3, but shall not include any other shares of Capital Stock that may be issuable pursuant to any arrangement or understanding, or upon exercise of conversion rights, warrants, or options, or otherwise.

     (g) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act as in effect on April 1, 1997.

     (h) The term "Subsidiary" means any company of which a majority of any class of Equity Security is beneficially owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Paragraph (e) of this Section 3, the term "Subsidiary" shall mean only a company of which a majority of each class of Equity Security is beneficially owned by the Corporation.

     (i) The term "Continuing Directors" means (i) any member of the board of directors of the Corporation, while such person is a member of the board of directors, who is not the Interested Shareholder, an Affiliate or Associate of the Interested Shareholder or a representative of any such person and who was a member of the board of directors prior to the Determination Date, and (ii) any successor of a Continuing Directors, while such successor is a member of the board of directors, who is not the Interested Shareholder, an Affiliate or Associate of the Interested Shareholder or a representative of any such person and who is recommended or elected to succeed the Continuing Directors by a majority of Continuing Directors.

     (j) The term "Fair Market Value" means (i) in the case of stock, the highest closing sales price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and
  (ii) in the case of property other than stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

     (k) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs (b)(i) and (b)(ii) of Section 2 of this Article XII shall include the shares of Common Stock of the Corporation and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

     (l) The term "Interest" means interest with respect to the applicable Highest Purchase Price accrued daily at an annual rate equal to 110% of the arithmetic average of the weekly per annum market discount rates for 3-month U.S. Treasury bills during the Adjustment Period, as published by the Board of Governors of the Federal Reserve System; provided, however, that in respect of any portion of the Adjustment Period during which the Corporation cannot determine Interest in the foregoing manner, Interest shall be deemed to be ten percent (10%); and provided further that any such amount shall be reduced, but not below zero, by the aggregate of the regular quarterly cash dividends paid per share of Common Stock during the Adjustment Period.

     (m) The term "Equity Security" shall have the meaning ascribed to such term in Section 3(a)(11) of the Exchange Act, as in effect on April 1, 1997.

     (n) "Whole Board" means the total number of directors which this Corporation would have if there were no vacancies.

     (o) The term "Merger" means the merger contemplated by the Agreement and Plan of Merger dated November 2, 1999, by and between Group Maintenance America Corp. and Building One Services Corporation as amended.

   4. A majority of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors, shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article XII, including, without limitation, (i) whether a person is an Interested Shareholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another; (iv) whether the applicable conditions set forth in Paragraph (b) of Section 2 have been met with respect to any Business Combination, (v) the Fair Market Value of Stock or other property in accordance with Paragraph (j) of Section 3 of this Article XII, and (vi) whether the securities which are the subject of any Business Combination referred to in Paragraph (a)(i) of Section 3, or the assets, securities or commitments which are the subject of any Business Combination referred to in Paragraph (a)(ii) of
Section 3, or the
consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination referred to in Paragraph (a)(iii) of Section 3 have, in any such case, an aggregate Fair Market Value of more than twenty percent (20%) of the Total Assets of the Corporation.

   5. A majority of the Whole Board shall have the right to demand, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the right to demand, that any person who it is reasonably believed is an Interested Shareholder (or holds of record shares of Voting Stock beneficially owned by any Interested Shareholder) supply the Corporation with complete information as to (i) the record owner(s) of all shares beneficially owned by such person who it is reasonably believed is an Interested Shareholder, (ii) the number of, and class or series of, shares beneficially owned by such person who it is reasonably believed is an Interested Shareholder and held of record by each such record owner and the number(s) of the stock certificate(s) evidencing such shares, and (iii) any other factual matter relating to the applicability or effect of this Article XII, as may be reasonably requested of such person, and such person shall furnish such information within ten (10) days after receipt of such demand.

   6. Nothing contained in this Article XII shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

   7. Notwithstanding any other provisions of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the board of directors and the holders of any particular class or series of the Voting Stock required by law or these Articles of Incorporation, to alter, amend or repeal this Article XII, as an additional requirement for such action, either (i) the Continuing Directors, who at the time shall constitute at least a majority of the Whole Board, shall expressly approve such action by at least an eighty percent (80%) vote of such Continuing Directors; or (ii) such action shall be adopted or approved by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class.

                                 ARTICLE XIII.

            Certain Acquisitions of Voting Stock by the Corporation

   1. The Corporation shall not acquire, directly or indirectly, any Voting Stock, by the purchase, exchange or otherwise from any Related Person (as hereinafter defined) or any of its Affiliates or Associates.

   2. This article shall not be applicable to any acquisition of Voting Stock
(i) pursuant to a Tender Offer made to all holders of any class of Voting Stock on the same price, terms and conditions and, if for less than all of the Voting Stock, subject to pro rata acceptance (except as to holders of fewer than 100 shares), (ii) in compliance with Rule 10b-18 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect at the date of adoption of this article, (iii) for a total consideration per share, including payment for legal fees, investment banking fees, brokerage fees and related costs and expenses of the holder in acquiring such Voting Stock, not in excess of the Fair Market Value per share, determined as of the Acquisition Date, (iv) pursuant to the terms of any Statement of Designation governing any Preferred Stock of the Corporation or pursuant to the Investor's Rights Agreement by and between the Corporation and Boss II, LLC, or (v) as part of or in connection with the Merger.

   3. The term "Acquisition Date" means the date on which the Related Person became a Related Person.

   4. The term "Related Person" means any person (other than the Corporation or any Subsidiary) who or which is the beneficial owner, directly or indirectly, of five percent or more of the voting power of the then outstanding Voting Stock.

   5. The term "Tender Offer" means any tender offer for, or request or invitation for tenders of, Voting Stock, within the meaning of Section 14(d)(1) of the Securities Exchange Act of 1934, as amended, as in effect at the date of adoption of this article, and any purchase or series of purchases of Voting Stock at or above then prevailing market prices for such Voting Stock pursuant to which more than five percent of the outstanding Voting Stock is acquired in any two-year period.

   6. The term "Merger" means the merger contemplated by the Agreement and Plan of Merger dated November 2, 1999, by and between Group Maintenance America Corp. and Building One Services Corporation as amended.

   7. Notwithstanding any other provisions of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the board of directors and the holders of any particular class or series of the Voting Stock required by law or these Articles of Incorporation, to alter, amend or repeal this Article XIII, as an additional requirement for such action, either (i) the Continuing Directors, who at the time shall constitute at least a majority of the Whole Board, shall expressly approve such action by at least an eighty percent (80%) vote of such Continuing Directors; or (ii) such action shall be adopted or approved by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class.

                                                                         ANNEX C
                      [LETTERHEAD OF CHASE APPEARS HERE]

                                November 2, 1999

Board of Directors
Group Maintenance America Corp.
8 Greenway Plaza, Suite 1500
Houston, Texas 77046

Members of the Board:

   You have informed us that Group Maintenance America Corp. ("Group MAC") and Building One Services Corporation ("Building One") propose to enter into an Agreement and Plan of Merger dated as of November 2, 1999 (the "Merger Agreement") which provides, among other things, for the merger (the "Merger") of Building One with and into Group MAC pursuant to a transaction in which, subject to the limitations and conditions set forth in the Merger Agreement,
(i) each outstanding share of the common stock, par value $.001 per share, of Building One ("Building One Common Stock") will be converted into the right to receive 1.25 shares (the "Exchange Ratio") of common stock, par value $.001 per share, of Group MAC ("Group MAC Common Stock") and (ii) the holders of outstanding shares of Group MAC Common Stock will have, with respect to a maximum of 50% of such holder's shares of Group MAC Common Stock and subject to certain proration and allocation provisions, the right to elect to receive in cash $13.50 per share of Group MAC Common Stock (such $13.50 per share is referred to herein as the "Cash Consideration") with the aggregate Cash Consideration not to exceed $150,000,000 less the amount paid to repurchase certain outstanding options, each as more fully described in the Merger Agreement. Pursuant to a Subscription and Exchange Agreement dated as of November 2, 1999 (the "Subscription and Exchange Agreement") between Group MAC and BOSS II, LLC ("Apollo"), the $100,000,000 of 7 1/2% Convertible Junior Subordinated Debentures Due 2012 of Building One, plus an amount equal to the accrued and unpaid interest thereon as of the closing date of the Debt Exchange (as defined below) (the "Building One Subordinated Debt") will be exchanged (the "Debt Exchange") in consideration for the issuance of the number of shares of 7.25% Convertible Preferred Stock of Group MAC equal to the amount of the Building One Subordinated Debt divided by 1,000 (the "Group MAC Preferred Stock", such Building One Subordinated Debt that is exchanged in the Debt Exchange is referred to herein as the "Debt Exchange Consideration"), each as more fully described in the Subscription and Exchange Agreement. The right of holders of Group MAC Common Stock to receive the Cash Consideration is subject to certain proration and allocation provisions as set forth in the Merger Agreement. You have informed us that the payment of the Cash Consideration will be financed by the sale and issuance (the "Preferred Stock Sale") to Apollo, pursuant to the Subscription and Exchange Agreement, of 150,000 shares of the Group MAC Preferred Stock in consideration for $150,000,000 in cash (such $150,000,000 in cash received in consideration of the Preferred Stock Sale is referred to herein as the "Preferred Stock Purchase Consideration"). The Debt Exchange and the Preferred Stock Sale pursuant to the Subscription and Exchange Agreement and the consummation of the Merger pursuant to the Merger Agreement are collectively referred to herein as the "Transactions".


               [CHASE SECURITIES INC. IS A MEMBER OF NASD/SIPC,
                      AND IS A WHOLLY-OWNED SUBSIDIARY OF
                      THE CHASE MANHATTAN CORPORATION.]

                                                                November 2, 1999

   You have requested that we render our opinion as to the fairness, from a financial point of view, to Group MAC and its shareholders of the Exchange Ratio, the Debt Exchange Consideration and the Preferred Stock Purchase Consideration in the Transactions, taken as a whole and considered collectively.

   In arriving at the opinion set forth below, we have, among other things:

(a) reviewed a draft of the Merger Agreement in the form provided to us and have assumed that the final form of such agreement will not vary in any regard that is material to our analysis;

(b) reviewed a draft of the Subscription and Exchange Agreement in the form provided to us and have assumed that the final form of such agreement will not vary in any regard that is material to our analysis;

(c) reviewed a draft of the Investors Rights Agreement dated as of November 2, 1999 among Group MAC and the investors named therein, in the form provided to us and have assumed that the final form of such agreement will not vary in any regard that is material to our analysis;

(d) reviewed a draft of the Terms of the 7.25% Convertible Preferred Stock in the form provided to us and have assumed that the final form of such agreement will not vary in any regard that is material to our analysis;

(e) reviewed certain publicly available business and financial information that we deemed relevant relating to Group MAC and Building One and the respective industries in which they operate;

(f) reviewed certain internal non-public financial and operating data provided to us by the managements of Group MAC and Building One relating to Group MAC and Building One, respectively (before and after giving effect to the Transactions), including information provided by such managements relating to the capitalization of Group MAC and certain forecast and projection information as to future financial results of such businesses and information concerning the expected business, operational and strategic benefits of the Merger;

(g) discussed with members of Group MAC's and Building One's senior managements the foregoing, including Group MAC's and Building One's operations, historical financial statements and future prospects, before and after giving effect to the Transactions, and their views of the business, operational and strategic benefits and other implications of the Merger, as well as such other matters as we deemed necessary or appropriate;

(h) compared the financial and operating performance of Group MAC and Building One with publicly available information concerning certain other companies we deemed comparable and reviewed the relevant historical stock prices and trading volumes of the Group MAC Common Stock, the Building One Common Stock and certain publicly traded securities of such other companies;

(i) reviewed the financial terms of certain recent transactions we deemed relevant to our inquiry; and

(j) made such other analysis and examinations as we have deemed necessary or appropriate.

   We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available, for purposes of this opinion, and have further relied upon the assurances of managements of Group MAC and Building One that they are not aware of any facts that will make such information inaccurate or misleading in any respect material to our analysis. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of Group MAC or Building One, nor have we conducted a physical inspection of the properties and facilities of Group MAC or Building One. We have assumed that the financial forecast and projection information provided to us by Group MAC and Building One as well as the information concerning the expected business, operational and strategic benefits of the Merger have been reasonably determined on bases reflecting the best currently available estimates and judgments of the managements of Group MAC and Building One, as the case may be, as to the future financial performance of Group MAC and Building One (before and after giving effect to the Transactions), as the case may be. We have further assumed that, in all material respects, such forecasts and projections will be realized in the

                                                                November 2, 1999

amounts and times indicated thereby. We express no view as to such forecast, projection or benefits information or the assumptions on which they were based. We have also assumed, and you have informed us, that the Transactions will be accounted for on a purchase basis and the Merger will be tax-free to each of Group MAC and Building One and their respective shareholders, except to the extent cash is received in the Merger. We have relied as to all legal, accounting and tax matters with respect to the Transactions on legal counsel and accountants to Group MAC. We were not asked to, and we did not, solicit third party offers to acquire all or part of the Group MAC Preferred Stock to be issued in the Transactions.

   For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement and the Subscription and Exchange Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and the Subscription and Exchange Agreement and that all conditions to the consummation of the Transactions will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of Group MAC or Building One are party, as contemplated by the Merger Agreement or the Subscription and Exchange Purchase Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to the holders of Common Stock of the Transactions.

   Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated on the date of this letter. Our opinion is limited to the fairness, from a financial point of view, to Group MAC and its shareholders of the Exchange Ratio, the Debt Exchange Consideration and the Preferred Stock Purchase Consideration, taken as a whole and considered collectively, and we express no opinion as to the merits of the underlying decision by Group MAC to engage in the Transactions. For purposes of this opinion, we have considered the Merger, the Debt Exchange and the Preferred Stock Sale collectively as a single transaction and express no opinion as to the fairness of any of the Exchange Ratio, the Debt Exchange Consideration or the Preferred Stock Purchase Consideration individually to Group MAC. This opinion does not constitute a recommendation to any Group MAC shareholder as to how such shareholder should vote with respect to the Transactions or the transactions related thereto or as to whether such shareholder should elect to receive the Cash Consideration. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely trading range for the common stock of Group MAC or Building One following the announcement or consummation of the Transactions. We express no opinion as to the fairness of the Cash Consideration to the holders of Group MAC Common Stock who elect to receive such consideration.

   Chase Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as financial advisor to Group MAC in connection with the Transactions and will receive a fee for our services, including for rendering this opinion. In addition, Group MAC has agreed to indemnify us for certain liabilities arising out of our engagement. As we have previously advised you, The Chase Manhattan Corporation and its affiliates, including Chase Securities Inc., in the ordinary course of business, have, from time to time, provided, and in the future may continue to provide, commercial and investment banking services to Group MAC and/or Building One. An affiliate of The Chase Manhattan Corporation is a lender and serves as agent bank under Group MAC's senior credit facilities. In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of Group MAC and/or Building One for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

                                                                November 2, 1999

   Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Exchange Ratio, the Debt Exchange Consideration and Preferred Stock Purchase Consideration, taken as a whole and considered collectively, are fair, from a financial point of view, to Group MAC and its shareholders.

   This opinion is for the use and benefit of the Board of Directors of Group MAC in its evaluation of the Transactions and shall not be used for any other purpose without the prior written consent of Chase Securities Inc.

                                        Very truly yours,

                                        Chase Securities Inc.

                                                                         ANNEX D
                  [LETTERHEAD OF BEAR STEARNS APPEARS HERE]

                                November 2, 1999

 Board of Directors
 Building One Services Corporation
 110 Cheshire Lane, Suite 210
 Minnetonka, MN 55305

 Dear Sirs:

    We understand that Building One Services Corporation ("Building One") and Group Maintenance America Corp. ("GroupMac") intend to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Building One will be merged with and into GroupMac (the "Merger"). As a result of the Merger, each share of Common Stock of Building One which is issued and outstanding at the time of the Merger will be converted into the right to receive 1.25 shares of GroupMac Common Stock (the "Exchange Ratio") and each share of GroupMac Common Stock will remain one share of GroupMac Common Stock or, at the option (the "Cash Option") of each GroupMac shareholder, be converted into $13.50 in cash (provided that (a) no GroupMac shareholder can exercise the Cash Option for more than 50% of the total number of GroupMac shares held by him and (b) not more than an aggregate of 11,111,111 GroupMac shares shall be convertible into cash pursuant to the Cash Option). You have provided us a copy of the Agreement in substantially the form to be sent to the shareholders of Building One.

    You have advised us that the Merger will cause a "Change of Control," as defined in the Indenture (the "Indenture") for Building One's outstanding 7.5% Convertible Subordinated Debentures due 2012 (the "Existing Convert"). As a result, Apollo Management, L.P. and/or its affiliates (collectively, "Apollo"), which is the holder of the Existing Convert, will be entitled to receive Special Interest (as defined in the Indenture) of approximately $30 million. You have advised us that Apollo will waive its rights with respect to the Special Interest and exchange the Existing Convert (including all accrued but unpaid interest thereon) for shares of newly issued GroupMac 7.25% Convertible Preferred Stock (convertible at $14 per share) (the "New Convert"). In addition, Apollo will purchase for cash an additional approximately $150 million of shares of the New Convert, some or all of the proceeds of which will be used by GroupMac to fund the Cash Option. The exchange of the Existing Convert for the New Convert, the waiver of the Special Interest and the purchase for cash of the additional shares of the New Convert will be evidenced by a Subscription and Exchange Agreement between GroupMac and BOSS II, LLC, the terms of the Preferred Stock (which will be incorporated in a document to be filed with the Texas Secretary of State) and the Investors' Rights Agreement among GroupMac and certain of its investors (the "Apollo Investment Documents"). You have provided us a copy of the Apollo Investment Documents in substantially the form to be sent to the shareholders of Building One.

    You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of Building One Common Stock.

    In the course of performing our review and analyses for rendering this opinion, we have:

   1. reviewed the Agreement in the form provided to us;

   2. reviewed the Apollo Investment Documents in the form provided to us;

  3. reviewed Building One's Form 10-K for the year ended December 31, 1998; Prospectus dated March 16, 1999 (and Supplement dated March 17, 1999); and Form 10-Q for the periods ended March 31 and June 30, 1999;

  4. reviewed GroupMac's Form 10-K for the period ended December 31, 1998; Prospectus dated June 17, 1999; and Form 10-Q for the periods ended March 31 and June 30, 1999;

  5. reviewed certain operating and financial information of Building One and GroupMac, including preliminary financial results for the quarter ended September 30, 1999 as well as projections and synergy estimates, provided to us by the senior management of Building One and GroupMac;

  6. reviewed the pro forma financial results and the capitalization of GroupMac on a consolidated basis;

  7. met with certain members of the senior management of Building One and GroupMac to discuss each company's respective businesses, operations, historical and projected (including synergy estimates) financial statements and future prospects;

  8. reviewed the historical prices, valuation parameters and trading volumes of the Common Stock of Building One and GroupMac;

  9. reviewed publicly available financial data, stock market performance data and valuation parameters of companies that we deemed generally comparable to Building One and GroupMac;

  10. performed discounted cash flow analyses based on the projections and synergy estimates furnished to us for Building One and for GroupMac on a consolidated basis after the Merger; and

  11. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

   We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections and synergy estimates provided to us by Building One and GroupMac. With respect to Building One's and GroupMac's projected financial results and the synergy estimates, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of each of Building One and GroupMac as to the expected future performance of Building One and GroupMac, respectively. We have not assumed any responsibility for the independent verification of such information or of the projections and synergy estimates provided to us, and we have further relied upon the assurances of the senior management of each of Building One and GroupMac that they are unaware of any facts that would make the information, projections and synergy estimates provided to us incomplete or misleading.

   In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of Building One or GroupMac, nor have we been furnished with any such appraisals. In rendering our opinion, we have analyzed the Merger as a strategic business combination not involving a sale of control of Building One, and we have not solicited, nor were we asked to solicit, third party acquisition interest in Building One. We have assumed that the Merger will qualify as a tax free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

   We do not express any opinion as to the price or range of prices at which the shares of Common Stock of Building One and GroupMac may trade subsequent to the announcement of the Merger or as to the price or range of prices at which the shares of Common Stock of GroupMac may trade subsequent to the consummation of the Merger.

   We have acted as financial advisor to Building One in connection with the Merger and will receive a fee for such services. Bear Stearns has been involved previously with Building One in the role of co-manager in connection with an offering of senior subordinated notes and currently provides research coverage on both Building One and GroupMac. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of Building One and GroupMac for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

   It is understood that this letter is intended for the benefit and use of the Board of Directors of Building One and does not constitute a recommendation to the Board of Directors of Building One or any holders of Building One Common Stock as to how to vote in connection with the Merger. This opinion does not address Building One's underlying business decision to pursue the Merger. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Building One Common Stock in connection with the Merger or as otherwise required pursuant to security laws. We have not reviewed any proxy statement or similar document that may be distributed in connection with the Merger as such materials have not yet been completed.

   Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Building One Common Stock.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                          By:/s/ Rick A. Lacher
                                             ----------------------------------
                                             Senior Managing Director

                                                                         ANNEX E

                       FORM OF STATEMENT OF DESIGNATIONS
                        RELATING TO THE PREFERRED STOCK

                        GROUP MAINTENANCE AMERICA CORP.

                            STATEMENT OF DESIGNATION

                       7.25% CONVERTIBLE PREFERRED STOCK

           Pursuant to Article 2.13 of Texas Business Corporation Act

A. The name of the corporation is Group Maintenance America Corp.

B. The following preamble and resolution were duly adopted by the Board of Directors (the "Board of Directors") of Group Maintenance America Corp., a
   Texas corporation (the "Corporation"), on           , pursuant to the
   provisions of Article 2.13 of the Texas Business Corporation Act:

   WHEREAS, the Articles of Incorporation of the Corporation (the "Articles of Incorporation") authorize the issuance of a class of preferred stock, par value $.001 per share (the "Preferred Stock"), by the Corporation;

   RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Articles of Incorporation, the Board of Directors hereby authorizes the issuance of a series of Preferred Stock, and the Board of Directors hereby fixes and determines the designation, preferences, limitations and relative rights, including voting rights, thereof or so much thereof as shall not be fixed and determined by the Articles of Incorporation, as follows:

  1. Establishment and Designation of Series.

   There is hereby established out of the authorized but unissued shares of Preferred Stock a series of Preferred Stock to be designated 7.25% Convertible Preferred Stock (the "Convertible Preferred Stock"), to consist of an aggregate of 275,000 shares and to have the designations, preferences, limitations and relative rights, including voting rights, thereof, as set forth herein.

  2. Dividends.

   (a) The holders of the outstanding shares of Convertible Preferred Stock shall be entitled to receive dividends at the Applicable Dividend Rate on the Accumulated Amount, if, as and when declared by the Board of Directors out of funds legally available therefor. Such dividends shall be payable in arrears on each of March 31, June 30, September 30 and December 31 (each, a "Preferred Dividend Payment Date"), the first such Preferred Dividend Payment Date being March 31, 2000, except that if any Preferred Dividend Payment Date is not a Business Day, then the Preferred Dividend Payment Date shall be on the first immediately succeeding Business Day. Such dividends shall accrue on a daily basis (computed on the basis of a 360-day year of twelve 30-day months) commencing on the date of issuance, and shall compound, if not paid in cash when due, on the next Preferred Dividend Payment Date, regardless of whether the Board has declared a dividend payment or whether there are any profits, surplus or other funds of the Corporation legally available for dividends.

   (b) During the Initial Dividend Period, dividends accruing during any quarterly dividend period shall be payable in cash out of funds legally available therefor at the option of the Company.

   (c) During the Second Dividend Period, dividends accruing during any quarterly dividend period shall be paid in cash, out of funds legally available therefor.

   (d) In the event a Change of Control occurs prior to the fifth anniversary of the Original Issuance Date, the holders of the outstanding shares of Convertible Preferred Stock, as of the close of business on the Business

Day immediately preceding the date of consummation of the Change of Control, shall be entitled to receive, out of funds legally available therefor, all accrued or accumulated and unpaid dividends as of the date of the consummation of such Change of Control and the lesser of (i) all dividends that would accrue from the date of the consummation of such Change of Control through the fifth anniversary of the Original Issuance Date and (ii) all dividends that would accrue from the date of the consummation of such Change of Control through the date that is two and one-half (2 1/2) years from the date of the consummation of the Change of Control, such dividends to be paid in cash, provided that, any holder of Convertible Preferred Stock who converts such shares into shares of Common Stock pursuant to Section 4 hereof after receipt of a notice from the Corporation pursuant to Section 6 hereof and prior to the date of consummation of the Change of Control to which such notice relates, may elect to receive the sum payable pursuant to this paragraph in the form of cash, shares of Common Stock or any combination thereof, all as specified in such holder's notice of election to convert. Shares of Common Stock issued pursuant to the foregoing election shall be valued at the Fair Market Value as of the date of consummation of the Change of Control. Any holder of Convertible Preferred Stock who elects to require the Company to redeem the Convertible Preferred Stock upon a Change of Control in accordance with Section 6 hereof, shall be entitled to receive an amount equal to the amount of such dividends, in cash, as part of the amount paid for such redemption under Section 6(a). Payment of the amount specified in clauses (i) and (ii) in accordance with this Section shall satisfy in full the obligation of the Corporation to otherwise make such dividend payments on the scheduled Preferred Dividend Payment Dates.

   (e) The dividends payable with respect to the Convertible Preferred Stock on each Preferred Dividend Payment Date pursuant to Sections 2(a) through (c) shall be paid to the holders of shares of the Convertible Preferred Stock as they appear on the stock records of the Corporation on such date (the "Preferred Record Date") as shall be fixed by the Board, which Preferred Record Date shall not be more than 40 days prior to the applicable Preferred Dividend Payment Date and shall not precede the date upon which the resolution fixing such Preferred Record Date is adopted.

   (f) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued or accumulated with respect to the Convertible Preferred Stock, such payment shall be distributed ratably among the holders of the shares of Convertible Preferred Stock based upon the number of shares of Convertible Preferred Stock then held by each holder.

   (g) In addition to all dividends payable pursuant to Sections 2(a) through
(d), whenever the Corporation shall declare any dividend on its Common Stock (other than a distribution described in Section 4(e)(5) or a dividend described in Section 4(e)(11) (a "Common Dividend")), the holders of the outstanding shares of Convertible Preferred Stock shall have the option, exercisable by the Requisite Convertible Preferred Shareholders to (i) participate in such dividends on a ratable basis with such Common Stock, pro rata in accordance with the number of shares of Common Stock into which such shares of Convertible Preferred Stock are then convertible (the "Cash Election"), or (ii) reduce the Conversion Price then in effect by the amount of dividends payable with respect to one share of Common Stock or, if not payable in cash, by an amount equal to the Fair Market Value of such dividends. The Corporation shall notify each holder of Convertible Preferred Stock within two Business Days following the date on which the Board declares a Common Dividend, which notice shall specify the amount of such dividend per share of such Common Stock. If the Corporation shall have received, prior to the 10th day following the date of such notice from the Corporation (the "Determination Date"), notices from the Requisite Preferred Shareholders electing the Cash Election, then the holders of record of Convertible Preferred Stock as of the Determination Date shall be entitled to receive, out of funds legally available therefor, the Common Dividend in accordance with clause (i). Any such dividend shall be payable no later than 10 Business Days after the Determination Date. Unless a Cash Election has been made prior to the Determination Date, the adjustment to the Conversion Price specified in clause (ii) shall become effective as of the close of the business on the Determination Date.

  3. Liquidation.

   Upon a Liquidation, after payment or provision for payment of the debts and other liabilities of the Corporation and the liquidation preference of any class or series of capital stock of the Corporation ranking senior to the Convertible Preferred Stock, the holders of Convertible Preferred Stock shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its shareholders, with respect to each share of Convertible Preferred Stock, an amount equal to the greater of (i) the Liquidation Amount of such share and (ii) the amount the holder of such share would have received if such holder had converted such share of Convertible Preferred Stock into shares of Common Stock immediately prior to such Liquidation, before any distribution shall be made to the holders of the Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Convertible Preferred Stock. If upon any Liquidation the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of Convertible Preferred Stock the full amount to which they shall be entitled, the holders of Convertible Preferred Stock shall share in any distribution of assets pro rata in accordance with the total amount that each such holder would have received had there been such sufficient assets.

  4. Conversion.

   (a) Upon the terms set forth in this Section 4, each holder of shares of Convertible Preferred Stock shall have the right, at such holder's option, at any time and from time to time, to convert all or any portion of such shares into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (A) the aggregate Liquidation Amount of the shares of Convertible Preferred Stock to be converted by (B) the Conversion Price (as defined below), as last adjusted and then in effect, by surrender of the certificate or certificates representing such shares in accordance with this Section 4. The initial conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Convertible Preferred Stock (the "Conversion Price") shall be $14.00, subject to adjustment as set forth herein.

   (b) Any holder of shares of Convertible Preferred Stock electing to convert all or any portion of the shares in accordance with Section 4(a) above shall give written notice to the Corporation as specified herein (which notice may be given by facsimile transmission) that such holder elects to convert the same and shall state therein the number of shares of Convertible Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter, the holder shall surrender the certificate or certificates representing the shares of Convertible Preferred Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for such shares, or at such other place designated by the Corporation, provided that the Corporation shall at all times maintain an office or agency for such purposes. The Corporation shall, promptly upon receipt of such notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares of Convertible Preferred Stock that have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled (in the number(s) and denomination(s) designated by such holder), and the Corporation shall deliver to such holder a certificate or certificates for the number of shares of Convertible Preferred Stock that such holder has not elected to convert. To the extent the holder requests that the shares of Common Stock to be issued upon conversion shall be issued in the name of any Person other than the holder of the Convertible Preferred Stock surrendered for conversion, such holder shall deliver to the Corporation (and its transfer agent, if applicable) such documents and certificates, including, if requested, an opinion of counsel to the effect that the transfer thereof will not constitute a violation of the Securities Act of 1933, as amended, or state securities laws. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issuance of Common Stock upon the conversion of Convertible Preferred Stock or due on the issuance of a new certificate or certificates for any Convertible Preferred Stock not converted, other than any tax in respect of any transfer involved in any issuance of shares of Common Stock in a name other than the name in which the shares of Convertible Preferred Stock so converted were registered. The conversion right with respect to any shares of Convertible Preferred Stock shall be deemed to have been exercised at the earliest date upon which both the notice of conversion referred to in the first sentence of this paragraph and the certificates therefor shall have been so delivered (the "Conversion Date") and the Person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock upon that date.

   (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Convertible Preferred Stock. The number of full shares of Common Stock issuable upon conversion of Convertible Preferred Stock shall be computed on the basis of the aggregate number of shares of such Convertible Preferred Stock to be converted. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any such shares, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the Fair Market Value of one share of Common Stock and (ii) such fractional interest. The holders of fractional interests shall not be entitled to any rights as shareholders of the Corporation in respect of such fractional interests.

   (d) The Corporation shall reserve out of its authorized but unissued Common Stock a sufficient number of shares of Common Stock to permit the conversion of all of the then-outstanding shares of Convertible Preferred Stock. For the purposes of this Section 4(d), the full number of shares of Common Stock then issuable upon the conversion of all then-outstanding shares of Convertible Preferred Stock shall be computed as if at the time of computation all outstanding shares of Convertible Preferred Stock were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the State of Texas and its articles of incorporation, increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of Convertible Preferred Stock at the time outstanding. All shares of Common Stock issued upon conversion of the shares of Convertible Preferred Stock shall be validly issued, fully paid and nonassessable.

   (e) The Conversion Price shall be subject to adjustment from time to time as follows:

     (1) If the Corporation shall, (A) at any time or from time to time after the Original Issuance Date through the date that is two and one-half (2 1/2) years after the Original Issuance Date, issue any shares of Common Stock, options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, other than Excluded Stock, without consideration or for a consideration per share less than the greater of (x) the Conversion Price or (y) the Fair Market Value of the Common Stock, in effect immediately prior to the issuance of such Common Stock or securities, or (B) at any time or from time to time after the date that is two and one-half (2 1/2) years after the Original Issuance Date, issue any shares of Common Stock, options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, other than Excluded Stock, without consideration or for a consideration per share less than the Fair Market Value of the Common Stock, in effect immediately prior to the issuance of such Common Stock or securities, then such Conversion Price, as in effect immediately prior to each such issuance, shall forthwith be lowered to a price equal to the price obtained by multiplying:

       (A) the Conversion Price at which shares of Convertible Preferred Stock were theretofore convertible by

       (B) a fraction of which (x) the denominator shall be the number of shares of Common Stock outstanding on a fully-diluted basis immediately after such issuance and (y) the numerator shall be the sum of (1) the number of shares of Common Stock outstanding on a fully-diluted basis immediately prior to the date of such issuance and (2) the number of additional shares of Common Stock which the aggregate offering price of the number of shares of Common Stock so offered would purchase at the greater of the Conversion Price or the Fair Market Value per share of Common Stock.

     (2) If the Corporation shall, at any time or from time to time after the Original Issuance Date, directly or indirectly, redeem, purchase or otherwise acquire any shares of Common Stock, options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for

  Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, for a consideration per share greater than the Fair Market Value (plus, in the case of such options, rights, or securities, the additional consideration required to be paid to the Corporation upon exercise, conversion or exchange) for shares of Common Stock in effect immediately prior to such event, then such Conversion Price, as in effect immediately prior to each such event, shall forthwith be lowered to a price equal to the price obtained by multiplying:

       (A) the Conversion Price at which shares of Convertible Preferred Stock were theretofore convertible by

       (B) a fraction of which (x) the denominator shall be the Fair Market Value per share of Common Stock immediately prior to such event and (y) the numerator shall be the result of dividing:

         (i) (1) the product of the number of shares of Common Stock outstanding on a fully-diluted basis and the Fair Market Value per share of Common Stock, in each case immediately prior to such event, minus (2) the aggregate consideration paid by the Corporation in such event (plus, in the case of such options, rights, or convertible or exchangeable securities, the aggregate additional consideration to be paid by the Corporation upon exercise, conversion or exchange), by

         (ii) the number of shares of Common Stock outstanding on a fully-diluted basis immediately after such redemption.

     (3) For the purposes of any adjustment of the Conversion Price pursuant to Sections 4(e)(1) or (2) above, the following provisions shall be applicable:

       (A) In the case of the issuance of Common Stock for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor by the investors without deducting any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof that are usual and customary for such a transaction. Notwithstanding anything provided above to the contrary, for purposes of issuances described in this clause, Fair Market Value for such issuance shall be deemed to be the lesser of (i) the Closing Price on the date of the execution of the underwriting, placement, subscription or purchase agreement executed in connection with such offering or placement and (ii) the Fair Market Value (as defined herein) determined as of the date of the execution of the underwriting, placement, subscription or purchase agreement executed in connection with such offering or placement.

       (B) In the case of the issuance of Common Stock for consideration consisting in whole or in part other than cash, the value of such non-cash consideration shall be deemed to be the fair market value thereof as determined in good faith by the Board or a duly authorized committee thereof, irrespective of any accounting treatment. Notwithstanding anything provided above to the contrary, for purposes of issuances described in this clause, Fair Market Value for such issuance shall be deemed to be the fair market value as determined in good faith by the Board or a duly authorized committee thereof, irrespective of any accounting treatment, as of the date of the approval of such transaction by the Board or appropriate committee of the Board.

       (C) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, except for options to acquire Excluded Stock:

         (i) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4(e)(3)(A) and (B) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

         (ii) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4(e)(3)(A) and (B) above); and

         (iii) on any change in the number of shares or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the antidilution provisions thereof, the applicable Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change;

         (iv) Upon the expiration of the right to convert, exchange or acquire Common Stock in accordance with the terms of any securities, the issuance of which securities had effected an adjustment to the Conversion Price pursuant to the terms of this Section 4(e), if any such securities shall not have been converted, exercised or exchanged prior to such expiration, the number of shares of Common Stock deemed to have been issued and outstanding by reason of the fact that they were issuable upon conversion, exchange or exercise of any such security pursuant to Section 4(e)(l) above, shall no longer be computed as set forth above and the Conversion Price shall forthwith be readjusted and thereafter be the price at which it would have been had the adjustment to the Conversion Price made upon the issuance or sale of any such security been made on the basis of the issuance only of the number of additional shares of Common Stock actually issued upon exercise, conversion or exchange thereof and thereupon only the number of additional shares of Common Stock actually so issued shall be deemed to have been issued and the only consideration actually received by the Corporation (computed as set forth above) shall be deemed to have been received by the Corporation; and

         (v) No further adjustment of the Conversion Price adjusted upon the issuance of any such options, rights, convertible securities or exchangeable securities shall be made as a result of the actual issuance of Common Stock on the exercise of any such rights or options or any conversion or exchange of any such securities.

     (4) All calculations under this Section will be made to the nearest one-hundredth of a cent or to the nearest whole share, as the case may be. No adjustment to the Conversion Price will be required unless such adjustment would result in an increase or decrease of at least one percent (1%) of the Conversion Price; provided, however, that any adjustments which by reason of this clause (4) are not required to be made will be carried forward and taken into account in a subsequent adjustment, if any.

     (5) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then the provisions of Section 4(e)(1) shall not apply and, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Convertible Preferred Stock shall be increased in proportion to such increase in outstanding shares.

     (6) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

     (7) In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation (other than the Merger), each share of Convertible Preferred Stock shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Convertible Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations, or mergers.

     (8) In any case in which the provisions of this Section 4(e) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (1) issuing to the holder of any share of Convertible Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (2) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 4(c) above; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares and such cash.

     (9) Whenever a Conversion Price shall be adjusted as provided in this
  Section 4(e), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief financial officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of Convertible Preferred Stock affected by the adjustment at such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included, as part of any notice required to be mailed under the provisions of this
  Section 4(e) below.

     (10) If the Corporation shall propose to take any action of the types described in clauses (5), (6) or (7) of this Section 4(e), the Corporation shall give notice to each holder of shares of Convertible Preferred Stock, in the manner set forth in clause (9) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Convertible Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

     (11) Without duplication of any other adjustment provided for in this
  Section 4, at any time the Corporation makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of

  Common Stock, provision shall be made so that each holder of Convertible Preferred Stock shall have the option to (i) receive as part of such dividend or distribution the number of securities of the Corporation which such holder would have received had its shares of Convertible Preferred Stock been converted into shares of Common Stock immediately prior to the date of such event or (ii) receive upon conversion thereof, in addition to the shares of Common Stock receivable thereupon, the number of securities of the Corporation which such holder would have received had its shares of Convertible Preferred Stock been converted into shares of Common Stock on the date of such event and had such holder thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by it pursuant to this paragraph during such period, subject to the sum of all other adjustments called for during such period under this Section 4 with respect to the rights of such holder of Convertible Preferred Stock.

     (12) If the Corporation issues any securities after the Original Issuance Date containing provisions protecting the holder or holders thereof against dilution in any manner more favorable to such holder or holders thereof than those set forth in this Section 4, such provisions (or any more favorable portion thereof) shall be deemed to be incorporated herein as if fully set forth in this Statement and, to the extent inconsistent with any provision of this Statement, shall be deemed to be substituted therefor.

  5. Redemption at Option of the Corporation.

   (a) The Corporation shall have the right to redeem, at any time after the fifth anniversary of the Original Issuance Date, out of funds legally available for such purpose, all, but not less than all, of the shares of Convertible Preferred Stock then outstanding, for an amount per share (the "Corporation Redemption Price"), which shall be payable in cash, as set forth below:

     (i) 103% of the Liquidation Amount, if such redemption occurs on or after the fifth anniversary of the Original Issuance Date and before the sixth anniversary date of the Original Issuance Date;

     (ii) 102% of the Liquidation Amount, if such redemption occurs on or after the sixth anniversary of the Original Issuance Date and before the eighth anniversary date of the Original Issuance Date; and

     (iii) 101% of the Liquidation Amount, if such redemption occurs on or after the eighth anniversary of the Original Issuance Date but prior to the Maturity Date.

   (b) Not less than 20 nor more than 60 days (such date as fixed by the Board of Directors of the Corporation is referred to herein as the "Redemption Record Date") prior to the date fixed for any redemption of shares of the Convertible Preferred Stock pursuant to this Section 5, a notice specifying the time and place of the redemption, the redemption price and the number of shares to be redeemed shall be given by first class mail, postage prepaid, to the holders of record on the Redemption Record Date of the shares of the Convertible Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of the Corporation, calling upon each holder of record to surrender to the Corporation on the redemption date at the place designated in the notice such holder's certificate or certificates representing the number of shares specified in the notice of redemption. Neither failure to mail such notice, nor any defect therein or in the mailing hereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. On or after the redemption date, each holder of shares of Convertible Preferred Stock to be redeemed shall present and surrender such holder's certificate or certificates for such shares to the Corporation at the place designated in the redemption notice and thereupon the Corporation Redemption Price shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled.

   (c) If a notice of redemption has been given pursuant to this Section 5 and if, on or before the redemption date, the funds necessary for such redemption (including all dividends on the shares of Convertible Preferred

Stock to be redeemed that will accrue to the redemption date) shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares of Convertible Preferred Stock so called for redemption, then, notwithstanding that any certificates for such shares of Convertible Preferred Stock have not been surrendered for cancellation, on the redemption date dividends shall cease to accrue on the shares of the Convertible Preferred Stock to be redeemed, and the holders of such shares shall cease to be shareholders with respect to those shares and shall have no voting or other rights with respect thereto, except the right to receive the moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares of Convertible Preferred Stock evidenced thereby shall no longer be outstanding, provided, however, nothing in this Section 5 will limit the right of the holders of shares of Convertible Preferred Stock to convert such shares after the notice of redemption has been given and prior to the redemption date in accordance with Section 4. If the holder of any shares of Convertible Preferred Stock shall not, within one year after the redemption date, claim the amount deposited for the redemption thereof, such funds shall be released to the Corporation and held thereby until such holder shall make a claim therefor.

   (d) If a notice of redemption has been given pursuant to this Section 5 and any holder of shares of Convertible Preferred Stock shall, prior to the close of business on the Business Day immediately preceding the redemption date, give written notice to the Corporation pursuant to Section 4 above of the conversion of any or all of the shares to be redeemed held by the holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation, as required by Section 4 above), then such redemption shall not become effective as to such shares to be converted and such conversion shall become effective as provided in Section 4 above, whereupon any funds deposited by the Corporation for the redemption of such shares shall immediately upon such conversion be returned to the Corporation or, if then held in trust by the Corporation, shall automatically and without further corporate action or notice be discharged from the trust.

  6. Redemption at the Option of the Holders.

   (a) Each holder of Convertible Preferred Stock shall have the right to require the Corporation to redeem, out of funds legally available therefor, any or all of such holder's shares of Convertible Preferred Stock at the Redemption Price, plus the amount described in the first sentence of Section 2(d), in connection with the occurrence of a Change of Control as set forth herein.

   (b) The Corporation shall notify the holders of the Convertible Preferred Stock in writing promptly upon the occurrence of a Change of Control; provided, however, that any failure by the Corporation to provide such notice shall not affect the right of the holders of shares of Convertible Preferred Stock to require a redemption of such shares in connection with such Change of Control. Such notice shall state the terms and conditions of such Change of Control.

   (c) In the event the Requisite Convertible Preferred Shareholders expect that a Change of Control will occur, the Requisite Convertible Preferred Shareholders may so notify the Corporation, which notice shall specify the circumstances constituting the expected Change of Control. Within three Business Days following the receipt by the Corporation of such notice, the Corporation shall notify each holder of Convertible Preferred Stock of the receipt of such notice from the Requisite Convertible Preferred Shareholders. For a period of 15 days following such notice by the Corporation, each holder of Convertible Preferred Stock may elect to have any or all of such holder's shares of Convertible Preferred Stock redeemed under this Section 6(c) by providing an irrevocable written notice (a "Section 6(c) Redemption Notice") to the Corporation of such election; provided, however, no redemption shall be effected prior to the consummation of the Change of Control. The Corporation shall effect such redemption on the later to occur of (i) 15 days following receipt by the Corporation of such Section 6(c) Redemption Notice and (ii) the date of the consummation of such Change of Control (such date on which redemption is required, the "Redemption Date") and the holders of record of shares of Convertible Preferred Stock being redeemed in accordance with this
Section 6(c) shall promptly deliver certificates representing the shares being redeemed to the Corporation or its agents. If a holder has delivered a Section 6(c) Redemption Notice and no Change of Control shall have been consummated within

180 days from the date of such Section 6(c) Redemption Notice, then such
Section 6(c) Redemption Notice shall be null and void and the holders shall again be entitled to deliver a new Section 6(c) Redemption Notice in accordance with the terms of this Section 6(c).

   (d) If the Corporation has delivered to the holders of the Convertible Preferred Stock a notice pursuant to Section 6(b) above that a Change of Control has occurred, each holder of Convertible Preferred Stock may elect to have any or all of such holder's shares of Convertible Preferred Stock redeemed under this Section 6(d) by providing an irrevocable written notice (a "Section 6(d) Redemption Notice") to the Corporation of such election at any time prior to the 90th day following the date of the Corporation's notice given pursuant to Section 6(b) (the "Expiration Date"). The Corporation shall effect the redemption of all shares pursuant to this Section 6(d) on the date which is 15 days after the Expiration Date.

   (e) If, on or before any redemption date specified in paragraph (c) or (d) above, the funds necessary for such redemption (including all dividends on the shares of Convertible Preferred Stock to be redeemed that will accrue to the redemption date) shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares of Convertible Preferred Stock so called for redemption, then, notwithstanding that any certificates for such shares of Convertible Preferred Stock have not been surrendered for cancellation, on the redemption date, dividends shall cease to accrue on the shares of the Convertible Preferred Stock to be redeemed, and the holders of such shares shall cease to be shareholders with respect to those shares and shall have no voting or other rights with respect thereto, except the right to receive the monies payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares of Convertible Preferred Stock evidenced thereby shall no longer be outstanding. Upon delivery to the Corporation of an irrevocable notice from a holder of Convertible Preferred Stock pursuant to paragraph (c) or (d) above, the right of such holder to convert the shares of Convertible Preferred Stock to be redeemed into shares of Common Stock pursuant to Section 4 shall cease and terminate. If the holder of any shares of Convertible Preferred Stock shall not, within one year after the redemption date, claim the amount deposited for the redemption thereof, such funds shall be released to the Corporation and held thereby until such holder shall make a claim therefor. On and after the redemption date pursuant to either Section 6(c) or (d) above (unless default shall be made by the Corporation in the payment of the applicable Redemption Price, in which event such rights shall be exercisable until such default is cured), all rights in respect of the shares of Convertible Preferred Stock to be redeemed, except the right to receive the Redemption Price, shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

   (f) If the assets of the Corporation available for redemption of the Convertible Preferred Stock shall be insufficient to permit the payment of the entire Redemption Price required to be paid pursuant to this Section 6, then the holders of Convertible Preferred Stock shall share ratably in any such redemption based on the respective number of shares of Convertible Preferred Stock that each holder thereof holds.

   (g) Any communication or notice relating to redemption given pursuant to this Section 6 shall be sent by first-class certified mail, postage prepaid, to the holders of record of shares of Convertible Preferred Stock, at their respective addresses as the same shall appear on the books of the Corporation, or to the Corporation at the address of its principal, or registered office, as the case may be.

   (h) The Corporation shall not engage in any Sale of the Corporation transaction unless (i) if the Corporation shall be the surviving or continuing entity of such transaction, the Corporation shall, after consummation thereof, have sufficient funds to perform its obligations under this Section 6, and (ii) if the Corporation shall not be the surviving or continuing entity of such transaction, proper and adequate provision shall be made, in the definitive documentation providing for such transaction or otherwise, to ensure that the surviving or continuing corporation of such transaction shall expressly assume the Corporation's obligations under this Section 6 and shall have sufficient funds to perform its obligations under this Section 6.

  7. Mandatory Redemption.

   On the Maturity Date, the Corporation shall redeem each outstanding share of Convertible Preferred Stock for the Liquidation Amount of such share at such time. If the assets of the Corporation available for redemption of the Convertible Preferred Stock shall be insufficient to permit the payment of the entire Liquidation Amount to which they shall be entitled, the holders of Convertible Preferred Stock shall share ratably in any such redemption based on the respective number of shares of Convertible Preferred Stock that each holder thereof holds.

  8. Voting Rights.

   (a) Except as otherwise expressly provided herein or required by law and so long as any shares of the Convertible Preferred Stock are outstanding, each share of Convertible Preferred Stock shall entitle the holder thereof to notice of and to vote, in person or by proxy, at any special or annual meeting of shareholders, on all matters entitled to be voted on by holders of Common Stock (and any other series or class of Voting Stock also entitled to vote with the holders of Common Stock), voting together as a single class with all other shares entitled to vote thereon. With respect to any such vote, each share of Convertible Preferred Stock shall entitle the holder thereof to cast that number of votes as is equal to the number of votes that such holder would be entitled to cast had such holder converted such share of Convertible Preferred Stock into shares of Common Stock as of the record date for determining the shareholders of the Corporation entitled to vote on any such matters.

   (b) At any time after the Original Issuance Date, the Corporation shall not, and shall not permit any Subsidiary to, without first obtaining the affirmative written consent or approval of the Requisite Convertible Preferred
Shareholders:

     (i) in any manner authorize, create, designate, issue, sell or reclassify any class or series of capital stock of the Corporation (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity feature or any security that is a combination of debt and equity, which, in each case, as to the payment of dividends, distribution of assets or Redemptions, including, without limitation, distributions to be made upon a Liquidation, is pari passu with, is senior to the Convertible Preferred Stock or is mandatorily redeemable prior to the Convertible Preferred Stock or which in any manner materially adversely affects the rights, preferences or remedies of the holders of the Convertible Preferred Stock;

     (ii) in any manner alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions thereof, of the Convertible Preferred Stock;

     (iii) in any manner authorize, create, issue or sell any additional shares of Convertible Preferred Stock;

     (iv) amend, alter or repeal any of the provisions of (A) the Articles of Incorporation of the Corporation (as amended or restated) or (B) the By-laws of the Corporation, if such amendment, alteration or repeal would alter or change the rights, preferences or privileges of the holders of such Convertible Preferred Stock so as to adversely affect them.

     (v) declare or pay any dividend with respect to, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of, any shares of any class of capital stock of the Corporation ranking junior to the Convertible Preferred Stock, or any warrants or options to purchase any such capital stock, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Corporation or any Subsidiary (other than a declaration or payment of a stock dividend payable in shares of Common Stock to the holders of Common Stock); provided, however, that the Corporation may declare or pay any dividend on (or repurchase) the Common Stock if such amount, when combined with the sum of all other dividends declared or paid on (plus all amounts paid in the repurchase of), the Common Stock in the preceding twelve-month period, does not exceed 5% of the aggregate Fair Market Value of the Common Stock at the time of the declaration or payment of such dividend or commitment to repurchase, as the case may be;

     (vi) agree to, or permit any Subsidiary to agree to, any provision in any agreement that would by its terms impose any restriction on the ability of the Corporation to honor the exercise of any rights of the holders of the Convertible Preferred Stock;

     (vii) enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any transaction between the Corporation and any wholly-owned Subsidiary or between or among wholly-owned Subsidiaries) unless such transaction is (a) in the ordinary course of business of the Corporation and its Subsidiaries, and (b) upon fair and reasonable terms no less favorable to the Corporation and its Subsidiaries than they would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

  9. Board of Directors.

   (a) The holders of the Convertible Preferred Stock, voting as a separate class, shall be entitled to elect directors (the "Convertible Preferred Directors") to the Board as follows:

     (i) for so long as Apollo and its Affiliates hold in the aggregate Common Stock Equivalents representing at least 50% of the number of Conversion Shares issuable upon conversion of the Convertible Preferred Stock issued on the Original Issuance Date, Apollo shall be entitled to elect the greater of 3 directors or the number of directors that represents 30% of the Board, rounded up to the nearest whole director;

     (ii) for so long as Apollo and its Affiliates hold in the aggregate Common Stock Equivalents representing at least 25% of the number of Conversion Shares issuable upon conversion of the Convertible Preferred Stock issued on the Original Issuance Date, Apollo shall be entitled to elect the number of directors that represents 22% of the Board, rounded up to the nearest whole director;

     (iii) for so long as Apollo and its Affiliates hold in the aggregate Common Stock Equivalents representing at least 12 1/2% of the number of Conversion Shares issuable upon the conversion of the Convertible Preferred Stock issued on the Original Issuance Date, Apollo shall be entitled to elect the number of directors that represents 15% of the Board, rounded up to the nearest whole director.

   (b) In the event the number of directors the holders of Convertible Preferred Stock are entitled to elect decreases in accordance with paragraph
(a) above, then the number of directors the holders of Convertible Preferred Stock are entitled to elect pursuant to paragraph (a) shall not thereafter be increased, irrespective of any subsequent acquisition of Common Stock Equivalents by Apollo and its Affiliates. In determining the number of directors the holders of the Convertible Preferred Stock shall be entitled to elect pursuant to paragraph (a) above, Apollo and its Affiliates shall be deemed to hold each Common Stock Equivalent that is held of record by Apollo or any of its Affiliates, or as to which Apollo or any of its Affiliates retains the entire economic interest.

   (c) Each committee of the Board shall include directors elected by the holders of shares of the Convertible Preferred Stock in the same proportion, rounded up to the nearest whole director, as such directors comprise the Board and the Corporation shall provide each Convertible Preferred Director with notice at least 48 hours prior to any meeting of the Board or any committee.

   (d) If an Event of Non-Compliance occurs (each, a "Trigger Event"), the Requisite Convertible Preferred Shareholders (voting as a separate class) shall have the special right to elect that number of individuals to the

Board that will constitute a majority of the Board. Upon receipt by the Corporation of written notice of the occurrence of a Trigger Event signed by the Requisite Convertible Preferred Shareholders, the number of directors constituting the entire Board shall be increased by a number which, together with the number of directors which the holders of the Convertible Preferred Stock have elected pursuant to Section 9(a), shall constitute a majority of the number of directors constituting the entire Board. In case any vacancy shall occur among the directors elected by the holders of the Convertible Preferred Stock pursuant to Section 9(a) or 9(d), a successor shall be elected by the Convertible Preferred Directors (or by the holders of the Convertible Preferred Stock, in the event no such director remains in office). Upon receipt by the Corporation of written consents signed by or on behalf of the Requisite Convertible Preferred Shareholder designating the persons to fill the vacancy, created by increase or otherwise, the Board shall immediately fill such vacancies with the designees named in such notice. In lieu of delivery of notice to the Corporation described in the preceding sentence, at their discretion, the holders of the Convertible Preferred Stock, voting separately as a single class, may elect such directors at any annual meeting of the shareholders or any special meeting of the holders of the Convertible Preferred Stock called as hereinafter provided. At any time during which the power to elect any directors has been vested in the holders of Convertible Preferred Stock, the Secretary of the Corporation, upon written request of any holder of Convertible Preferred Stock, shall call a meeting of the holders of the Convertible Preferred Stock for the election of directors as provided herein. The rights of the holders of the Convertible Preferred Stock to increase the number of directors and designate such additional directors, as provided in this Section 9(d) shall continue until such time as there is no longer a Trigger Event in existence, at which time such special right shall terminate, subject to revesting upon the occurrence and continuation of any subsequent Trigger Event which gives rise hereunder. After the expiration of such Trigger Event, the term of office of the directors elected pursuant to the increase under this Section 9(d) shall automatically expire and the number of directors shall be reduced accordingly.

   (e) Any transferee of shares of Convertible Preferred Stock shall be required, as a condition to such transfer, to enter into a written agreement with the transferor and the Corporation, which agreement shall confer on Apollo (or such other Person as the Corporation shall approve), for so long as such shares remain outstanding, sole power and authority to vote such shares of Convertible Preferred Stock (at any meeting of shareholders or by execution of a written consent of shareholders), with respect to (i) any election of directors of the Corporation, including any election of directors pursuant to
Section 9 of this Statement, or (ii) any matter described in Section 8(b)(vi). A counterpart of any such contract shall be deposited with the Corporation at its principal place of business or registered office and shall be subject to examination by shareholders, in accordance with Article 2.30 of the Texas Business Corporation Act. Upon any transfer in which the transferee does not agree to such contractual agreement described above, such shares of Convertible Preferred Stock shall automatically convert into a like number of Series B Convertible Preferred Stock, which shall be identical in all respects to the Convertible Preferred Stock, except such Series B Convertible Preferred Stock shall not be entitled to vote (at any meeting of shareholders or by execution of a written consent of shareholders) with respect to (i) any election of directors of the Corporation, including any election of directors pursuant to
Section 9, or (ii) any matter described in Section 8(b)(vi).

  10. Definitions.

   As used herein, the following terms shall have the following meanings:

   "Accumulated Amount" means an amount per share of Convertible Preferred Stock equal to the Original Cost plus the sum of all dividends accrued but unpaid as of the most recent Preferred Dividend Payment Date.

   "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person; provided that Affiliates of Apollo shall exclude any operating companies that would otherwise be deemed an Affiliate of Apollo, but shall include all investment partnerships and special purpose entities that are not operating companies, whether existing as of the date hereof or created hereafter, if the Persons controlling Apollo have a dominant management role in such entities. For the purpose of the above definition, the term "control"

(including, with correlative meaning, the terms "controlling", "controlled by", and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

   "Applicable Dividend Rate" means 7.25% per annum; provided however that the Applicable Dividend Rate shall be 9.25% upon the occurrence of and during the continuation of any Event of Non-Compliance until cured, except for any Event of Non-Compliance related solely to:

     (i) a breach by the Company of any provisions of the Purchase Agreement;
  or

     (ii) any breach of Sections 15(a), (iii), (v), (vi), (vii), or (ix) through (xiii) (in the case of (xiii), only insofar as it relates to the foreoging clauses) of the Investor Rights Agreement that does not have a material adverse effect on the Corporation and its Subsidiaries, taken as a whole.

   "Apollo" means Apollo Management IV, L.P.

   "Appraisal Procedure" shall mean the following procedure to determine the fair market value, as to any security, for purposes of the definition of "Fair Market Value" or the fair market value, as to any other property (in either case, the "valuation amount"). The valuation amount shall be determined in good faith jointly by the disinterested members of the Board and the Requisite Convertible Preferred Shareholders; provided, however, that if such parties are not able to agree on the valuation amount within a reasonable period of time (not to exceed twenty (20) days) the valuation amount shall be determined by an investment banking firm of national recognition, which firm shall be reasonably acceptable to the disinterested members of the Board and the Requisite Convertible Preferred Shareholders. If the disinterested members of the Board and the Requisite Convertible Preferred Shareholders are unable to agree upon an acceptable investment banking firm within ten (10) days after the date either party proposed that one be selected, the investment banking firm will be selected by an arbitrator located in New York City, New York, selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). The arbitrator shall select the investment banking firm (within ten (10) days of his appointment) from a list, jointly prepared by the disinterested members of the Board and the Requisite Convertible Preferred Shareholders, of not more than six investment banking firms of national standing in the United States, of which no more than three may be named by the disinterested members of the Board and no more than three may be named by the Requisite Convertible Preferred Shareholders. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six. The disinterested members of the Board and the Requisite Convertible Preferred Shareholders shall submit to the investment banking firm their respective determinations of the valuation amount, and any supporting arguments and other data as they may desire, within ten (10) days of the appointment of the investment banking firm, and the investment banking firm shall as soon as practicable thereafter make its own determination of the valuation amount. The final valuation amount for purposes hereof shall be the average of the two valuation amounts closest together, as determined by the investment banking firm, from among the valuation amounts submitted by the Corporation and the Requisite Convertible Preferred Shareholders and the valuation amount calculated by the investment banking firm. The determination of the final valuation amount by such investment-banking firm shall be final and binding upon the parties. The party that submits the valuation amount that is not used by the investment banking firm to calculate the final valuation amount shall pay the fees and expenses of the investment banking firm and arbitrator (if any) used to determine the valuation amount. If required by any such investment banking firm or arbitrator, the Corporation shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by the Corporation in favor of such investment banking firm or arbitrator and its officers, directors, partners, employees, agents and Affiliates.

   "Board" means the Board of Directors of the Corporation.

   "BOSC" means Building One Services Corporation, a Delaware Corporation.

   "Business Day" means any day except a Saturday, Sunday or a day on which banking institutions are legally authorized to close in the City of New York

   "Change of Control" means the occurrence, after the date of the consummation of the Merger, of any of the following events (each a "Change of Control"):

     (i) the Sale of the Corporation,

     (ii) the adoption of a plan relating to a Liquidation,

     (iii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Apollo and its Affiliates, is or becomes the "beneficial owner" (as defined in Rules 13-d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock entitled to cast a majority of the votes entitled to be cast by the holders of the outstanding Voting Stock of the Corporation,

     (iv) (A) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Apollo and its Affiliates, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock entitled to cast more than 30% of the votes entitled to be cast by the holders of the outstanding Voting Stock of the Corporation and (B) Apollo and its Affiliates beneficially owns, directly or indirectly, Voting Stock entitled to cast in the aggregate a lesser percentage of the votes entitled to be cast by the outstanding Voting Stock of the Corporation than such other person or group, or

     (v) the first day on which a majority of the Common Stock Directors are not Continuing Directors.

   "Closing Price" means with respect to the shares of Common Stock on any day, (i) the last reported sales price, or in the case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on the NYSE, or (ii) if the shares of Common Stock are not listed or admitted to trading on the NYSE, the last reported sales price, or in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading, or (iii) if the shares of Common Stock are not listed on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as furnished by any NYSE member firm selected from time to time by the Corporation for that purpose, or (iv) if such prices in the over-the-counter market are not available, the Fair Market Value.

   "Common Stock" means the Common Stock, par value $0.001, of the Corporation.

   "Common Stock Directors" means those directors who have not been elected by the holders of the shares of the Convertible Preferred Stock pursuant to
Section 9.

   "Common Stock Equivalent" means one share of Common Stock or the right to acquire, whether or not immediately exercisable, one share of Common Stock, whether evidenced by an option, warrant, convertible security or other instrument or agreement, in each case, as adjusted to account for any stock splits, reverse stock splits, stock dividends or other similar events.

   "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains or losses from asset sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains or losses, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Subsidiary of the referent Person, (d) the net income (but not loss) of any Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is by a contract, operation of law or otherwise prohibited, (e) the net income of any Person, other than a Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a wholly owned Subsidiary of the referent Person by such Person, and (f) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

   "Continuing Directors" means Common Stock Directors who were directors on the Original Issuance Date or whose election to the Board, or whose nomination for election by the shareholders of the Corporation, was approved by a majority of the Common Stock Directors then still in office who were either directors on the Original Issuance Date or whose election or nomination for election was previously so approved.

   "Conversion Date" shall have the meaning set forth in Section 4(b).

   "Conversion Price" shall have the meaning set forth in Section 4(a).

   "Conversion Shares" means the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, as adjusted to account for any stock splits, reverse splits, stock dividends or other similar events.

   "Corporation Redemption Price" shall have the meaning set forth in Section 5(a).

   "Event of Non-Compliance" means the occurrence of any of the following:

     (i) the Corporation fails to pay the dividends or distributions required pursuant to Section 2 hereof and such failure to pay continues 10 days after notice of such failure has been delivered by any holder of shares of Convertible Preferred Stock;

     (ii) the Corporation fails to pay the full redemption price when due under Sections 5, 6 or 7 hereof;

     (iii) any breach by the Corporation of Section 8(b) hereof, any other material breach by the Corporation of any of the terms and conditions hereof, or any material and intentional breach by the Corporation of any of the terms and conditions of the Investor Rights Agreement or the Purchase Agreement;

     (iv) there is a payment default, or any other default giving rise to a right of acceleration, under any Indebtedness of the Corporation that has an aggregate principal amount outstanding, as of the date of such default or acceleration, in excess of $10,000,000 (after giving effect to any notice or cure period relating to such Indebtedness);

     (v) the Corporation or any of its material Subsidiaries shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (B) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property or assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, (F) fail generally to pay its debts as they become due or (G) take any corporate or shareholder action in furtherance of any of the foregoing; or

     (vi) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of the Corporation or any of its material Subsidiaries, or of any substantial part of their respective property or assets, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property or (C) the winding-up or liquidation of any such Person, and such proceeding, petition or order shall continue unstayed and in effect for a period of 60 consecutive days.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Excluded Stock" means (i) shares of Common Stock issuable upon exercise of any warrants or options of the Corporation outstanding on the Original Issuance Date, (ii) shares of Common Stock issuable upon exercise of any warrant or option of BOSC assumed by the Corporation in connection with the Merger,
(iii) shares of Common Stock issued pursuant to the conversion of the Convertible Preferred Stock, (iv) shares of Common Stock issued as consideration pursuant to any acquisition by the Company or any Subsidiary of any Person or assets (an "Acquisition") if (x) the total consideration paid in such Acquisition is (based on total cash consideration, total Indebtedness assumed by the Company and its Subsidiaries and the Fair Market Value of the shares of Common Stock issued and other property paid) is less than 2.0% of the total assets of the Company and its Subsidiaries as of the end of its most recently completed fiscal quarter and (y) the Consolidated Net Income per outstanding share of Common Stock for the immediately preceding full twelve month period giving pro forma effect to such Acquisition, and related financing, as if such Acquisition were consummated at the beginning of such period is greater than the actual Consolidated Net Income per outstanding share of Common Stock for such period, (v) shares of Convertible Preferred Stock issued as dividends to the holders of Convertible Preferred Stock, (vi) shares of Common Stock or options issued pursuant to any Company or BOSC employee incentive or benefit arrangement existing on the date hereof pursuant to the terms thereof on the date hereof, (vii) shares of Common Stock or options issued pursuant to Corporation employee incentive or benefit arrangements adopted after the Original Issuance Date of substantially the same size and on terms that are no less favorable to the Company than such plans existing on the date hereof to become effective upon the termination of such existing plans to replace such existing plans and all outstanding options thereunder, (viii) shares of Common Stock issued pursuant to obligations to pay earnouts with respect to the Acquisitions described on Schedule I hereto in accordance with the agreements relating thereto, (ix) up to 2,500,000 shares of Common Stock under a new employee option plan to be instituted by the Corporation at the closing of the Merger, (x) up to 1,200,000 shares of Common Stock issued pursuant to a stock performance incentive plan no less favorable to the Corporation than the BOSC 1999 Stock Performance Incentive Plan (whether as an addition to such plan, or as a part of an expanded plan which incorporates the BOSC plan plus the additional 1,200,000 shares) and (xi) Common Stock issued to the shareholders of BOSC pursuant to the Merger Agreement.

   "Fair Market Value" means, as to any security, the average of the Closing Prices of such security (i) averaged over a period of 21 days consisting of the day immediately preceding the day as of which "Fair Market Value" is being determined and the 20 consecutive Business Days prior to such immediately preceding day and (ii) excluding any trades that are not bona fide, arm's length transactions). If at any time such security is not listed on any domestic securities exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the "Fair Market Value" of such security shall be the fair market value thereof as determined in accordance with the Appraisal Procedure, using an appropriate valuation method, assuming an arms-length sale to an independent party. In determining the fair market value of any class or series of Common Stock, a sale of all of the issued and outstanding Common Stock of the Corporation will be assumed, without giving regard to the lack of liquidity of such stock due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and assuming the conversion or exchange of all securities then outstanding that are convertible into or exchangeable for Common Stock and the exercise of all rights and warrants then outstanding and exercisable to purchase shares of such stock or securities convertible into or exchangeable for shares of such stock; provided, however that such assumption will not include those securities, rights and warrants convertible into Common Stock where the conversion, exchange or exercise price per share is greater than the fair market value; provided, further, however, that fair market value shall be determined with regard to the relative priority of each class or series of Common Stock (if more than one class or series exists.)

   "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by (or which customarily would be evidenced by) bonds, debentures, notes or similar instruments, (c) all reimbursement obligations of such Person with respect to letters of credit and similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services other than accounts payable incurred and paid on terms customary in the business of such Person, provided that Indebtedness shall include contingent purchase price obligations and other earnout obligations of the Corporation and its Subsidiaries incurred in connection with the acquisition of any business, to the extent that it is more likely than not that such obligations will be paid (it being understood that the "deferred purchase price" in connection with any purchase of property or assets shall include only that portion of the purchase price which shall be deferred beyond the date on which the purchase is actually consummated), (f) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person under forward sales, futures, options and other similar hedging arrangements (including interest rate hedging or protection agreements), (h) all guaranties by such Person of obligations of others and (i) all capitalized lease obligations of such Person.

   "Initial Dividend Period" means the period from and including the Original Issuance Date through and including the third anniversary of the Original Issuance Date.

   "Investor's Rights Agreement" means the Investor Rights Agreement dated as of the Original Issuance Date among the Corporation and the Investor.

   "Investor" means BOSS II, LLC.

   "Lien" means any security interest, lien, pledge, claim, charge, escrow, encumbrance, option, right of first offer, right of first refusal, preemptive right, mortgage, indenture, security agreement or other similar agreement, arrangement, contract, commitment, understanding or obligation, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

   "Liquidation" means any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction.

   "Liquidation Amount" means, as to each share of Convertible Preferred Stock, the Original Cost plus all accrued and unpaid dividends and all accumulated and unpaid dividends, whether or not declared and whether or not there are profits, surplus or other funds legally available for dividends, payable with respect to such share of Convertible Preferred Stock.

   "Maturity Date" means the 12th anniversary of the Original Issuance Date.

   "Merger" means the merger contemplated by the Agreement and Plan of Merger dated November 2, 1999, by and between Group Maintenance America Corp. and Building One Services Corporation.

   "NASDAQ System" means the National Association of Securities Dealers Automated Quotation System.

   "Original Cost" means $1,000 per share.

   "Original Issuance Date" for the Convertible Preferred Stock means the date of original issuance of the first share of such Convertible Preferred Stock.

   "Person" shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability corporation, a corporation, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

   "Preferred Dividend Payment Date" shall have the meaning set forth in
Section 2(a).

   "Preferred Record Date" shall have the meaning set forth in Section 2(b).

   "Purchase Agreement" means the Securities Purchase Agreement dated as of November 2, 1999 among the Corporation and the Investor.

   "Redemption Date" shall have the meaning set forth in Section 6(c).

   "Redemption Price" shall mean 101% of the Liquidation Amount.

   "Redemption Record Date" has the meaning set forth in Section 5(b).

   "Requisite Convertible Preferred Shareholders" means, as of any date of determination, the holders of a majority of the outstanding shares of Convertible Preferred Stock as of such date.

   "Sale of the Corporation" shall mean (i) the sale or other disposition, directly or indirectly, of all or substantially all of the Corporation's assets in one transaction or a series of transactions or (ii) the merger or consolidation of the Corporation with or into another Person, in the case of clause (ii) only, under circumstances in which the holders of Voting Stock entitled to cast a majority of the votes entitled to be cast by the holders of the Voting Stock of the Corporation, immediately prior to the merger or consolidation, own Voting Stock entitled to cast less than a majority of the votes entitled to be cast by the holders of the Voting Stock of the Corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such merger or consolidation. A sale (or sales) of one or more Subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a Sale of the Corporation.

   "Second Dividend Period" means the period from, but not including, the third anniversary of the Original Issuance Date through and including the Maturity Date.

   "Statement" means this Statement of designations, rights, preferences, powers, privileges and restrictions, qualifications, and limitations.

   "Subsidiary" means any entity of which a majority of the outstanding Voting Stock, is owned by the Corporation either directly or indirectly through Subsidiaries.

   "Trigger Event" shall have the meaning set forth in Section 9(d).

   "Voting Stock" of a Person means any class or all classes of capital stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

   IN WITNESS WHEREOF, Group Maintenance America Corp. has caused this
Statement of Designation to be duly executed this    day of             .

                                          GROUP MAINTENANCE AMERICA CORP.

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                                                         ANNEX F

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          INVESTOR'S RIGHTS AGREEMENT

                          dated                 , 2000

                                     among

                        GROUP MAINTENANCE AMERICA CORP.

                                      and

                                  BOSS II, LLC

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 Section 1.  Definitions..................................................  F-1
 Section 2.  Rights to Subscribe for Securities...........................  F-6
 Section 3.  Board of Directors...........................................  F-6
 Section 4.  Information Rights; Covenants................................  F-8
 Section 5.  Demand Registration..........................................  F-10
 Section 6.  Piggyback Registration.......................................  F-11
 Section 7.  S-3 Registrations............................................  F-12
 Section 8.  Expenses.....................................................  F-12
 Section 9.  Preparation and Filing.......................................  F-12
 Section 10. Indemnification..............................................  F-14
 Section 11. Underwriting Agreement.......................................  F-16
 Section 12. Information by Holders.......................................  F-16
 Section 13. Exchange Act Compliance......................................  F-16
 Section 14. No Conflict of Rights........................................  F-16
 Section 15. Protective Provisions........................................  F-17
 Section 16. Standstill...................................................  F-19
 Section 17. Voting Agreement.............................................  F-19
 Section 18. Miscellaneous................................................  F-19

                             INVESTOR'S RIGHTS AGREEMENT dated as of
                                        , 2000, among GROUP MAINTENANCE
                             AMERICA CORP., a Texas corporation (the
                             "Company"), and BOSS II, LLC, a Delaware limited liability company (the "Investor").

   The Investor currently holds the Convertible Preferred Stock, which is
initially convertible into           shares of Common Stock. The parties hereto
deem it to be in their best interests to set forth their rights and obligations in connection with public offerings, sales of shares of Common Stock and certain other matters. Accordingly, the parties agree as follows:

Section 1. Definitions.

   As used in this Agreement, the following terms shall have the following meanings:

   "Accountants" has the meaning assigned to such term in Section 4(b)(iii).

   "Affiliate" has the meaning assigned to such term in the Subscription Agreement.

   "Board" means the Board of Directors of the Company.

   "Business" shall mean the provision of all manner of facilities services to the owners, lessees or operators of industrial, commercial, institutional and residential plants, buildings, homes and other facilities and the properties related thereto (collectively, "Facilities"), including, without limitation (i) design, engineering, construction, project management, repair, replacement, maintenance and service, performance contracting, energy management and aggregation and project financing of all of the mechanical (heating, ventilation, air conditioning; plumbing and piping; appliance repair; fire suppression systems) and electrical (internal and external wiring; generators and UPS systems; voice and data systems; fire and life safety systems; temperature control, building automation and energy management) systems, (ii) rigging, millwright and other industrial services, (iii) janitorial, specialty cleaning and other services for the repair, maintenance and upkeep of Facilities, including, without limitation, the provision of onsite maintenance and support personnel and the outsourcing of the Facilities management function by an owner, lessee or operator of any Facilities.

   "Capital Expenditure" means any expenditure by the Company and its Subsidiaries for the acquisition, construction, or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under generally accepted accounting principles on a consolidated balance sheet of the Company and its Subsidiaries; provided, however, this definition shall not include any acquisition of a business.

   "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

   "Closing" has the meaning assigned to such term in the Subscription
Agreement.

   "Closing Date" has the meaning assigned to such term in the Subscription Agreement.

   "Commission" means the United States Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

   "Common Stock" means the Common Stock, par value $.001 per share, of the Company.

   "Common Stock Equivalent" means one share of Common Stock or the right to acquire, whether or not immediately exercisable, one share of Common Stock, whether evidenced by an option, warrant, convertible security or other instrument or agreement, in each case, as adjusted to account for any stock splits, reverse stock splits, stock dividends or other similar event.

   "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses), (B) Consolidated Interest Expense and (C) depreciation and amortization less any out of the ordinary course non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

   "Consolidated Indebtedness" means with respect to any Person, as of the date of determination, the aggregate amount of all Indebtedness of such Person and its Subsidiaries on a consolidated basis included on the face of the balance sheet of such Person (determined in accordance with GAAP) plus any Indebtedness included on the face of the balance sheet of any other Person (determined in accordance with GAAP) as to which such Person and/or any of its Subsidiaries has created a guarantee or other contingent obligation (to the extent of such guarantee or other contingent obligation).

   "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication (i) the aggregate of the interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount and amortization or write-off of deferred financing costs (including the amortization of costs relating to interest rate caps or other similar agreements, but excluding any write-off of debt discount or deferred financing costs resulting from the Merger or any related financing), (b) the net costs required by GAAP to be recorded as interest expense for Interest Swap Obligations, and (c) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, minus interest income for such period.

   "Consolidated Leverage Ratio" means, with respect to any Person, the ratio of Consolidated Indebtedness of such Person on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (the "Transaction Date") to Consolidated EBITDA of such Person for the four full fiscal quarters (the "Four Quarter Period") most recently ending on or prior to the Transaction Date for which quarterly consolidated financial statements of the Company and its Subsidiaries have been distributed to Investor. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Indebtedness" shall be calculated after giving effect on a pro forma basis, including appropriate adjustments determined in accordance with Article XI of Regulation S-X promulgated by the Commission, for the period of such calculation for any asset sales or asset acquisitions (including, without limitation, any asset acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the asset acquisition) incurring, assuming or otherwise being liable for acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the asset acquisition but excluding the Consolidated EBITDA attributable to the assets which are the subject of the asset sale) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or asset acquisition (including the incurrence, assumption or liability for any such acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

   "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) out of the ordinary course after-tax gains or losses from asset sales or abandonments or reserves relating thereto,
(b) after-tax items classified as extraordinary or nonrecurring gains or losses, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Subsidiary of the referent Person,
(d) the net income (but not loss) of any Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is prohibited by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a wholly owned Subsidiary of the referent Person by such Person, (f) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets, and (g) after tax charges associated with consummating the Merger and related financing.

   "Conversion Shares" means the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock.

   "Convertible Preferred Stock" means the Company's 7.25% convertible preferred stock, $.001 par value share, governed by the Statement of Designations.

   "Credit Agreement" means the Credit Agreement dated as of             , 2000
between the Corporation and                     , as it may be amended from
time to time, other than amendments to the size of the facility.

   "Election Notice" has the meaning assigned to such term in Section 15(c).

   "Equity-Linked Plan" shall mean a benefit or compensation plan in which benefits or awards are denominated or payable in capital stock of the Company, valued in whole or in part by reference to, or otherwise based on, the value of such capital stock.

   "Event of Non-Compliance" means the occurrence of any of the following:

     (i) any material, intentional breach by the Company of this Agreement or the Subscription Agreement;

     (ii) the occurrence of a payment default, or any other default giving rise to a right of acceleration, under any Indebtedness of the Company that has an aggregate principal amount outstanding, as of the date of such default or acceleration, in excess of $10,000,000 (after giving effect to any notice or cure period relating to such Indebtedness); or

     (iii) the Company or any of its material Subsidiaries shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (B) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property or assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, (F) fail generally to pay its debts as they become due or (G) take any corporate or shareholder action in furtherance of any of the foregoing; or

     (iv) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of the Company or any of its material Subsidiaries, or of any substantial part of their respective property or assets, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property or (C) the winding-up or liquidation of any such Person, and such proceeding, petition or order shall continue unstayed and in effect for a period of 60 consecutive days.

   "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

   "Excluded Stock" means (i) shares of Common Stock issuable upon exercise of any warrants or options of the Company outstanding on the Closing Date or issued under the Company's incentive plans approved by the Board, (ii) shares of Common Stock issued pursuant to the conversion of the Convertible Preferred Stock, (iii) shares of Common Stock issued as consideration pursuant to any acquisition of any business, (iv) shares of Convertible Preferred Stock issued as dividends to the Investors, (v) shares issued pursuant to earn out arrangements in definitive, binding agreements in existence on the date hereof relating to acquisitions by the Company and (vi) Securities issued in an underwritten public offering that is registered under the Securities Act.

   "Fair Market Value" has the meaning assigned to such term in the Statement of Designations.

   "GAAP" means United States generally accepted accounting principles.

   "Indebtedness" has the meaning assigned to such term in the Statement of Designations.

   "Information" has the meaning assigned to such term in Section 9(i).

   "Inspectors" has the meaning assigned to such term in Section 9(i).

   "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

   "Investor" means BOSS II, LLC.

   "Liquidation" has the meaning assigned to such term in the Statement of Designations.

   "Maturity Date" has the meaning assigned to such term in the Statement of Designations.

   "Merger" has the meaning assigned to such term in the Subscription
Agreement.

   "NASDAQ" means the automated quotation system of the NASD.

   "Notice of Acceptance" has the meaning assigned to such term in Section
2(b).

   "NYSE" means the New York Stock Exchange.

   "Offer" has the meaning assigned to such term in Section 2(a).

   "Offer Period" has the meaning assigned to such term in Section 2(a).

   "Offered Securities" means (A) shares of Common Stock, (B) any other equity security of the Company, (C) any debt security of the Company which by its terms is convertible into or exchangeable for any equity security of the Company or has any equity participation rights, (D) any security of the Company that is a combination of debt and equity or (E) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity security or any such debt security of the Company, in each case other than Excluded Stock.

   "Other Shares" means at any time those shares of Common Stock that do not constitute Primary Shares.

   "Person" shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability corporation, a corporation, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

   "Preferred Directors" has the meaning assigned to such term in Section 3(c).

   "Primary Shares" means at any time the authorized but unissued shares of Common Stock or shares of Common Stock held by the Company in its treasury.

   "Proposed Transaction" has the meaning assigned to such term in Section
15(c).

   "Purchase Price" has the meaning assigned to such term in Section 15(c).

   "Recapitalization" means, with respect to any Person, any transaction, other than a merger, consolidation, amalgamation or sale of all or substantially all of the assets of such Person, in which holders of any class of securities of such Person receive in exchange therefor some other security of such Person or any other issuer and/or cash, other than the issuance of cash or securities in accordance with the terms of the securities to be exchanged or Section 8(b)(v) of the Statement of Designations.

   "Records" has the meaning assigned to such term in Section 9(i).

   "Refused Securities" has the meaning assigned to such term in Section 2(d).

   "Representatives" has the meaning assigned to such term in Section 4(a).

   "Restricted Shares" means at any time the shares of Common Stock held by the Investor.

   "Retained Shares" has the meaning assigned to such term in Section 15(c).

   "Rule 144" means Rule 144 promulgated under the Securities Act or any successor rule thereto or any complementary rule thereto.

   "Securities" means "securities" as defined in Section 2(1) of the Securities Act and includes capital stock or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other equity interests. Whenever a reference herein to Securities is referring to any derivative Securities, the rights of Investor shall apply to such derivative Securities and all underlying Securities directly or indirectly issuable upon conversion, exchange or exercise of such derivative Securities.

   "Securities Act" means the Securities Act of 1933, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

   "Selling Holder" shall have the meaning assigned to such term in Section
9(b).

   "Selling Holders' Counsel" shall have the meaning assigned to such term in
Section 9(b).

   "Subscription Agreement" means the Subscription and Exchange Agreement dated as of the date hereof between the Company and the Investor, as the same may be amended or modified.

   "Statement of Designations" means the Statement of Designations setting forth the preferences, limitations and relative rights of the Convertible Preferred Stock.

   "Subsidiary" has the meaning assigned to such term in the Statement of Designations.

   "Trigger Event" shall have the meaning assigned to such term in Section
3(h).

   "Voting Stock" of a Person means any class or all classes of capital stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Section 2. Rights to Subscribe for Securities.

   (a) For so long as Investor and its Affiliates hold in the aggregate Common Stock Equivalents representing at least 25% of the Conversion Shares issuable upon conversion of the Convertible Preferred Stock acquired by the Investor on the Closing Date, the Company shall not, prior to the Maturity Date (assuming full payment and performance by the Company of all of its obligations as of such date; if the Company has not fully paid and performed all of its obligations as of such date, the Company's obligations under this section shall survive until such obligations have been satisfied), issue, sell, or agree to issue or sell, any Offered Securities for cash unless the Company shall have first offered to sell the Offered Securities to the Investor, at a price and on such other terms as shall have been specified by the Company in writing delivered to the Investor (the "Offer"), which Offer by its terms shall remain open for a period of 10 business days from the date it is delivered to the Investor (the "Offer Period").

   (b) Notice of the Investor's intention to accept an Offer shall be evidenced by a writing signed by the Investor and delivered to the Company prior to the end of the Offer Period (the "Notice of Acceptance"). Within 20 days after receipt by the Company of such Notice of Acceptance, the Company shall sell and the Investor shall purchase the Offered Securities in respect of which the Notice of Acceptance was delivered, upon the terms and conditions of the Offer.

   (c) In the event the Company materially amends the terms of the Offer at any time, the Offer Period shall be extended for a period of not less than 10 business days (or 48 hours if the amendment relates solely to the price of the Offer or the number of shares to be sold in the Offer).

   (d) In the event that the Notice of Acceptance is not given by the Investor, the Company shall have 90 days from the expiration of the Offer Period to sell all of such Offered Securities (the "Refused Securities") to any other Person(s), but only upon financial terms (e.g., price, interest rate, dividend rate) at least as favorable to the Company in every respect as those set forth in the Offer, and otherwise on general terms and conditions that are no more favorable, in the aggregate, to such other Person(s) or less favorable, in the aggregate, to the Company than those set forth in the Offer, provided, however, that in the event that the Company sells all such Offered Securities to any other Person(s), the Investor shall have the right to purchase the proportionate number of such Offered Securities that represents its then ownership percentage of the total outstanding Common Stock of the Company, determined in accordance with Rule 13d-3 under the Exchange Act.

   (e) Any Offered Securities not purchased by the Investor or any other Person(s) in accordance with Sections 2(b) and 2(d) may not be sold or otherwise disposed of until they are again offered to the Investor under the procedures specified in this Section 2.

   (f) The provisions of this Section 2 shall terminate on the first date on which the Investor and its Affiliates fail to satisfy the Common Stock Equivalents ownership requirements set forth in paragraph (a), such termination to be effective with respect to the first Offer after such date.

Section 3. Board of Directors.

   (a) Investor shall be entitled to designate individuals for election to the Board as follows until the Maturity Date (assuming full payment and performance by the Company of all of its obligations as of such date; if the Company has not fully paid and performed all of its obligations as of such date, the Company's obligations under this section shall survive until such obligations have been satisfied):

     (i) For so long as Investor and its Affiliates hold in the aggregate Common Stock Equivalents representing at least 50% of the number of Conversion Shares issuable upon conversion of the Convertible Preferred Stock issued on the Closing Date, the Investor shall be entitled to designate a number of individuals for election to the Board equal to the greater of 3 directors or the number of directors that represents 30% of the Board, rounded up to the nearest whole director;

     (ii) For so long as Investor and its Affiliates hold in the aggregate Common Stock Equivalents representing at least 25% of the number of Conversion Shares issuable upon conversion of the Convertible Preferred Stock issued on the Closing Date, the Investor shall be entitled to designate a number of individuals for election to the Board equal to the number of directors that represents 22% of the Board, rounded up to the nearest whole director; and

     (iii) For so long as Investor and its Affiliates hold in the aggregate Common Stock Equivalents representing at least 12.5% of the number of Conversion Shares issuable upon conversion of the Convertible Preferred Stock issued on the Closing Date, the Investor shall be entitled to designate a number of individuals for election to the Board equal to the number of directors that represents 15% of the Board, rounded up to the nearest whole director.

   (b) In the event the number of directors the Investor is entitled to designate decreases in accordance with paragraph (a) above, then the number of directors the Investor is entitled to designate pursuant to paragraph (a) shall not thereafter be increased, irrespective of any subsequent acquisition of Common Stock Equivalents by the Investor or its Affiliates. In determining the number of directors the Investor shall be entitled to designate pursuant to paragraph (a) above, the Investor shall be deemed to hold each Common Stock Equivalent that is held of record by the Investor or any of its Affiliates, or, as to which the Investor or any of its Affiliates retains the entire economic interest.

   (c) Except as set forth in (c)(i) and (c)(ii) below, each committee of the Board shall include directors designated by the Investor pursuant to the provisions set forth above, (each, a "Preferred Director"), in the same proportion, rounded up to the nearest whole director, as such representatives comprise the Board. The Company shall provide each Preferred Director serving on any committee of the Board with appropriate notice at least 48 hours prior to any meeting of any committee that such person serves on:

     (i) The Executive Committee shall be comprised of five members as follows: two Preferred Directors designated by the Investor (or, if the Investor is only entitled to designate one director to the Board, then only one Preferred Director), the Chairman of the Board of Directors, the Chief Executive Officer of the Company and one independent director to be selected by the Board of Directors. The Preferred Directors designated by the Investor pursuant to this Section 3(c)(i) shall not be removed by subsequent action of the Board; and

     (ii) The Acquisitions Committee shall be comprised of one Preferred Director designated by the Investor, the Chairman of the Board of Directors and the Chief Executive Officer. The Preferred Director designated by the Investor pursuant to this Section 3(c)(ii) shall not be removed by subsequent action of the Board.

   (d) If the persons designated by the Investor as set forth in Section 3(a) above are not elected to the Board for any reason and the Investor owns at least 25% of the shares of Common Stock that it owns on the Closing Date (assuming the conversion of all the Convertible Preferred Stock), then the Investor shall have the right to designate one representative to serve as an observer at each meeting of the Board and each committee thereof. The Company shall provide such observer with copies of all actions taken by written consent of the Board or any committee thereof, advance notice of such meeting as if such observer were a director and copies of all materials that are distributed to the Board (in each case as if such observer was a director), provided, however, all such information and materials shall be subject to a mutually agreeable confidentiality agreement. The Company shall reimburse the observer for all out-of-pocket expenses incurred in connection with attending any meetings of the Board.

   (e) For so long as the Investor owns 5% or more of the Common Stock of the Company outstanding (assuming the conversion of all the Convertible Preferred Stock), then the Investor shall be entitled to designate one member to the Board; provided, however, that the right provided in this Section 3(e) shall not be in addition to the rights provided in Section 3(a) above.

   (f) The Company shall cause its bylaws to provide, at all times from and after the Closing Date in which the Investor has the right to designate a director, that meetings of the Board or any committee thereof may be conducted by teleconference.

   (g) The Company shall deliver a notice to the Investors if an Event of Non-Compliance shall occur or is reasonably likely to occur. Such notice shall set forth in reasonable detail a description of the Event of Non-Compliance.

   (h) Prior to the earlier of the Maturity Date (assuming full payment and performance by the Company of all of its obligations as of such date; it being understood that if the Company has not fully paid and performed all of its obligations as of such date, the Company's obligations under this Section 3 shall survive until such obligations have been satisfied) and the date on which Sections 15(a) and 15(b) hereof have ceased to have any effect, if the Investor concludes, either as a result of a notice delivered by the Company pursuant to
Section 3(g), or otherwise, that an Event of Non-Compliance has occurred or is reasonably likely to occur, the Investor shall deliver a notice to the Company to such effect. If an Event of Non-Compliance shall occur and shall be continuing at the end of the one week period following delivery by the Investor of the notice referred to in the preceding sentence (each, a "Trigger Event"), the Investor shall have the special right to designate that number of individuals to the Board that, when combined with the Preferred Directors, will constitute a majority of the Board. The Company agrees to take all necessary and desirable action within its control in connection with and in furtherance of the execution of such special right. Such special right shall continue until such time as there is no longer a Trigger Event in existence, at which time such special right shall terminate, subject to revesting upon the subsequent occurrence and continuation of any Trigger Event. After designees of the Investor represent a majority of the Board, the directors of the Company shall use commercially reasonable efforts promptly to cure the condition that constituted the Event of Non-Compliance. After the expiration of such Trigger Event, the term of office of such newly elected directors shall automatically cease and the number of directors constituting the entire Board shall be reduced accordingly.

   (i) Whenever the Investor shall have the right to designate one or more directors of the Board pursuant to this Section 3, the Company shall, to the extent permitted by applicable law (a) increase as required the number of directors constituting the entire Board, (b) fill the vacancies created by such expansion with designees who are approved by the Company, which approval will not be unreasonably withheld and (c) submit the name of each such designee to the shareholders of the Company (together with a recommendation of his or her election) at each meeting of the shareholders at which directors are elected and which is held during the period which the Investor is entitled to designate one or more directors. The Company shall take such actions as shall be within its control and reasonably necessary to effectuate the provisions of this
Section 3, including, if required, the calling of a special or annual meeting of the shareholders of the Company to fill vacancies created by any increase in the size of the entire Board.

   (j) Notwithstanding any provision of this Agreement to the contrary, the rights of the Investor to designate Board members pursuant to this Section 3 shall in no event be operative at any time when the holders of the Convertible Preferred Stock shall have rights to elect directors pursuant to the Statement of Designations.

Section 4. Information Rights; Covenants.

 (a) Access to Records.

   The Company shall, and shall cause each Subsidiary to, afford to the Investor, the Affiliates of the Investor and each of their respective officers, employees, advisors, counsel and other authorized representatives (collectively with the Affiliates of the Investor, the "Representatives"), during normal business hours, at their expense, reasonable access, upon reasonable advance notice, to all of the books, records and properties of the Company and such Subsidiary and all officers and employees of the Company and such Subsidiary. The Investor shall use its best efforts to maintain the confidentiality of any information designated by the Company as confidential or proprietary; provided, however, that the foregoing shall in no way limit or otherwise restrict the ability of the Investor or any of its Representatives to disclose any such information concerning the Company and each Subsidiary which it may be required to disclose (i) to its partners or limited partners to the extent required to satisfy its fiduciary obligations to such Persons, provided such Persons agree in writing to be bound by the provisions of this Section, or
(ii) otherwise pursuant to or as required by law.

 (b) Financial Reports.

   The Company shall furnish the Investor with the following:

     (i) Monthly Reports. As soon as available, but not later than 30 days after the end of each fiscal month, a consolidated balance sheet of the Company as of the end of such period and consolidated statements of income of the Company for such period and for the period commencing at the end of the previous fiscal year and ending with the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons for income statements to the budget or business plan all prepared in accordance with generally accepted accounting principles consistently applied (except for the absence of footnotes and year-end adjustments);

     (ii) Quarterly Reports. As soon as available, but not later than 50 days after the end of each quarterly accounting period, (A) a consolidated balance sheet of the Company as of the end of such period and consolidated statements of income and cash flows for such quarterly accounting period and/or for the period commencing at the end of the previous fiscal year and ending with the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons to the budget or business plan for the income statement only, all prepared in accordance with GAAP consistently applied and (B) a report by management of the Company in a format consistent with Form 10-Q of the operating and financial highlights of the Company and its Subsidiaries for such period;

     (iii) Annual Audit. As soon as available, but not later than 100 days after the end of each fiscal year of the Company, audited consolidated financial statements of the Company, which shall include statements of income, cash flows and changes in shareholders' equity for such fiscal year and a balance sheet as of the last day thereof, each prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by the report of a "Big 5" firm of independent certified public accountants selected by the Board (the "Accountants"). The Company and its Subsidiaries shall maintain a system of accounting sufficient to enable its Accountants to render the report referred to in this Section 4; and

     (iv) Miscellaneous. Promptly upon becoming available, the Company shall provide to the Investor:

       (A) copies of all financial statements, reports, press releases, notices, proxy statements and other documents sent by the Company or its Subsidiaries to its investors generally or released to the public and copies of all regular and periodic reports, if any, filed by the Company or its Subsidiaries with the Securities and Exchange Commission, any securities exchange or the NYSE;

       (B) notification in writing of any litigation or governmental proceeding in which it or any of its Subsidiaries is involved and which could reasonably be expected to, materially and adversely affect the Company or any of its material Subsidiaries;

       (C) notification in writing of the existence of any default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound;

       (D) upon request, copies of all reports prepared for or delivered to the management of the Company or its Subsidiaries by its accountants;

       (E) upon request, any other routinely collected financial or other information available to management of the Company or its subsidiaries (including, without limitation, routinely collected statistical data); and

       (F) The provisions of this Section 4 shall terminate upon the earlier to occur of the twelfth anniversary of the Closing Date and the date on which the Investor shall no longer be entitled to elect any directors pursuant to Section 3(a) of this Agreement.

Section 5. Demand Registration.

   (a) If the Company shall be requested by holders of at least 20% of the total number of outstanding Restricted Shares (assuming conversion of all shares of Convertible Preferred Stock) to effect a registration under the Securities Act of all or a portion of Restricted Shares with an aggregate Fair Market Value as of the date of such request equal to at least $25,000,000, or, if the Restricted Shares have an aggregate Fair Market Value of less than $25,000,000, all of the remaining Restricted Shares, in accordance with this Section, then the Company shall promptly give written notice of such proposed registration to all holders of Restricted Shares and shall offer to include in such proposed registration any Restricted Shares requested to be included in such proposed registration by such holders who respond in writing to the Company's notice within 15 days after delivery of such notice (which response shall specify the number of Restricted Shares proposed to be included in such registration and the intended method of distribution, which may be pursuant to a shelf registration). If a registration pursuant to Section 7 hereof is available, the holders of Restricted Shares shall utilize such registration instead of making a request pursuant to this Section 5, unless the holders of Restricted Shares reasonably determine that it is advantageous to such holders of Restricted Shares to make a request under this Section 5. The Company shall promptly use its best efforts to effect such registration on an appropriate form under the Securities Act of the Restricted Shares which the Company has been so requested to register; provided, however, that the Company shall not be obligated to effect any registration under the Securities Act except in accordance with the following provisions:

     (i) the Company shall not be obligated to file more than four registration statements in total pursuant to this Section, subject to paragraph (c) below;

     (ii) the Company shall not be obligated to file any registration statement during any period in which (A) any other registration statement (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto) pursuant to which Primary Shares are to be or were sold has been filed and not withdrawn or has been declared effective within the prior 90 days or (B) the Company has determined in good faith that the filing of a registration statement would require the disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, such filing to be delayed until the date which is 90 days after such request for registration pursuant to this Section 5(a); provided that the Company may only so delay the filing or effectiveness of a registration statement pursuant to this Section 5(a)(ii)(B) on one occasion during any twelve-month period; and

     (iii) with respect to the registration pursuant to this Section, the Company may include in such registration any Primary Shares or Other Shares; provided, however, that if the managing underwriter advises the Company in writing that the inclusion of all Restricted Shares, Primary Shares and Other Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of all such securities, then the number of Restricted Shares, Primary Shares and Other Shares proposed to be included in such registration shall be included in the following order:

       (A) First, the Restricted Shares, pro rata based upon the number of Restricted Shares owned by each holder at the time of such registration;

       (B) Second, the Primary Shares; and

       (C) Third, the Other Shares.

   (b) The holders of Restricted Shares requesting a registration pursuant to this Section may, in the notice delivered pursuant to paragraph (a) above, elect that such registration cover an underwritten offering. Upon such election, such holders shall select one or more nationally recognized firms of investment banks to act as the managing underwriters and shall select any additional investment banks to be used in connection with such offering, provided that such investment banks must be reasonably satisfactory to the Company. The Company shall, together with all holders proposing to sell Restricted Shares in such offering, enter into a customary underwriting agreement with such underwriters.

   (c) A requested registration under this Section may be rescinded by written notice to the Company by the Persons holding a majority of the Restricted Shares to be included in such registration with the following consequences:

     (i) If such registration statement is rescinded prior to the filing date, such rescinded registration shall not count as a registration statement initiated pursuant to this Section for purposes of paragraph (a) above;

     (ii) If such registration statement is rescinded after the filing date but prior to its effective date, such rescinded registration shall not count as a registration statement initiated pursuant to this Section for purposes of paragraph (a) above if the participating holders (x) have reimbursed the Company for all out-of-pocket expenses incurred by the Company in connection with such rescinded registration or (y) (1) reasonably believed that the registration statement contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading, (2) notified the Company of such fact and requested that the Company correct such alleged misstatement or omission and (3) the Company has refused to correct such alleged misstatement or omission; and

     (iii) A registration that becomes effective shall not count as a registration statement initiated pursuant to this Section for purposes of paragraph (a) above unless the participating holders are able to sell at least 80% of the Restricted Shares sought to be included in such registration statement.

Section 6. Piggyback Registration.

   If at any time the Company proposes for any reason to register Primary Shares or Other Shares under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto, it shall promptly give written notice to the holders of Restricted Shares of its intention to so register the Primary Shares or Other Shares and, upon the written request, given within 15 days after delivery of any such notice by the Company, of any holders of Restricted Shares to include in such registration Restricted Shares held by such holders (which request shall specify the number of Restricted Shares proposed to be included in such registration), the Company shall use its best efforts to cause all such Restricted Shares to be included in such registration on the same terms and conditions as the securities otherwise being sold in such registration; provided, however, that if the managing underwriter advises the Company that the inclusion of all Restricted Shares or Other Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of the Primary Shares proposed to be registered by the Company, then the number of Primary Shares, Restricted Shares and Other Shares proposed to be included in such registration shall be included in the following order:

     (a) first, the Primary Shares;

     (b) second, Other Shares entitled to registration pursuant to the Registration Rights Agreements set forth on Annex A;

     (c) third, Restricted Shares, pro rata based upon the number of Restricted Shares owned by each holder at the time of such registration; and

     (d) fourth, the Other Shares (other than those shares of Common Stock which are not subject to any registration rights agreement), pro rata based upon the number of shares of Common Stock (based upon Common Stock Equivalents) owned by each such seller at the time of such registration.

Section 7. S-3 Registrations.

   If at any time (i) the Persons holding at least 20% of the total number of outstanding Restricted Shares (assuming conversion of all shares of Convertible Preferred Stock) request that the Company file a registration statement on Form S-3 or any successor thereto for a public offering of all or a portion of Restricted Shares with an aggregate Fair Market Value as of the date of such request equal to at least $25,000,000, or, if the aggregate Restricted Shares have an aggregate Fair Market Value of less than $25,000,000, all of the remaining Restricted Shares and (ii) the Company is a registrant entitled to use Form S-3 or any successor thereto to register such shares, then the Company shall use its best efforts to register under the Securities Act on Form S-3 or any successor thereto, for public sale in accordance with the method of disposition specified in such notice, the number of shares of Restricted Shares specified in such notice. Whenever the Company is required by this Section 7 to use its best efforts to effect the registration of Restricted Shares, each of the procedures and requirements of Section 5 (including but not limited to the requirement that the Company notify all holders of Restricted Shares from whom notice has not been received and provide them with the opportunity to participate in the offering) shall apply to such registration. Notwithstanding anything to the contrary contained herein, no request may be made under this
Section 7 within three months after the effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering in which the holders of Restricted Shares shall have been entitled to join pursuant to Section 5 or 6 in which there shall have been effectively registered all Restricted Shares as to which registration shall have been requested. There is no limitation on the number of registrations pursuant to this Section 7 that the Company is obligated to effect.

Section 8. Expenses.

   The Company shall bear the expense of any registrations effected pursuant to Sections 5, 6 and 7 including, without limitation, all registration and filing fees (including all expenses incident to filing with the NYSE), fees and expenses of complying with securities and blue sky laws, printing expenses, and fees and expenses of the Company's counsel and accountants, and the fees and expenses of the Selling Holders' Counsel (as defined below), but excluding any underwriters' or brokers' discounts or commissions, transfer taxes (to the extent that such taxes are required by law to be paid by the Selling Holders) and the fees of any counsel to any Selling Holder, other than the Selling Holders' Counsel (it being understood that the fees and expenses of any underwriter and such underwriter's counsel shall be the responsibility of such underwriter).

Section 9. Preparation and Filing.

   If and whenever the Company is under an obligation pursuant to the provisions of this Agreement to use its best efforts to effect the registration of any Restricted Shares, the Company shall, as expeditiously as practicable:

     (a) with respect to a registration under Sections 5, 6 and 7, use its best efforts to cause a registration statement that registers such Restricted Shares to become and remain effective for a period of 180 days or until all of such Restricted Shares have been disposed of (if earlier);

     (b) furnish, at least five business days before filing a registration statement that registers such Restricted Shares, a prospectus relating thereto or any amendments or supplements relating to such a registration statement or prospectus, to each holder of Restricted Shares, to any counsel to any seller of Restricted Shares (the "Selling Holder") and to one counsel selected by the holders of a majority of such Restricted Shares (the "Selling Holders' Counsel"), copies of all such documents proposed to be filed (it being understood that such five-business-day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to such counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances);

     (c) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for at least the periods set forth in Section 9(a) or until all of such Restricted Shares have been disposed of (if earlier) and to comply with the provisions of the Securities Act with respect to the sale or other disposition of such Restricted Shares;

     (d) notify in writing any counsel to any Selling Holder and the Selling Holders' Counsel promptly (i) of the receipt by the Company of any notification with respect to any comments by the Commission with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (ii) of the receipt by the Company of any notification with respect to the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or prospectus or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose and
  (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Restricted Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

     (e) use its best efforts to register or qualify such Restricted Shares under such other securities or blue sky laws of such jurisdictions as any seller of Restricted Shares reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller of Restricted Shares to consummate the disposition in such jurisdictions of the Restricted Shares owned by such seller; provided, however, that the Company will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required so to do but for this paragraph (e);

     (f) furnish to each seller of such Restricted Shares such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such seller of Restricted Shares may reasonably request in order to facilitate the public sale or other disposition of such Restricted Shares;

     (g) use its best efforts to cause such Restricted Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers thereof to consummate the disposition of such Restricted Shares;

     (h) notify on a timely basis each seller of such Restricted Shares at any time when a prospectus relating to such Restricted Shares is required to be delivered under the Securities Act within the appropriate period mentioned in paragraph (a) of this Section, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

     (i) make available for inspection by any counsel to any Selling Holder and the Selling Holders' Counsel or any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such underwriter (collectively, the "Inspectors"), all pertinent financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information (together with the Records, the "Information") reasonably requested by any such Inspector in connection with such registration statement. Any of the Information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (i) the disclosure of such Information is necessary to avoid or correct a misstatement or omission in the registration statement,
  (ii) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or (iii) such Information has been made generally available to the public. The seller of Restricted Shares agrees that it will, upon learning that disclosure of such Information is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company's expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential;

     (j) in the case of an underwritten offering, use its best efforts to obtain from its independent certified public accountants "comfort" letters in customary form and at customary times and covering matters of the type customarily covered by comfort letters;

     (k) in the case of an underwritten offering, use its best efforts to obtain from its counsel an opinion or opinions in customary form;

     (l) provide a transfer agent and registrar (which may be the same entity and which may not be the Company) for such Restricted Shares;

     (m) issue to any underwriter to which any seller of Restricted Shares may sell shares in such offering certificates evidencing such Restricted Shares; provided, however, that the Company shall have the right to approve any such underwriter with such approval not to be unreasonably withheld;

     (n) list such Restricted Shares on any national securities exchange on which any shares of the Common Stock are listed or on NASDAQ if then included, or if the Common Stock is not listed on a national securities exchange, use its best efforts to qualify such Restricted Shares for inclusion on such national securities exchange or NASDAQ as the holders of a majority of such Restricted Shares shall request;

     (o) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission and make available to its securityholders, as soon as reasonably practicable, earnings statements (which need not be audited) covering a period of 12 months beginning within three months after the effective date of the registration statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act; and

     (p) use its best efforts to take all other steps necessary to effect the registration of such Restricted Shares contemplated hereby.

Section 10. Indemnification.

   (a) In connection with any registration of any Restricted Shares under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless the seller of such Restricted Shares, its officers and directors, each underwriter, broker or any other person acting on behalf of such seller and each other person, if any, who controls any of the foregoing persons within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, (or actions in respect thereof) to which any of the foregoing persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the registration statement under which such Restricted Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Restricted Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse such seller, such officer or director, such underwriter, such broker or such other person acting on behalf of such seller and each such controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, preliminary prospectus, final prospectus, amendment, supplement or document incident to registration or qualification of any Restricted Shares in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such seller or underwriter specifically for use in the preparation thereof; provided, further, that with respect to any preliminary prospectus, the foregoing indemnity shall not inure to the benefit of (a) any underwriter or, in the case of a registration statement filed with respect to an offering which is not an underwritten offering, any Selling Holder, from whom the person asserting any losses, claims, damages and liabilities and judgments purchased Restricted Shares or
(b) any person controlling such underwriter or Selling Holder, if (i) a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was required by law to have been delivered by such underwriter or Selling Holder (as applicable), (ii) the prospectus had not been sent or given by or on behalf of such underwriter or Selling Holder (as applicable) to such person with or prior to a written confirmation of the sale of the Restricted Shares to such person, (iii) the prospectus (as so amended and supplemented) would have cured the defect giving rise to such loss, claim, damage, liability or judgment and (iv) such failure to deliver the prospectus (as so amended and supplemented) was not the result of noncompliance by the Company with Section 9(f) hereof.

   (b) In connection with any registration of Restricted Shares under the Securities Act pursuant to this Agreement, each seller of Restricted Shares shall indemnify and hold harmless (in the same manner and to the same extent as set forth in the preceding paragraph of this Section) the Company, each director of the Company, each officer of the Company, each underwriter, broker or other person acting on behalf of such seller, each person who controls any of the foregoing persons within the meaning of the Securities Act and each other seller of Restricted Shares under such registration statement with respect to any statement or omission from such registration statement, any preliminary prospectus or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Restricted Shares, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company or such underwriter through an instrument duly executed by such seller specifically for use in connection with the preparation of such registration statement, preliminary prospectus, final prospectus, amendment, supplement or document; provided, however, that the obligation to indemnify will be several, not joint and several, among such sellers of Restricted Shares, and the maximum amount of liability in respect of such indemnification shall be in proportion to and limited to, in the case of each seller of Restricted Shares, an amount equal to the net proceeds actually received by such seller from the sale of Restricted Shares effected pursuant to such registration.

   (c) The indemnification required by this Section 10 will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred, subject to prompt refund in the event any such payments are determined not to have been due and owing hereunder.

   (d) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section, such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action (it being understood that no delay in delivering or failure to deliver such notice shall relieve the indemnifying persons from any liability or obligation hereunder unless (and then solely to the extent that) the indemnifying person is prejudiced by such delay and/or failure). In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any person controlling such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity agreement provided in this Section.

   (e) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of securities.

   (f) If the indemnification provided for in this Section 10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage or liability as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the sellers of Restricted Shares agree that it would not be just and equitable if contributions pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which did not take into account the equitable considerations referred to herein. The amount paid or payable to an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to above shall be deemed to include, subject to the limitation set forth in the fourth paragraph of this
Section 10, any legal or other expenses reasonably incurred in connection with investigating or defending the same. Notwithstanding the foregoing, in no event shall the amount contributed by a seller of Restricted Shares exceed the aggregate net offering proceeds received by such seller from the sale of its Restricted Shares.

Section 11. Underwriting Agreement.

   Notwithstanding the provisions of Sections 9 and 10, to the extent that the Company and the holders selling Restricted Shares in a proposed registration shall enter into an underwriting or similar agreement, which agreement contains provisions covering one or more issues addressed in such Sections, the provisions contained in such Sections addressing such issue or issues shall be superseded with respect to such registration by such other agreement.

Section 12. Information by Holders.

   The holders selling Restricted Shares in a proposed registration shall furnish to the Company such written information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

Section 13. Exchange Act Compliance.

   The Company shall comply with all of the reporting requirements of the Exchange Act and with all other public information reporting requirements of the Commission which are conditions to the availability of Rule 144 for the sale of the Common Stock. The Company shall cooperate with the Investor in supplying such information as may be necessary for such Investor to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

Section 14. No Conflict of Rights.

   The Company represents and warrants to the Investors that the registration rights granted to the Investors hereby do not conflict with any other registration rights granted by the Company. The Company shall not, after the date hereof, grant any registration rights which conflict with the registration rights granted hereby; provided, however, that such prohibition shall not apply to the assumption by the Company of any registration right obligations of Building One Services Corporation.

Section 15. Protective Provisions.

    (a) Until the Maturity Date (assuming full payment and performance by the Company of all of its obligations as of such date, if the Company has not fully paid and performed all of its obligations as of such date, it being understood that the Company's obligations under this section shall survive until such obligations have been satisfied), and so long as (X) if the Convertible Preferred Stock has been converted into shares of Common Stock after the receipt by the holders of notice of the Company's intention to redeem the Convertible Preferred Stock pursuant to the Statement of Designations, then for two years from the date of such conversion, provided that, the Investor and its Affiliates hold in the aggregate Common Stock Equivalents representing at least 25% of the Conversion Shares issuable upon conversion of the Convertible Preferred Stock issued on the Closing Date, or (Y) the Investor and its Affiliates hold in the aggregate at least 25% of the shares of Convertible Preferred Stock issued on the Closing Date, the Company shall not, and shall not permit any Subsidiary, without the prior written consent of the Investor, to take any of the following actions; provided, however, that nothing in this
Section 15 shall prohibit any transaction between or among the Company and one or more wholly-owned Subsidiaries or between or among wholly-owned
Subsidiaries:

     (i) merge, consolidate or amalgamate with any person or entity, or sell all or substantially all of the assets of the Company or such Subsidiary (other than in connection with an acquisition or disposition of any business or assets for which the consent of the Investor is not required under clauses (vi) or (vii) below), unless prior to the consummation of such merger, consolidation, amalgamation or sale, the Company has paid the amount provided for in Section 15(c) below;

     (ii) enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is (i) in the ordinary course of business of the Company and its Subsidiaries, and (ii) upon fair and reasonable terms no less favorable to the Company and its Subsidiaries than they would obtain in a comparable arm's length transaction with a Person which is not an Affiliate;

     (iii) engage in any business other than the Business;

     (iv) effect, approve or authorize any Liquidation, or any Recapitalization (other than any Liquidation or Recapitalization of any wholly-owned Subsidiary);

     (v) amend, supplement or waive any of the terms or conditions of any agreement between the Company and a shareholder of the Company with respect to the retention by the shareholder of shares of the Company's capital stock unless such amendment waiver or restatement pertains to an agreement with a non-employee of the Company and involves less than 10,000 shares of Common Stock (adjusted for stock splits, stock dividends and similar events after the date hereof);

     (vi) dispose of any business or asset, (whether by merger, consolidation, sale of stock, share exchange or otherwise) in a single transaction or a series of related transactions with an aggregate value in such transaction or series of related transactions (including all assumed debt, all cash payments, and the fair market value of all securities or other property issued as consideration) in excess of 2.5% of the total assets of the Company;

     (vii) acquire any business or assets (whether by merger, consolidation, share exchange or otherwise) in a single transaction or a series of related transactions with an aggregate value in such transaction or series of related transactions (including all assumed debt, all cash payments, and the fair market value of all securities or other property issued as consideration) in excess of 2.0% of total assets of the Company;

     (viii) hire or fire, or amend the employment terms of the Chairman of the Board or the Chief Executive Officer of the Company (or the top two executive officers of the Company, if different), other than amendments to the benefits to which such executives are entitled resulting solely from an amendment to any benefit plan or program in which employees of the Company participate generally;

     (ix) through any transaction or series of related transactions incur or refinance any Indebtedness; except that the Company and any of its Subsidiaries may incur or refinance any (x) Indebtedness under the Credit Agreement so long as at the time such Indebtedness is incurred and after giving effect to the incurrence thereof, the Consolidated Leverage Ratio of the Company is less than 4.0 to 1.0; (y) any other Indebtedness so long as at the time such Indebtedness is incurred and after giving effect to the incurrence thereof, the aggregate outstanding amount of all such Indebtedness shall not exceed 2 1/2% of the total assets of the Company; or
  (z) Indebtedness incurred to repurchase or redeem the Convertible Preferred Stock;

     (x) make any single Capital Expenditure exceeding $10,000,000, or make aggregate Capital Expenditures for the Company and its Subsidiaries in any year exceeding 1.75% of the aggregate consolidated net revenues, as reflected in a budget approved by the Board for such fiscal year;

     (xi) create or acquire any interest in any Subsidiary other than a wholly-owned Subsidiary unless, after giving effect to such acquisition, the Company's aggregate investment in non-wholly owned Subsidiaries does not exceed 1% of the Company's consolidated total assets as of the end of the last fiscal quarter;

     (xii) adopt or amend any Equity-Linked Plan or make any bonus payment to any (i) employee of the Company or (ii) any President of any Subsidiary in excess of $250,000 (except pursuant to the terms of the arrangements in effect on the Closing Date); or

     (xiii) agree or otherwise commit to take any of the actions set forth above.

   (b) Until the Maturity Date (assuming full payment and performance by the Company of all of its obligations as of such date, if the Company has not fully paid and performed all of its obligations as of such date, it being understood that the Company's obligations under this Section shall survive until such obligations have been satisfied) in the event the Convertible Preferred Stock has been converted into shares of Common Stock after the receipt by the holders of notice of the Company's intention to redeem the Convertible Preferred Stock pursuant to the Statement of Designations and two years has elapsed since the date of such conversion, for so long as the Investor and its Affiliates hold in the aggregate at least 10% of the outstanding Common Stock of the Company, the Company shall not, and shall not permit any Subsidiary, without the prior written consent of the Investor to take any of the following actions provided, however, that nothing in this Section 15 shall prohibit any transaction between the Company and one or more wholly owned Subsidiaries between or among wholly owned Subsidiaries:

     (i) merge, consolidate or amalgamate with any person or entity, or sell all or substantially all of the assets of the Company or such Subsidiary (other than in connection with an acquisition or disposition of any business or assets for which the consent of the Investor is not required under clauses 15(a)(vi) or (vii) above, unless prior to the consummation of such merger, consolidation, amalgamation or sale, the Company has paid the amount provided for in Section 15(c) below;

     (ii) enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is (i) in the ordinary course of business of the Company and its Subsidiaries, and (ii) upon fair and reasonable terms no less favorable to the Company and its Subsidiaries than they would obtain in a comparable arm's length transaction with a Person which is not an Affiliate;

     (iii) effect, approve or authorize any Liquidation (other than a Liquidation or Recapitalization of a wholly-owned Subsidiary);

     (iv) hire or fire, or amend the employment terms of the Chairman of the Board or the Chief Executive Officer of the Company (or the top two executive officers of the Company, if different), other than amendments to the benefits to which such executives are entitled resulting solely from an amendment to any benefit plan or program in which employees of the Company participate generally; or

     (v) agree or otherwise commit to take any of the actions set forth above.

   (c) If the Company requests that the Investor consent to a merger, consolidation or amalgamation described in Section 15(a)(i) or 15(b)(i) (a "Proposed Transaction") and the Investor fails to consent to such Proposed Transaction within 15 days after delivery of such request, then the Company may consummate the Proposed Transaction without the consent of the Investor, provided the Company purchases from the Investor all of (i) the shares of Convertible Preferred Stock and (ii) the shares of Common Stock of the Company received upon conversion thereof, in each case that are held by the Investor as of the date of the Election Notice (as defined below)((i) and (ii) together the "Retained Shares"), on the terms specified herein. In the event the Company elects to exercise the right of repurchase set forth herein, it shall deliver written notice to the Investor (an "Election Notice") no less than 20 days prior to the date of consummation of the Proposed Transaction. The purchase price of the Retained Shares shall be a sum (the "Purchase Price") that would provide to the Investor a 25% annual rate of return compounded quarterly, on the Original Cost of the shares of Convertible Preferred Stock represented by the Retained Shares, such return to be calculated from the Closing Date through the date of consummation of the Proposed Transaction. The Investor shall and shall cause all of its Affiliates to vote all their shares of capital stock of the Company (or to execute one or more written consents) in favor of any Proposed Transaction as to which it has received an Election Notice. The closing of the purchase of the Retained Shares pursuant to this Section 15(c) shall take place on the date of consummation of the Proposed Transaction at which time the Company shall pay to the Investor the Purchase Price, and the Investor shall deliver or cause to be delivered to the Company certificates representing the Retained Shares.

Section 16. Standstill.

   Except pursuant to Section 2 hereof, prior to the second anniversary of the Closing Date, the Investor shall not purchase or agree to purchase or otherwise acquire beneficial ownership of additional shares of Common Stock, other than by conversion of the Convertible Preferred Stock in accordance with the terms of the Statement of Designations or by exercise of its warrants to purchase shares of common stock of Building One Services Corporation, if after giving effect to such proposed purchase, the Investor and its Affiliates would own in the aggregate Common Stock Equivalents equal to greater than 30% of the outstanding Voting Stock of the Company on such date.

Section 17. Voting Agreement.

   The Investor agrees to vote all shares of capital stock held by the Investor (by proxy or in person) in favor of the slate of directors recommended by the Board to the shareholders at the annual shareholders' meetings of the Company to be held in 2000 and 2001 and to cause all other Affiliates of the Investor to vote their shares of capital stock of the Company in such manner. The Investor and its Affiliates shall not enter into any agreement or arrangement that confers on any Person, other than an Affiliate of the Investor, the right to vote (or execute written consents with respect to) any shares of Convertible Preferred Stock or Conversion Shares, while such securities are owned by the Investor or its Affiliates.

Section 18. Miscellaneous.

   (a) Restrictive Legends.

     (i) Each certificate for Restricted Shares (unless otherwise permitted by the provisions of Section 18(a) (ii)) shall include a legend in substantially the following form:

       "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND OTHER MATTERS AS SET FORTH IN THE INVESTOR'S RIGHTS AGREEMENT DATED AS OF
                  , 2000;"

     (ii) Subject to Section 18(a)(iii), any holders of Restricted Shares registered pursuant to the Securities Act and qualified under applicable state securities laws may exchange certificates representing such Restricted Shares on transfer for new certificates that shall not bear the legend set forth in paragraph (i) of this Section 18(a);

     (iii) Compliance with Securities Laws. Upon any proposed transfer of Restricted Shares, the Company shall register the transfer of such Restricted Shares on the stock transfer books of the Company if the Company shall have received (A) to the extent required to ensure compliance with the Securities Act, an opinion of counsel reasonably satisfactory to the Company, to the effect that the proposed transfer of Restricted Shares may be effected without registration under the Securities Act, (B) representation letters in form and substance reasonably satisfactory to the Company to ensure compliance with the provisions of the Securities Act and
  (C) the agreement of the transferee to comply with the provisions of
  Section 16 and 17 of this Agreement. Each certificate evidencing Restricted Shares transferred as above provided shall bear the legend set forth in
  Section 18(a)(i), except that such certificate shall not bear such legend if neither such legend nor the restrictions on transfer in Section 18(a) are required in order to ensure compliance with the provisions of the Securities Act.

   (b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, void or otherwise unenforceable provisions shall be null and void. It is the intent of the parties, however, that any invalid, void or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by law.

   (c) Entire Agreement. This Agreement, together with the Subscription Agreement, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior arrangements or understandings with respect hereto.

   (d) Successors and Assigns. This Agreement shall bind and inure to the benefit of the Company and the Investor and their respective successors and permitted assigns; provided, however, that each such person or entity shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement whereupon such person or entity shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement with respect to such Restricted Shares, including the provisions of
Section 16 and 17; provided, further, that the Investor shall not be entitled to assign its rights under Sections 2, 3, 4 or 15 without the consent of the Company other than to an Affiliate of the Investor.

   (e) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. The failure of any Investor to execute this Agreement does not make it invalid as against any other Investor.

   (f) Remedies. The Investor shall have all rights and remedies reserved for such Investor pursuant to this Agreement and the Articles of Incorporation and the By-laws of the Company, as amended, and all rights and remedies which such Investor has been granted at any time under any other agreement or contract and all of the rights which such holder has under any law or equity. Any person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or equity.

     (i) The parties hereto agree that if any parties seek to resolve any dispute arising under this Agreement pursuant to a legal proceeding, the prevailing parties to such proceeding shall be entitled to receive reasonable fees and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such proceedings.

     (ii) It is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

   (g) Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:

        (i) if to the Company, to:

         Group Maintenance America Corp.
         8 Greenway Plaza, Suite 1500
         Houston, Texas 77046
         Phone: (713) 860-0100
         Fax: (713) 626-4766
         Attention: Chief Executive Officer

         with copies to:

         Bracewell & Patterson
         711 Louisiana, Suite 2900
         Houston, Texas 77002
         Phone: (713) 223-2900
         Fax: (713) 221-1212
         Attention: John L. Bland, Esq.

         (ii) and, if to the Investor, to:

         BOSS II, LLC
         c/o Apollo Management, L.P.
         1301 Avenue of the Americas, 38th Floor
         New York, New York 10019
         Phone: (212) 515-3201
         Fax: (212) 515-3262
         Attention: Andrew Africk

         with copies to:

         O'Sullivan Graev & Karabell, LLP
         30 Rockefeller Plaza, 24th Floor
         New York, New York 10112
         Phone: (212) 408-2400
         Fax: (212) 728-5950
         Attention: John M. Scott, Esq.

All such notices, requests, consents and other communications shall be deemed to have been delivered when received, or if received after the close of business, on the next business day.

   (h) Governing Law; Jurisdiction; Venue; Process. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York. Any legal action in a proceeding brought in accordance with this Section shall be brought in the courts of the State of New York or of the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, the parties hereby irrevocably accept for themselves and in respect of their property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. The parties hereby irrevocably waive any objection which they may now or hereafter have to laying of venue of any actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waive and agree, not to plead or claim in any such court that any such action or proceeding has been brought in an inconvenient forum. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

   (i) Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

   (j) Modifications; Amendments; Waivers. The terms and provisions of this Agreement may not be modified, amended or waived, except pursuant to a writing signed by the Company and the Investor, provided, however, Sections 10 through 14 may be amended pursuant to a writing signed by the Company and the holders of a majority of the Restricted Shares.

   (k) Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

   (l) Waiver. No course of dealing between the Company and the Investor or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

   (m) Mutual Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                          GROUP MAINTENANCE AMERICA CORP.

                                          By:
                                             ----------------------------------
                                             Name:
                                             Title:

                                          BOSS II, LLC

                                          By:
                                             ----------------------------------
                                             Name:
                                             Title:

                                                                         ANNEX G

                        GROUP MAINTENANCE AMERICA CORP.

                   2000 STOCK PERFORMANCE INCENTIVE PLAN

   1. Purpose. The purpose of this 2000 Stock Performance Incentive Plan (the "Plan") of Group Maintenance America Corp., a Texas corporation (the "Company"), is to advance the interests of the Company and its shareholders by providing officers and other key employees with a strong incentive to work towards increasing the Company's stock price, thereby promoting a closer identity of interests between such persons and the Company's shareholders.

   2. Definitions.

     (1) "Board" means the Board of Directors of the Company.

     (2) "Change in Control" has the meaning ascribed to the definition of "Change of Control" in the Company's 2000 Stock Awards Plan.

     (3) "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

     (4) "Committee" means the Compensation Committee of the Board.

     (5) "Share" means a share of the common stock par value $.001 ("Stock"), of the Company and such other securities as may be substituted therefor pursuant to Section 4.

     (6) "Stock Price" means, as of any specified date, the mean of the high and low sales prices of the Stock (i) reported by any interdealer quotation system on which the Stock is quoted on that date or (ii) if the Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

   3. Stock Awards.

   (a) Number of Shares Available for Issuance. The Compensation Committee will have the authority to award up to a maximum of 1,200,000 Shares based upon attainment of the following Stock Price levels (which levels must be maintained for a period of at least 20 out of 30 consecutive trading days):

               Cumulative
               Number of
                 Shares
       Stock    that may
       Price   be Awarded
       -----   ----------
       $32.00    240,000
       $44.00    640,000
       $56.00  1,200,000

   Notwithstanding the foregoing, in the event of a Change in Control of the Company, all 1,200,000 Shares shall be available for issuance under the Plan immediately prior to such Change in Control, without regard to satisfaction of the foregoing Stock Price levels, subject, however, to the Compensation Committee determining whether and to what extent the Shares shall be issued and delivered; in making such a determination, the Compensation Committee shall consider all factors it deems relevant, including, without limitation, the impact that any issuance and delivery of stock under the Plan would have on the relevant Change of Control transaction and upon the shareholders of the Company.

   (b) Eligibility for Award. The Committee (or its designee) shall administer and make all determinations under the Plan, including, without limitation, (i) the officers and key employees of the Company and its subsidiaries who are eligible to receive awards of Shares under the Plan, (ii) the number of Shares to be awarded to any officer or key employee based on such criteria as the Committee may establish; provided, however, that no individual may receive in any one calendar year an award of more than 250,000 Shares, (iii) whether to condition the delivery of Shares on satisfaction of other requirements (in addition to the achievement of the Stock Price levels set forth above), and (iv) whether to defer delivery of Shares that otherwise have been earned under the Plan. Except as provided in Section 5, the Board may perform any function of the Committee under the Plan, including, without limitation, for the purpose of ensuring that transactions under the Plan by employees who are then subject to Section 16 of the Securities Exchange Act of 1934 are exempt under Rule 16b-3 issued thereunder. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board.

   4. Adjustments. In the event that the Committee shall determine that any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of Shares or other securities, stock dividend or other special, large and non-recurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolutions, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to fulfill the intended purpose of the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of Shares reserved and available for awards under Section 3(a), (ii) the Stock Price levels set forth in Section 3(a), and (iii) the number and kind of Shares specified in the annual per-employee limitation under Section 3(b).

   5. Performance-Based Awards. The Committee may, in its discretion, condition the award of Shares under the Plan on the achievement of performance objectives (in addition to satisfaction of the Stock Price levels set forth in Section 3(a)) in order to qualify such award as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and regulations thereunder. The performance objectives for an award subject to this Section 5 shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the Committee but subject to this Section 5. Performance objectives shall be objective and shall otherwise meet the requirements of Section 162(m)(4)(C) of the Code. Business criteria used by the Committee in establishing performance objectives for awards subject to this Section 5 shall be selected from among the following:

     (a) Annual return on capital;

     (b) Annual earnings or earnings per share;

     (c) Annual cash flow provided by operations;

     (d) Changes in annual revenues;

     (e) Stock Price; and/or

     (f) Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures.

   The levels of performance required with respect to such business criteria may be expressed in absolute or relative levels. Performance objectives may differ for such awards to different employees. The Committee shall specify the weight to be given to each performance objective for purposes of determining the final amount payable with respect to any such award. The Committee may, in its discretion, reduce the amount of a payout otherwise to be made in connection with an award subject to this Section 5, but may not exercise discretion to increase such amount, and the Committee may consider other performance criteria in exercising such discretion. All determinations by the Committee as to the achievement of performance objectives shall be in writing. The Committee may not delegate any responsibility with respect to an award subject to this Section 5.

   6. General Provisions.

   (a) Compliance with Laws and Obligations. The Company shall not be obligated to issue or deliver Shares in connection with any award or take any other action under the Plan in a transaction subject to the requirements of any applicable securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other law, regulation or contractual obligation of the Company until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

   (b) Limitations on Transferability. Unless otherwise determined by the Committee, any right to receive Shares under the Plan will not be transferable by an employee except by will or the laws of descent and distribution or to a beneficiary in the event of the employee's death, shall not be pledged, mortgaged, hypothecated or otherwise encumbered, or otherwise subject to the claims of creditors.

   (c) No Right to Continued Employment or Service. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person the right to be retained in the employ or service of the Company or any of its subsidiaries, nor shall it interfere in any way with the right of the Company or any of its subsidiaries to terminate any employee's employment or other person's service at any time.

   (d) Taxes. The Company is authorized to condition the delivery of any Shares under the Plan upon the employee's making a satisfactory provision to enable the Company or any subsidiary to satisfy its tax withholding obligation in connection with such delivery of Shares.

   (e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee's authority to grant Shares under the Plan without the consent of the shareholders or employees, except that any such action shall be subject to the approval of the Company's shareholders at or before the next annual meeting of shareholders for which the record date is after such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval.

   (f) No Rights to Awards; No Shareholder Rights. No employee shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of employees. No award shall confer on any employee any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred and delivered to the employee in accordance with the terms of the award.

   (g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to an employee pursuant to an award, nothing contained in the Plan or any award shall give any such employee any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver Shares, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines.

   (h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, the granting of stock options other than under the Plan, and such arrangements that may be either applicable generally or only in specific cases.

   (i) Governing law. The validity, construction and effect of the plan, any rules and regulations relating to the Plan and awards granted hereunder shall be determined in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws, and applicable federal law.

   (j) Effective Date; Plan Termination. The Plan shall become effective as of the date of its adoption by the Board and approval of the Company's shareholders and shall continue in effect until terminated by the Board.

                                                                         ANNEX H

                        GROUP MAINTENANCE AMERICA CORP.

                          2000 STOCK AWARDS PLAN

                                   I. PURPOSE

   The purpose of the Group Maintenance America Corp. 2000 Stock Awards Plan (the "Plan") is to provide a means through which Group Maintenance America Corp., a Texas corporation (the "Company"), and its subsidiaries, may attract able persons to the Company and to provide a means whereby those employees, Directors and consultants, upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and their desire to remain in its employ or service. A further purpose of the Plan is to provide such key employees, Directors and consultants with additional incentive and reward opportunities designed to enhance the profitable growth of the Company. Accordingly, the Plan provides for granting Incentive Stock Options, options which do not constitute Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Awards, Phantom Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee, Director or consultant, as provided herein.

                                II. DEFINITIONS

   The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

     (a) "Affiliates" means any "parent corporation" of the Company and any "subsidiary" of the Company within the meaning of Code Sections 424(e) and
  (f), respectively, and any entity which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Company.

     (b) "Award" means, individually or collectively, any Option, Restricted Stock Award, Phantom Stock Award, Performance Award or Stock Appreciation Right.

     (c) "Board" means the Board of Directors of the Company.

     (d) "Change of Control" means the occurrence of any of the following events: (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company),
  (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board; provided, however, that the following transactions shall not be a Change of Control for the purposes of this Plan:

    A. the transaction contemplated in that certain Agreement and Plan of Merger dated as of November 2, 1999 by and between the Company and Building One Services Corporation;

    B. the acquisition by BOSS II, LLC of the Company's convertible preferred stock pursuant to the Subscription and Exchange Agreement by and between the Company and BOSS II, LLC dated as of November 2, 1999;

    C. the acquisition by Apollo Management, L.P. ("Apollo") or one of the Apollo Affiliates (as defined below) of shares of Stock pursuant to the exercise of certain rights it has under various agreements with the Company;

    D. the transfer of shares among Apollo or any Apollo Affiliates; provided however, any transfer or transfers among Apollo or any Apollo Affiliates which is transacted in combination with another transaction or series of transactions involving a party or parties other than Apollo or any Apollo Affiliates where all transactions combined satisfy any of clauses (i) through (v) above shall be a Change of Control.

   For purposes of this definition, an "Apollo Affiliate" shall mean any entity which would be an "affiliate" of Apollo as provided in Rule 12b-2 under the 1934 Act.

     (e) "Change of Control Value" shall mean (i) the per share price offered to stockholders of the Company in any such merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Change of Control takes place, or (iii) if such Change of Control occurs other than pursuant to a tender or exchange offer, the Fair Market Value per share of the shares into which Awards are exercisable, as determined by the Committee, whichever is applicable. In the event that the consideration offered to stockholders of the Company consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

     (f) "Code" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulations under such section.

     (g) "Committee" means the Compensation Committee of the Board which shall be (i) constituted so as to permit the Plan to comply with Rule 16b-3 and (ii) constituted solely of "outside directors," within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder.

     (h) "Company" means Group Maintenance America Corp. and any of its Affiliates.

     (i) A "consultant" means an individual who performs services for the Company or its Affiliates as an independent contractor.

     (j) "Director" means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

     (k) An "employee" means any person (including an officer or a Director) in an employment relationship with the Company or any parent or subsidiary corporation (as defined in section 424 of the Code).

     (l) "1934 Act" means the Securities Exchange Act of 1934, as amended.

     (m) "Fair Market Value" means, as of any specified date, the mean of the high and low sales prices of the Stock (i) reported by the any interdealer quotation system on which the Stock is quoted on that date or (ii) if the Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

     (n) "Holder" means an employee, Director or consultant who has been granted an Award.

     (o) "Incentive Stock Option" means an option that is designated an incentive stock option within the meaning of section 422(b) of the Code.

     (p) "Nonqualified Stock Option" means an option granted under Paragraph VII of the Plan to purchase Stock which does not constitute an Incentive Stock Option.

     (q) "Option" means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options to purchase Stock and Nonqualified Stock Options to purchase Stock.

     (r) "Option Agreement" means a written agreement between the Company and a Holder with respect to an Option.

     (s) "Performance Award" means an Award granted under Paragraph X of the Plan.

     (t) "Performance Award Agreement" means a written agreement between the Company and a Holder with respect to a Performance Award.

     (u) "Phantom Stock Award" means an Award granted under Paragraph XI of the Plan.

     (v) "Phantom Stock Award Agreement" means a written agreement between the Company and a Holder with respect to a Phantom Stock Award.

     (w) "Plan" means the Group Maintenance America Corp. 2000 Stock Awards Plan, as amended from time to time.

     (x) "Reload Option" means the grant of a new Option to a Holder who exercises an Option(s) as provided in Paragraph VII(f) of the Plan.

     (y) "Restricted Stock Agreement" means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

     (z) "Restricted Stock Award" means an Award granted under Paragraph IX of the Plan.

     (aa) "Rule 16b-3" means SEC Rule 16b-3 promulgated under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

     (bb) "Spread" means, in the case of a Stock Appreciation Right, an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date such right is exercised over the exercise price of such Stock Appreciation Right.

     (cc) "Stock" means the common stock, $0.001 par value of the Company.

     (dd) "Stock Appreciation Right" means an Award granted under Paragraph VIII of the Plan.

     (ee) "Stock Appreciation Rights Agreement" means a written agreement between the Company and a Holder with respect to an Award of Stock Appreciation Rights.

                  III. EFFECTIVE DATE AND DURATION OF THE PLAN

   The Plan shall be effective upon the date of its adoption by the Board, provided that the Plan is approved by the stockholders of the Company within twelve months thereafter. No further Awards may be granted under the Plan after the expiration of ten years from the date of its adoption by the Board. The Plan shall remain in effect until all Awards granted under the Plan have been satisfied or expired.

                               IV. ADMINISTRATION

   (a) Committee. The Plan shall be administered by the Committee.

   (b) Powers. Subject to the provisions of the Plan, the Committee shall have sole authority, in its discretion, to determine which employees, Directors and consultants shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option, Nonqualified Option or Stock Appreciation Right shall be granted, the number of shares of Stock which may be issued under each Option, Stock Appreciation Right or Restricted Stock Award, and the value of each Performance Award and Phantom Stock Award. In making such determinations the Committee may take into account the nature of the services rendered by the respective employees, Directors and consultants, their present and potential contributions to the Company's success and such other factors as the Committee in its discretion shall deem relevant.

   (c) Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Paragraph IV shall be conclusive.

                V. GRANT OF OPTIONS, STOCK APPRECIATION RIGHTS,
                  RESTRICTED STOCK AWARDS, PERFORMANCE AWARDS
              AND PHANTOM STOCK AWARDS; SHARES SUBJECT TO THE PLAN

   (a) Stock Grant and Award Limits. The Committee may from time to time grant Awards to one or more employees, Directors or consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Paragraph VI. Subject to Paragraph XII, the aggregate number of shares of Stock that may be issued under the Plan shall not exceed 2,500,000 shares. Shares of Stock shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or the rights of its Holder terminate or the Award is paid in cash, any shares of Stock subject to such Award shall again be available for the grant of an Award. Separate stock certificates shall be issued by the Company for those shares acquired pursuant the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of a Nonqualified Stock Option.

   (b) Stock Offered. The stock to be offered pursuant to the grant of an Award may be authorized but unissued Stock or Stock previously issued and outstanding and reacquired by the Company.

                                VI. ELIGIBILITY

   Awards may be granted only to persons who, at the time of grant, are employees, Directors or consultants. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option or a Nonqualified Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Performance Award, a Phantom Stock Award or any combination thereof.

                               VII. STOCK OPTIONS

   (a) Option Period. The term of each Option shall be as specified by the Committee at the date of grant; provided that, the term of an incentive stock option cannot exceed ten years from the date of grant.

   (b) Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

   (c) Special Limitations on Incentive Stock Options. No more than 2,500,000 shares of Stock may be subject to Incentive Stock Options. Incentive Stock Options may only be granted to employees of the Company and its Affiliates. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Nonqualified Stock Options as determined by the Committee. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an optionee's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the optionee of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

   (d) Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. No individual may be granted in any calendar year an Option to purchase more than 500,000 shares of Stock. An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Payment in full or in part may also be made by a reduction in the number of shares of Stock issuable upon the exercise of an Option, based on the Fair Market Value of the shares of Stock on the date the Option is exercised. Each Option Agreement shall specify the effect of termination of employment, the cessation of serving on the Board or the cessation of performing services as a consultant to the Company on the exercisability of the Option. Moreover, an Option Agreement may provide for a "cashless exercise" of the Option by establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan respecting all or a part of the shares of Stock to which he is entitled upon exercise pursuant to an extension of credit by the Company to the Holder of the option price, (ii) the delivery of the shares of Stock from the Company directly to a brokerage firm and (iii) the delivery of the option price from the sale or margin loan proceeds from the brokerage firm directly to the Company. Such Option Agreement may also include, without limitation, provisions relating to (i) vesting of Options, subject to the provisions hereof accelerating such vesting on a Change of Control, (ii) tax matters (including provisions (y) permitting the delivery of additional shares of Stock or the withholding of shares of Stock from those acquired upon exercise to satisfy federal or state income tax withholding requirements and (z) dealing with any other applicable employee wage withholding requirements), and (iii) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

   (e) Option Price and Payment. The price at which a share of Stock may be purchased upon exercise of an Option shall be determined by the Committee, but
(i) such purchase price shall not be less than the Fair Market Value of Stock subject to an Option on the date the Option is granted and (ii) such purchase price shall be subject to adjustment as provided herein. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee.

   (f) Reload Options. The Committee shall have the authority to and, in its sole discretion may, specify at or after the time of grant of a Nonqualified Stock Option, that a Holder shall be automatically granted a Reload Option in the event such Holder exercises all or part of an original option ("Original Option") within ten years of the date of grant of the Original Option, by means of, in accordance with Paragraph VII(d) of this Plan, (i) a cashless exercise,
(ii) a reduction in the number of shares of Stock issuable upon such exercise sufficient to pay the purchase price and the applicable withholding taxes, based on the Fair Market Value of the shares of Stock on the date the Option is exercised, or (iii) surrendering to the Company already owned shares of Stock in full or partial payment of the purchase price under the Original Option and the applicable withholding taxes. The grant of Reload Options shall be subject to the availability of shares of Stock under this Plan at the time of exercise of the Original Option and to the limits provided for in Paragraph V of this Plan. The Committee shall have the authority to determine the terms of any Reload Options granted.

   (g) Stockholder Rights and Privileges. The Holder shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder's name.

   (h) Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation of the employing corporation with the Company or any subsidiary, or the acquisition by the Company or a subsidiary of the assets of the employing corporation, or the acquisition by the Company or a subsidiary of stock of the employing corporation with the result that such employing corporation becomes a subsidiary.

                        VIII. STOCK APPRECIATION RIGHTS

   (a) Stock Appreciation Rights. A Stock Appreciation Right is the right to receive an amount equal to the Spread with respect to a share of Stock upon the exercise of such Stock Appreciation Right. Stock Appreciation Rights may be granted in connection with the grant of an Option, in which case the Option Agreement will provide that exercise of Stock Appreciation Rights will result in the surrender of the right to purchase the shares under the Option as to which the Stock Appreciation Rights were exercised. Alternatively, Stock Appreciation Rights may be granted independently of Options in which case each Award of Stock Appreciation Rights shall be evidenced by a Stock Appreciation Rights Agreement which shall contain such terms and conditions as may be approved by the Committee. No individual may be granted in any calendar year more than 500,000 Stock Appreciation Rights. The Spread with respect to a Stock Appreciation Right may be payable either in cash, shares of Stock with a Fair Market Value equal to the Spread or in a combination of cash and shares of Stock. With respect to Stock Appreciation Rights that are subject to Section 16 of the 1934 Act, however, the Committee shall, except as provided in Paragraph XII(c), retain sole discretion (i) to determine the form in which payment of the Stock Appreciation Right will be made (i.e., cash, securities or any combination thereof) or (ii) to approve an election by a Holder to receive cash in full or partial settlement of Stock Appreciation Rights. Each Stock Appreciation Rights Agreement shall specify the effect of termination of employment, the cessation of serving on the Board or the cessation of performing services as a consultant to the Company on the exercisability of the Stock Appreciation Rights.

   (b) Other Terms and Conditions. At the time of such Award, the Committee, may in its sole discretion, prescribe additional terms, conditions or restrictions relating to Stock Appreciation Rights, including, but not limited to rules pertaining to termination of employment, the cessation of serving on the Board or the cessation of performing services as a consultant to the Company (by retirement, disability, death or otherwise) of a Holder prior to the expiration of such Stock Appreciation Rights. Such additional terms, conditions or restrictions shall be set forth in the Stock Appreciation Rights Agreement made in conjunction with the Award.

Such Stock Appreciation Rights Agreements may also include, without limitation, provisions relating to (i) vesting of Awards, subject to the provisions hereof accelerating vesting on a Change of Control,(ii) tax matters (including provisions covering applicable wage withholding requirements), and (iii) any other matters not inconsistent with the terms and provisions of this Plan, that the Committee shall in its sole discretion determine. The terms and conditions of the respective Appreciation Rights Agreements need not be identical.

   (c) Exercise Price. The exercise price of each Stock Appreciation Right shall be determined by the Committee, but such exercise price (i) shall not be less than the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is granted (or such greater exercise price as may be required if such Stock Appreciation Right is granted in connection with an Incentive Stock Option that must have an exercise price equal to 110% of the Fair Market Value of the Stock on the date of grant pursuant to Paragraph VII(c)), and (ii) shall be subject to adjustment as provided in Paragraph XII.

   (d) Exercise Period. The term of each Stock Appreciation Right shall be as specified by the Committee at the date of grant.

   (e) Limitations on Exercise of Stock Appreciation Right. A Stock Appreciation Right shall be exercisable in whole or in such installments and at such times as determined by the Committee.

                          IX. RESTRICTED STOCK AWARDS

   (a) Forfeiture Restrictions to be Established by the Committee. Shares of Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender the shares to the Company under certain circumstances (the "Forfeiture Restrictions"). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of targets established by the Committee that are based on (1) the price of a share of Stock, (2) the Company's earnings per share, (3) the Company's revenue, (4) the revenue of a business unit of the Company designated by the Committee, (5) the return on stockholders' equity achieved by the Company, or (6) the Company's pre-tax cash flow from operations, (ii) the Holder's continued service or employment with the Company for a specified period of time, or (iii) a combination of any two or more of the factors listed in clauses (i) and (ii) of this sentence. Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee. The Forfeiture Restrictions applicable to a particular Restricted Stock Award shall not be changed except as permitted by Paragraph IX(b) or Paragraph XII.

   (b) Other Terms and Conditions. No individual may be awarded more than 500,000 shares of Stock that are subject to a Restricted Stock Award in any calendar year. Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. The Holder shall have the right to receive dividends with respect to Stock subject to a Restricted Stock Award, to vote Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions shall have expired, (ii) the Company shall retain custody of the Stock until the Forfeiture Restrictions shall have expired,
(iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Stock until the Forfeiture Restrictions shall have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement, shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment, the cessation of serving on the Board or the cessation of performing services as a consultant to the Company (by retirement, disability, death or otherwise) of a Holder prior to expiration of the Forfeiture Restrictions. Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award. Such Restricted Stock Agreement may also include, without limitation, provisions relating to (i) subject to the provisions hereof accelerating vesting on a Change of Control, vesting of Awards, (ii) tax matters (including provisions (y) covering any applicable employee wage withholding requirements and (z) prohibiting an election by the Holder under section 83(b) of the Code), and (iii) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Agreements need not be identical.

   (c) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

   (d) Agreements. At the time any Award is made under this Paragraph IX, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical.

                             X. PERFORMANCE AWARDS

   (a) Performance Period. The Committee shall establish, with respect to and at the time of each Performance Award, a performance period over which the performance of the Holder shall be measured.

   (b) Performance Awards. Each Performance Award shall have a maximum value established by the Committee at the time of such Award, provided that no individual may be granted a Performance Award in any calendar year where the value of such award exceeds the Fair Market Value of 500,000 shares of Stock.

   (c) Performance Measures. A Performance Award shall be awarded to an employee, Director or consultant contingent upon future performance of the employee, Director or consultant, the Company or any subsidiary, division or department thereof by or in which is he employed or for which he performs services during the performance period. The Committee shall establish the performance measures applicable to such performance prior to the beginning of the performance period but subject to such later revisions as the Committee shall deem appropriate to reflect significant, unforeseen events or changes.

   (d) Awards Criteria. In determining the value of Performance Awards, the Committee shall take into account an employee's, Director's or consultant's responsibility level, performance, potential, other Awards and such other considerations as it deems appropriate.

   (e) Payment. Following the end of the performance period, the Holder of a Performance Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Award, based on the achievement of the performance measures for such performance period, as determined by the Committee. Payment of a Performance Award may be made in cash, Stock or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. Any payment to be made in Stock shall be based on the Fair Market Value of the Stock on the payment date. If a payment of cash is to be made on a deferred basis, the Committee shall establish whether interest shall be credited, the rate thereof and any other terms and conditions applicable thereto.

   (f) Termination of Employment, Cessation of Serving on Board or Termination of Service. A Performance Award shall terminate if the Holder does not remain continuously in the employ of the Company or fails to serve on the Board or fails to perform services for the Company at all times during the applicable performance period, except as may be determined by the Committee or as may otherwise be provided in the Award at the time granted.

   (g) Agreements. At the time any Award is made under this Paragraph X, the Company and the Holder shall enter into a Performance Award Agreement setting forth each of the matters contemplated hereby, and, in addition such matters are set forth in Paragraph IX(b) as the Committee may determine to be appropriate. The terms and provisions of the respective agreements need not be identical.

                            XI. PHANTOM STOCK AWARDS

   (a) Phantom Stock Awards. Phantom Stock Awards are rights to receive shares of Stock (or cash in an amount equal to the Fair Market Value thereof), or rights to receive an amount equal to any appreciation in the Fair Market Value of Stock (or portion thereof) over a specified period of time, which vest over a period of time or upon the occurrence of an event (including without limitation a Change of Control) as established by the Committee, without payment of any amounts by the Holder thereof (except to the extent otherwise required by law) or satisfaction of any performance criteria or objectives. Each Phantom Stock Award shall have a maximum value established by the Committee at the time of such Award, provided that no individual may be granted a Phantom Stock Award in any calendar year for more than 500,000 shares of Stock.

   (b) Award Period. The Committee shall establish, with respect to and at the time of each Phantom Stock Award, a period over which or the event upon which the Award shall vest with respect to the Holder.

   (c) Awards Criteria. In determining the value of Phantom Stock Awards, the Committee shall take into account an employee's, Director's or consultant's responsibility level, performance, potential, other Awards and such other considerations as it deems appropriate.

   (d) Payment. Following the end of the vesting period for a Phantom Stock Award, the Holder of a Phantom Stock Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Phantom Stock Award, based on the then vested value of the Award. Payment of a Phantom Stock Award may be made in cash, Stock or a combination thereof as determine by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee in its sole discretion. Any payment to be made in Stock shall be based on the Fair Market Value of the Stock on the payment date. Cash dividend equivalents may be paid during or after the vesting period with respect to a Phantom Stock Award, as determined by the Committee. If a payment of cash is to be made on a deferred basis, the Committee shall establish whether interest shall be credited, the rate thereof and any other terms and conditions applicable thereto.

   (e) Termination of Employment, Cessation of Serving on Board or Termination of Service A Phantom Stock Award shall terminate if the Holder does not remain continuously in the employ of the Company or fails to serve on the Board or fails to perform services for the Company at all times during the applicable vesting period, except as may be otherwise determined by the Committee or as set forth in the Award at the time of grant.

   (f) Agreements. At the time any Award is made under this Paragraph XI, the Company and the Holder shall enter into a Phantom Stock Award Agreement setting forth each of the matters contemplated hereby and, in addition such matters as are set forth in Paragraph IX(b) as the Committee may determine to be appropriate. The terms and provisions of the respective agreements need not be identical.

                    XII. RECAPITALIZATION OR REORGANIZATION

   (a) The shares with respect to which Awards may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation by the Company, the number of shares of Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

   (b) If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of an Award theretofore granted the Holder shall be entitled to (or entitled to purchase, if applicable) under such Award, in lieu of the number of shares of Stock then covered by such Award, the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of shares of Stock then covered by such Award.

   (c) Unless all or a portion of a Holder's Awards vest or are exercisable upon the occurrence of a Change of Control specifically provided under an Option Agreement, a Performance Award Agreement, a Phantom Stock Award Agreement, a Restricted Stock Agreement, a Stock Appreciation Rights Agreement or an Employment Agreement, the Committee, in its discretion, shall determine upon the occurrence of a Change of Control the exercisability of any Award not otherwise exercisable, which may vary among Holders and types of Awards. The Committee, in its discretion, may determine that upon the occurrence of a Change of Control, each Award other than an Option outstanding hereunder shall terminate within a specified number of days after notice to the Holder, and such Holder shall receive, with respect to each share of Stock subject to such Award, cash in an amount equal to the excess, if any, of the Change of Control Value over the exercise price. Further, in the event of a Change of Control, the Committee, in its discretion shall act to effect one or more of the following alternatives with respect to outstanding Options, which may vary among individual Holders and which may vary among Options held by any individual Holder: (1) determine a limited period of time for exercise of such Option on or before a specified date (before or after such Change of Control) after which specified date all unexercised Options and all rights of Holders thereunder shall terminate, (2) require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Options held by such Holders (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Change of Control, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay to each Holder an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such Option over the exercise price(s) under such Options for such shares, (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding) or (4) provide that thereafter upon any exercise of an Option theretofore granted the Holder shall be entitled to purchase under such Option, in lieu of the number of shares of Stock then covered by such Option the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the Holder has been the holder of record of the number of shares of Stock then covered by such Option. The provisions contained in this paragraph shall be inapplicable to an Award granted within six (6) months before the occurrence of a Change of Control if the Holder of such Award is subject to the reporting requirements of
Section 16(a) of the 1934 Act. The provisions contained in this paragraph shall not alter any rights or terminate any rights of the Holder to further payments pursuant to any other agreement with the Company following a Change of Control.

   (d) In the event of changes in the outstanding Stock by reason of recapitalization, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph XII, any outstanding Awards and any agreements evidencing such Awards shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Stock or other consideration subject to such Awards. In the event of any such change in the outstanding Stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive.

   (e) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

   (f) Any adjustment provided for in Subparagraphs (a), (b), (c) or (d) above shall be subject to any required stockholder action.

   (g) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares of obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

                  XIII. AMENDMENT AND TERMINATION OF THE PLAN

   The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder without the consent of the Holder (unless such change is required in order to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder), and provided, further, that the Board may not, without approval of the stockholders, amend the Plan:

   (a) to increase the maximum number of shares which may be issued on exercise or surrender of an Award, except as provided in Paragraph XII;

   (b) to change the Option price;

   (c) to change the class of employees, Directors or consultants eligible to receive Awards or materially increase the benefits accruing to employees, Directors or consultants under the Plan;

   (d) to extend the maximum period during which Awards may be granted under the Plan;

   (e) to modify materially the requirements as to eligibility for participation in the Plan; or

   (f) to decrease any authority granted to the Committee hereunder in contravention of Rule 16b-3.

                               XIV. MISCELLANEOUS

   (a) Right to An Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an employee, Director or consultant any right to be granted an Award to purchase Stock, a right to a Stock Appreciation Right, a Restricted Stock Award, a Performance Award or a Phantom Stock Award or any of the rights hereunder except as may be evidenced by an Award or by an Option Agreement, Stock Appreciation Rights Agreement, Restricted Stock Agreement, Performance Award Agreement or Phantom Stock Award Agreement on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

   (b) No Employment or Service Rights Conferred. Nothing contained in the Plan shall (i) confer upon any employee any right with respect to continuation of employment or service with the Company or any subsidiary or (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment or service at any time.

   (c) Other Laws; Withholding. The Company shall not be obligated to issue any Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. No fractional shares of Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

   (d) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action which is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

   (e) Restrictions on Transfer. An Award shall not be transferable otherwise than by will or the laws of descent and distribution or pursuant to a "qualified domestic relations order" as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the Holder's lifetime only by such Holder or the Holder's guardian or legal representative.

   (f) Rule 16b-3. It is intended that the Plan and any grant of an Award made to a person subject to Section 16 of the 1934 Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Award would disqualify the Plan or such Award under, or would otherwise not comply with, Rule 16b-3, such provision or Award shall be construed or deemed amended to conform to Rule 16b-3.

   (g) Section 162(m). If the plan is subject to 162(m) of the Code, it is intended that the Plan comply fully with and meet all the requirements of
Section 162(m) of the Code so that Options and Stock Appreciation Rights granted hereunder and, if determined by the Committee, Restricted Stock Awards, shall constitute "performance-based" compensation within the meaning of such section. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Section 162(m); provided that no such construction or amendment shall have an adverse effect on the economic value to a Holder of any Award previously granted hereunder.

   (h) Governing Law. This Plan shall be construed in accordance with the laws of the State of Texas.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Article 2.02A of the Texas Business Corporation Act (the "TBCA") provides, in relevant part, as follows:

     Subject to the provisions of Sections B and C of this Article, each corporation shall have power:

         (16) to indemnify directors, officers, employees, and agents of the corporation and to purchase and maintain liability insurance for those persons.

   Article IX of the Articles of Incorporation of Group Maintenance America Corp. ("GroupMAC") (therein referred to as the "Corporation") provides as follows:

     1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that would lead to such action, suit or proceeding (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the TBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all judgments, fines, penalties (including excise tax and similar taxes), settlements, and reasonable expenses actually incurred by such indemnitee in connection therewith. The right to indemnification conferred in this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the TBCA requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

     2. Insurance. The Corporation may purchase and maintain insurance, at its expense, on behalf of any indemnitee against any liability asserted against him and incurred by him in such a capacity or arising out of his status as a representative of the Corporation, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBCA.

     3. Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article or as otherwise permitted under the TBCA with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

   GroupMAC has entered into employment agreements with its executive officers pursuant to which GroupMAC generally is obligated to indemnify such officers to the full extent permitted by the TBCA as described above.

   GroupMAC has purchased liability insurance policies covering the directors and officers of GroupMAC, including, to provide protection where GroupMAC cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

Item 21. Exhibits and Financial Statements.

   (a) Exhibits

 Exhibit
 Number    Description of Exhibit
 --------- ----------------------
  2.1***   Agreement and Plan of Merger, dated as of November 2, 1999, by and between Group Maintenance America Corp. and Building One Services
           Corporation, together with Exhibits thereto (included as Annex A to the joint proxy statement/prospectus forming a part of this
           Registration Statement and incorporated herein by reference).
  2.2***** First Amendment to Agreement and Plan of Merger, dated as of January
           12, 2000, by and between Group Maintenance American Corp. and
           Building One Services Corporation, together with Exhibits thereto.
  3.1*     Articles of Incorporation of GroupMAC, as amended.
  3.2**    Bylaws of GroupMAC, as amended.
  4.1****  Indenture dated as of January 22, 1999, among Group Maintenance
           America Corp., State Street Bank and Trust Company, as Trustee, and
           the Guarantors named therein.
  4.2      Indenture dated as of December 31, 1998, between Group Maintenance
           America Corp. and State Street Bank and Trust Company, as Trustee
           (filed as Exhibit 4.2 to GroupMAC's Registration Statement on Form
           S-4 (Registration No. 333-81201)).
  5***     Opinion of Bracewell & Patterson, L.L.P. as to the legality of the
           Common Stock being offered.
  8.1***** Opinion of Bracewell & Patterson, L.L.P. as to certain federal income tax matters.
  8.2***** Opinion of Morgan, Lewis & Bockius LLP as to certain federal income tax matters.
 10.1*     Group Maintenance America Corp. 1997 Stock Awards Plan.
 10.2*     Group Maintenance America Corp. 1997 Stock Option Plan.
 10.3**    Form of Employment Agreement between Group Maintenance America Corp.
           and James P. Norris.
 10.4**    Form of Employment Agreement between Group Maintenance America Corp.
           and J. Patrick Millinor, Jr.
 10.5**    Form of Employment Agreement between Group Maintenance America Corp.
           and Donald L. Luke.
 10.6**    Form of Employment Agreement between Group Maintenance America Corp.
           and
           Timothy Johnston.
 10.7**    Form of Employment Agreement between Group Maintenance America Corp.
           and Ronald D. Bryant.
 10.8**    Second Amended and Restated Credit Agreement among Group Maintenance
           America Corp., the Subsidiaries listed as Guarantors, Chase Bank of
           Texas, National Association, and the signatory banks, dated as of
           October 15, 1998.
 10.9****  First Amendment to Second Amended and Restated Credit Agreement.
 10.10**   Agreement and Plan of Exchange by and among Group Maintenance
           America Corp. and the holders of a Majority of the Outstanding
           Common Stock of Airtron, Inc., dated April 30, 1997. (Confidential information has been omitted from this document and has been filed separately with the Commission.)
 10.11***  Subscription and Exchange Agreement between Group Maintenance
           America Corp. and BOSS II, LLC, dated November 2, 1999.
 10.12***  Form of modification to Group Maintenance America Corp. employment contract with J. Patrick Millinor, Jr.
 10.13***  Form of modification to Group Maintenance America Corp. employment contract with Donald L. Luke.
 10.14***  Form of modification to Group Maintenance America Corp. employment contract with Chester J. Jachimiec.
 10.15***  Form of modification to Group Maintenance America Corp. employment contract with Darren B. Miller.
 10.16***  Form of modification to Group Maintenance America Corp. employment contract with Alfred R. Roach, Jr.
 10.17***  Form of modification to Group Maintenance America Corp. employment contract with Daniel W. Kipp.
 10.18***  Form of modification to Building One Services Corporation employment contract with Joseph M. Ivey.

 10.19***   Form of modification to Building One Services Corporation
            employment contract with William P. Love, Jr.
 10.20***   Form of modification to Building One Services Corporation
            employment contract with Michael J. Sullivan.
 10.21***** First Amendment to Subscription and Exchange Agreement between
            Group Maintenance America Corp. and BOSS II, LLC, dated as of
            January 12, 2000.
 21***      Subsidiaries of GroupMAC.
 23.1*****  Consent of Bracewell & Patterson, L.L.P. (included in their opinion filed as Exhibit 5 and
            Exhibit 8 hereto).
 23.2*****  Consent of Morgan, Lewis & Bockius LLP (included in their opinion filed as Exhibit 8 hereto).
 23.3***    Consent of KPMG LLP.
 23.4***    Consents of PricewaterhouseCoopers LLP.
 23.5***    Consent of Baird, Kurtz & Dobson.
 23.6***    Consents of Grant Thornton LLP.
 23.7***    Consent of KPMG LLP.
 23.8***    Consent of Barry and Moore, P.C.
 23.9***    Consent of Frazier & Deeter, LLC.
 23.10***   Consent of Leverich Rasmuson Banyard.
 23.11***   Consent of Harbeson, Beckerleg & Fletcher.
 23.12***   Consent of Schenck & Associates.
 23.13***   Consent of Davenport, Holliday & Spring.
 23.14***   Consent of Bunch & Company, LLP.
 24***      Powers of attorney.
 27**       Financial Data Schedule.
 99.1*****  Form of Group Maintenance America Corp. Proxy Card.
 99.2***    Form of Building One Services Corporation Proxy Cards.
 99.3***    Consent of Chase Securities Inc. relating to the opinion attached as Annex C to the joint proxy
            statement/prospectus forming a part of this Registration Statement.
 99.4***    Consent of Bear Stearns & Co., Inc. relating to the opinion attached as Annex D to the joint proxy statement/prospectus forming a part of this Registration Statement.

--------

    * Filed as an exhibit to the Company's Form S-1 (Registration No. 333-
      34067).

   ** Filed as an exhibit to the Company's Annual Report on Form 10-K/A for the year ended December 31, 1998.

  *** Previously filed.

 **** Filed as an exhibit to the Company's Form S-4 (Registration No. 333-
      76713).

***** Filed herewith.

    (b) Financial Statement Schedules

   No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and have therefore been omitted.

    (c) Reports, Opinions, and Appraisals

   The following reports, opinions and appraisals are included herein.

     None.

Item 22. Undertakings.

    (a) Regulation S-K, Item 512 Undertakings

     (1) The undersigned registrant hereby undertakes:

       (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change of such information in the registration statement;

         (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

       (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Registration on Form S-4 of Securities Offered for Resale.

       (i) The undersigned hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

       (ii) The registrant undertakes that every prospectus (a) that is filed pursuant to the paragraph immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of new securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (c) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Group Maintenance America Corp. has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 12, 2000.

                                          GROUP MAINTENANCE AMERICA CORP.

                                          By:   /s/ J. Patrick Millinor, Jr.
                                            -----------------------------------
                                                J. Patrick Millinor, Jr.
                                                 Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed below by the following persons in the indicated capacities on January 12, 2000.

                 Signature                                     Title
                 ---------                                     -----

             James P. Norris*               Chairman of the Board; Director
___________________________________________
             James P. Norris


         J. Patrick Millinor, Jr.           Director and Chief Executive Officer
___________________________________________ (principal executive officer)
         J. Patrick Millinor, Jr.


             Darren B. Miller               Executive Vice President and Chief
___________________________________________ Financial Officer (principal
             Darren B. Miller               financial officer)


             Daniel W. Kipp                 Senior Vice President and Chief
___________________________________________ Accounting Officer (principal
             Daniel W. Kipp                 accounting officer)


              Donald L. Luke*               Director, President and Chief
___________________________________________ Operating Officer
              Donald L. Luke


            David L. Henninger*             Director
___________________________________________
            David L. Henninger


          Chester J. Jachimiec*             Director
___________________________________________
           Chester J. Jachimiec

                 Signature                                     Title
                 ---------                                     -----

            Lucian L. Morrison*                           Director
___________________________________________
            Lucian L. Morrison


            Robert Munson III*                            Director
___________________________________________
             Robert Munson III


           Fredric J. Sigmund*                            Director
___________________________________________
            Fredric J. Sigmund


            John M. Sullivan*                             Director
___________________________________________
             John M. Sullivan


             James D. Weaver*                             Director
___________________________________________
              James D. Weaver


             William M. Witz*                             Director
___________________________________________
              William M. Witz


       /s/ Randolph W. Bryant
*By: ________________________________
          Randolph W. Bryant
     (Attorney-in-fact for persons
              indicated)